Form 10-K, Exhibit 13
period 2003-12-31
BCB BANCORP INC
filed 2004-03-26
CIK 1228454

EXHIBIT 13

                        CONSOLIDATED FINANCIAL STATEMENTS

                        BCB BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS
                   (With Independent Auditors' Report Thereon)

                                December 31, 2003

                        BCB BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                   (With Independent Auditors' Report Thereon)
                                December 31, 2003

                      ------------------------------------

                                      INDEX

                                                                                                   Page
                                                                                                   ----
Management Responsibility Statement                                                                  1

Independent Auditors' Report                                                                         2

Consolidated Statements of Financial Condition as of December 31, 2003 and 2002                      3

Consolidated Statements of Operations for Each of the Years in the Three-Year
  Period Ended December 31, 2003                                                                     4

Consolidated Statements of Changes in Stockholders' Equity for Each of the Years
  in the Three-Year Period Ended December 31, 2003                                                   5

Consolidated Statements of Cash Flows for Each of the Years in the Three-Year
  Period Ended December 31, 2003                                                                     6

Notes to Consolidated Financial Statements                                                        7 - 29

All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or the notes thereto.

                     [LETTERHEAD OF BAYONNE COMMUNITY BANK]

February 2, 2004

Management Responsibility Statement

Management of BCB Bancorp, Inc., (the "Company") and subsidiary is responsible for the preparation, integrity and fair representation of the Company's consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America applied on a consistent basis and, accordingly, include the informed judgments and estimates of management.

Management is responsible for establishing and maintaining effective internal control over financial reporting that includes personnel selection, the appropriate division of responsibilities and formal procedures and policies consistent with high standards of accounting and administrative practice. Consideration has been given to the necessary balance between costs of systems of internal control and the benefits derive. The internal control system includes the services of an outsourced internal auditor who reports to the Audit Committee of the Board of Directors.

There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, an effective internal control system can only provide reasonable assurance in regard to financial statement preparation. Additionally, because of changing conditions, the effectiveness of internal controls may vary over time. Management reviews and modifies systems of accounting and internal control in light of such changes in conditions as well as in response to findings and recommendations of both the internal auditor and the independent external auditor. Management believes that the accounting and internal control systems provide reasonable assurance that the consolidated financial statements are reliable.

The Board of Directors, through its Audit Committee comprised of non-management directors, is responsible for determining that management fulfills its responsibilities in the preparation of consolidated financial statements and the control of operations. The Audit Committee appoints and the Board of Directors ratifies the internal auditor and the independent external auditor. The Audit Committee meets with management and the auditors to approve the overall audit scope and related fee arrangements and reviews all audit reports, findings and recommendations.


/s/ Donald Mindiak
---------------------------------------------------
Donald Mindiak
President and Chief Executive Officer


/s/ Thomas Coughlin
---------------------------------------------------
Thomas Coughlin
Chief Operating Officer and Chief Financial Officer


                                                                              1.

                        [LETTERHEAD OF RADICS & CO. LLC]

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Stockholders
BCB Bancorp, Inc. and Subsidiary

We have audited the accompanying consolidated statements of financial condition of BCB Bancorp, Inc. (the "Company") and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of BCB Bancorp, Inc. and Subsidiary at December 31, 2003 and 2002, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


                                                  /s/ Radics & Co., LLC

February 2, 2004


                                                                              2.

                        BCB BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                                     December 31,
                                                                                           ---------------------------------
Assets                                                              Note(s)                    2003                 2002
                                                               ---------------             -------------       -------------
Cash and amounts due from depository institutions                                          $   2,895,594       $   1,232,139
Interest-bearing deposits                                                                      8,890,689           3,911,847
                                                                                           -------------       -------------

      Total cash and cash equivalents                              2 and 16                   11,786,283           5,143,986

Securities held to maturity                                       2, 4 and 16                 90,313,420          50,602,306
Loans receivable                                                  2, 5 and 16                188,785,530         122,084,802
Premises and equipment                                            2, 3 and 6                   5,704,085           2,627,106
Federal Home Loan Bank of New York stock                                                       1,250,000             760,400
Interest receivable                                               2, 7 and 16                  1,855,854           1,130,097
Deferred income taxes                                              2 and 13                      697,212             532,716
Other assets                                                                                     283,864             226,292
                                                                                           -------------       -------------

      Total assets                                                                         $ 300,676,248       $ 183,107,705
                                                                                           =============       =============

Liabilities and stockholders' equity

Liabilities

Deposits                                                           8 and 16                $ 253,650,119       $ 163,519,276
Borrowed money                                                     9 and 16                   25,000,000                  --
Other liabilities                                                                                859,095             816,808
                                                                                           -------------       -------------

      Total liabilities                                                                      279,509,214         164,336,084
                                                                                           -------------       -------------

Commitments and contingencies                                      15 and 16                          --                  --

Stockholders' equity                                         1, 2, 10, 11 and 12

Common stock, $0.10 stated value and $5 par value,
  respectively; 10,000,000 shares authorized; 2,296,984
  shares (2003) and 1,898,057 shares (2002) issued and
  outstanding                                                                                    229,698           9,490,285
Additional paid-in capital                                                                    26,483,975           9,781,972
Accumulated deficit                                                                           (5,546,639)           (500,636)
                                                                                           -------------       -------------

      Total stockholders' equity                                                              21,167,034          18,771,621
                                                                                           -------------       -------------

      Total liabilities and stockholders' equity                                           $ 300,676,248       $ 183,107,705
                                                                                           =============       =============


See notes to consolidated financial statements.


                                                                              3.

                        BCB BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        Year Ended December 31,
                                                                              ---------------------------------------------
                                                               Note(s)           2003             2002              2001
                                                            -----------       -----------      -----------      -----------
Interest income:
      Loans                                                    2 and 5        $10,745,093      $ 6,118,633      $ 1,555,226
      Securities                                                  2             3,299,452        2,949,327        1,295,462
      Other interest-earning assets                                                90,708          272,310        1,206,598
                                                                              -----------      -----------      -----------

            Total interest income                                              14,135,253        9,340,270        4,057,286
                                                                              -----------      -----------      -----------

Interest expense:
      Deposits:                                                   8
            Demand                                                                249,278          230,195          146,211
            Savings and club                                                    3,235,449        2,760,777        1,726,190
            Certificates of deposit                                               807,772          389,370          398,079
                                                                              -----------      -----------      -----------
                                                                                4,292,499        3,380,342        2,270,480

      Borrowed money                                                               43,589               --               --
                                                                              -----------      -----------      -----------

            Total interest expense                                              4,336,088        3,380,342        2,270,480
                                                                              -----------      -----------      -----------

Net interest income                                                             9,799,165        5,959,928        1,786,806
Provision for  loan losses                                     2 and 5            880,000          843,000          382,000
                                                                              -----------      -----------      -----------

Net interest income after provision for loan losses                             8,919,165        5,116,928        1,404,806
                                                                              -----------      -----------      -----------

Non-interest income:
      Fees and service charges                                                    366,958          314,087           95,572
      Gain on sales of loans originated for sale                                   94,460               --               --
      Gain on sales of securities available for sale                                   --            7,500           42,969
      Other                                                                        19,494           14,441           13,014
                                                                              -----------      -----------      -----------

            Total non-interest income                                             480,912          336,028          151,555
                                                                              -----------      -----------      -----------

Non-interest expenses:
      Salaries and employee benefits                              2             2,812,962        1,551,741          990,971
      Occupancy expense of premises                           2, 3 and 6          410,745          246,885          201,049
      Equipment                                                   2               939,861          646,119          373,386
      Advertising                                                                 169,430           78,782           74,216
      Other                                                    2 and 14         1,057,943          748,684          365,281
                                                                              -----------      -----------      -----------

            Total non-interest expenses                                         5,390,941        3,272,211        2,004,903
                                                                              -----------      -----------      -----------

Income (loss) before income tax (benefit)                                       4,009,136        2,180,745         (448,542)
Income tax (benefit)                                           2 and 13         1,613,723          871,655         (172,663)
                                                                              -----------      -----------      -----------

Net income (loss)                                                             $ 2,395,413      $ 1,309,090      $  (275,879)
                                                                              ===========      ===========      ===========

Net income (loss) per common share:                               2
      Basic                                                                   $      1.04      $      0.68      $     (0.23)
                                                                              ===========      ===========      ===========
      Diluted                                                                 $      1.01      $      0.67      $     (0.23)
                                                                              ===========      ===========      ===========

Weighted average number of common shares
  outstanding:                                                    2
      Basic                                                                     2,296,984        1,938,006        1,220,344
                                                                              ===========      ===========      ===========
      Diluted                                                                   2,380,651        1,949,418        1,220,344
                                                                              ===========      ===========      ===========

See notes to consolidated financial statements.


                                                                              4.

                        BCB BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                      Additional        Accumulated
                                   Common Stock     Paid-in Capital        Deficit             Total
                                   ------------     ---------------     ------------       ------------
Balance, December 31, 2000         $  3,804,185       $  3,653,701      $   (253,865)      $  7,204,021

Net sale of common stock              2,013,380          2,361,693                --          4,375,073

Net (loss) for the year ended
  December 31, 2001                          --                 --          (275,879)          (275,879)
                                   ------------       ------------      ------------       ------------

Balance, December 31, 2001            5,817,565          6,015,394          (529,744)        11,303,215

Issuance of stock dividend              581,810            698,172        (1,279,982)                --

Net sale of common stock              3,090,910          3,068,406                --          6,159,316

Net income for the year ended
  December 31, 2002                          --                 --         1,309,090          1,309,090
                                   ------------       ------------      ------------       ------------

Balance, December 31, 2002            9,490,285          9,781,972          (500,636)        18,771,621

Issuance of stock dividends             971,584          6,469,832        (7,441,416)                --

Exchange of Bank stock for
  Company stock                     (10,232,171)        10,232,171                --                 --

Net income for year ended
  December 31, 2003                          --                 --         2,395,413          2,395,413
                                   ------------       ------------      ------------       ------------

Balance, December 31, 2003         $    229,698       $ 26,483,975      $ (5,546,639)      $ 21,167,034
                                   ============       ============      ============       ============

See notes to consolidated financial statements.


                                                                              5.

                        BCB BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   Year Ended December 31,
                                                                     -----------------------------------------------------
                                                                         2003                2002                 2001
                                                                     -------------       -------------       -------------
Cash flows from operating activities:
     Net income (loss)                                               $   2,395,413       $   1,309,090       $    (275,879)
     Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operating activities:
         Depreciation of premises and equipment                            148,292              98,290              86,274
         Amortization (accretion), net                                    (232,307)             44,864              (6,238)
         Provision for loan losses                                         880,000             843,000             382,000
         Deferred income tax (benefit)                                    (164,496)           (136,766)           (172,863)
         Gain on sales of securities available for sale                         --              (7,500)            (42,969)
         Loans originated for sale                                      (8,557,540)                 --                  --
         Proceeds from sales of loans originated for sale                8,652,000                  --                  --
         Gain on sales of loans originated for sale                        (94,460)                 --                  --
         (Increase) in interest receivable                                (725,757)           (619,158)           (505,386)
         (Increase) decrease in other assets                               (57,572)            (56,566)            630,176
         Increase (decrease) in accrued interest payable                    66,034              14,777              (3,947)
         (Decrease) increase in other liabilities                          (23,747)            616,953            (225,366)
                                                                     -------------       -------------       -------------

            Net cash provided by (used in) operating activities          2,285,860           2,106,984            (134,198)
                                                                     -------------       -------------       -------------

Cash flows from investing activities:
     Purchase of securities available for sale                                  --          (1,989,375)         (4,996,094)
     Proceeds from sale of securities available for sale                        --           1,996,875           5,039,063
     Proceeds from calls of securities held to maturity                 20,000,000           2,500,000                  --
     Purchases of securities held to maturity                          (75,947,037)        (25,102,383)        (40,931,313)
     Proceeds from repayments on securities held to maturity            16,282,221          10,576,690           2,368,523
     Proceeds from sales of participation interests in loans             3,480,000           1,599,259                  --
     Purchases of loans                                                 (5,429,854)         (3,093,670)         (5,656,466)
     Net (increase) in loans receivable                                (65,444,865)        (76,519,532)        (38,240,693)
     Additions to premises and equipment                                (3,225,271)         (1,281,188)           (108,019)
     Purchase of Federal Home Loan Bank of New York stock                 (489,600)           (760,400)                 --
                                                                     -------------       -------------       -------------

            Net cash (used in) investing activities                   (110,774,406)        (92,073,724)        (82,524,999)
                                                                     -------------       -------------       -------------

Cash flows from financing activities:
     Net increase in deposits                                           90,130,843          61,783,877          79,817,423
     Proceeds from borrowed money                                       25,000,000                  --                  --
     Net proceeds from sales of common stock                                    --           6,159,316           4,375,073
                                                                     -------------       -------------       -------------

            Net cash provided by financing activities                  115,130,843          67,943,193          84,192,496
                                                                     -------------       -------------       -------------

Net increase (decrease) in cash and cash equivalents                     6,642,297         (22,023,547)          1,533,299
Cash and cash equivalents - beginning                                    5,143,986          27,167,533          25,634,234
                                                                     -------------       -------------       -------------

Cash and cash equivalents - ending                                   $  11,786,283       $   5,143,986       $  27,167,533
                                                                     =============       =============       =============

Supplemental disclosure of cash flow information:
     Cash paid during the year for:
         Income taxes                                                $   2,143,734       $     550,706       $         200
                                                                     =============       =============       =============

         Interest                                                    $   4,270,054       $   3,365,565       $   2,274,427
                                                                     =============       =============       =============

See notes to consolidated financial statements.


                                                                              6.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND STOCK OFFERINGS

After the close of business on April 30, 2003, the Company, a New Jersey corporation, became a bank holding company in accordance with the terms of an Agreement and Plan of Acquisition, dated September 12, 2002 (the "Agreement"), by and between Bayonne Community Bank (the "Bank"), a New Jersey commercial bank, and the Company. Pursuant to the Agreement and N.J.S.A. 17:19A-355, the Company was organized as a wholly owned subsidiary of the Bank and by operation of law the outstanding shares of common stock, par value $5.00 per share, of the Bank became, on a one-for-one basis, common stock, $0.10 stated value, of the Company. The common stock of the Company held by the Bank was cancelled. Accordingly, the Bank became a wholly-owned subsidiary of the Company and the shareholders of the Bank became the shareholders of the Company.

The common stock of the Bank was previously registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Federal Deposit Insurance Corporation. Pursuant to Rule 12(g)(3) promulgated under the Exchange Act, the Company's common stock was deemed automatically registered under the Exchange Act. In addition, the common stock of the Company was substituted for the common stock of the Bank on the Nasdaq Electronic Bulletin Board and trades under the new symbol "BCBP."

The Bank sold 618,182 shares at $10.00 per share and 402,676 shares at $11.00 per share of its common stock through offering circulars dated May 1, 2002 and May 23, 2001, respectively, at various closing dates. Net proceeds of the secondary offerings, after expenses thereof, totalled $6,159,000 and $4,375,000 for the years ended December 31, 2002 and 2001, respectively.

The primary business of the Company is the operation of the Bank. The Bank is a New Jersey commercial bank which, as of December 31, 2003, operates at three locations in Bayonne, New Jersey. The Bank is subject to regulation, supervision, and examination by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of consolidated financial statement presentation

      The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates. A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area.


                                                                              7.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

      Basis of consolidated financial statement presentation (Cont'd.)

      In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

      Cash and cash equivalents

      Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits in other banks having original maturities of three months or less and federal funds sold. Generally, federal funds sold are sold for one day periods.

      Securities available for sale and held to maturity

      Investments in debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income component of retained earnings.

      Premiums and discounts on all securities are amortized/accreted to maturity using the interest method. Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized in the financial statements when earned. Gains or losses on sales are recognized based on the specific identification method.

      Loans receivable

      Loans receivable are carried at unpaid principal balances less net deferred loan origination fees and the allowance for loan losses. Loan origination fees and certain direct loan origination costs are deferred and amortized, as an adjustment of yield, over the contractual lives of the related loans.

      Accrued interest on loans that are contractually delinquent ninety days or more is charged off and the related loans placed on nonaccrual status. Income is subsequently recognized only to the extent that cash payments are received until delinquency status is reduced to less than ninety days, in which case the loan is returned to an accrual status.

      Allowance for loan losses

      The allowance for loan losses is increased through provisions charged to operations and by recoveries, if any, on previously charged-off loans and reduced by charge-offs on loans which are determined to be a loss in accordance with Bank policy.


                                                                              8.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

      The allowance for loan losses is maintained at a level considered adequate to absorb loan losses. Management, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions. The Bank utilizes a two tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potentially impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, and types and value of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, and current economic conditions and management's judgment. Although management believes that adequate specific and general allowances for loan losses are established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may be necessary.

      Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to accrued interest receivable and then to principal. The Bank has not had any loans deemed to be impaired during the three-year period ended December 31, 2003.

      Concentration of risk

      At December 31, 2003 and 2002, interest-bearing deposits include $6,000,000 and $2,000,000, respectively, invested in a money market account with one security broker/dealer organization.

      The Bank's lending activity is concentrated in loans secured by real estate located in the State of New Jersey and contiguous states.

      Premises and equipment

      Land is carried at cost. Buildings, building improvements, leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Significant renovations and additions are charged to the property and equipment account. Maintenance and repairs are charged to expense in the period incurred. Depreciation charges are computed on the straight-line method over the following estimated useful lives of each type of asset.

            Buildings                               40 years
            Building improvements                   7 to 40 years
            Furniture, fixtures and equipment       3 to 40 years
            Leasehold improvements                  Shorter of useful life of term of lease


                                                                              9.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

      Interest-rate risk

      The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with other funds, to make loans secured by real estate and to purchase securities. The potential for interest-rate risk exists as a result of the difference in duration of the Bank's interest-sensitive liabilities compared to its interest-sensitive assets. For this reason, management regularly monitors the maturity structure of the Bank's interest-earning assets and interest-bearing liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

      Income taxes

      The Company and the Bank file a consolidated federal income tax return. Income taxes are allocated to the Company and the Bank based upon their respective income or loss included in the consolidated income tax return. Separate state income tax returns are filed by the Company and the Bank.

      Federal and state income tax expense (benefit) has been provided on the basis of reported income (loss). The amounts reflected on the tax return differs from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes. The tax effect of these temporary differences is accounted for as deferred taxes applicable to future periods. Deferred income tax expense or (benefit) is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not more likely than not to be realized.

      Net income (loss) per common share

      Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. The diluted net income (loss) per common share is computed by adjusting the weighted average number of shares of common stock outstanding to include the effects of outstanding stock options, if dilutive, using the treasury stock method.

      In October 2003, the Company's Board of Directors authorized a 10% stock dividend to stockholders of record on November 3, 2003. Such dividend was distributed on November 17, 2003. The weighted average number of common shares outstanding and the net income (loss) per common share presented in the consolidated statements of operations have been restated to give retroactive effect to the stock dividend.


                                                                             10.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

      Stock-based compensation plans

      The Company, under plans approved by its stockholders in 2003 and 2002, has granted stock options to employees and outside directors. See note 11 for additional information as to option grants. The Company accounts for options granted using the intrinsic value method, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. No compensation expense has been reflected in net income for the options granted as all such grants have an exercise price equal to the market price of the underlying stock at the date of grant. The following table provides information as to net income and earnings per share as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", as amended, to all option grants.

                                                                    Year Ended December 31,
                                                              ---------------------------------
                                                                  2003                 2002
                                                              -------------       -------------
      Net income as reported                                  $   2,395,413       $   1,309,090

      Less: Total stock-based compensation expense,
            net of income taxes, included in reported
            net income                                                   --                  --

      Add:  Total stock-based compensation expense,
            net of income taxes, that would have been
            included in the determination of net income
            if the fair value method had been applied to
            all grants                                             (424,689)            (66,697)
                                                              -------------       -------------

      Pro forma net income                                    $   1,970,724       $   1,242,393
                                                              =============       =============

      Net income per commons share, as reported:
         Basic                                                $        1.04       $        0.68
         Diluted                                                       1.01                0.67
                                                              =============       =============

      Pro forma net income per common share:
         Basic                                                $        0.86       $        0.64
         Diluted                                                       0.83                0.64
                                                              =============       =============

      Comprehensive income

      The Company has had, since inception, no items of other comprehensive income.

      Reclassification

      Certain amounts for prior periods have been reclassified to conform to the current period's presentation.


                                                                             11.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. RELATED PARTY TRANSACTIONS

The Bank leases a property from NEW BAY LLC ("NEW BAY"), a limited liability corporation 100% owned by a majority of the directors and officers of the Bank. In conjunction with the lease, NEW BAY substantially removed the pre-existing structure on the site and constructed a new building suitable to the Bank for its banking operations. Under the terms of the lease, the cost of this project was reimbursed to NEW BAY by the Bank. The amount reimbursed, which occurred during the year 2000, was approximately $943,000, and is included in property and equipment under the caption "Building and improvements". See note 6 to consolidated financial statements.

The original lease term began on November 1, 2000, and concludes on October 31, 2005, and provides for an annual base rent of $108,000 for the first three years and $111,240 for the remaining two years. The Bank has the option to renew the lease for four consecutive five-year periods, subject to a rent escalation clause. In addition, at each renewal date, the Bank has the option to purchase the property from NEW BAY, at the then current fair market value less a credit equal to the lesser of (a) the funds previously reimbursed to NEW BAY, for the new building construction, less any subsequent depreciation, or (b) $750,000. The authority to exercise the purchase option is solely vested in an officer who has no ownership interest in NEW BAY.

On July 1, 2002, the Bank acquired a tract of real estate in the Bergen Point section of the City of Bayonne, New Jersey. The property was purchased for $889,686 from 104 L.L.C., a limited liability corporation 100% owned by a majority of the directors and officers of the Bank. This property is included in land at December 31, 2003, and construction in progress at December 31, 2002. See Note 6 to consolidated financial statements.

4. SECURITIES HELD TO MATURITY

                                                                          December 31, 2003
                                                   --------------------------------------------------------------
                                                                           Gross Unrealized
                                                    Carrying        ----------------------------        Estimated
                                                     Value             Gains           Losses          Fair Value
                                                   -----------      -----------      -----------      -----------
U.S. Government Agencies:
       Due after one year through five years       $ 2,500,000      $    15,625      $        --      $ 2,515,625
       Due after five years through ten years       19,982,238          111,550          285,592       19,808,196
       Due after ten years                          49,500,000          655,829           84,375       50,071,454
                                                   -----------      -----------      -----------      -----------

                                                    71,982,238          783,004          369,967       72,395,275
                                                   -----------      -----------      -----------      -----------

Mortgage-backed securities:
       Due after five years through ten years          856,185           54,825               --          911,010
       Due after ten years                          17,474,997          436,561           20,471       17,891,087
                                                   -----------      -----------      -----------      -----------

                                                    18,331,182          491,386           20,471       18,802,097
                                                   -----------      -----------      -----------      -----------

                                                   $90,313,420      $ 1,274,390      $   390,438      $91,197,372
                                                   ===========      ===========      ===========      ===========


                                                                             12.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. SECURITIES HELD TO MATURITY

                                                                          December 31, 2002
                                                   --------------------------------------------------------------
                                                                           Gross Unrealized
                                                    Carrying        ---------------------------        Estimated
                                                      Value           Gains            Losses          Fair Value
                                                   -----------      -----------      -----------      -----------
U.S. Government Agencies:
       Due after one year through five years       $ 4,496,810      $    19,508      $        --      $ 4,516,318
       Due after ten years                          17,492,694          203,400               --       17,696,094
                                                   -----------      -----------      -----------      -----------

                                                    21,989,504          222,908               --       22,212,412
                                                   -----------      -----------      -----------      -----------
Mortgage-backed securities:
       Due after five years through ten years        1,908,096          112,638               --        2,020,734
       Due after ten years                          26,704,706        1,109,422               --       27,814,128
                                                   -----------      -----------      -----------      -----------

                                                    28,612,802        1,222,060               --       29,834,862
                                                   -----------      -----------      -----------      -----------

                                                   $50,602,306      $ 1,444,968      $        --      $52,047,274
                                                   ===========      ===========      ===========      ===========

There were no sales of securities held to maturity during the years ended December 31, 2003 and 2002. At December 31, 2003, mortgage-backed securities with a carrying value of approximately $1,664,000 and $2,113,000, respectively, were pledged to secure public deposits. See also Note 9 for securities pledged to secure borrowings.


                                                                             13.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. LOANS RECEIVABLE

                                                           December 31,
                                                 -------------------------------
                                                     2003                2002
                                                 ------------       ------------
Real estate mortgage:
       Residential                               $ 33,913,366       $ 25,474,696
       Commercial                                 115,160,296         65,841,573
       Construction                                10,009,008          4,277,676
                                                 ------------       ------------

                                                  159,082,670         95,593,945
                                                 ------------       ------------

Commercial:
       Business loans                               6,108,783          4,228,303
       Lines of credit                              7,938,744          8,705,846
                                                 ------------       ------------

                                                   14,047,527         12,934,149
                                                 ------------       ------------
Consumer:
       Passbook or certificate                        449,702             51,124
       Home equity lines of credit                  2,438,809          1,499,474
       Home equity                                 14,385,288         12,606,855
       Automobile                                     366,489            547,883
       Personal                                        98,569             84,701
                                                 ------------       ------------

                                                   17,738,857         14,790,037
                                                 ------------       ------------

Deposit overdrafts                                    268,619            117,090
                                                 ------------       ------------

            Total loans                           191,137,673        123,435,221
                                                 ------------       ------------

Less:  Deferred loan fees, net                        238,855            117,131
       Allowance for loan losses                    2,113,288          1,233,288
                                                 ------------       ------------

                                                    2,352,143          1,350,419
                                                 ------------       ------------

                                                 $188,785,530       $122,084,802
                                                 ============       ============

At December 31, 2003 and 2002, loans serviced by the Bank for the benefit of others, which consist of participation interests in loans originated by the Bank, totalled approximately $5,020,000 and $1,575,000, respectively.


                                                                             14.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. LOANS RECEIVABLE (Cont'd.)

The Bank grants loans to its officers and directors and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The activity with respect to loans to directors, officers and associates of such persons, is as follows:

                                                                 Year Ended December 31,
                                                                 -----------------------
                                                                   2003           2002
                                                                 --------       --------
                                                                     (In Thousands)
      Balance - beginning                                        $  9,078       $  3,892
      Loans originated                                             14,997          7,165
      Collections of principal                                    (16,257)        (1,750)
      Loans from person no longer associated                           --           (229)
                                                                 --------       --------

      Balance - ending                                           $  7,818       $  9,078
                                                                 ========       ========

The following is an analysis of the allowance for loan losses:

                                                       Year Ended December 31,
                                            --------------------------------------------
                                               2003             2002             2001
                                            -----------      -----------     -----------
      Balance - beginning                   $ 1,233,288      $   412,000     $    30,000
      Provision charged  to operations          880,000          843,000         382,000
      Loans charged off                              --          (21,712)             --
                                            -----------      -----------     -----------
      Balance - ending                      $ 2,113,288      $ 1,233,288     $   412,000
                                            ===========      ===========     ===========

At both December 31, 2003 and 2002, nonaccrual loans for which the accrual of interest had been discontinued totalled approximately $67,000. Had these loans been performing in accordance with their original terms, the interest income recognized for both the years ended December 31, 2003 and 2002 would have been approximately $6,000. Interest income recognized on such loans was approximately $ -0- and $2,000, respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on a nonaccrual status. There were no nonaccrual loans at December 31, 2001.


                                                                             15.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. PREMISES AND EQUIPMENT

                                                          December 31,
                                                  ------------------------------
                                                     2003               2002
                                                  -----------       -----------
Land                                              $   890,236       $        --
Buildings and improvements                          3,426,338         1,105,446
Leasehold improvements                                331,654                --
Furniture, fixtures and equipment                   1,401,464           494,007
Construction in progress                                   --         1,224,968
                                                  -----------       -----------

                                                    6,049,692         2,824,421

Accumulated depreciaiton and amrotiation             (345,607)         (197,315)
                                                  -----------       -----------

                                                  $ 5,704,085       $ 2,627,106
                                                  ===========       ===========

Buildings and improvements includes a building constructed on property leased from a related party. Construction in progress includes land purchased from a related party. See note 3 to consolidated financial statements.

Rental expenses related to the occupancy of premises totalled $170,000, $113,000 and $108,000 for the years ended December 31, 2003, 2002 and 2001, respectively. The minimum obligation under lease agreements for each of the years ended December 31 is as follows:

               Year                    Amount
            ---------                --------
            2004                     $170,000
            2005                      156,000
            2006                       64,000
            2007                       62,000
                                     --------
                                     $452,000
                                     ========

7.    INTEREST RECEIVABLE

                                                             December 31,
                                                      --------------------------
                                                         2003            2002
                                                      ----------      ----------

            Loans                                     $  890,420      $  575,952
            Securities                                   962,827         554,145
            Other                                          2,607              --
                                                      ----------      ----------

                                                      $1,855,854      $1,130,097
                                                      ==========      ==========


                                                                             16.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. DEPOSITS

                                                            December 31,
                                                 -------------------------------
                                                     2003                2002
                                                 ------------       ------------

      Demand:
          Non-interest bearing                   $ 16,626,235       $ 14,006,528
          NOW                                      17,201,365         10,656,061
          Money Market                              2,162,685          2,546,234
                                                 ------------       ------------

                                                   35,990,285         27,208,823

      Savings and club                            162,832,122        116,328,441
      Certificates of deposit                      54,827,712         19,982,012
                                                 ------------       ------------

                                                 $253,650,119       $163,519,276
                                                 ============       ============

At December 31, 2003 and 2002, certificates of deposit of $100,000 or more totalled approximately $16,330,000 and $4,397,000, respectively.

The scheduled maturities of certificates of deposit were as follows:

                                                             December 31,
                                                    ----------------------------
                                                        2003            2002
                                                    -----------      -----------

        One year or less                            $41,455,558      $16,940,811
        After one year to three years                11,604,529        2,773,802
        After three years                             1,767,625          267,399
                                                    -----------      -----------

                                                    $54,827,712      $19,982,012
                                                    ===========      ===========

9. BORROWED MONEY

Borrowed money at December 31, 2003, consists of the following:

           Lender                   Maturity         Interest Rate      Amount
           ------                   --------         -------------      ------
       Federal Home Loan Bank
        of New York             November 19, 2004        1.48%      $ 25,000,000
                                                                    ============

At December 31, 2003, securities held to maturity with a carrying value of approximately $32,494,000 were pledged to secure the above noted borrowing. There were no borrowings outstanding at December 31, 2002.


                                                                             17.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures, established by regulation to ensure capital adequacy, require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital, (as defined in the regulations), to risk-weighted assets, (as defined), and of Tier 1 capital to total assets, (as defined).

As a newly formed State chartered institution, the Bank was initially required to maintain a ratio of Tier 1 capital to total assets of not less than ten percent for a period of five years. The Bank subsequently requested and received, from the State of New Jersey Department of Banking and Insurance, a waiver reducing the Tier 1 capital to total assets requirement to 8% at December 31, 2002. During 2003, the requirement to maintain additional capital was removed. The following table presents information as to the Bank's capital levels.

                                                                                            To Be Well
                                                                                         Capitalized Under
                                                                 Minimum Capital         Prompt Corrective
                                             Actual                Requirements          Actions Provisions
                                       --------------------------------------------------------------------
                                       Amount      Ratio        Amount      Ratio       Amount        Ratio
                                       ------      -----        ------      -----       ------        -----
                                                             (Dollars in Thousands)
December 31, 2003

Total Capital
  (to risk-weighted assets)           $23,230      11.51%      $16,142       8.00%      $20,178      10.00%

Tier 1 Capital
  (to risk-weighted assets)            21,117      10.47%           --         --        12,107       6.00%

Tier 1 Capital
  (to adjusted total assets)           21,117       7.02%       12,028       4.00%       15,034       5.00%

December 31, 2002

Total Capital
  (to risk-weighted assets)           $20,005      15.99%      $10,008       8.00%      $12,510      10.00%

Tier 1 Capital
  (to risk-weighted assets)            18,772      15.01%           --         --         7,504       6.00%

Tier 1 Capital
  (to adjusted total assets)           18,772      10.25%       14,651       8.00%        9,157       5.00%


                                                                             18.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. BENEFITS PLAN

Stock Options

Stock options granted under stockholder approved stock option plans may be either options that qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options. Options granted will vest and will be exercisable on a cumulative basis in equal installments at the rate of 20% per year commencing on the date of grant and continuing through the next four anniversary dates. Vested options may be exercised up to ten years from the date of grant. All options granted will be exercisable in the event the optionee terminates his employment due to death or disability. A summary of stock option activity follows:

                                     Number of          Range of       Weighted Average
                                   Option Shares     Exercise Price     Exercise Price
                                   -------------     --------------    ----------------
      December 31, 2001                     --       $           --         $     --

           Options granted             153,906                 8.26             8.26
           Options exercised                --                   --               --
                                     ---------

      December 31, 2002                153,906                 8.26             8.26

           Options granted             207,285          14.59-14.77            14.59
           Options exercised                --                   --               --
                                     ---------

      December 31, 2003                361,191           8.26-14.77            11.90
                                     =========

      Exercisable at:

           December 31, 2003           103,019           8.26-14.77            10.81
           December 31, 2002            30,781                 8.26             8.26

At December 31, 2003, the stock options outstanding had a weighted-average remaining contractual life of 9.2 years. At December 31, 2003 and 2002, stock options for up to 23,377 and 960 shares, respectively, of common stock were available for future grants. No options were forfeited during 2003 and 2002.

The Company, as permitted by Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, recognizes compensation cost for stock options granted based on the intrinsic value method instead of the fair value based method. The grant-date fair values of the stock options granted during 2003 and 2002, which have exercise prices equal to the market price of the common stock at the grant date, were estimated using the Black-Scholes option-pricing model. Such fair value and the assumptions used for estimating fair value are as follows:


                                                                             19.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. BENEFITS PLAN (Cont'd.

Stock Options  (Cont'd.)

                                                         Year Ended December 31,
                                                        ------------------------
                                                          2003            2002
                                                        ---------      ---------
            Grant-date fair value per share                $ 9.72         $ 2.36
            Expected common stock dividend yield            0.00%          0.00%
            Expected option life                        7.0 years      6.5 years
            Risk-free interest rate                         4.05%          4.18%
            Volatility                                     56.20%           None

12. DIVIDEND RESTRICTIONS

Payment of cash dividends is conditioned on earnings, financial condition, cash needs, the discretion of the Board of Directors, and compliance with regulatory requirements. State and Federal law and regulations impose substantial limitations on the Bank's ability to pay dividends to the Company. Under New Jersey law, the Bank is permitted to declare dividends on its common stock only if, after payment of the dividend, the capital stock of the Bank will be unimpaired and either the Bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce the Bank's surplus. Current regulatory policies impose more stringent capital requirements on new banks for their first five years of operations than are imposed on more established banks. Such policies also have the effect of restricting dividends. For example, under the regulatory policies of the New Jersey Department of Banking and Insurance, a new bank such as the Bank may not pay cash dividends until such time as it becomes profitable and has earned back its initial capital deficit.

13. INCOME TAXES

The components of income tax expense (benefit) are summarized as follows:

                                               Year Ended December 31,
                                     ------------------------------------------
                                        2003             2002           2001
                                     -----------     -----------    -----------
Current income tax expense:
       Federal                       $ 1,341,752     $   752,813    $        --
       State                             436,467         255,608            200
                                     -----------     -----------    -----------

                                       1,778,219       1,008,421            200
                                     -----------     -----------    -----------
Deferred income tax (benefit):
       Federal                           (96,921)        (78,513)      (132,852)
       State                             (67,575)        (58,253)       (40,011)
                                     -----------     -----------    -----------

                                        (164,496)       (136,766)      (172,863)
                                     -----------     -----------    -----------

                                     $ 1,613,723     $   871,655    $  (172,663)
                                     ===========     ===========    ===========


                                      20.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. INCOME TAXES (Cont'd.)

The tax effects of existing temporary difference that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

                                                               December 31,
                                                       ----------------------------
                                                          2003              2002
                                                       -----------      -----------
Deferred income tax assets

Allowance for loan losses                              $   844,047      $   492,575
Net operating loss carryforward                             21,894           21,894
Organization expense                                        41,164           63,616
Other                                                        3,351           11,278
                                                       -----------      -----------

                                                           910,456          589,363
                                                       -----------      -----------
Deferred income tax liabilities

Depreciation                                               211,011           48,732
Other                                                        2,233            7,915
                                                       -----------      -----------

                                                           213,244           56,647
                                                       -----------      -----------

Net deferred tax asset                                 $   697,212      $   532,716
                                                       ===========      ===========

The following table presents a reconciliation between the reported income tax expense (benefit) and the income tax expense (benefit) which would be computed, by applying the normal federal income tax rate of 34%, to income (loss) before income tax expense (benefit):

                                                                        Year Ended December 31,
                                                            -------------------------------------------
                                                               2003            2002              2001
                                                            ----------      ----------       ----------
Federal income tax expense (benefit) at statutory rate      $1,363,106      $  741,453       $ (152,504)
Increases (reductions) in income taxes resulting from:
       State income tax,
         net of federal income tax effect                      243,469         130,254          (26,275)
       Other items, net                                          7,148             (52)           6,116
                                                            ----------      ----------       ----------

Effective income tax (benefit)                              $1,613,723      $  871,655       $ (172,663)
                                                            ==========      ==========       ==========

At December 31, 2003, the Bank has a net operating loss carryforward of approximately $369,000 expiring in the year 2008 for State income tax purposes.


                                                                             21.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. OTHER EXPENSES

The following is an analysis of other expenses:

                                               Year Ended December 31,
                                    ------------------------------------------
                                       2003            2002             2001
                                    ----------      ----------      ----------

Directors' fees                     $  263,100      $  134,150      $       --
Stationery, forms and printing         172,575         116,249          57,493
Professional fees                      216,260         198,980          84,450
Check printing                          41,250          25,871          47,836
Correspondent bank fees                 67,881          55,130          39,316
Telephone and communications            58,372          31,546          22,180
Other                                  238,505         186,758         114,006
                                    ----------      ----------      ----------

                                    $1,057,943      $  748,684      $  365,281
                                    ==========      ==========      ==========

15. COMMITMENTS AND CONTINGENCIES

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit. The Bank's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Outstanding loan related commitments were as follows (in thousands):

                                                             December 31,
                                                      --------------------------
                                                         2003            2002
                                                      ----------      ----------

      Loan origination                                $   16,282      $   15,037
      Construction loans in process                        9,492           3,362
      Unused lines of credit                               7,379           3,601
                                                      ----------      ----------

                                                      $   33,153      $   22,000
                                                      ==========      ==========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but primarily includes residential real estate properties.


                                                                             22.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. COMMITMENTS AND CONTINGENCIES (Cont'd.)

The Company and the Bank also have, in the normal course of business, commitments for services and supplies. Management does not anticipate losses on any of these transactions.

The Company and the Bank, from time to time, may be party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the financial statements. As of December 31, 2003, the Company and the Bank were not parties to any material litigation.

16. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Significant estimations were used for the purposes of this disclosure. Estimated fair values have been determined using the best available data and estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate their recorded book balances. The estimation methodologies used and the estimated fair values and carrying values of financial instruments are set forth below:

      Cash and cash equivalents and interest receivable

      The carrying amounts for cash and cash equivalents and interest and dividends receivable approximate fair value.

      Securities

      The fair values for securities, both available for sale and held to maturity, are based on quoted market prices or dealer prices, if available. If quoted market prices or dealer prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities.

      Loans

      The fair value of loans is estimated by discounting future cash flows, using the current rates at which similar loans with similar remaining maturities would be made to borrowers with similar credit ratings.


                                                                             23.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd.)

      Deposits

      For demand, savings and club accounts, fair value is the carrying amount reported in the financial statements. For certificates of deposit, fair value is estimated by discounting future cash flows, using rates currently offered for deposits of similar remaining maturities.

      Borrowed money

      The fair value of borrowed money is estimated by discounting future cash flows using rates currently available for liabilities of similar remaining maturities.

      Commitments to extend credit

      The fair value of credit commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The carrying values and estimated fair values of financial instruments are as follows (in thousands):

                                                                           December 31,
                                                       ---------------------------------------------------
                                                               2003                        2002
                                                       -----------------------     -----------------------
                                                       Carrying     Estimated      Carrying      Estimated
                                                        Value       Fair Value       Value      Fair Value
                                                       --------     ----------     --------     ----------
      Financial assets

      Cash and cash equivalents                        $ 11,786      $ 11,786      $  5,144      $  5,144
      Securities held to maturity                        90,313        91,197        50,602        52,047
      Loans receivable                                  188,786       190,575       122,085       123,282
      Interest receivable                                 1,856         1,856         1,130         1,130

      Financial liabilities

      Deposits                                          253,650       254,207       163,519       163,621
      Borrowed money                                     25,000        24,987            --            --

      Commitments

      Loan origination                                   16,286        16,282        15,037        15,037
      Unused lines of credit and loans in process        16,871        16,871         6,963         6,963


                                                                             24.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd.)

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

In addition, fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business, and exclude the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment, real estate owned and advance payments by borrowers for taxes and insurance. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.


                                                                             25.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. PARENT ONLY FINANCIAL INFORMATION

                        STATEMENT OF FINANCIAL CONDITION

                                                                   December 31,
                                                                       2003
                                                                   ------------

Assets:
        Cash and due from banks                                    $     50,000
        Investment in subsidiary                                     21,117,034
                                                                   ------------

                 Total assets                                      $ 21,167,034
                                                                   ------------

Liabilities                                                        $         --
                                                                   ------------

Stockholders' equity:
        Common stock                                                    229,698
        Additional paid-in capital                                   26,483,975
        Accumulated deficit                                          (5,546,639)
                                                                   ------------

                                                                     21,167,034
                                                                   ------------

Total liabilities and stockholders' equity                         $ 21,167,034
                                                                   ============


                                                                             26.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. PARENT ONLY FINANCIAL INFORMATION (Cont'd.)

                               STATEMENT OF INCOME

                                                                   Year Ended
                                                               December 31, 2003
                                                               -----------------

Dividend form subsidiary                                           $   50,000
                                                                   ----------

               Total income                                            50,000

Non-interest expenses                                                      --
                                                                   ----------

Income before income tax and equity in
  undistributed earnings of subsidiary                                 50,000

Income tax                                                                 --
                                                                   ----------

Income before equity in undistributed
 earnings of subsidiary                                                50,000

Equity in undistributed earnings of subsidiary                      1,582,817
                                                                   ----------

Net income                                                         $1,632,817
                                                                   ==========


                                                                             27.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. PARENT ONLY FINANCIAL INFORMATION (Cont'd.)

                             STATEMENT OF CASH FLOWS

                                                                   Year Ended
                                                               December 31, 2003
                                                               -----------------

Cash flows from operating activities:
   Net income                                                     $ 1,632,817
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Equity in undistributed earnings of subsidiaries            (1,582,817)
                                                                  -----------

          Net cash provided by operating activities                    50,000

Cash and cash equivalents - beginning                                      --
                                                                  -----------

Cash and cash equivalents - ending                                $    50,000
                                                                  ===========


                                                                             28.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                        Quarter Ended
                                      ----------------------------------------------------
                                      March 31,     June 30,   September 30,  December 31,
                                        2003          2003         2003          2003
                                      ---------     --------   -------------  ------------
                                         (In thousands, except for per share amounts)
Total interest income                 $  3,070      $  3,351      $  3,586      $  4,128
Total interest expense                     936         1,012         1,102         1,286
                                      --------      --------      --------      --------

Net interest income                      2,134         2,339         2,484         2,842

Provision for loan losses                  225           225           210           220
Non-interest income                         88            88           133           172
Non-interest expenses                    1,048         1,249         1,415         1,679
Income taxes                               376           381           396           461
                                      --------      --------      --------      --------

Net income                            $    573      $    572      $    596      $    654
                                      ========      ========      ========      ========
Net income per common share:
    Basic                             $   0.25      $   0.25      $   0.26      $   0.28
    Diluted                               0.24          0.24          0.25          0.27
                                      ========      ========      ========      ========

Weighted average number of
 common shares outstanding:
    Basic                                2,297         2,297         2,297         2,297
    Diluted                              2,371         2,362         2,365         2,425

                                                        Quarter Ended
                                      ----------------------------------------------------
                                      March 31,     June 30,   September 30,  December 31,
                                        2002          2002         2002          2002
                                      ---------     --------   -------------  ------------
                                          (In thousands, except for per share amounts)
Total interest income                 $  1,816      $  2,211      $  2,519      $  2,794
Total interest expense                     726           831           892           931
                                      --------      --------      --------      --------

Net interest income                      1,090         1,380         1,627         1,863

Provision for loan losses                  138           195           255           255
Non-interest income                         49            66            73           148
Non-interest expenses                      710           778           814           970
Income taxes                               107           199           251           315
                                      --------      --------      --------      --------

Net income                            $    184      $    274      $    380      $    471
                                      ========      ========      ========      ========
Net income per common share:
    Basic                             $   0.12      $   0.17      $   0.17      $   0.21
    Diluted                               0.12          0.17          0.17          0.20
                                      ========      ========      ========      ========

Weighted average number of
 common shares outstanding:
    Basic                                1,549         1,640         2,265         2,297
    Diluted                              1,549         1,640         2,273         2,336


                                                                             29.