Form 10-K/A, Exhibit 13
period 2004-12-31
BCB BANCORP INC
filed 2005-03-16
CIK 1228454

EXHIBIT 13

                        BCB BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS
           (With Report of Registered Public Accounting Firm Thereon)

                                December 31, 2004

                        BCB BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
           (With Report of Registered Public Accounting Firm Thereon)
                                December 31, 2004
           ----------------------------------------------------------

                                      INDEX
                                      -----

                                                                                        Page
                                                                                      ---------
Management Responsibility Statement                                                      1

Report of Independent Registered Public Accounting Firm                                  2

Consolidated Statements of Financial Condition as of December 31, 2004 and 2003          3

Consolidated Statements of Income for Each of the Years in the Three-Year
  Period Ended December 31, 2004                                                         4

Consolidated Statements of Changes in Stockholders' Equity for Each of the Years
  in the Three-Year Period Ended December 31, 2004                                       5

Consolidated Statements of Cash Flows for Each of the Years in the Three-Year
  Period Ended December 31, 2004                                                         6

Notes to Consolidated Financial Statements                                             7 - 30

All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or the notes thereto.

                                                          BCB
                                                          BAYONNE COMMUNITY BANK
                                                                    860 BROADWAY
January 28, 2005                                             BAYONNE, N.J. 07002
                                                                    201-823-0700
                                                                FAX 201-339-5602

                      Management Responsibility Statement         DONALD MINDIAK
                      -----------------------------------        President & CEO

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

There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention of overriding of controls. Accordingly, an effective internal control system can only provide reasonable assurance in regard to financial statement preparation. Additionally, because of changing conditions, the effectiveness of internal controls may vary over time. Management reviews and modifies systems of accounting and internal control in light of such changes in conditions as well as in response to findings and recommendations of both the internal auditor and the independent external auditor. Management believes that the accounting and internal control systems provide reasonable assurance that the consolidated financial statements are reliable.

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

/s/ Donald Mindiak
-------------------------------------
Donald Mindiak
President and Chief Executive Officer

/s/ Thomas Coughlin
-------------------------------------
Thomas Coughlin
Chief Operating Officer and Chief Financial Officer


                                                                              1.

                               Radics & CO., LLC
--------------------------------------------------------------------------------
                  Certified public Accountants and Consultants

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

To The Board of Directors and Stockholders
BCB Bancorp, Inc. and Subsidiary

We have audited the accompanying consolidated statements of financial condition of BCB Bancorp, Inc. (the "Company") and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of BCB Bancorp, Inc. and Subsidiary at December 31, 2004 and 2003, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Radics & Co., LLC

Pine Brook, New Jersey
January 28, 2005

     55 US Highwasy 46 East, Post Office Box 676, Pine Brook, NJ 07058-0676
                    Voice: 973-575-9696   Fax: 973-575-9695
                            Internet: www.radics.com


                                                                              2.

                        BCB BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                                                                                     December 31,
                                                                                              -------------------------
                                                                         Note(s)                 2004           2003
                                                                      -----------             ---------       ---------
Assets                                                                                              (In Thousands)
------
Cash and amounts due from depository institutions                                             $   2,353       $   2,895
Interest-bearing deposits                                                                         2,181           8,891
                                                                                              ---------       ---------

     Total cash and cash equivalents                                    2 and 16                  4,534          11,786

Securities held to maturity                                            2, 4 and 16              117,036          90,313
Loans receivable                                                       2, 5 and 16              246,380         188,786
Premises and equipment                                                 2, 3 and 6                 5,679           5,704
Federal Home Loan Bank of New York stock                                                            944           1,250
Interest receivable                                                    2, 7 and 16                2,329           1,856
Deferred income taxes                                                   2 and 13                    772             697
Other assets                                                                                        615             284
                                                                                              ---------       ---------

     Total assets                                                                             $ 378,289       $ 300,676
                                                                                              =========       =========

Liabilities and stockholders' equity
------------------------------------

Liabilities
-----------

Deposits                                                                8 and 16              $ 337,243       $ 253,650
Borrowed money                                                          9 and 16                 14,124          25,000
Other liabilities                                                                                   886             859
                                                                                              ---------       ---------

     Total liabilities                                                                          352,253         279,509
                                                                                              ---------       ---------

Commitments and contingencies                                           15 and 16                    --              --

Stockholders' equity                                                1, 2, 10, 11 and 12
--------------------

Common stock, $0.08 (2004) and $0.10 (2003) stated
  value; 10,000,000 shares authorized
  2,993,538 shares (2004) and 2,296,984 shares
  (2003) issued and outstanding                                                                     239             230
Additional paid-in capital                                                                       27,725          26,484
Accumulated deficit                                                                              (1,928)         (5,547)
                                                                                              ---------       ---------

     Total stockholders' equity                                                                  26,036          21,167
                                                                                              ---------       ---------

     Total liabilities and stockholders' equity                                               $ 378,289       $ 300,676
                                                                                              =========       =========

See notes to consolidated financial statements.


                                                                              3.

                        BCB BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------

                                                                                        Year Ended December 31,
                                                                                ----------------------------------------
                                                            Note(s)               2004            2003            2002
                                                         -----------            ---------       ---------      ---------
                                                                                (In Thousands, Except Per Share Amounts)
Interest income:
      Loans                                                 2 and 5             $  14,784       $  10,745      $   6,119
      Securities                                               2                    5,757           3,299          2,949
      Other interest-earning assets                                                   159              91            272
                                                                                ---------       ---------      ---------

          Total interest income                                                    20,700          14,135          9,340
                                                                                ---------       ---------      ---------

Interest expense:
      Deposits:                                                8
          Demand                                                                      351             249            230
          Savings and club                                                          3,981           3,235          2,761
          Certificates of deposit                                                   2,153             808            389
                                                                                ---------       ---------      ---------

                                                                                    6,485           4,292          3,380

      Borrowed money                                                                  460              44             --
                                                                                ---------       ---------      ---------

          Total interest expense                                                    6,945           4,336          3,380
                                                                                ---------       ---------      ---------

Net interest income                                                                13,755           9,799          5,960
Provision for  loan losses                                  2 and 5                   690             880            843
                                                                                ---------       ---------      ---------

Net interest income after provision for loan losses                                13,065           8,919          5,117
                                                                                ---------       ---------      ---------

Non-interest income:
      Fees and service charges                                                        517             367            314
      Gain on sales of loans originated for sale                                      136              94             --
      Loss on sale of non-performing loans                                            (56)             --             --
      Gain on sales of securities available for sale                                   --              --              8
      Other                                                                            26              19             14
                                                                                ---------       ---------      ---------

          Total non-interest income                                                   623             480            336
                                                                                ---------       ---------      ---------

Non-interest expenses:
      Salaries and employee benefits                           2                    3,976           2,813          1,552
      Occupancy expense of premises                       2, 3 and 6                  655             411            247
      Equipment                                                2                    1,428             940            646
      Advertising                                                                     161             169             79
      Other                                                2 and 14                 1,441           1,057            748
                                                                                ---------       ---------      ---------

          Total non-interest expenses                                               7,661           5,390          3,272
                                                                                ---------       ---------      ---------

Income before income taxes                                                          6,027           4,009          2,181
Income taxes                                               2 and 13                 2,408           1,614            872
                                                                                ---------       ---------      ---------

Net income                                                                      $   3,619       $   2,395      $   1,309
                                                                                =========       =========      =========

Net income per common share:                                   2
      Basic                                                                     $    1.22       $    0.83      $    0.54
                                                                                =========       =========      =========
      Diluted                                                                   $    1.17       $    0.80      $    0.54
                                                                                =========       =========      =========

Weighted average number of common shares
  outstanding:                                                 2
      Basic                                                                         2,970           2,871          2,423
                                                                                =========       =========      =========
      Diluted                                                                       3,102           2,976          2,437
                                                                                =========       =========      =========

See notes to consolidated financial statements.


                                                                              4.

                        BCB BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
           ----------------------------------------------------------

                                                       Additional         Accumulated
                                     Common Stock    Paid-in Capital        Deficit              Total
                                     ------------    ---------------      -----------         ----------
                                                             (In Thousands)
Balance, December 31, 2001            $    5,818       $    6,015         $     (530)         $   11,303

Issuance of stock dividend                   581              698             (1,279)                 --

Net sale of common stock                   3,091            3,069                 --               6,160

Net income for the year ended
  December 31, 2002                           --               --              1,309               1,309
                                      ----------       ----------         ----------          ----------

Balance, December 31, 2002                 9,490            9,782               (500)             18,772

Issuance of stock dividends                  972            6,470             (7,442)                 --

Exchange of Bank stock for
  Company stock                          (10,232)          10,232                 --                  --

Net income for year ended
  December 31, 2003                           --               --              2,395               2,395
                                      ----------       ----------         ----------          ----------

Balance, December 31, 2003                   230           26,484             (5,547)             21,167

Exercise of stock options                      9            1,062                 --               1,071

Tax benefit from exercise of
  stock options                               --              179                 --                 179

Net income for the year ended
  December 31, 2004                           --               --              3,619               3,619
                                      ----------       ----------         ----------          ----------

Balance, December 31, 2004            $      239       $   27,725         $   (1,928)         $   26,036
                                      ==========       ==========         ==========          ==========

See notes to consolidated financial statements.


                                                                              5.

                        BCB BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                          Year Ended December 31,
                                                                  -----------------------------------------
                                                                     2004            2003            2002
                                                                  ---------       ---------       ---------
                                                                               (In Thousands)
Cash flows from operating activities:
     Net income                                                   $   3,619       $   2,395       $   1,309
     Adjustments to reconcile net income to net cash
       provided by operating activities:
        Depreciation of premises and equipment                          342             148              98
        Amortization (accretion), net                                  (369)           (232)             45
        Provision for loan losses                                       690             880             843
        Deferred income tax (benefit)                                   (74)           (164)           (137)
        Gain on sales of securities available for sale                   --              --              (8)
        Loans originated for sale                                   (12,031)         (8,558)             --
        Proceeds from sales of loans originated for sale             12,167           8,652              --
        Gain on sales of loans originated for sale                     (136)            (94)             --
        Loss on sale of nonperforming loans                              56              --              --
        (Increase) in interest receivable                              (473)           (726)           (619)
        (Increase) in other assets                                     (152)            (58)            (56)
        Increase in accrued interest payable                             81              66              15
        (Decrease) increase in other liabilities                        (55)            (24)            616
                                                                  ---------       ---------       ---------

           Net cash provided by operating activities                  3,665           2,285           2,106
                                                                  ---------       ---------       ---------

Cash flows from investing activities:
     Purchase of securities available for sale                           --              --          (1,989)
     Proceeds from sale of securities available for sale                 --              --           1,997
     Proceeds from calls of securities held to maturity              42,000          20,000           2,500
     Purchases of securities held to maturity                       (75,823)        (75,947)        (25,102)
     Proceeds from repayments on securities held to maturity          7,112          16,282          10,577
     Proceeds from sales of participation interests in loans          1,747           3,480           1,599
     Proceeds from sale of nonperforming loans                        1,072              --              --
     Purchases of loans                                             (12,739)         (5,430)         (3,094)
     Net (increase) in loans receivable                             (48,063)        (65,444)        (76,520)
     Additions to premises and equipment                               (317)         (3,225)         (1,281)
     Redemption (purchase) of Federal Home Loan Bank of
       New York stock                                                   306            (490)           (760)
                                                                  ---------       ---------       ---------

           Net cash (used in) investing activities                  (84,705)       (110,774)        (92,073)
                                                                  ---------       ---------       ---------

Cash flows from financing activities:
     Net increase in deposits                                        83,593          90,131          61,784
     Proceeds of long-term debt                                       4,124              --              --
     Net change in short-term borrowings                            (15,000)         25,000              --
     Net proceeds from sales of common stock                          1,071              --           6,160
                                                                  ---------       ---------       ---------

           Net cash provided by financing activities                 73,788         115,131          67,944
                                                                  ---------       ---------       ---------

Net (decrease) increase in cash and cash equivalents                 (7,252)          6,642         (22,023)
Cash and cash equivalents - beginning                                11,786           5,144          27,167
                                                                  ---------       ---------       ---------

Cash and cash equivalents - ending                                $   4,534       $  11,786       $   5,144
                                                                  =========       =========       =========

Supplemental disclosure of cash flow information:
     Cash paid during the year for:
        Income taxes                                              $   2,606       $   2,144       $     551
                                                                  =========       =========       =========

        Interest                                                  $   6,863       $   4,270       $   3,365
                                                                  =========       =========       =========

See notes to consolidated financial statements.


                                                                              6.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

1. ORGANIZATION AND STOCK OFFERINGS
-----------------------------------

After the close of business on April 30, 2003, the Company, a New Jersey corporation, became a bank holding company in accordance with the terms of an Agreement and Plan of Acquisition, dated September 12, 2002 (the "Agreement"), by and between Bayonne Community Bank (the "Bank"), a New Jersey commercial bank, and the Company. Pursuant to the Agreement and N.J.S.A. 17:19A-355, the Company was organized as a wholly owned subsidiary of the Bank and by operation of law the outstanding shares of common stock of the Bank became, on a one-for-one basis, common stock of the Company. The common stock of the Company held by the Bank was cancelled. Accordingly, the Bank became a wholly-owned subsidiary of the Company and the shareholders of the Bank became the shareholders of the Company.

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

The Bank sold 618,182 shares at $10.00 per share of its common stock through an offering circular dated May 1, 2002, at various closing dates. Net proceeds of the secondary offering, after expenses thereof, totalled $6,159,000.

The primary business of the Company is the operation of the Bank. The Bank is a New Jersey commercial bank which, as of December 31, 2004, operates at three locations in Bayonne, New Jersey. The Bank is subject to regulation, supervision, and examination by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------

      Basis of consolidated financial statement presentation
      ------------------------------------------------------

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


                                                                              7.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-------------------------------------------------------

      Basis of consolidated financial statement presentation (Cont'd.)
      ----------------------------------------------------------------

      In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

      Cash and cash equivalents
      -------------------------

      Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other banks having original maturities of three months or less.

      Securities available for sale and held to maturity
      --------------------------------------------------

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

      Loans receivable
      ----------------

      Loans receivable is carried at unpaid principal balances less net deferred loan origination fees and the allowance for loan losses. Loan origination fees and certain direct loan origination costs are deferred and amortized, as an adjustment of yield, over the contractual lives of the related loans.

      Accrued interest on loans that are contractually delinquent ninety days or more is charged off and the related loans placed on nonaccrual status. Income is subsequently recognized only to the extent that cash payments are received until delinquency status is reduced to less than ninety days, in which case the loan is returned to an accrual status.

      Allowance for loan losses
      -------------------------

      The allowance for loan losses is increased through provisions charged to operations and by recoveries, if any, on previously charged-off loans and reduced by charge-offs on loans which are determined to be a loss in accordance with Bank policy.


                                                                              8.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-------------------------------------------------------

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

      Concentration of risk
      ---------------------

      At December 31, 2003, interest-bearing deposits include $6,000,000 invested in a money market account with one security broker/dealer organization.

      The Bank's lending activity is concentrated in loans secured by real estate located in the State of New Jersey and contiguous states.

      Premises and equipment
      ----------------------

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


                                                                              9.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-------------------------------------------------------

      Interest-rate risk
      ------------------

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

      Income taxes
      ------------

      The Company and the Bank file a consolidated federal income tax return. Income taxes are allocated to the Company and the Bank based upon their respective income or loss included in the consolidated income tax return. Separate state income tax returns are filed by the Company and the Bank.

      Federal and state income tax expense has been provided on the basis of reported income. The amounts reflected on the tax return differs from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes. The tax effect of these temporary differences is accounted for as deferred taxes applicable to future periods. Deferred income tax expense or (benefit) is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not more likely than not to be realized.

      Net income per common share
      ---------------------------

      Basic net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding. The diluted net income per common share is computed by adjusting the weighted average number of shares of common stock outstanding to include the effects of outstanding stock options, if dilutive, using the treasury stock method.

      In October 2004, the Company's Board of Directors authorized a 25% stock dividend to stockholders of record on November 8, 2004. Such dividend was distributed on November 22, 2004. The weighted average number of common shares outstanding and the net income per common share presented in the consolidated statements of income have been restated to give retroactive effect to the stock dividend.


                                                                             10.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-------------------------------------------------------

      Stock-based compensation plans
      ------------------------------

      The Company, under plans approved by its stockholders in 2003 and 2002, has granted stock options to employees and outside directors. See note 11 for additional information as to option grants. The Company accounts for options granted using the intrinsic value method, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. No compensation expense has been reflected in net income for the options granted as all such grants have an exercise price equal to the market price of the underlying stock at the date of grant. The following table provides information as to net income and earnings per share as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", as amended, to all option grants.

                                                                         Year Ended December 31,
                                                             --------------------------------------------
                                                                2004             2003             2002
                                                             ----------       ----------       ----------
                                                             (In Thousands, Except for Per Share Amounts)
      Net income as reported                                 $    3,619       $    2,395       $    1,309

      Less: Total stock-based compensation expense,
            net of income taxes, included in reported
            net income                                               --               --               --

      Add:  Total stock-based compensation expense,
            net of income taxes, that would have been
            included in the determination of net income
            if the fair value method had been applied to
            all grants                                             (540)            (486)             (89)
                                                             ----------       ----------       ----------

      Pro forma net income                                   $    3,079       $    1,909       $    1,220
                                                             ==========       ==========       ==========

      Net income per commons share, as reported:
         Basic                                               $     1.22       $     0.83       $     0.54
         Diluted                                                   1.17             0.80             0.54
                                                             ==========       ==========       ==========

      Pro forma net income per common share:
         Basic                                               $     1.04       $     0.66       $     0.50
         Diluted                                                   0.99             0.64             0.50
                                                             ==========       ==========       ==========

      Comprehensive income
      --------------------

      The Company has had, since inception, no items of other comprehensive income.

      Reclassification
      ----------------

      Certain amounts for prior periods have been reclassified to conform to the current period's presentation.


                                                                             11.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

3. RELATED PARTY TRANSACTIONS
-----------------------------

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

On July 1, 2002, the Bank acquired a tract of real estate in the Bergen Point section of the City of Bayonne, New Jersey. The property was purchased for $889,686 from 104 L.L.C., a limited liability corporation 100% owned by a majority of the directors and officers of the Bank. This property is included in land. See Note 6 to consolidated financial statements.

4. SECURITIES HELD TO MATURITY
------------------------------

                                                                       December 31, 2004
                                                  ----------------------------------------------------------
                                                                        Gross Unrealized
                                                   Carrying       --------------------------       Estimated
                                                     Value           Gains          Losses        Fair Value
                                                  ----------      ----------      ----------      ----------
                                                                       (In Thousands)
U.S. Government Agencies:
      Due after one year through five years       $    7,499      $       20      $       --      $    7,519
      Due after five years through ten years          29,228              67             173          29,122
      Due after ten years                             41,293               8             175          41,126
                                                  ----------      ----------      ----------      ----------

                                                      78,020              95             348          77,767
                                                  ----------      ----------      ----------      ----------

Mortgage-backed securities:
      Due after five years through ten years             529              29              --             558
      Due after ten years                             38,487             438             143          38,782
                                                  ----------      ----------      ----------      ----------

                                                      39,016             467             143          39,340
                                                  ----------      ----------      ----------      ----------

                                                  $  117,036      $      562      $      491      $  117,107
                                                  ==========      ==========      ==========      ==========


                                                                             12.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

4. SECURITIES HELD TO MATURITY
------------------------------

                                                                      December 31, 2003
                                                  ----------------------------------------------------------
                                                                       Gross Unrealized
                                                   Carrying       --------------------------      Estimated
                                                     Value           Gains          Losses        Fair Value
                                                  ----------      ----------      ----------      ----------
                                                                       (In Thousands)
U.S. Government Agencies:
      Due after one year through five years       $    2,500      $       16      $       --      $    2,516
      Due after five years through ten years          19,982             111             285          19,808
      Due after ten years                             49,500             656              85          50,071
                                                  ----------      ----------      ----------      ----------

                                                      71,982             783             370          72,395
                                                  ----------      ----------      ----------      ----------

Mortgage-backed securities:
      Due after five years through ten years             856              55              --             911
      Due after ten years                             17,475             436              20          17,891
                                                  ----------      ----------      ----------      ----------

                                                      18,331             491              20          18,802
                                                  ----------      ----------      ----------      ----------

                                                  $   90,313      $    1,274      $      390      $   91,197
                                                  ==========      ==========      ==========      ==========

There were no sales of securities held to maturity during the years ended December 31, 2004 and 2003. At December 31, 2004 and 2003, mortgage-backed securities with a carrying value of approximately $1,510,000 and $1,664,000, respectively, were pledged to secure public deposits. See also Note 9 for securities pledged to secure borrowings.

The age of unrealized losses and fair value of related securities held to maturity were as follows:

                                         Less Than 12 Months            12 Months or More                  Total
                                     --------------------------    -------------------------     -------------------------
                                                     Unrealized                   Unrealized                    Unrealized
                                     Fair Value        Losses      Fair Value        Losses      Fair Value        Losses
                                     ----------      ----------    ----------     ----------     ----------     ----------
                                                                        (In Thousands)
      December 31, 2004
      -----------------

      U.S. Government Agencies        $  28,789      $     232      $   9,000      $     116      $  37,789      $     348
      Mortgage-backed securities         13,492            131          1,035             12         14,527            143
                                      ---------      ---------      ---------      ---------      ---------      ---------

                                         42,281            363         10,035            128         52,316            491
                                      =========      =========      =========      =========      =========      =========

      December 31, 2003
      -----------------

      U.S. Government Agencies        $  19,995      $     370      $      --      $      --      $  19,995      $     370
      Mortgage-backed securities          4,618             20             --             --          4,618             20
                                      ---------      ---------      ---------      ---------      ---------      ---------

                                      $  24,613      $     390      $      --      $      --      $  24,613      $     390
                                      =========      =========      =========      =========      =========      =========


                                                                             13.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

5. LOANS RECEIVABLE
-------------------

                                                             December 31,
                                                      -------------------------
                                                         2004            2003
                                                      ---------       ---------
                                                            (In Thousands)
Real estate mortgage:
      Residential                                     $  34,855       $  33,913
      Commercial                                        158,755         115,160
      Construction                                       19,209          10,009
                                                      ---------       ---------

                                                        212,819         159,082
                                                      ---------       ---------

Commercial:
      Business loans                                      3,917           6,109
      Lines of credit                                    11,206           7,939
                                                      ---------       ---------

                                                         15,123          14,048
                                                      ---------       ---------
Consumer:
      Passbook or certificate                               105             450
      Home equity lines of credit                         1,477           2,439
      Home equity                                        19,152          14,386
      Automobile                                            194             366
      Personal                                              308              99
                                                      ---------       ---------

                                                         21,236          17,740
                                                      ---------       ---------

Deposit overdrafts                                          137             268
                                                      ---------       ---------

          Total loans                                   249,315         191,138
                                                      ---------       ---------

Less: Deferred loan fees, net                               429             239
      Allowance for loan losses                           2,506           2,113
                                                      ---------       ---------

                                                          2,935           2,352
                                                      ---------       ---------

                                                      $ 246,380       $ 188,786
                                                      =========       =========

At December 31, 2004 and 2003, loans serviced by the Bank for the benefit of others, which consist of participation interests in loans originated by the Bank, totalled approximately $6,003,000 and $5,020,000, respectively.


                                                                             14.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

5. LOANS RECEIVABLE (Cont'd.)
-----------------------------

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

                                                                        Year Ended December 31,
                                                                      ---------------------------
                                                                         2004             2003
                                                                      ----------       ----------
                                                                            (In Thousands)
      Balance - beginning                                             $    7,818       $    9,078
      Loans originated                                                     4,294           14,997
      Collections of principal                                            (2,759)         (16,257)
      Loans from person no longer associated                              (2,754)              --
                                                                      ----------       ----------

      Balance - ending                                                $    6,599       $    7,818
                                                                      ==========       ==========

The following is an analysis of the allowance for loan losses:

                                                               Year Ended December 31,
                                                      -------------------------------------------
                                                         2004             2003            2002
                                                      ----------       ----------      ----------
                                                                     (In Thousands)
      Balance - beginning                             $    2,113       $    1,233      $      412
      Provision charged  to operations                       690              880             843
      Recoveries of loans previously charged off              35               --              --
      Loans charged off                                     (332)              --             (22)
                                                      ----------       ----------      ----------

      Balance - ending                                $    2,506       $    2,113      $    1,233
                                                      ==========       ==========      ==========

At December 31, 2004 and 2003, nonaccrual loans for which the accrual of interest had been discontinued totalled approximately $553,000 and $67,000, respectively. Had these loans been performing in accordance with their original terms, the interest income recognized for the years ended December 31, 2004, 2003 and 2002 would have been approximately $43,000, $6,000 and $6,000, respectively. Interest income recognized on such loans was approximately $29,000, $ -0- and $2,000, respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on a nonaccrual status.


                                                                             15.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

6. PREMISES AND EQUIPMENT
-------------------------

                                                            December 31,
                                                    ---------------------------
                                                       2004              2003
                                                    ----------       ----------
                                                            (In Thousands)

Land                                                $      890       $      890
Buildings and improvements                               3,538            3,426
Leasehold improvements                                     338              332
Furniture, fixtures and equipment                        1,601            1,402
                                                    ----------       ----------

                                                         6,367            6,050

Accumulated depreciation and amortization                 (688)            (346)
                                                    ----------       ----------

                                                    $    5,679       $    5,704
                                                    ==========       ==========

Buildings and improvements includes a building constructed on property leased from a related party. See note 3 to consolidated financial statements.

Rental expenses related to the occupancy of premises totalled $170,000, $170,000 and $113,000 for the years ended December 31, 2004, 2003 and 2002, respectively. The minimum obligation under lease agreements for each of the years ended December 31 is as follows (in thousands):

             Year                       Amount
             ----                      -------
             2005                      $   156
             2006                           64
             2007                           62
                                       -------

                                       $   282
                                       =======

7. INTEREST RECEIVABLE
----------------------

                                         December 31,
                                  --------------------------
                                     2004            2003
                                  ----------      ----------
                                        (In Thousands)

            Loans                 $    1,219      $      890
            Securities                 1,110             963
            Other                         --               3
                                  ----------      ----------

                                  $    2,329      $    1,856
                                  ==========      ==========


                                                                             16.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

8. DEPOSITS
-----------

                                                             December 31,
                                                      --------------------------
                                                         2004             2003
                                                      ----------      ----------
                                                            (In Thousands)

      Demand:
          Non-interest bearing                        $   20,557      $   16,626
          NOW                                             23,155          17,201
          Money Market                                     2,483           2,163
                                                      ----------      ----------

                                                          46,195          35,990

      Savings and club                                   197,868         162,832
      Certificates of deposit                             93,180          54,828
                                                      ----------      ----------

                                                      $  337,243      $  253,650
                                                      ==========      ==========

At December 31, 2004 and 2003, certificates of deposit of $100,000 or more totalled approximately $34,801,000 and $16,330,000, respectively.

The scheduled maturities of certificates of deposit were as follows:


                                                             December 31,
                                                      --------------------------
                                                         2004             2003
                                                      ----------      ----------
                                                            (In Thousands)

            One year or less                          $   54,367      $   41,456
            After one year to three years                 32,761          11,605
            After three years                              6,052           1,767
                                                      ----------      ----------

                                                      $   93,180      $   54,828
                                                      ==========      ==========


                                                                             17.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

9. BORROWED MONEY
-----------------

Borrowed money consists of the following:

                                                                December 31,
                                                         --------------------------
                                                            2004            2003
                                                         ----------      ----------
                                                              (In Thousands)
      Long-term borrowings:
           Trust preferred floating rate junior
             subordinated debenture maturing
             June 17, 2034; interest rate adjusts
             quarterly to LIBOR plus 2.65% (5.15%
             at December 31, 2004)                       $    4,124      $       --
                                                         ----------      ----------

      Short-term borrowings:
           Federal Home Loan Bank of New York 1.48%
             advance maturing November 19, 2004                  --          25,000
           Federal Home Loan Bank of New York 2.47%
             advance maturing February 22, 2005               5,000              --
           Federal Home Loan Bank of New York 2.68%
             advance maturing May 19, 2005                    5,000              --
                                                         ----------      ----------

                                                             10,000          25,000
                                                         ----------      ----------

                                                         $   14,124      $   25,000
                                                         ==========      ==========

Additional information regarding short-term borrowings is as follows:

                                                            At or for the Year
                                                            Ended December 31,
                                                       ---------------------------
                                                          2004             2003
                                                       ----------       ----------
                                                          (Dollars in Thousands)
      Average balance outstanding during the year      $   23,440       $    2,945
      Highest month-end balance during the year            25,000           25,000
      Average interest rate during the year                  1.54%            1.48%
      Weighted average interest rate at year end             2.58%            1.48%

The trust preferred debenture is callable, at the Company's option, on June 17, 2009, and quarterly thereafter.

At December 31, 2004, securities held to maturity with a carrying value of approximately $32,477,000 were pledged to secure the above noted Federal Home Loan Bank of New York borrowings.


                                                                             18.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

10. REGULATORY CAPITAL
----------------------

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

                                                                                                   To Be Well
                                                                                               Capitalized Under
                                                                      Minimum Capital           Prompt Corrective
                                             Actual                     Requirements           Actions Provisions
                                      ----------------------------------------------------------------------------
                                       Amount         Ratio        Amount         Ratio        Amount        Ratio
                                      -------         -----       -------         -----       -------        ------
                                                                (Dollars in Thousands)
December 31, 2004
-----------------

Total Capital
  (to risk-weighted assets)           $32,368         12.83%      $20,117          8.00%      $25,222         10.00%

Tier 1 Capital
  (to risk-weighted assets)            29,862         11.84%           --            --        15,133          6.00%

Tier 1 Capital
  (to adjusted total assets)           29,862          7.89%       15,124          4.00%       18,906          5.00%

December 31, 2003
-----------------

Total Capital
  (to risk-weighted assets)           $23,230         11.51%      $16,142          8.00%      $20,178         10.00%

Tier 1 Capital
  (to risk-weighted assets)            21,117         10.47%           --            --        12,107          6.00%

Tier 1 Capital
  (to adjusted total assets)           21,117          7.02%       12,028          4.00%       15,034          5.00%


                                                                             19.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

11. BENEFITS PLAN
-----------------

Stock Options
-------------

Stock options granted under stockholder approved stock option plans may be either options that qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options. Options granted will vest and will be exercisable on a cumulative basis in equal installments at the rate of 20% per year commencing on the date of grant and continuing through the next four anniversary dates. Vested options may be exercised up to ten years from the date of grant. All options granted will be exercisable in the event the optionee terminates his employment due to death or disability. A summary of stock option activity, adjusted to retroactively reflect subsequent stock dividends, follows:

                                        Number of            Range of        Weighted Average
                                      Option Shares       Exercise Price      Exercise Price
                                      -------------       --------------      --------------
      December 31, 2001                        --           $        --         $        --

          Options granted                 192,383                  6.61                6.61
          Options exercised                    --                    --                  --
                                        ---------

      December 31, 2002                   192,383                  6.61                6.61

          Options granted                 259,631           11.67-12.73               11.67
          Options exercised                    --                    --                  --
                                        ---------

      December 31, 2003                   452,014            6.61-12.73                9.52

          Options granted                 148,418                 14.80               14.80
          Options exercised              (122,232)           6.61-12.73                8.77
          Options cancelled              (122,658)           6.61-11.67               10.49
                                        ---------

      December 31, 2004                   355,542            6.61-14.80               11.65
                                        ========

      Exercisable at:

          December 31, 2004                84,409            6.61-14.80               11.23
          December 31, 2003               128,879            6.61-12.73                8.65
          December 31, 2002                38,476                  6.61                6.61

At December 31, 2004 and 2003, the stock options outstanding had a weighted-average remaining contractual life of 8.7 years and 9.2 years, respectively. At December 31, 2004 and 2003, stock options for up to 584 shares and 28,709 shares, respectively, of common stock were available for future grants.

The Company, as permitted by SFAS No. 123, recognizes compensation cost for stock options granted based on the intrinsic value method instead of the fair value based method. The grant-date fair values of the stock options granted during 2004, 2003 and 2002, which have exercise prices equal to the market price of the common stock at the grant date, were estimated using the Black-Scholes option-pricing model. Such fair value and the assumptions used for estimating fair value are as follows:


                                                                             20.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

11. BENEFITS PLAN (Cont'd.
--------------------------

Stock Options (Cont'd.)
-----------------------

                                                                 Year Ended December 31,
                                                      ---------------------------------------------
                                                          2004             2003             2002
                                                      -----------       ----------       ----------
          Grant-date fair value per share (a)         $      9.57       $     7.07       $     1.56
          Expected common stock dividend yield              0.00%            0.00%            0.00%
          Expected option life                          7.0 years        7.0 years        6.5 years
          Risk-free interest rate                           3.92%            4.05%            4.18%
          Volatility                                       62.58%           56.20%             None

         (a)   Adjusted for subsequent stock dividends.

12. DIVIDEND RESTRICTIONS
-------------------------

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

13. INCOME TAXES
----------------

The components of income tax expense are summarized as follows:

                                                             Year Ended December 31,
                                                      --------------------------------------
                                                         2004          2003           2002
                                                      ----------    ----------    ----------
                                                                  (In Thousands)
Current income tax expense:
      Federal                                         $    1,931    $    1,342    $      753
      State                                                  551           436           256
                                                      ----------    ----------    ----------

                                                           2,482         1,778         1,009
                                                      ----------    ----------    ----------
Deferred income tax (benefit):
      Federal                                                (88)          (97)          (79)
      State                                                   14           (67)          (58)
                                                      ----------    ----------    ----------

                                                             (74)         (164)         (137)
                                                      ----------    ----------    ----------

                                                      $    2,408    $    1,614    $      872
                                                      ==========    ==========    ==========


                                                                             21.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

13. INCOME TAXES (Cont'd.)
--------------------------

The tax effects of existing temporary difference that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

                                                                         December 31,
                                                                 -----------------------------
                                                                    2004               2003
                                                                 ----------         ----------
                                                                        (In Thousands)
Deferred income tax assets
--------------------------

Allowance for loan losses                                        $    1,001         $      844
Net operating loss carryforward                                          --                 22
Organization expense                                                     19                 41
Other                                                                     5                  3
                                                                 ----------         ----------

                                                                      1,025                910
                                                                 ----------         ----------
Deferred income tax liabilities
-------------------------------

Depreciation                                                            253                211
Other                                                                    --                  2
                                                                 ----------         ----------

                                                                        253                213
                                                                 ----------         ----------

Net deferred tax asset                                           $      772         $      697
                                                                 ==========         ==========

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34%, to income before income tax expense:

                                                                     Year Ended December 31,
                                                            -------------------------------------------
                                                               2004             2003            2002
                                                            ----------       ----------      ----------
                                                                          (In Thousands)
Federal income tax expense at statutory rate                $    2,049       $    1,363      $      742
Increases (reductions) in income taxes resulting from:
      State income tax,
        net of federal income tax effect                           373              244             130
      Other items, net                                             (14)               7              --
                                                            ----------       ----------      ----------

Effective income tax                                        $    2,408       $    1,614      $      872
                                                            ==========       ==========      ==========


                                                                             22.

                        BCB BANCORP, INC. AND SUBSIDIARY
                        --------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. OTHER EXPENSES
------------------

The following is an analysis of other expenses:

                                                   Year Ended December 31,
                                         --------------------------------------
                                            2004          2003           2002
                                         ----------    ----------    ----------
                                                      (In Thousands)

      Directors' fees                    $      164    $      263    $      134
      Legal fees                                226            75            81
      Stationery, forms and printing            203           172           116
      Professional fees                         242           141           118
      Other                                     606           406           299
                                         ----------    ----------    ----------

                                         $    1,441    $    1,057    $      748
                                         ==========    ==========    ==========

15. COMMITMENTS AND CONTINGENCIES
---------------------------------

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

Outstanding loan related commitments were as follows:

                                                             December 31,
                                                      --------------------------
                                                         2004            2003
                                                      ----------      ----------
                                                             (In Thousands)

      Loan origination                                $   18,760      $   16,282
      Construction loans in process                       10,795           9,492
      Unused lines of credit                               9,217           7,379
                                                      ----------      ----------

                                                      $   38,772      $   33,153
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


                                                                             23.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

15. COMMITMENTS AND CONTINGENCIES (Cont'd.)
-------------------------------------------

The Company and the Bank also have, in the normal course of business, commitments for services and supplies. Management does not anticipate losses on any of these transactions.

The Company and the Bank, from time to time, may be party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the financial statements. As of December 31, 2004, the Company and the Bank were not parties to any material litigation.

16. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
-------------------------------------------------

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

      Cash and cash equivalents and interest receivable
      -------------------------------------------------

      The carrying amounts for cash and cash equivalents and interest and dividends receivable approximate fair value.

      Securities
      ----------

      The fair values for securities, both available for sale and held to maturity, are based on quoted market prices or dealer prices, if available. If quoted market prices or dealer prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities.

      Loans
      -----

      The fair value of loans is estimated by discounting future cash flows, using the current rates at which similar loans with similar remaining maturities would be made to borrowers with similar credit ratings.


                                                                             24.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

16. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd.)
-----------------------------------------------------------

      Deposits
      --------

      For demand, savings and club accounts, fair value is the carrying amount reported in the financial statements. For certificates of deposit, fair value is estimated by discounting future cash flows, using rates currently offered for deposits of similar remaining maturities.

      Borrowed money
      --------------

      The fair value of borrowed money is estimated by discounting future cash flows using rates currently available for liabilities of similar remaining maturities.

      Commitments to extend credit
      ----------------------------

      The fair value of credit commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The carrying values and estimated fair values of financial instruments are as follows:

                                                                              December 31,
                                                       --------------------------------------------------------------
                                                                  2004                               2003
                                                       ----------------------------      ----------------------------
                                                        Carrying         Estimated        Carrying          Estimated
                                                          Value         Fair Value          Value          Fair Value
                                                       -----------      -----------      -----------      -----------
                                                                             (In Thousands)
      Financial assets
      ----------------

      Cash and cash equivalents                        $     4,534      $     4,534      $    11,786      $    11,786
      Securities held to maturity                          117,036          117,107           90,313           91,197
      Loans receivable                                     246,380          247,350          188,786          190,575
      Interest receivable                                    2,329            2,329            1,856            1,856

      Financial liabilities
      ---------------------

      Deposits                                             337,243          336,423          253,650          254,207
      Borrowed money                                        14,124           14,164           25,000           24,987

      Commitments
      -----------

      Loan origination                                      18,760           18,760           16,282           16,282
      Unused lines of credit and loans in process           20,012           20,012           16,871           16,871


                                                                             25.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

16. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd.)
-----------------------------------------------------------

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


                                                                             26.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

17. PARENT ONLY FINANCIAL INFORMATION
-------------------------------------

                        STATEMENTS OF FINANCIAL CONDITION
                        ---------------------------------

                                                             December 31,
                                                      -------------------------
                                                         2004           2003
                                                      ----------     ----------
                                                            (In Thousands)

Assets:
       Cash and due from banks                        $       14     $       50
       Investment in subsidiary                           29,862         21,117
       Restricted common stock                               124             --
       Other assets                                          218             --
                                                      ----------     ----------

               Total assets                           $   30,218     $   21,167
                                                      ==========     ==========

Liabilities
       Borrowed money                                      4,124             --
       Due to subsidiary                                      47             --
       Other liabilities                                      11             --
                                                      ----------     ----------

                                                           4,182             --
                                                      ----------     ----------

Stockholders' equity:
       Common stock                                          239            230
       Additional paid-in capital                         27,725         26,484
       Accumulated deficit                                (1,928)        (5,547)
                                                      ----------     ----------

                                                          26,036         21,167
                                                      ----------     ----------

Total liabilities and stockholders' equity            $   30,218     $   21,167
                                                      ==========     ==========


                                                                             27.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

17. PARENT ONLY FINANCIAL INFORMATION (Cont'd.)
-----------------------------------------------

                              STATEMENTS OF INCOME
                              --------------------

                                                         Year Ended December 31,
                                                        ------------------------
                                                           2004           2003
                                                        ----------    ----------
                                                            (In Thousands)

Dividend from subsidiary                                $       --    $       50
                                                        ----------    ----------

             Total income                                       --            50
                                                        ----------    ----------

Interest expense-borrowed money                                 98            --
                                                        ----------    ----------

             Total expense                                      98            --
                                                        ----------    ----------

(Loss) income before income tax and equity in
  undistributed earnings of subsidiary                         (98)           50

Income tax benefit                                              38            --
                                                        ----------    ----------

(Loss) income before equity in undistributed
 earnings of subsidiary                                        (60)           50

Equity in undistributed earnings of subsidiary               3,679         1,583
                                                        ----------    ----------

Net income                                              $    3,619    $    1,633
                                                        ==========    ==========


                                                                             28.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

17. PARENT ONLY FINANCIAL INFORMATION (Cont'd.)
-----------------------------------------------

                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                                                              Year Ended December 31,
                                                                             ------------------------
                                                                                2004          2003
                                                                             ----------    ----------
Cash flows from operating activities:
         Net income                                                          $    3,619    $    1,633
         Adjustments to reconcile net income to net cash
           provided by operating activities:
               Equity in undistributed earnings of subsidiaries                  (3,679)       (1,583)
               Increase in other assets                                             (39)           --
               Increase in due to subsidiary                                         47            --
               Increase in other liabilities                                         11            --
                                                                             ----------    ----------

                    Net cash (used in) provided by operating activities             (41)           50
                                                                             ----------    ----------

Cash flow from investing activities:
         Purchase of restricted common stock                                       (124)           --
         Additional investment in subsidiary                                     (5,066)           --
                                                                             ----------    ----------

                    Net cash used in investing activities                        (5,190)           --
                                                                             ----------    ----------

Cash flow from financing activities:
         Proceeds of long-term debt                                               4,124            --
         Proceeds from sales of common stock                                      1,071            --
                                                                             ----------    ----------

                    Net cash provided by financing activities                     5,195            --
                                                                             ----------    ----------

Net (decrease) increase in cash and cash equivalents                                (36)           50
                                                                             ----------    ----------

Cash and cash equivalents - beginning                                                50            --
                                                                             ----------    ----------

Cash and cash equivalents - ending                                           $       14    $       50
                                                                             ==========    ==========


                                                                             29.

                        BCB BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

18. QUARTERLY FINANCIAL DATA (UNAUDITED)
----------------------------------------

                                                                Quarter Ended
                                     --------------------------------------------------------------------
                                      March 31,          June 30,         September 30,      December 31,
                                        2004               2004                2004              2004
                                     ----------         ----------        -------------      ------------
                                                (In thousands, except for per share amounts)
Total interest income                $    4,599         $    5,061         $    5,395         $    5,645
Total interest expense                    1,483              1,671              1,836              1,955
                                     ----------         ----------         ----------         ----------

Net interest income                       3,116              3,390              3,559              3,690

Provision for loan losses                   200                150                 90                250
Non-interest income                         153                135                189                146
Non-interest expenses                     1,898              2,093              1,923              1,747
Income taxes                                471                512                692                733
                                     ----------         ----------         ----------         ----------

Net income                           $      700         $      770         $    1,043         $    1,106
                                     ==========         ==========         ==========         ==========
Net income per common share:
    Basic                            $     0.24         $     0.26         $     0.35         $     0.37
    Diluted                                0.23               0.25               0.34               0.35
                                     ==========         ==========         ==========         ==========

Weighted average number of
 common shares outstanding:
    Basic                                 2,900              2,993              2,993              2,993
    Diluted                               3,110              3,110              3,068              3,120

                                                               Quarter Ended
                                     --------------------------------------------------------------------
                                      March 31,          June 30,         September 30,      December 31,
                                        2003               2003                2003              2003
                                     ----------         ----------        -------------      ------------
                                                 (In thousands, except for per share amounts)
Total interest income                $    3,070         $    3,351         $    3,586         $    4,128
Total interest expense                      936              1,012              1,102              1,286
                                     ----------         ----------         ----------         ----------

Net interest income                       2,134              2,339              2,484              2,842

Provision for loan losses                   225                225                210                220
Non-interest income                          88                 88                133                172
Non-interest expenses                     1,048              1,249              1,415              1,679
Income taxes                                376                381                396                461
                                     ----------         ----------         ----------         ----------

Net income                           $      573         $      572         $      596         $      654
                                     ==========         ==========         ==========         ==========
Net income per common share:
    Basic                            $     0.20         $     0.20         $     0.21         $     0.23
    Diluted                                0.19               0.19               0.20               0.22
                                     ==========         ==========         ==========         ==========

Weighted average number of
 common shares outstanding:
    Basic                                 2,871              2,871              2,871              2,871
    Diluted                               2,964              2,952              2,956              3,031


                                                                             30.