Form 10-K, Exhibit 13
period 2005-12-31
BCB BANCORP INC
filed 2006-03-16
CIK 1228454

EXHIBIT 13

                        CONSOLIDATED FINANCIAL STATEMENTS

                       BCB BANCORP, INC. AND SUBSIDIARIES

                          CONSOLIDATED FINANCIAL REPORT


                                DECEMBER 31, 2005

BCB BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

TABLE OF CONTENTS








                                                                      PAGE NO.

CONSOLIDATED FINANCIAL STATEMENTS:

     Report of Independent Registered Public Accounting Firm             1

     Consolidated Statements of Financial Condition                      2

     Consolidated Statements of Income                                   3

     Consolidated Statements of Changes in Stockholders' Equity          4

     Consolidated Statements of Cash Flows                               5

     Notes to Consolidated Financial Statements                          6





            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders
BCB Bancorp, Inc. and Subsidiaries
Bayonne, New Jersey

         We have audited the accompanying consolidated statements of financial condition of BCB Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BCB Bancorp, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.


                                                    /s/ Beard Miller Company LLP


Beard Miller Company LLP
Pine Brook, New Jersey
January 27, 2006


BCB BANCORP, INC. AND SUBSIDIARIES
----------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                       December 31,
                                                                 ----------------------
                                                                   2005           2004
                                                                 ---------    ---------
                                                                     (In Thousands)
                                     ASSETS

     Cash and amounts due from depository institutions           $   2,987    $   2,353
     Interest-bearing deposits                                      22,160        2,181
                                                                 ---------    ---------

         Cash and Cash Equivalents                                  25,147        4,534

     Securities held to maturity                                   140,002      117,036
     Loans held for sale                                               780           --
     Loans receivable                                              284,451      246,380
     Premises and equipment                                          5,518        5,679
     Federal Home Loan Bank of New York stock                        2,778          944
     Interest receivable                                             3,104        2,329
     Stock subscriptions receivable                                  2,353           --
     Deferred income taxes                                             997          772
     Other assets                                                    1,112          615
                                                                 ---------    ---------

         Total Assets                                            $ 466,242    $ 378,289
                                                                 =========    =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

     Deposits                                                    $ 362,851    $ 337,243
     Short-term borrowings                                              --       10,000
     Long-term debt                                                 54,124        4,124
     Other liabilities                                               1,420          886
                                                                 ---------    ---------

         Total Liabilities                                         418,395      352,253
                                                                 ---------    ---------

STOCKHOLDERS' EQUITY
     Common stock, stated value $0.06 and $0.08, respectively;
         10,000,000 shares authorized; 5,050,552 and 2,993,538
          shares, respectively, issued                                 323          239
     Paid-in capital                                                45,518       27,725
     Treasury stock, at cost, 51,316 shares                           (795)          --
     Retained earnings (accumulated deficit)                         2,801       (1,928)
                                                                 ---------    ---------

         Total Stockholders' Equity                                 47,847       26,036
                                                                 ---------    ---------

         Total Liabilities and Stockholders' Equity              $ 466,242    $ 378,289
                                                                 =========    =========


See notes to consolidated financial statements.
----------------------------------------------------------------------------------------

                                        2


BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME

                                                                 Years Ended December 31,
                                                             -------------------------------
                                                               2005       2004        2003
                                                             --------   --------    --------
                                                        (In Thousands, Except for Per Share Data)
INTEREST INCOME
   Loans                                                     $ 18,797   $ 14,784    $ 10,745
   Securities                                                   6,297      5,757       3,299
   Other interest-earning assets                                   71        159          91
                                                             --------   --------    --------

       Total Interest Income                                   25,165     20,700      14,135
                                                             --------   --------    --------

INTEREST EXPENSE
   Deposits:
      Demand                                                      329        351         249
      Savings and club                                          3,958      3,981       3,235
      Certificates of deposit                                   3,736      2,153         808
                                                             --------   --------    --------

                                                                8,023      6,485       4,292
   Borrowed money                                               1,222        460          44
                                                             --------   --------    --------

       Total Interest Expense                                   9,245      6,945       4,336
                                                             --------   --------    --------

       Net Interest Income                                     15,920     13,755       9,799

PROVISION FOR LOAN LOSSES                                       1,118        690         880
                                                             --------   --------    --------

       Net Interest Income After Provision for Loan Losses     14,802     13,065       8,919
                                                             --------   --------    --------

NON-INTEREST  INCOME
   Fees and service charges                                       565        517         367
   Gain on sales of loans originated for sale                     252        136          94
   Loss on sale of non-performing loans                            --        (56)         --
   Gain on sales of securities held to maturity                    28         --          --
   Other                                                           33         26          19
                                                             --------   --------    --------

       Total Non-interest Income                                  878        623         480
                                                             --------   --------    --------

NON-INTEREST EXPENSES
   Salaries and employee benefits                               4,428      3,976       2,813
   Occupancy expense of premises                                  701        655         411
   Equipment                                                    1,581      1,428         940
   Advertising                                                    164        161         169
   Other                                                        1,332      1,441       1,057
                                                             --------   --------    --------

       Total Non-interest Expenses                              8,206      7,661       5,390
                                                             --------   --------    --------

       Income Before Income Taxes                               7,474      6,027       4,009

INCOME TAXES                                                    2,745      2,408       1,614
                                                             --------   --------    --------

       Net Income                                            $  4,729   $  3,619    $  2,395
                                                             ========   ========    ========

NET INCOME PER COMMON SHARE
   Basic                                                     $   1.25   $   0.97    $   0.67
                                                             ========   ========    ========

   Diluted                                                   $   1.20   $   0.93    $   0.64
                                                             ========   ========    ========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
   Basic                                                        3,769      3,713       3,589
                                                             ========   ========    ========

   Diluted                                                      3,944      3,878       3,720
                                                             ========   ========    ========
See notes to consolidated financial statements
---------------------------------------------------------------------------------------------


BCB BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                                            Retained
                                                                            Earnings
                                          Common      Paid-in   Treasury  (Accumulated
                                           Stock      Capital     Stock      Deficit)     Total
                                          --------    --------   --------    --------    --------
                                                               (In Thousands)

BALANCE - DECEMBER 31, 2002               $  9,490    $  9,782   $     --    $   (500)   $ 18,772

     Issuance of stock dividend                972       6,470         --      (7,442)         --
     Exchange of Bank stock for Company
         stock                             (10,232)     10,232         --          --          --
     Net income                                 --          --         --       2,395       2,395
                                          --------    --------   --------    --------    --------

BALANCE - DECEMBER 31, 2003                    230      26,484         --      (5,547)     21,167

     Exercise of stock options                   9       1,062         --          --       1,071
     Tax benefit from exercise of stock
         options                                --         179         --          --         179
     Net income                                 --          --         --       3,619       3,619
                                          --------    --------   --------    --------    --------

BALANCE - DECEMBER 31, 2004                    239      27,725         --      (1,928)     26,036

     Net sale of common stock                   81      17,409         --          --      17,490
     Exercise of stock options                   3         384         --          --         387
     Treasury stock purchases                   --          --       (795)         --        (795)
     Net income                                 --          --         --       4,729       4,729
                                          --------    --------   --------    --------    --------

BALANCE - DECEMBER 31, 2005               $    323    $ 45,518   $   (795)   $  2,801    $ 47,847
                                          ========    ========   ========    ========    ========

See notes to consolidated financial statements.
---------------------------------------------------------------------------------------------------

                                                    4


BCB BANCORP, INC. AND SUBSIDIARIES
-----------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Years Ended December 31,
                                                                 ------------------------------------
                                                                    2005         2004         2003
                                                                           (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
----------------------------------------------------------------------------------------------------
   Net income                                                    $   4,729    $   3,619    $   2,395
   Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation of premises and equipment                        352          342          148
         Amortization (accretion), net                                (548)        (369)        (232)
         Provision for loan losses                                   1,118          690          880
         Deferred income tax (benefit)                                (225)         (74)        (164)
         Gain on sales of securities held to maturity                  (28)          --           --
         Loans originated for sale                                 (17,900)     (12,031)      (8,558)
         Proceeds from sales of loans originated for sale           17,372       12,167        8,652
         Gain on sales of loans originated for sale                   (252)        (136)         (94)
         Loss on sale of nonperforming loans                            --           56           --
         (Increase) in interest receivable                            (775)        (473)        (726)
         (Increase) in stock subscriptions receivable               (2,353)          --           --
         (Increase) in other assets                                   (497)        (152)         (58)
         Increase in accrued interest payable                          323           81           66
         Increase (decrease) in other liabilities                      211          (55)         (24)
                                                                 ---------    ---------    ---------

         Net Cash Provided by Operating Activities                   1,527        3,665        2,285
                                                                 ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from calls of securities held to maturity               18,755       42,000       20,000
   Proceeds from sales of securities held to maturity                7,373           --           --
   Purchases of securities held to maturity                        (55,815)     (75,823)     (75,947)
   Proceeds from repayments on securities held to maturity           6,776        7,112       16,282
   Proceeds from sales of participation interests in loans           1,273        1,747        3,480
   Proceeds from sale of nonperforming loans                            --        1,072           --
   Purchases of loans                                               (4,645)     (12,739)      (5,430)
   Net increase in loans receivable                                (35,296)     (48,063)     (65,444)
   Additions to premises and equipment                                (191)        (317)      (3,225)
   Redemption (purchase) of Federal Home Loan Bank of
      New York stock                                                (1,834)         306         (490)
                                                                 ---------    ---------    ---------

         Net Cash Used in Investing Activities                     (63,604)     (84,705)    (110,774)
                                                                 ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                         25,608       83,593       90,131
   Proceeds of long-term debt                                       50,000        4,124           --
   Net change in short-term borrowings                             (10,000)     (15,000)      25,000
   Purchase of treasury stock                                         (795)          --           --
   Net proceeds from sales of common stock                          17,877        1,071           --
                                                                 ---------    ---------    ---------

         Net Cash Provided by Financing Activities                  82,690       73,788      115,131
                                                                 ---------    ---------    ---------

         Net Increase (Decrease) in Cash and Cash Equivalents       20,613       (7,252)       6,642

CASH AND CASH EQUIVALENTS - BEGINNING                                4,534       11,786        5,144
                                                                 ---------    ---------    ---------

CASH AND CASH EQUIVALENTS - ENDING                               $  25,147    $   4,534    $  11,786
                                                                 =========    =========    =========

SUPPLEMENTARY CASH FLOWS INFORMATION
   Income taxes paid                                             $   2,905    $   2,606    $   2,144
                                                                 =========    =========    =========

   Interest paid                                                 $   8,922    $   6,863    $   4,270
                                                                 =========    =========    =========

See notes to consolidated financial statements.
-----------------------------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND STOCK OFFERINGS

After the close of business on April 30, 2003, the Company, a New Jersey corporation, became a bank holding company in accordance with the terms of an Agreement and Plan of Acquisition, dated September 12, 2002 (the "Agreement"), by and between Bayonne Community Bank (the "Bank"), a New Jersey commercial bank, and the Company. Pursuant to the Agreement and N.J.S.A. 17:19A-355, the Company was organized as a wholly-owned subsidiary of the Bank and by operation of law the outstanding shares of common stock of the Bank became, on a one-for-one basis, common stock of the Company. The common stock of the Company held by the Bank was cancelled. Accordingly, the Bank became a wholly-owned subsidiary of the Company and the shareholders of the Bank became the shareholders of the Company.

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

On April 27, 2005, the Company announced that the Board of Directors had approved a stock repurchase program for the repurchase of up to 5% of the Company's outstanding common stock equal to approximately 150,000 shares. The repurchases may be made from time to time as market conditions warrant. Through December 31, 2005, a total of 51,316 shares of Company common stock were repurchased at a cost of approximately $795,000 or $15.49 per share. As a consequence of the Company's decision to raise additional capital, as discussed in the next paragraph, the Company has suspended its stock repurchase program.

On September 12, 2005, the Company filed a registration statement with the Securities and Exchange Commission proposing to sell approximately 800,000 shares (subsequently amended to 1,100,000 shares) of its common stock, subject to a 15% underwriter's over-allotment. On December 19, 2005, 1,100,000 shares of common stock were sold at $15.25 per share, resulting in net proceeds, after offering expenses of $1,167,000, of $15,608,000. In December 2005, the underwriter exercised their right to purchase 165,000 shares of common stock at $14.26 per share ($15.25 less underwriter's discount of $0.99), resulting in net proceeds of $2,353,000. The sale of shares to the underwriter closed on January 5, 2006, at which time the Company received the sale proceeds. At December 31, 2005, the amount due on the shares purchased by the underwriter are reflected in the consolidated statement of financial condition as stock subscriptions receivable.

The Company's primary business is the ownership and operation of the Bank. The Bank is a New Jersey commercial bank which, as of December 31, 2005, operated at three locations in Bayonne, New Jersey, and is subject to regulation, supervision, and examination by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation. The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowed funds, to invest in securities and to make loans collateralized by residential and commercial real estate and, to a lesser extent, consumer loans. BCB Holding Company Investment Corp. (the "Investment Company") was organized in January 2005 under New Jersey law as a New Jersey investment company primarily to hold investment and mortgage-backed securities. BCB Equipment Leasing Company (the "Leasing Company") is engaged in earning fees for generating leasing transactions for commercial entities. The Leasing Company has not had significant operations to date.

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidated Financial Statement Presentation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, the Bank, the Investment Company, and the Leasing Company, and have been prepared in conformity with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Securities Available for Sale and Held to Maturity

     Investments in debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income component of retained earnings.

     On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. The Company considers many factors including the severity and duration of the impairment; the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss.

     Premiums and discounts on all securities are amortized/accreted to maturity using the interest method. Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized in the financial statements when earned. Gains or losses on sales are recognized based on the specific identification method.
--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans Receivable

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

     The allowance for loan losses is maintained at a level considered adequate to absorb loan losses. Management, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions. The Bank utilizes a two tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potentially impaired loans. Such a system takes into consideration, but is not limited to, delinquency status, size of loans, and types and value of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions, and management's judgment. Although management believes that adequate specific and general allowances for loan losses are established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may be necessary.

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

Concentration of Risk

     Financial instruments which potentially subject the Company and its subsidiaries to concentrations of credit risk consist of cash and cash equivalents, investment and mortgage-backed securities and loans.

     Cash and cash equivalents include amounts placed with highly rated financial institutions. Securities include securities backed by the U.S. Government and other highly rated instruments. The Bank's lending activity is primarily concentrated in loans collateralized by real estate in the State of New Jersey. As a result, credit risk is broadly dependent on the real estate market and general economic conditions in the State.

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

                                                         Years

                                                 ----------------------
        Buildings                                         40
        Building improvements                           7 - 40
        Furniture, fixtures and equipment               3 - 40
        Leasehold improvements                   Shorter of useful life
                                                    or term of lease

Interest Rate Risk

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

Income Taxes

     The Company and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated to the Company and its subsidiaries based upon their respective income or loss included in the consolidated income tax return. Separate state income tax returns are filed by the Company and its subsidiaries.

     Federal and state income tax expense has been provided on the basis of reported income. The amounts reflected on the tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes. The tax effect of these temporary differences is accounted for as deferred taxes applicable to future periods. Deferred income tax expense or (benefit) is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not more likely than not to be realized.

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

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net Income per Common Share (Continued)

     In October 2005, the Company's Board of Directors authorized a 25% stock dividend to stockholders of record on October 13, 2005. Such dividend was distributed on October 27, 2005. The weighted average number of common shares outstanding and the net income per common share data for 2004 and 2003 presented in the consolidated statements of income have been restated to give retroactive effect to the stock dividend.

Stock-Based Compensation Plans

     The Company, under plans approved by its stockholders in 2003 and 2002, has granted stock options to employees and outside directors. See note 11 for additional information as to option grants. Through December 31, 2005, the Company accounted for options granted using the intrinsic value method, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense has been reflected in net income for the options granted as all such grants have an exercise price equal to the market price of the underlying stock at the date of grant. The following table provides information as to net income and earnings per share as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended, to all option grants.

                                                              Years Ended December 31,
                                                           2005        2004         2003
                                                         ---------   ---------   ---------
                                                                   (In Thousands)
Net income as reported                                   $   4,729   $   3,619   $   2,395

Less:  Total stock-based compensation expense, net of
     income taxes, included in reported net income              --          --          --

Add:  Total stock-based compensation expense, net of
     income taxes, that would have been included in
     the determination of net income if the fair value
     method had been applied to all grants                  (1,273)       (540)       (486)
                                                         ---------   ---------   ---------

       Pro Forma Net Income                              $   3,456   $   3,079   $   1,909
                                                         =========   =========   =========

Net income per common share, as reported:
     Basic                                               $    1.25   $    0.97   $    0.67
                                                         =========   =========   =========

     Diluted                                             $    1.20   $    0.93   $    0.64
                                                         =========   =========   =========

Pro forma net income per common share:
     Basic                                               $    0.92   $    0.83   $    0.53
                                                         =========   =========   =========

     Diluted                                             $    0.88   $    0.79   $    0.51
                                                         =========   =========   =========

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive Income

     The Company has had, since inception, no items of other comprehensive income.

Reclassification

     Certain amounts for prior periods have been reclassified to conform to the current period's presentation.

Recent Accounting Pronouncements

     Accounting for Stock-Based Payments: In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123(R), "Share-Based Payment." Statement No. 123(R) replaces Statement No. 123 and supersedes APB Opinion No. 25. Statement No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. Public companies are required to adopt the new standard using a modified prospective method and may elect to restate prior periods using the modified retrospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. Under the modified retrospective method, companies record compensation costs for prior periods retroactively through restatement of such periods using the exact pro forma amounts disclosed in the companies' footnotes. Also, in the period of adoption and after, companies record compensation cost based on the modified prospective method.

     On April 14, 2005, the Securities and Exchange Commission (the "SEC") adopted a new rule that amends the compliance dates for Statement No. 123(R). Under the new rule, we are required to adopt Statement No. 123(R) in the first annual period beginning after September 15, 2005. Early application of Statement No. 123(R) is encouraged, but not required. Accordingly, we are required to record compensation expense for all new awards granted and any awards modified after January 1, 2006. In addition, the transition rules under SFAS No. 123(R) will require that, for all awards outstanding at January 1, 2006, for which the requisite service has not yet been rendered, compensation cost be recorded as such service is rendered after January 1, 2006. The pronouncement related to stock-based payments will not have any effect on our existing historical consolidated financial statements as restatements of previously reported periods will not be required.

     In anticipation of the adoption of Statement No. 123(R) on January 1, 2006, the Board of Directors of the Company, on December 14, 2005, approved the accelerated vesting and exercisability of all unvested and unexercisable stock options granted as a part of the 2003 and 2002 Stock Option Plans of the Company held by directors, officers or employees. As a result, options to purchase 218,195 shares of common stock, which would otherwise have vested and become exercisable from time to time over the next three years, become fully vested and immediately exercisable on December 20, 2005. The number of shares and exercise prices of the options subject to acceleration were unchanged. The accelerated options have exercise prices that range from $5.29 to $11.84 per share. The accelerated options include 194,964 options held by directors and executive officers and 23,231 options held by other employees. The acceleration of the vesting and exercisability of these options eliminates compensation expense, net of income tax, that would otherwise have been recorded in the Company's income statements for the years ending December 31, 2006, 2007, and 2008 of $379,000, $301,000
     and $128,000, respectively.

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - RELATED PARTY TRANSACTIONS

The Bank leases a property from NEW BAY LLC ("NEW BAY"), a limited liability corporation 100% owned by a majority of the directors and officers of the Bank. In conjunction with the lease, NEW BAY substantially removed the pre-existing structure on the site and constructed a new building suitable to the Bank for its banking operations. Under the terms of the lease, the cost of this project was reimbursed to NEW BAY by the Bank. The amount reimbursed, which occurred during the year 2000, was approximately $943,000, and is included in property and equipment under the caption "Building and improvements" (see Note 6).

The original lease term began on November 1, 2000, and concluded on October 31, 2005, and provided for an annual base rent of $108,000 for the first three years and $111,240 for the remaining two years. The Bank has the option to renew the lease for four consecutive five-year periods, subject to a rent escalation clause. In addition, at each renewal date, the Bank has the option to purchase the property from NEW BAY, at the then current fair market value less a credit equal to the lesser of (a) the funds previously reimbursed to NEW BAY, for the new building construction, less any subsequent depreciation, or (b) $750,000. The authority to exercise the purchase option is solely vested in an officer who has no ownership interest in NEW BAY. The Company is presently in negotiation with NEW BAY regarding a new lease agreement. While such negotiations are in process, the Company continues to pay a monthly rental of $9,270.

On July 1, 2002, the Bank acquired a tract of real estate in the Bergen Point section of the City of Bayonne, New Jersey. The property was purchased for $889,686 from 104 L.L.C., a limited liability corporation 100% owned by a majority of the directors and officers of the Bank. This property is included in land (see Note 6).


NOTE 4 - SECURITIES HELD TO MATURITY

                                                         December 31, 2005
                                              -----------------------------------------
                                                          Gross      Gross
                                              Carrying  Unrealized Unrealized Estimated
                                               Value      Gains      Losses   Fair Value
                                              --------   --------   --------   --------
                                                            (In Thousands)
U.S. Government Agencies:
     Due within one year                      $  6,500   $     --   $     14   $  6,486
     Due after one through five years           12,999         --        172     12,827
     Due after five through ten years           47,295         --        738     46,557
     Due after ten years                        42,296         --        794     41,502
                                              --------   --------   --------   --------

                                               109,090         --      1,718    107,372
                                              --------   --------   --------   --------

Mortgage-backed securities:
     Due after five years through ten years        366          9         --        375
     Due after ten years                        30,546         51        584     30,013
                                              --------   --------   --------   --------

                                                30,912         60        584     30,388
                                              --------   --------   --------   --------

                                              $140,002   $     60   $  2,302   $137,760
                                              ========   ========   ========   ========

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES HELD TO MATURITY (CONTINUED)

                                                             December 31, 2004
                                              -------------------------------------------------
                                                                          Gross        Gross
                                               Carrying    Unrealized   Unrealized   Estimated
                                                 Value       Gains        Losses     Fair Value
                                              ----------   ----------   ----------   ----------
                                                                (In Thousands)

U.S. Government Agencies:
     Due after one through five years         $    7,499   $       20   $       --   $    7,519
     Due after five through ten years             29,228           67          173       29,122
     Due after ten years                          41,293            8          175       41,126
                                              ----------   ----------   ----------   ----------

                                                  78,020           95          348       77,767
                                              ----------   ----------   ----------   ----------

Mortgage-backed securities:
     Due after five years through ten years          529           29           --          558
     Due after ten years                          38,487          438          143       38,782
                                              ----------   ----------   ----------   ----------

                                                  39,016          467          143       39,340
                                              ----------   ----------   ----------   ----------

                                              $  117,036   $      562   $      491   $  117,107
                                              ==========   ==========   ==========   ==========


During the year ended December 31, 2005, proceeds from sales of securities held to maturity totaled $7,373,000, including gross gains of $37,000 and gross losses of $9,000. The securities sold consisted of mortgage-backed securities on which we had already collected more than eighty-five percent of the principal outstanding at the purchase date and U.S. Government Agency bonds which were within three months of their call dates and on which the exercise of the call was determined to be probable. There were no sales of securities held to maturity during the years ended December 31, 2004 and 2003. At December 31, 2005 and 2004, mortgage-backed securities with a carrying value of approximately $1,128,000 and $1,510,000, respectively, were pledged to secure public deposits (see Note 9 for information on securities pledged for borrowings).

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES HELD TO MATURITY (CONTINUED)

The age of unrealized losses and fair value of related securities held to maturity were as follows:

                          Less than 12 Months       More than 12 Months            Total
                       -----------------------   -----------------------   -----------------------
                          Fair      Unrealized      Fair      Unrealized      Fair      Unrealized
                          Value       Losses        Value       Losses        Value       Losses
                       ----------   ----------   ----------   ----------   ----------   ----------
                                                    (In Thousands)

December 31, 2005:
     U.S. Government
         Agencies      $   72,957   $      841   $   34,415   $      877   $  107,372   $    1,718
     Mortgage-backed
         securities        14,834          199       12,163          385       26,997          584
                       ----------   ----------   ----------   ----------   ----------   ----------

                       $   87,791   $    1,040   $   46,578   $    1,262   $  134,369   $    2,302
                       ==========   ==========   ==========   ==========   ==========   ==========

December 31, 2004:
     U.S. Government
         Agencies      $   28,789   $      232   $    9,000   $      116   $   37,789   $      348
     Mortgage-backed
         securities        13,492          131        1,035           12       14,527          143
                       ----------   ----------   ----------   ----------   ----------   ----------

                       $   42,281   $      363   $   10,035   $      128   $   52,316   $      491
                       ==========   ==========   ==========   ==========   ==========   ==========

At December 31, 2005, management concluded that the unrealized losses above (which related to thirty-three U.S. Government Agency bonds and eighteen Fannie Mae or Freddie Mac mortgage-backed securities) are temporary in nature since they are not related to the underlying credit quality of the issuers and the Company has the ability and intent to hold these securities for a time necessary to recover their cost. The losses above are primarily related to market interest rates.

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE

                                                              December 31,
                                                        ------------------------
                                                          2005             2004
                                                        --------        --------
                                                             (In Thousands)

Real estate mortgage:
     Residential                                        $ 34,901        $ 34,855
     Commercial                                          185,170         158,755
     Construction                                         28,743          19,209
                                                        --------        --------

                                                         248,814         212,819
                                                        --------        --------

Commercial:
     Business loans                                        2,871           3,917
     Lines of credit                                      11,707          11,206
                                                        --------        --------

                                                          14,578          15,123
                                                        --------        --------

Consumer:
     Passbook or certificate                                  63             105
     Home equity lines of credit                           4,103           1,477
     Home equity                                          20,194          19,152
     Automobile                                              114             194
     Personal                                                173             308
                                                        --------        --------

                                                          24,647          21,236
                                                        --------        --------

Deposit overdrafts                                           106             137
                                                        --------        --------

       Total Loans                                       288,145         249,315
                                                        --------        --------

Deferred loan fees, net                                      604             429
Allowance for loan losses                                  3,090           2,506
                                                        --------        --------

                                                           3,694           2,935
                                                        --------        --------

                                                        $284,451        $246,380
                                                        ========        ========

At December 31, 2005 and 2004, loans serviced by the Bank for the benefit of others, which consist of participation interests in loans originated by the Bank, totaled approximately $5,030,000 and $6,003,000, respectively.

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE (CONTINUED)

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

                                                      Years Ended December 31,
                                                      ------------------------
                                                         2005         2004
                                                        -------     -------
                                                           (In Thousands)

Balance - beginning                                     $ 6,599     $ 7,818
     Loans originated                                     7,828       4,294
     Collections of principal                            (7,817)     (2,759)
     Loans to persons newly (no longer) associated          104      (2,754)
                                                        -------     -------

Balance - ending                                        $ 6,714     $ 6,599
                                                        =======     =======

The following is an analysis of the allowance for loan losses:

                                                      Years Ended December 31,
                                                   -----------------------------
                                                    2005        2004       2003
                                                   -------    -------    -------
                                                          (In Thousands)

Balance - beginning                                $ 2,506    $ 2,113    $ 1,233
     Provision charged to operations                 1,118        690        880
     Recoveries of loans previously charged off         12         35         --
     Loans charged off                                (546)      (332)        --
                                                   -------    -------    -------

Balance - ending                                   $ 3,090    $ 2,506    $ 2,113
                                                   =======    =======    =======

At December 31, 2005 and 2004, nonaccrual loans for which the accrual of interest had been discontinued totaled approximately $787,000 and $553,000, respectively. Had these loans been performing in accordance with their original terms, the interest income recognized for the years ended December 31, 2005, 2004 and 2003 would have been approximately $66,000, $43,000 and $6,000, respectively. Interest income recognized on such loans was approximately
$10,000, $29,000 and $-0-, respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on a nonaccrual status.

At December 31, 2005 and 2004, impaired loans, all of which are on nonaccrual status, totaled $705,000 and $448,000, respectively, and the related specific allocation of allowance for loan losses totaled $214,000 and $90,000, respectively. There were no impaired loans which did not have a specific allocation of the allowance for loan losses. During the years ended December 31, 2005 and 2004, the average balance of impaired loans was $1,141,000 and $275,000, respectively, and interest income recognized during the period of impairment totaled $7,000 and $20,000, respectively. At and for the year ended December 31, 2003, no loans were deemed to be impaired.

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PREMISES AND EQUIPMENT

                                                              December 31,
                                                          ---------------------
                                                            2005          2004
                                                          -------       -------
                                                             (In Thousands)


Land                                                      $   890       $   890
Buildings and improvements                                  3,546         3,538
Leasehold improvements                                        345           338
Furniture, fixtures and equipment                           1,777         1,601
                                                          -------       -------

                                                            6,558         6,367
Accumulated depreciation and amortization                  (1,040)         (688)
                                                          -------       -------

                                                          $ 5,518       $ 5,679
                                                          =======       =======

Buildings and improvements includes a building constructed on property leased from a related party (see Note 3).

Rental expenses related to the occupancy of premises totaled $205,000, $170,000 and $170,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The minimum obligation under lease agreements expiring through August 31, 2010, for each of the years ended December 31 is as follows (in thousands):

                            2006               $   244
                            2007                   242
                            2008                   182
                            2009                   187
                            2010                   127
                                               --------

                                                  $982
                                               ========

NOTE 7 - INTEREST RECEIVABLE

                                                               December 31,
                                                         -----------------------
                                                           2005           2004
                                                         --------       --------
                                                             (In Thousands)

Loans                                                    $  1,519       $  1,219
Securities                                                  1,585          1,110
                                                         --------       --------

                                                         $  3,104       $  2,329
                                                         ========       ========

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - DEPOSITS

                                                             December 31,
                                                      --------------------------
                                                        2005              2004
                                                      --------          --------
                                                           (In Thousands)


Demand:
     Non-interest bearing                             $ 30,143          $ 20,557
     NOW                                                20,827            23,155
     Money market                                        1,623             2,483
                                                      --------          --------

                                                        52,593            46,195

Savings and club                                       167,534           197,868
Certificates of deposit                                142,724            93,180
                                                      --------          --------

                                                      $362,851          $337,243
                                                      ========          ========

At December 31, 2005 and 2004, certificates of deposit of $100,000 or more totaled approximately $59,417,000 and $34,801,000, respectively.

The scheduled maturities of certificates of deposit were as follows:

                                                               December 31,
                                                       --------         --------
                                                         2005             2004
                                                       --------         --------
                                                            (In Thousands)


One year or less                                       $ 85,440         $ 54,367
After one year to three years                            43,073           32,761
After three years                                        14,211            6,052
                                                       --------         --------

                                                       $142,724         $ 93,180
                                                       ========         ========

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - SHORT-TERM BORROWINGS AND LONG-TERM DEBT

Short-term borrowings and long-term debt consist of the following:


                                                                                   December 31,
                                                                             -----------------------
                                                                                2005         2004
                                                                             ----------   ----------
                                                                                  (In Thousands)

Short-term borrowings:
     Federal Home Loan Bank of New York 2.47% advance maturing
         February 22, 2005                                                   $       --   $    5,000
     Federal Home Loan Bank of New York 2.68% advance maturing
         May 19, 2005                                                                --        5,000
                                                                             ----------   ----------

                                                                             $       --   $   10,000
                                                                             ==========   ==========

Long-term borrowings:
     Federated Home Loan Bank of New York ("FHLB") Repurchase Agreements:
         3.33% maturing July 15, 2015                                        $   15,000   $       --
         3.53% maturing August 2, 2015                                           10,000           --
         3.44% maturing August 26, 2015                                          10,000           --
         3.27% maturing August 31, 2015                                          15,000           --
     Trust  preferred  floating  rate  junior  subordinated  debenture maturing June 17, 2034;  interest  rate adjusts  quarterly to
         LIBOR plus
         2.65% (7.15% at December 31, 2005 and 5.15% at December 31, 2004)        4,124        4,124
                                                                             ----------   ----------

                                                                             $   54,124   $    4,124
                                                                             ==========   ==========

Additional information regarding short-term borrowings is as follows:

                                                    December 31,
                                              ------------------------
                                                 2005          2004
                                              ----------    ----------
                                                    (In Thousands)

Average balance outstanding during the year   $    9,691    $   23,400
Highest month-end balance during the year         21,400        25,000
Average interest rate during the year               3.14%         1.54%
Weighted average interest rate at year-end            --          2.58%

The trust preferred debenture is callable, at the Company's option, on June 17, 2009, and quarterly thereafter.

At December 31, 2005 and 2004, securities held to maturity with a carrying value of approximately $75,968,000 and $32,447,000, respectively, were pledged to secure the above noted Federal Home Loan Bank of New York borrowings.

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - REGULATORY MATTERS

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

Quantitative measures, established by regulation to ensure capital adequacy, require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations), to risk-weighted assets, (as defined), and of Tier 1 capital to average assets (as defined). The following table presents information as to the Bank's capital levels.

                                                                                         To be Well Capitalized
                                                                                              under Prompt
                                                                  For Capital Adequacy     Corrective Action
                                                Actual                  Purposes              Provisions
                                         --------------------    ---------------------   ----------------------
                                          Amount       Ratio      Amount        Ratio      Amount       Ratio
                                         --------    --------    --------     --------   --------     --------
                                                                (Dollars in Thousands)

As of December 31, 2005:
     Total capital (to risk-weighted
         assets)                          $37,836       12.62%   $ >23,982      >8.00%   $ >29,977    >10.00%
                                                                   -            -          -          -
     Tier 1 capital (to risk-weighted
         assets)                           34,746       11.59      >     -      >    -     >17,986      >6.00
                                                                   -            -          -            -
     Tier 1 capital (to average assets)    34,746        7.75      >17,937       >4.00     >22,421      >5.00
                                                                   -             -         -            -
As of December 31, 2004:
     Total capital (to risk-weighted
         assets)                          $32,368       12.83%   $ >20,117      >8.00%   $ >25,222     >10.00%
                                                                   -            -          -           -
     Tier 1 capital (to risk-weighted
         assets)                           29,862       11.84      >     -      >   -      >15,133      >6.00
                                                                   -            -          -            -
     Tier 1 capital (to average assets)    29,862        7.75      >15,409       >4.00     >19,261      >5.00
                                                                   -             -         -            -

NOTE 11 - BENEFITS PLAN

Stock Options

     Stock options granted under stockholder approved stock option plans may be either options that qualify as incentive stock options as defined in
     Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options. Options granted were scheduled to vest and become exercisable on a cumulative basis in equal installments at the rate of 20% per year commencing on the date of grant and continuing through the next four anniversary dates. Vested options may be exercised up to ten years from the date of grant. All options granted will be exercisable in the event the optionee terminates his employment due to death or disability.

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - BENEFITS PLAN (CONTINUED)

Stock Options (Continued)

     On December 14, 2005, the Board of Directors of the Company approved the acceleration of the vesting and exercisability of all unvested and unexercisable stock options granted as a part of the 2003 and 2002 Stock Option Plans of the Company held by directors, officers or employees. As a result, options to purchase 218,195 shares of common stock, which would otherwise have vested and become exercisable from time to time over the next three years, became fully vested and immediately exercisable on December 20, 2005. The number of shares and exercise prices of the options subject to acceleration were unchanged. The accelerated options have exercise prices that range from $5.29 to $11.84 per share. The accelerated options include 194,964 options held by directors and executive officers and 23,231 options held by employees.

     A summary of stock option activity, adjusted to retroactively reflect subsequent stock dividends, follows:

                                                                 Weighted
                             Number of        Range of            Average
                           Option Shares    Exercise Price     Exercise Price
                          --------------    --------------    --------------
December 31, 2002                240,479        $5.29            $ 5.29
     Options granted             324,539      9.34-10.18           9.34
     Options exercised                --           --                --
                          --------------

December 31, 2003                565,018      5.29-10.18           7.62
     Options granted             185,523         11.84            11.84
     Options exercised          (152,790)     5.29-10.18           7.02
     Options cancelled          (153,315)      5.29-9.34           8.39
                          --------------

December 31, 2004                444,436      5.29-11.84           9.32
     Options granted              28,575     15.60-15.65          15.64
     Options exercised           (43,500)     5.29-11.84           8.24
     Options cancelled            (1,058)        5.29              5.29
                          --------------

December 31, 2005                428,454     $5.29-$15.65        $ 9.79
                          ==============

Exercisable at:
     December 31, 2005:          101,093         $5.29           $ 5.29
                                 298,785      9.34 - 11.84        10.76
                                  28,576     15.60 - 15.65        15.64
                          --------------

                                 428,454      5.29 - 15.65         9.79
                          ==============
     December 31, 2004           105,511      5.29 - 11.84         8.98
     December 31, 2003           161,099      5.29 - 10.18         6.92

     At December 31, 2005 and 2004, the stock options outstanding had a weighted-average remaining contractual life of 7.9 years and 8.7 years, respectively.

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - BENEFITS PLAN (CONTINUED

Stock Options (Continued)

     The Company, as permitted by SFAS No. 123, recognizes compensation cost for stock options granted based on the intrinsic value method instead of the fair value based method. The grant-date fair values of the stock options granted during 2005, 2004 and 2003, which have exercise prices equal to the market price of the common stock at the grant date, were estimated using the Black-Scholes option-pricing model. Such fair value and the assumptions used for estimating fair value are as follows:

                                               Years Ended December 31,
                                        -----------------------------------
                                          2005         2004          2003
                                        ---------    ---------     ---------

Grant-date fair value per share(a)         $9.92        $7.65          $5.66
Expected common stock dividend yield        0.00%        0.00%          0.00%
Expected option life                     5.0 years    7.0 years     7.0 years
Risk-free interest rate                     4.36%        3.92%         4.05%
Volatility                                 73.84%       62.58%        56.20%

     (a) Adjusted for subsequent stock dividends.

NOTE 12 - DIVIDEND RESTRICTIONS

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


NOTE 13 - INCOME TAXES

The components of income tax expense are summarized as follows:

                                                  Years Ended December 31,
                                            -----------------------------------
                                             2005          2004           2003
                                            -------       -------       -------
                                                       (In Thousands)
Current income tax expense:
     Federal                                $ 2,600       $ 1,931       $ 1,342
     State                                      370           551           436
                                            -------       -------       -------

                                              2,970         2,482         1,778
                                            -------       -------       -------

Deferred income tax (benefit):
     Federal                                   (174)          (88)          (97)
     State                                      (51)           14           (67)
                                            -------       -------       -------

                                               (225)          (74)         (164)
                                            -------       -------       -------

                                            $ 2,745       $ 2,408       $ 1,614
                                            =======       =======       =======

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - INCOME TAXES (CONTINUED)

The tax effects of existing temporary difference that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

                                                                 December 31,
                                                            --------------------
                                                              2005        2004
                                                            --------    --------
                                                               (In Thousands)

Deferred income tax assets:
     Allowance for loan losses                              $  1,234    $  1,001
     Other                                                        16          24
                                                            --------    --------

                                                               1,250       1,025
                                                            --------    --------

Deferred income tax liabilities:
     Depreciation                                                253         253
                                                            --------    --------

       Net Deferred Tax Asset                               $    997    $    772
                                                            ========    ========

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income tax expense:

                                                              Years Ended December 31,
                                                         -------------------------------
                                                           2005       2004         2003
                                                         -------     -------     -------
                                                                 (In Thousands)
Federal income tax expense at statutory rate             $ 2,541     $ 2,049     $ 1,363
Increases (reductions) in income taxes resulting from:
     State income tax, net of federal income
         tax effect                                          211         373         244
     Other items, net                                         (7)        (14)          7
                                                         -------     -------     -------

       Effective Income Tax                              $ 2,745     $ 2,408     $ 1,614
                                                         =======     =======     =======

EFFECTIVE INCOME TAX RATE                                   36.7%       40.0%       40.3%
                                                         =======     =======     =======

The Investment Company commenced operations in January 2005. Under New Jersey tax law, the Investment Company is subject to a 3.6% state income tax rate as compared to the 9.0% rate to which the Company, Bank, and Leasing Company are subject. The presence of the Investment Company during the year ended December 31, 2005 resulted in an income tax savings of approximately $223,000 and reduced the consolidated effective income tax rate by approximately 3.0%.

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - OTHER EXPENSES

The following is an analysis of other expenses:

                                                      Years Ended December 31,
                                                  ------------------------------
                                                    2005       2004       2003
                                                  --------   --------   --------
                                                          (In Thousands)

Directors' fees                                   $    188   $    164   $    263
Legal fees                                              67        226         75
Stationery, forms and printing                         198        203        172
Professional fees                                      201        242        141
Other                                                  678        606        406
                                                  --------   --------   --------

                                                  $  1,332   $  1,441   $  1,057
                                                  ========   ========   ========

NOTE 15 - COMMITMENTS AND CONTINGENCIES

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

Outstanding loan related commitments were as follows:

                                                              December 31,
                                                        ----------    ----------
                                                           2005           2004
                                                        ----------    ----------
                                                             (In Thousands)

Loan origination                                        $   15,000    $   18,760
Construction loans in process                               20,025        10,795
Unused lines of credit                                      10,209         9,217
                                                        ----------    ----------

                                                        $   45,234    $   38,772
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

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company and the Bank, from time to time, may be party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the financial statements. As of December 31, 2005, the Company and the Bank were not parties to any material litigation.


NOTE 16 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Cash and Cash Equivalents and Interest Receivable

     The carrying amounts for cash and cash equivalents and interest receivable approximate fair value.

Securities

     The fair values for securities, both available for sale and held to maturity, are based on quoted market prices or dealer prices, if available. If quoted market prices or dealer prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities.

Loans Held for Sale

     The fair value of loans held for sale is estimated based on market price quoted by the investors.

Loans Receivable

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

Borrowed Money

     The fair value of short-term  borrowings and long-term debt is estimated by
     discounting   future  cash  flows  using  rates  currently   available  for
     liabilities of similar remaining maturities.

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Commitments to Extend Credit

     The fair value of credit commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 15.

The carrying values and estimated fair values of financial instruments are as follows:

                                                         December 31,
                                       -------------------------------------------------
                                                 2005                      2004
                                       -----------------------   -----------------------
                                        Carrying    Estimated     Carrying    Estimated
                                         Value      Fair Value     Value      Fair Value
                                       ----------   ----------   ----------   ----------
                                                        (In Thousands)

Financial assets:
     Cash and cash equivalents         $   25,147   $   25,147   $    4,534   $    4,534
     Securities held to maturity          140,002      137,760      117,036      117,107
     Loans held for sale                      780          780           --           --
     Loans receivable                     284,451      284,676      246,380      247,350
     Interest receivable                    3,104        3,104        2,329        2,329

Financial liabilities:
     Deposits                             362,851      362,193      337,243      336,423
     Short-term borrowings                     --           --       10,000       10,000
     Long-term debt                        54,124       50,107        4,124        4,164
     Accrued interest payable                 499          499          176          176


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

In addition, fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business, and exclude the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment, and advance payments by borrowers for taxes and insurance. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Commitments to Extend Credit (Continued)

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.


NOTE 17 - PARENT ONLY FINANCIAL INFORMATION

                        STATEMENTS OF FINANCIAL CONDITION
                                                              December 31,
                                                         ---------    ---------
                                                           2005         2004
                                                         ---------    ---------
                                                             (In Thousands)

                                     ASSETS
Cash and due from banks                                  $  14,806    $      14
Investment in subsidiaries                                  34,743       29,862
Restricted common stock                                        124          124
Stock subscriptions receivable                               2,353           --
Other assets                                                    97          218
                                                         ---------    ---------

       Total Assets                                      $  52,123    $  30,218
                                                         =========    =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Borrowed money                                      $   4,124    $   4,124
     Due to subsidiaries                                        --           47
     Other liabilities                                         152           11
                                                         ---------    ---------

       Total Liabilities                                     4,276        4,182
                                                         ---------    ---------

Stockholders' equity
     Common stock                                              323          239
     Paid-in capital                                        45,518       27,725
     Treasury stock                                           (795)          --
     Retained earnings (accumulated deficit)                 2,801       (1,928)
                                                         ---------    ---------

       Total Stockholders' Equity                           47,847       26,036
                                                         ---------    ---------

       Total Liabilities and Stockholders' Equity        $  52,123    $  30,218
                                                         =========    =========

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT ONLY FINANCIAL INFORMATION

                              STATEMENTS OF INCOME

                                                               Years Ended December 31,
                                                            ----------------------------
                                                                2005             2004
                                                            ------------    ------------
                                                                    (In Thousands)


Dividend from subsidiaries                                  $         --    $         --

Interest expense, borrowed money                                     245              98
                                                            ------------    ------------

       Loss before Income Tax and Equity in Undistributed
           Earnings of Subsidiaries                                 (245)            (98)

Income tax benefit                                                    93              38
                                                            ------------    ------------

       Loss before Equity in Undistributed
           Earnings of Subsidiaries                                 (152)            (60)

Equity in undistributed earnings of subsidiary                     4,881           3,679
                                                            ------------    ------------

       Net Income                                           $      4,729    $      3,619
                                                            ============    ============

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

                             STATEMENTS OF CASH FLOW

                                                                  Years Ended December 31,
                                                                ------------    ------------
                                                                    2005            2004
                                                                ------------    ------------
                                                                       (In Thousands)


CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                 $      4,729    $      3,619
     Adjustments to reconcile net income to net cash used in
         operating activities:
         Equity in undistributed earnings of the subsidiaries         (4,881)         (3,679)
         (Increase) decrease in other assets                             121             (39)
         (Increase) in stock subscriptions receivable                 (2,353)             --
         Increase (decrease) in due to subsidiaries                      (47)             47
         Increase in other liabilities                                   141              11
                                                                ------------    ------------

       Net Cash Used in Operating Activities                          (2,290)            (41)
                                                                ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of restricted common stock                                  --            (124)
     Additional investment in subsidiaries                                --          (5,066)
                                                                ------------    ------------

       Net Cash Used in Investing Activities                              --          (5,190)
                                                                ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds of long-term debt                                           --           4,124
     Proceeds from sales of common stock                              17,877           1,071
     Purchase of treasury stock                                         (795)             --
                                                                ------------    ------------

       Net Cash Provided by Financing Activities                      17,082           5,195
                                                                ------------    ------------

       Net Increase (Decrease) in Cash and Cash Equivalents           14,792             (36)

CASH AND CASH EQUIVALENTS - BEGINNING                                     14              50
                                                                ------------    ------------

CASH AND CASH EQUIVALENTS - ENDING                              $     14,806    $         14
                                                                ============    ============

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                        Quarter Ended
                                                 ---------------------------------------------------------
                                                   March 31,      June 30,     September 30,  December 31,
                                                     2005           2005           2005           2005
                                                 ------------   ------------   ------------   ------------
                                                           (In Thousands, Except Per Share Amounts)

Interest income                                  $      5,703   $      6,098   $      6,442   $      6,922
Interest expense                                        1,936          2,120          2,459          2,730
                                                 ------------   ------------   ------------   ------------

       Net Interest Income                              3,767          3,978          3,983          4,192

Provision for loan losses                                 260            300            200            358
                                                 ------------   ------------   ------------   ------------

       Net Interest Income after Provision for
           Loan Losses                                  3,507          3,678          3,783          3,834

Non-interest income                                       176            226            205            271
Non-interest expenses                                   1,900          1,972          2,095          2,239
                                                 ------------   ------------   ------------   ------------

       Income before Income Taxes                       1,783          1,932          1,893          1,866

Income taxes                                              638            723            702            682
                                                 ------------   ------------   ------------   ------------

       Net Income                                $      1,145   $      1,209   $      1,191   $      1,184
                                                 ============   ============   ============   ============

Net income per common share:
     Basic                                       $       0.31   $       0.32   $       0.32   $       0.31
                                                 ============   ============   ============   ============

     Diluted                                     $       0.29   $       0.31   $       0.31   $       0.29
                                                 ============   ============   ============   ============

Weighted average number of common
     shares outstanding:
     Basic                                              3,742          3,736          3,717          3,880
                                                 ============   ============   ============   ============

     Diluted                                            3,922          3,908          3,901          4,064
                                                 ============   ============   ============   ============

--------------------------------------------------------------------------------

BCB BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                                    Quarter Ended
                                             ---------------------------------------------------------
                                               March 31,      June 30,     September 30,  December 31,
                                                 2004           2004           2004           2004
                                             ------------   ------------   ------------   ------------
                                                       (In Thousands, Except Per Share Amounts)

Interest income                              $      4,599   $      5,061   $      5,395   $      5,645
Interest expense                                    1,483          1,671          1,836          1,955
                                             ------------   ------------   ------------   ------------

       Net Interest Income                          3,116          3,390          3,559          3,690

Provision for loan losses                             200            150             90            250
                                             ------------   ------------   ------------   ------------

       Net Interest Income after Provision
           for Loan Losses                          2,916          3,240          3,469          3,440

Non-interest income                                   153            135            189            146
Non-interest expenses                               1,898          2,093          1,923          1,747
                                             ------------   ------------   ------------   ------------

       Income before Income Taxes                   1,171          1,282          1,735          1,839

Income taxes                                          471            512            692            733
                                             ------------   ------------   ------------   ------------

       Net Income                            $        700   $        770   $      1,043   $      1,106
                                             ============   ============   ============   ============

Net income per common share:
     Basic                                   $       0.19   $       0.21   $       0.28   $       0.30
                                             ============   ============   ============   ============

     Diluted                                 $       0.18   $       0.20   $       0.27   $       0.28
                                             ============   ============   ============   ============

Weighted average number of common
     shares outstanding:
     Basic                                          3,625          3,741          3,741          3,741
                                             ============   ============   ============   ============

     Diluted                                        3,888          3,888          3,835          3,900
                                             ============   ============   ============   ============

--------------------------------------------------------------------------------