Form 10-K, Exhibit 13
period 2006-12-31
BCB BANCORP INC
filed 2007-03-23
CIK 1228454

EXHIBIT 13

                        CONSOLIDATED FINANCIAL STATEMENTS

                       BCB Bancorp, Inc. and Subsidiaries

                          Consolidated Financial Report

                                December 31, 2006

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Table of Contents

                                                                           Page
                                                                          ------

Consolidated Financial Statements

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

[bmc LOGO]

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
BCB Bancorp, Inc. and Subsidiaries
Bayonne, New Jersey

      We have audited the accompanying consolidated statements of financial condition of BCB Bancorp, Inc. and Subsidiaries (the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BCB Bancorp, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.


                                          /s/ Beard Miller Company LLP


Beard Miller Company LLP
Pine Brook, New Jersey
March 14, 2007

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Consolidated Statements of Financial Condition

                                                                                             December 31,
                                                                                      --------------------------
                                                                                         2006            2005
                                                                                      ----------      ----------
                                                                                 (In Thousands, except for share data)
                                     Assets

     Cash and amounts due from depository institutions                                $    3,400      $    2,987
     Interest-bearing deposits                                                            22,437          22,160
                                                                                      ----------      ----------

         Cash and Cash Equivalents                                                        25,837          25,147

     Securities held to maturity, fair value $146,018 and $137,760,
         respectively                                                                    148,672         140,002
     Loans held for sale                                                                   2,976             780
     Loans receivable, net of allowance for loan losses of $3,733 and $3,090,
         respectively                                                                    318,130         284,451
     Premises and equipment                                                                5,885           5,518
     Federal Home Loan Bank of New York stock                                              3,724           2,778
     Interest receivable                                                                   3,697           3,104
     Stock subscriptions receivable                                                           --           2,353
     Deferred income taxes                                                                 1,238             997
     Other assets                                                                            676           1,112
                                                                                      ----------      ----------

         Total Assets                                                                 $  510,835      $  466,242
                                                                                      ==========      ==========

                      Liabilities and Stockholders' Equity

Liabilities

     Deposits                                                                         $  382,747      $  362,851
     Long-term debt                                                                       74,124          54,124
     Other liabilities                                                                     2,001           1,420
                                                                                      ----------      ----------

         Total Liabilities                                                               458,872         418,395
                                                                                      ----------      ----------

Stockholders' Equity
     Common stock, stated value $0.06; 10,000,000 shares authorized;
         5,063,432 and 5,050,552 shares, respectively, issued                                324             323
     Paid-in capital                                                                      45,632          45,518
     Treasury stock, at cost, 55,293 and 51,316 shares, respectively                        (859)           (795)
     Retained earnings                                                                     6,866           2,801
                                                                                      ----------      ----------

         Total Stockholders' Equity                                                       51,963          47,847
                                                                                      ----------      ----------

         Total Liabilities and Stockholders' Equity                                   $  510,835      $  466,242
                                                                                      ==========      ==========


See notes to consolidated financial statements.
--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Consolidated Statements of Income

                                                                      Years Ended December 31,
                                                               -------------------------------------
                                                                  2006          2005          2004
                                                               ---------     ---------     ---------
                                                              (In Thousands, Except for Per Share Data)
Interest Income
   Loans                                                       $  22,770     $  18,760     $  14,784
   Securities                                                      8,046         6,297         5,757
   Other interest-earning assets                                     445            71           159
                                                               ---------     ---------     ---------

       Total Interest Income                                      31,261        25,128        20,700
                                                               ---------     ---------     ---------

Interest Expense
   Deposits:
      Demand                                                         426           329           351
      Savings and club                                             2,611         3,958         3,981
      Certificates of deposit                                      7,807         3,736         2,153
                                                               ---------     ---------     ---------

                                                                  10,844         8,023         6,485
   Borrowed money                                                  2,633         1,222           460
                                                               ---------     ---------     ---------

       Total Interest Expense                                     13,477         9,245         6,945
                                                               ---------     ---------     ---------
       Net Interest Income                                        17,784        15,883        13,755

Provision for Loan Losses                                            625         1,118           690
                                                               ---------     ---------     ---------

       Net Interest Income after Provision for Loan Losses        17,159        14,765        13,065

                                                               ---------     ---------     ---------

Non-Interest Income
   Fees and service charges                                          595           541           517
   Gain on sales of loans originated for sale                        635           313           136
   Loss on sale of non-performing loans                               --            --           (56)
   Gain on sales of securities held to maturity                       --            28            --
   Other                                                              30            33            26
                                                               ---------     ---------     ---------

       Total Non-Interest Income                                   1,260           915           623
                                                               ---------     ---------     ---------

Non-Interest Expenses
   Salaries and employee benefits                                  5,210         4,428         3,976
   Occupancy expense of premises                                     900           701           655
   Equipment                                                       1,734         1,581         1,428
   Advertising                                                       329           164           161
   Other                                                           1,459         1,332         1,441
                                                               ---------     ---------     ---------

       Total Non-Interest Expenses                                 9,632         8,206         7,661
                                                               ---------     ---------     ---------
       Income before Income Taxes                                  8,787         7,474         6,027

Income Taxes                                                       3,220         2,745         2,408
                                                               ---------     ---------     ---------

       Net Income                                              $   5,567     $   4,729     $   3,619
                                                               =========     =========     =========
Net Income per Common Share
   Basic                                                       $    1.11     $    1.25     $    0.97
                                                               =========     =========     =========

   Diluted                                                     $    1.08     $    1.20     $    0.93
                                                               =========     =========     =========

Weighted Average Number of Common Shares Outstanding
   Basic                                                           5,005         3,769         3,713
                                                               =========     =========     =========

   Diluted                                                         5,172         3,944         3,878
                                                               =========     =========     =========


See notes to consolidated financial statements.
--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 2006, 2005 and 2004

                                                                                            Retained
                                                                                            Earnings
                                                     Common      Paid-In       Treasury   (Accumulated
                                                     Stock       Capital        Stock        Deficit)        Total
                                                    --------    ---------    -------------  -------------   ---------
                                                                            (In Thousands)
Balance - December 31, 2003                         $    230     $ 26,484      $     --      $ (5,547)     $ 21,167

     Exercise of stock options                             9        1,062            --            --         1,071
     Tax benefit from exercise of stock options           --          179            --            --           179
     Net income                                           --           --            --         3,619         3,619
                                                    --------     --------      --------      --------      --------

Balance - December 31, 2004                              239       27,725            --        (1,928)       26,036

     Net sale of common stock                             81       17,409            --            --        17,490
     Exercise of stock options                             3          384            --            --           387
     Treasury stock purchases                             --           --          (795)           --          (795)
     Net income                                           --           --            --         4,729         4,729
                                                    --------     --------      --------      --------      --------

Balance - December 31, 2005                              323       45,518          (795)        2,801        47,847

     Stock-based compensation                             --           25            --            --            25
     Stock issuance cost                                  --           (9)           --            --            (9)
     Exercise of stock options                             1           98            --            --            99
     Treasury stock purchases                             --           --           (64)           --           (64)

     Cash dividend ($0.30 per share) declared             --           --            --        (1,502)       (1,502)
     Net income                                           --           --            --         5,567         5,567
                                                    --------     --------      --------      --------      --------

Balance - December 31, 2006                         $    324     $ 45,632      $   (859)     $  6,866      $ 51,963
                                                    ========     ========      ========      ========      ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows

                                                                         Years Ended December 31,
                                                                   ------------------------------------
                                                                     2006          2005          2004
                                                                   --------      --------      --------
                                                                              (In Thousands)
Cash Flows from Operating Activities
   Net income                                                      $  5,567      $  4,729      $  3,619
   Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation of premises and equipment                         342           352           342
         Amortization (accretion), net                                 (657)         (548)         (369)
         Provision for loan losses                                      625         1,118           690
              Stock-based compensation                                   25            --            --
         Deferred income tax (benefit)                                 (241)         (225)          (74)
         Gain on sales of securities held to maturity                    --           (28)           --
         Loans originated for sale                                  (36,277)      (17,900)      (12,031)
         Proceeds from sales of loans originated for sale            34,716        17,433        12,167
         Gain on sales of loans originated for sale                    (635)         (313)         (136)
         Loss on sale of nonperforming loans                             --            --            56
         (Increase) in interest receivable                             (593)         (775)         (473)
         Decrease (Increase) in stock subscriptions receivable        2,353        (2,353)           --
         Decrease (Increase) in other assets                            436          (497)         (152)
         Increase in accrued interest payable                           313           323            81
         Increase (decrease) in other liabilities                       268           211           (55)
                                                                   --------      --------      --------

         Net Cash Provided by Operating Activities                    6,242         1,527         3,665
                                                                   --------      --------      --------

Cash Flows from Investing Activities
   Proceeds from repayments on securities held to maturity           28,845        25,531        49,112
   Proceeds from sales of securities held to maturity                    --         7,373            --
   Purchases of securities held to maturity                         (37,500)      (55,815)      (75,823)
   Proceeds from sales of participation interests in loans            5,432         1,273         1,747
   Proceeds from sale of nonperforming loans                             --            --         1,072
   Purchases of loans                                                (7,007)       (4,645)      (12,739)
   Net increase in loans receivable                                 (32,087)      (35,296)      (48,063)
   Additions to premises and equipment                                 (709)         (191)         (317)
   Redemption (purchase) of Federal Home Loan Bank of
      New York stock                                                   (946)       (1,834)          306
                                                                   --------      --------      --------

         Net Cash Used in Investing Activities                      (43,972)      (63,604)      (84,705)
                                                                   --------      --------      --------

Cash Flows from Financing Activities
   Net increase in deposits                                          19,896        25,608        83,593
   Proceeds of long-term debt                                        70,000        50,000         4,124
   Repayment  of long-term debt                                     (50,000)           --            --
   Net change in short-term borrowings                                   --       (10,000)      (15,000)
   Purchase of treasury stock                                           (64)         (795)           --
   Cash dividend paid                                                (1,502)           --            --
   Net proceeds from issuance of common stock                            90        17,877         1,071
                                                                   --------      --------      --------

         Net Cash Provided by Financing Activities                   38,420        82,690        73,788
                                                                   --------      --------      --------

         Net Increase (Decrease) in Cash and Cash Equivalents           690        20,613        (7,252)

Cash and Cash Equivalents - Beginning                                25,147         4,534        11,786
                                                                   --------      --------      --------

Cash and Cash Equivalents - Ending                                   25,837      $ 25,147      $  4,534
                                                                   ========      ========      ========

Supplementary Cash Flows Information
   Income taxes paid                                               $  3,120      $  2,905      $  2,606
                                                                   ========      ========      ========
   Interest paid                                                   $ 13,164      $  8,922      $  6,863
                                                                   ========      ========      ========


See notes to consolidated financial statements.
--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 1 - Organization and Stock Offerings

BCB Bancorp, Inc. (the "Company") is incorporated in the State of New Jersey and is a bank holding company. The common stock of the Company is listed on the Nasdaq Electronic Bulletin Board and trades under the symbol "BCBP."

On April 27, 2005, the Company announced that the Board of Directors had approved a stock repurchase program for the repurchase of up to 5% of the Company's outstanding common stock equal to approximately 150,000 shares. The repurchases may be made from time to time as market conditions warrant. Through December 31, 2005, a total of 51,316 shares of Company common stock were repurchased at a cost of approximately $795,000 or $15.49 per share. As a consequence of the Company's decision to raise additional capital, as discussed in the next paragraph, the Company suspended its stock repurchase program. No shares were purchased under the repurchase program in 2006.

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

The Company's primary business is the ownership and operation of Bayonne Community Bank (the "Bank"). The Bank is a New Jersey commercial bank which, as of December 31, 2006, operated at three locations in Bayonne, New Jersey, and is subject to regulation, supervision, and examination by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation. The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowed funds, to invest in securities and to make loans collateralized by residential and commercial real estate and, to a lesser extent, consumer loans. BCB Holding Company Investment Corp. (the "Investment Company") was organized in January 2005 under New Jersey law as a New Jersey investment company primarily to hold investment and mortgage-backed securities.

Note 2 - Summary of Significant Accounting Policies

Basis of Consolidated Financial Statement Presentation

      The consolidated financial statements which include the accounts of the Company and its wholly-owned subsidiaries, the Bank and the Investment
      Company, have been prepared in conformity with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Basis of Consolidated Financial Statement Presentation (Continued)

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

Securities Available for Sale and Held to Maturity

      Investments in debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income component of stockholders' equity.

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

Loans Held For Sale

      Loans held for sale consist primarily of residential mortgage loans intended for sale and are carried at the lower of cost or estimated fair market value using the aggregate method. These loans are generally sold with servicing rights released. Gains and losses recognized on loan sales are based upon the cash proceeds received and the cost of the related loans sold.


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

                                                              Years
                                                    -------------------------

           Buildings                                            40
           Building improvements                              7 - 40
           Furniture, fixtures and equipment                  3 - 40
                                                    Shorter of useful life or
           Leasehold improvements                         term of lease

Federal Home Loan Bank ("FHLB") of New York

      Federal law requires a member institution of the FHLB system to hold stock of its district FHLB according to a predetermined formula. Such stock is carried at cost.

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

Note 2 - Summary of Significant Accounting Policies (Continued)

Net Income per Common Share

      Basic net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding. The diluted net income per common share is computed by adjusting the weighted average number of shares of common stock outstanding to include the effects of outstanding stock options, if dilutive, using the treasury stock method. For the years ended December 31, 2006, 2005 and 2004, the difference in the weighted average number of basic and diluted common shares was due solely to the effects of outstanding stock options. No adjustments to net income were necessary in calculating basic and diluted net income per share.

Stock-Based Compensation Plans

      The Company, under plans approved by its stockholders in 2003 and 2002, has granted stock options to employees and outside directors. See note 11 for additional information as to option grants. Through December 31, 2005, the Company accounted for options granted using the intrinsic value method, in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under APB No. 25, generally, when the exercise price of the Company's stock options equaled the market price of the underlying stock on the date of the grant, no compensation expense was recognized. Accordingly, prior to January 1, 2006, no compensation expense has been reflected in net income for the options granted as all such grants have an exercise price equal to the market price of the underlying stock at the date of grant.

      In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("Statement") No. 123(R), "Share-Based Payment." Statement No. 123(R) replaced Statement No. 123, "Accounting for Stock-Based Compensation," and superseded APB Opinion No.
      25.   Statement  No.  123(R)  requires   compensation   costs  related  to
      share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. Public companies were required to adopt the new standard using either the modified prospective method or restating prior periods using the modified retrospective method. Under the modified prospective method, companies were required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented was permitted under the modified prospective method. Under the modified retrospective method, companies record compensation costs for prior periods retroactively through restatement of such periods using the exact pro forma amounts disclosed in the companies' footnotes. Also, in the period of adoption and after, companies record compensation cost based on the modified prospective method.

      On January 1, 2006, we adopted Statement No. 123(R) using the modified prospective method and, accordingly, implemented a policy of recording compensation expense for all new awards granted and any awards modified after January 1, 2006. In addition, the transition rules under SFAS No. 123(R) require that, for all awards outstanding at January 1, 2006, for which the requisite service had not yet been rendered,


--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 2 - Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation Plans (Continued)

      compensation cost be recorded as such service is rendered after January 1, 2006. Statement No. 123(R) also requires that the benefits of realized tax deductions in excess of previously recognized tax benefits on compensation expense are to be reported as a financing cash flow rather than an operating cash flow, as previously required. In accordance with Staff Accounting Bulletin ("SAB") No. 107, the Company classifies share-based compensation within salaries and employee benefits and directors compensation expenses to correspond with the same line items as the cash compensation paid to such individuals.

      Compensation expense recognized for all option grants is net of estimated forfeitures and is recognized over the awards' respective requisite service periods. The fair values relating to all options granted are estimated using a Black-Scholes option pricing model. Expected volatilities are based on historical volatility of our stock and other factors, such as implied market volatility. As permitted by SAB No. 107, we use the mid-point of the original vesting period and original option life to estimate the options' expected term, which represents the period of time that the options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. We recognize compensation expense for the fair values of these option awards, which have graded vesting, on a straight-line basis over the requisite service period of these awards.

      The following table provides information as to net income and earnings per share for the years ended December 31, 2005 and 2004, as if the Company had applied the fair value recognition provisions of Statement No. 123, as amended, to all option grants prior to January 1, 2006.

                                                                            Years Ended December 31,
                                                                           -------------------------
                                                                             2005             2004
                                                                           --------         --------
                                                                  (In Thousands, except for per share amounts)
      Net income as reported                                               $  4,729         $  3,619

      Less: Total stock-based compensation expense, net of
          income taxes, included in reported net income                          --               --

      Add: Total stock-based compensation expense, net of
          income taxes, that would have been included in the
          determination of net income if the fair value method
          had been applied to all grants                                     (1,273)            (540)
                                                                           --------         --------

             Pro Forma Net Income                                          $  3,456         $  3,079
                                                                           ========         ========

      Net income per common share, as reported:
          Basic                                                            $   1.25         $   0.97
                                                                           ========         ========
          Diluted                                                          $   1.20         $   0.93
                                                                           ========         ========

      Pro forma net income per common share:
          Basic                                                            $   0.92         $   0.83
                                                                           ========         ========
          Diluted                                                          $   0.88         $   0.79
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

Note 2 - Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation Plans (Continued)

      The following table illustrates the impact of share-based compensation recorded during the year ended December 31, 2006, on reported amounts (in thousands, except per share data):

                                                                     Impact of
                                                                    Share-Based
                                                     As Reported    Compensation

      Non-interest expense                            $  9,632        $     25
      Income before income taxes                      $  8,787        $    (25)
      Income taxes                                    $  3,220        $    (10)
      Net income                                      $  5,567        $    (15)

      Net income per common share
           Basic                                      $   1.11        $   0.00
                                                      ========        ========
           Diluted                                    $   1.08        $   0.00
                                                      ========        ========

Comprehensive Income

      The Company has had, since inception, no items of other comprehensive income.

Reclassification

      Certain amounts for prior periods have been reclassified to conform to the current period's presentation.

Recent Accounting Pronouncements

      In  September  2006,  the  FASB  issued  Statement  No.  157,  Fair  Value
      Measurements, which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements. Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of Statement No. 157 on our consolidated financial position, results of operations and cash flows.

      On September 29, 2006, the FASB issued Statement No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, which amends Statement Nos. 87 and 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under Statement 158, gains and losses, prior service costs and credits, and any remaining transition amounts under Statement Nos. 87 and 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date -- the date at which the benefit obligation and plan assets are measured -- is required to be the company's fiscal year end. Statement 158 is effective for


--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 2 - Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (Continued)

      publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. As we do not presently have any defined benefit pension or postretirement plans, Statement No. 158 does not currently have any impact on the Company's consolidated financial condition or results of operations.

      In September 2006, the FASB issued FASB Staff Position AUG AIR-1, Accounting for Planned Major Maintenance Activities, which is effective for fiscal years beginning after December 15, 2006. This position statement eliminates the accrue-in-advance method of accounting for planned major maintenance activities. We do not expect this pronouncement to have a significant impact on the determination or reporting of our financial results.

      On September 13, 2006, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulleting ("SAB") No. 108. SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB No. 108, companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company's balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB No. 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that it will have no impact on the Company's consolidated financial condition or results of operations.

      In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of adopting FIN 48 on our consolidated financial statements.

      In February  2007,  the FASB  issued  Statement  No. 159,  "The Fair Value
      Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115." Statement No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. Statement No. 159 is effective for our Company January 1, 2008. The Company is evaluating the impact that the adoption of Statement No. 159 will have on our consolidated financial statements.


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

The original lease term began on November 1, 2000, and concluded on October 31, 2005, and provided for an annual base rent of $108,000 for the first three years and $111,240 for the remaining two years. The Bank has the option to renew the lease for four consecutive five-year periods, subject to a rent escalation clause. In addition, at each renewal date, the Bank has the option to purchase the property from NEW BAY, at the then current fair market value less a credit equal to the lesser of (a) the funds previously reimbursed to NEW BAY, for the new building construction, less any subsequent depreciation, or (b) $750,000. The authority to exercise the purchase option is solely vested in an officer who has no ownership interest in NEW BAY. On May 1, 2006, the Company renegotiated the lease to a twenty-five year term. The Company will pay NEW BAY $165,000 a year ( $13,750 per month) for the first 60 months. The rent shall be reset every five years thereafter at the fair market rental value at the end of each preceding five year period.

On July 1, 2002, the Bank acquired a tract of real estate in the Bergen Point section of the City of Bayonne, New Jersey. The property was purchased for $889,686 from 104 L.L.C., a limited liability corporation 100% owned by a majority of the directors and officers of the Bank. This property is included in land (see Note 6).

Note 4 - Securities Held to Maturity

                                                                 December 31, 2006
                                                ----------------------------------------------------
                                                                Gross         Gross
                                                 Carrying     Unrealized    Unrealized    Estimated
                                                  Value         Gains         Losses      Fair Value
                                                ---------     ----------    ----------    ----------
                                                                  (In Thousands)
U.S. Government Agencies:
     Due within one year                        $   2,000     $      --     $      29     $   1,971
     Due after one through five years              19,996            --           350        19,646
     Due after five through ten years              38,300            --           621        37,679
     Due after ten years                           62,298            --         1,028        61,270
                                                ---------     ---------     ---------     ---------

                                                  122,594            --         2,028       120,566
                                                ---------     ---------     ---------     ---------

Mortgage-backed securities:
     Due after one year through five years            244             2            --           246
     Due after five years through ten years         1,029            10            --         1,039
     Due after ten years                           24,805            16           654        24,167
                                                ---------     ---------     ---------     ---------

                                                   26,078            28           654        25,452
                                                ---------     ---------     ---------     ---------

                                                $ 148,672     $      28     $   2,682     $ 146,018
                                                =========     =========     =========     =========


--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 4 - Securities Held to Maturity (Continued)

                                                                 December 31, 2005
                                                ----------------------------------------------------
                                                                Gross         Gross
                                                 Carrying     Unrealized    Unrealized    Estimated
                                                  Value         Gains         Losses      Fair Value
                                                ---------     ----------    ----------    ----------
                                                                   (In Thousands)
U.S. Government Agencies:
     Due within one year                        $   6,500     $      --     $      14     $   6,486
     Due after one through five years              12,999            --           172        12,827
     Due after five through ten years              47,295            --           738        46,557
     Due after ten years                           42,296            --           794        41,502
                                                ---------     ---------     ---------     ---------

                                                  109,090            --         1,718       107,372
                                                ---------     ---------     ---------     ---------

Mortgage-backed securities:
     Due after five years through ten years           366             9            --           375
     Due after ten years                           30,546            51           584        30,013
                                                ---------     ---------     ---------     ---------

                                                   30,912            60           584        30,388
                                                ---------     ---------     ---------     ---------

                                                $ 140,002     $      60     $   2,302     $ 137,760
                                                =========     =========     =========     =========

There were no sales of securities held to maturity during the years ended December 31, 2006 and 2004. During the year ended December 31, 2005, proceeds from sales of securities held to maturity totaled $7,373,000, including gross gains of $37,000 and gross losses of $9,000. The securities sold consisted of mortgage-backed securities on which we had already collected more than eighty-five percent of the principal outstanding at the purchase date and U.S. Government Agency bonds which were within three months of their call dates and on which the exercise of the call was determined to be probable. At December 31, 2006 and 2005, mortgage-backed securities with a carrying value of approximately $966,000 and $1,128,000, respectively, were pledged to secure public deposits (see Note 9 for information on securities pledged for borrowings).


--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 4 - Securities Held to Maturity (Continued)

The age of unrealized losses and fair value of related securities held to maturity were as follows:

                            Less than 12 Months         More than 12 Months               Total
                         ------------------------    ------------------------    ------------------------
                            Fair       Unrealized       Fair       Unrealized      Fair        Unrealized
                            Value        Losses         Value        Losses        Value         Losses
                         ----------    ----------    ----------    ----------    ----------    ----------
                                                          (In Thousands)
December 31, 2006:
   U.S. Government
       Agencies          $   19,900    $      100    $  100,666    $    1,928    $  120,566    $    2,028
   Mortgage-backed
       securities               335            --        22,865           654        23,200           654
                         ----------    ----------    ----------    ----------    ----------    ----------

                         $   20,235    $      100    $  123,531    $    2,582    $  143,766    $    2,682
                         ==========    ==========    ==========    ==========    ==========    ==========

December 31, 2005:
   U.S. Government
       Agencies          $   72,957    $      841    $   34,415    $      877    $  107,372    $    1,718
   Mortgage-backed
       securities            14,834           199        12,163           385        26,997           584
                         ----------    ----------    ----------    ----------    ----------    ----------

                         $   87,791    $    1,040    $   46,578    $    1,262    $  134,369    $    2,302
                         ==========    ==========    ==========    ==========    ==========    ==========

At December 31, 2006, management concluded that the unrealized losses above (which related to 31 U.S. Government Agency bonds and 19 Fannie Mae or Freddie Mac mortgage-backed securities) are temporary in nature since they are not related to the underlying credit quality of the issuers and the Company has the ability and intent to hold these securities for a time necessary to recover their cost. The losses above are primarily related to market interest rates.


--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 5 - Loans Receivable

                                                               December 31,
                                                          ----------------------
                                                             2006         2005
                                                          ---------    ---------
                                                              (In Thousands)

      Real estate mortgage:
           Residential                                    $  43,993    $  34,901
           Commercial                                       192,141      185,170
           Construction                                      38,882       28,743
                                                          ---------    ---------

                                                            275,016      248,814
                                                          ---------    ---------

      Commercial:
           Business loans                                     7,355        2,871
           Lines of credit                                    7,350       11,707
                                                          ---------    ---------

                                                             14,705       14,578
                                                          ---------    ---------

      Consumer:
           Passbook or certificate                              106           63
           Home equity lines of credit                        3,752        4,103
           Home equity                                       28,569       20,194
           Automobile                                            57          114
           Personal                                              83          173
                                                          ---------    ---------

                                                             32,567       24,647
                                                          ---------    ---------

      Deposit overdrafts                                        150          106
                                                          ---------    ---------

             Total Loans                                    322,438      288,145
                                                          ---------    ---------

      Deferred loan fees, net                                   575          604
      Allowance for loan losses                               3,733        3,090
                                                          ---------    ---------

                                                              4,308        3,694
                                                          ---------    ---------

                                                          $ 318,130    $ 284,451
                                                          =========    =========

At December 31, 2006, 2005, and 2004, loans serviced by the Bank for the benefit of others, which consist of participation interests in loans originated by the Bank, totaled approximately $4,786,000, $5,030,000, and $6,003,000, respectively.


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

                                                       Years Ended December 31,
                                                       ------------------------
                                                         2006            2005
                                                       --------        --------
                                                            (In Thousands)

     Balance - beginning                               $  6,714        $  6,599
        Loans originated                                  6,133           7,828
        Collections of principal                         (4,272)         (7,817)
        Loans to persons newly (no longer) associated        --             104
                                                       --------        --------

     Balance - ending                                  $  8,575        $  6,714
                                                       ========        ========

The following is an analysis of the allowance for loan losses:

                                                            Years Ended December 31,
                                                       ----------------------------------
                                                         2006         2005         2004
                                                       ----------------------------------
                                                                 (In Thousands)
      Balance - beginning                              $  3,090     $  2,506     $  2,113
         Provision charged to operations                    625        1,118          690
         Recoveries of loans previously charged off          85           12           35
         Loans charged off                                  (67)        (546)        (332)
                                                       --------     --------     --------

      Balance - ending                                 $  3,733     $  3,090     $  2,506
                                                       ========     ========     ========

At December 31, 2006 and 2005, nonaccrual loans for which the accrual of interest had been discontinued totaled approximately $323,000 and $787,000, respectively. Had these loans been performing in accordance with their original terms, the interest income recognized for the years ended December 31, 2006, 2005 and 2004 would have been approximately $26,000, $66,000, and $43,000, respectively. Interest income recognized on such loans was approximately $6,000, $10,000, and $29,000, respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on a nonaccrual status.

At December 31, 2006 and 2005, impaired loans, all of which are on nonaccrual status, totaled $323,000 and $705,000, respectively, and the related specific allocation of allowance for loan losses totaled $81,000 and $214,000, respectively. There were no impaired loans which did not have a specific allocation of the allowance for loan losses. During the years ended December 31, 2006, 2005, and 2004, the average balance of impaired loans was $568,0000 $1,141,000, and $275,000, respectively, and interest income recognized during the period of impairment totaled $43,000, $7,000, and $20,000, respectively.


--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 6 - Premises and Equipment

                                                              December 31,
                                                         ----------------------
                                                           2006          2005
                                                         --------      --------
                                                             (In Thousands)

      Land                                               $    890      $    890
      Buildings and improvements                            3,546         3,546
      Leasehold improvements                                  347           345
      Furniture, fixtures and equipment                     1,905         1,777
      Construction in Progress                                579            --
                                                         --------      --------

                                                            7,267         6,558
      Accumulated depreciation and amortization            (1,382)       (1,040)
                                                         --------      --------

                                                         $  5,885      $  5,518
                                                         ========      ========

Buildings and improvements includes a building constructed on property leased from a related party (see Note 3).

Rental expenses related to the occupancy of premises totaled $386,000, $205,000, and $170,000 for the years ended December 31, 2006, 2005 and 2004, respectively. The minimum obligation under lease agreements expiring through April 30, 2031, for each of the years ended December 31 is as follows (in thousands):

                 2007                            $   407
                 2008                                347
                 2009                                352
                 2010                                292
                 2011                                165
                 Thereafter                        3,190
                                                 -------

                                                 $ 4,753
                                                 =======

Note 7 - Interest Receivable

                                                              December 31,
                                                         ----------------------
                                                           2006          2005
                                                         --------      --------
                                                             (In Thousands)

      Loans                                              $  1,806      $  1,519
      Securities                                            1,891         1,585
                                                         --------      --------

                                                         $  3,697      $  3,104
                                                         ========      ========


--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 8 - Deposits

                                                              December 31,
                                                        ------------------------
                                                           2006          2005
                                                        ----------    ----------
                                                             (In Thousands)

      Demand:
          Non-interest bearing                          $   35,275    $   30,143
          NOW                                               21,007        20,827
          Money market                                       8,022         1,623
                                                        ----------    ----------

                                                            64,304        52,593

      Savings and club                                     117,617       167,534
      Certificates of deposit                              200,826       142,724
                                                        ----------    ----------

                                                        $  382,747    $  362,851
                                                        ==========    ==========

At December 31, 2006 and 2005, certificates of deposit of $100,000 or more totaled approximately $84,480,000 and $59,417,000, respectively.

The scheduled maturities of certificates of deposit at December 31, 2006, were as follows (in thousands):

                                                     Amount
                                                   ---------

             2007                                  $ 169,495
             2008                                     16,830
             2009                                     10,554
             2010                                      3,774
             2011                                        161
             Thereafter                                   12
                                                   ---------

                                                   $ 200,826
                                                   =========


--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 9 - Short-Term Borrowings and Long-Term Debt

Long-term debt consists of the following:

                                                                                         December 31,
                                                                                    ---------------------
                                                                                      2006         2005
                                                                                    --------     --------
                                                                                        (In Thousands)
      Long-term borrowings:
          Federated Home Loan Bank of New York ("FHLB") Repurchase Agreements:
             3.33% maturing July 15, 2015                                           $     --     $ 15,000
             3.53% maturing August 2, 2015                                                --       10,000
             3.44% maturing August 26, 2015                                               --       10,000
             3.27% maturing August 31, 2015                                               --       15,000
             4.50% maturing May 22, 2016                                              10,000
             4.33% maturing July 28, 2016                                             15,000
             4.30% maturing August 16, 2016                                           20,000
             4.17% maturing August 31, 2016                                           25,000
          Trust preferred floating rate junior subordinated debenture maturing June 17, 2034; interest rate adjusts quarterly to
             LIBOR plus 2.65% (8.01% at December 31, 2006 and 7.15% at
             December 31, 2005)                                                        4,124        4,124
                                                                                    --------     --------

                                                                                    $ 74,124     $ 54,124
                                                                                    ========     ========

Additional information regarding short-term borrowings is as follows:

                                                                December 31,
                                                                ------------
                                                       2006         2005         2004
                                                     ----------------------------------
                                                               (In Thousands)
      Average balance outstanding during the year    $    705     $  9,691     $ 23,400
      Highest month-end balance during the year         1,000       21,400       25,000
      Average interest rate during the year              4.93%        3.14%        1.54%
      Weighted average interest rate at year-end           --           --         2.58%

The trust preferred debenture is callable, at the Company's option, on June 17, 2009, and quarterly thereafter.

At December 31, 2006 and 2005, securities held to maturity with a carrying value of approximately $92,771,000 and $75,968,000, respectively, were pledged to secure the above noted Federal Home Loan Bank of New York borrowings.

At December 31, 2006, the Bank has available to it two borrowing facilities aggregating $95,505,000 from the FHLB of New York, an overnight line of credit and a companion commitment, both of which expire on July 31, 2007. No amounts were outstanding under these borrowing facilities at December 31, 2006.


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

                                                                                                      To be Well Capitalized
                                                                                                           under Prompt
                                                                            For Capital Adequacy        Corrective Action
                                                          Actual                  Purposes                  Provisions
                                                   -------------------     ----------------------     ----------------------
                                                    Amount      Ratio        Amount        Ratio        Amount       Ratio
                                                   --------    -------     ----------     -------     ----------    --------
                                                                           (Dollars in Thousands)
As of December 31, 2006:
     Total capital (to risk-weighted assets)       $57,260      16.43%     $>/=27,882     >/=8.00%    $>/=34,853    >/=10.00%
     Tier 1 capital (to risk-weighted assets)       53,527      15.36       >/=    --     >/=  --      >/=20,912    >/= 6.00
     Tier 1 capital (to average assets)             53,527      10.48       >/=20,437     >/=4.00      >/=25,546    >/= 5.00

As of December 31, 2005:
     Total capital (to risk-weighted assets)       $37,836      12.62%     $>/=23,982     >/=8.00%    $>/=29,977    >/=10.00%
     Tier 1 capital (to risk-weighted assets)       34,746      11.59       >/=    --     >/=  --      >/=17,986    >/= 6.00
     Tier 1 capital (to average assets)             34,746       7.75       >/=17,937     >/=4.00      >/=22,421    >/= 5.00

As of December 31, 2006, the most recent notification from the Bank's regulators categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events occurring since that notification that management believes have changed the Bank's category.

Note 11 - Benefits Plan

Stock Options

      The Company has two stock-related compensation plans, the 2002 Stock Option Plan and the 2003 Stock Option Plan (the "Plans"). All stock options granted have a ten year term and were scheduled to vest and become exercisable on a cumulative basis in equal installments (20% immediately upon grant and an additional 20% at each of the four succeeding grant anniversary dates). As of December 31, 2006 and 2005, all options authorized under the Plans had been granted.


--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 11 - Benefits Plan (Continued)

Stock Options (Continued)

      In anticipation of the adoption of Statement No. 123(R) on January 1, 2006, the Board of Directors of the Company, on December 14, 2005, approved the accelerated vesting and exercisability of all unvested and unexercisable stock options granted as a part of the 2003 and 2002 Stock Option Plans of the Company held by directors, officers or employees. As a result, options to purchase 218,195 shares of common stock, which would otherwise have vested and become exercisable from time to time over the next three years, became fully vested and immediately exercisable on December 20, 2005. The number of shares and exercise prices of the options subject to acceleration were unchanged. The accelerated options have exercise prices that range from $5.29 to $11.84 per share. The accelerated options include 194,964 options held by directors and executive officers and 23,231 options held by other employees. The acceleration of the vesting and exercisability of these options eliminates compensation expense, net of income tax, that would otherwise have been recorded in the Company's income statements for the years ending December 31, 2006, 2007, and 2008 of $379,000, $301,000, and $128,000, respectively. As required, the Company estimated the number of options that were expected to be exercised in the future which would not have been exercisable under their original vesting terms and recorded an expense therefore. This estimate is updated on a quarterly basis.

      During the twelve months ended December 31, 2006, the Company recorded $25,000 ($15,000 after tax) of share-based compensation expense, all of which related to a revision of the estimated termination rate to 12% on the options subject to the aforementioned 2005 vesting acceleration. No compensation expense related to stock options was recorded during the years ended December 31, 2005 and 2004, as we recognized compensation cost for stock options granted based on the intrinsic value method, as permitted by Statement No. 123, instead of the fair value based method now required under Statement No. 123(R).

      A summary of stock option activity, adjusted to retroactively reflect subsequent stock dividends, follows:

                                                                                  Weighted
                                                 Number of        Range of        Average
                                                  Option          Exercise        Exercise
                                                  Shares           Price           Price
                                                ----------      ------------    -----------
      Outstanding at December 31, 2003             565,018      $5.29-$10.18      $ 7.62
          Options granted                          185,523         11.84           11.84
          Options exercised                       (152,790)      5.29-10.18         7.02
          Options cancelled                       (153,315)      5.29-9.34          8.39
                                                ----------

      Outstanding at December 31, 2004             444,436       5.29-11.84         9.32
          Options granted                           28,575      15.60-15.65        15.64
          Options exercised                        (43,500)      5.29-11.84         8.24
          Options cancelled                         (1,058)         5.29            5.29
                                                ----------

      Outstanding at December 31, 2005             428,454       5.29-15.65         9.79
          Options exercised                        (12,816)      5.29-11.84         7.69
                                                ----------

      Outstanding at December 31, 2006             415,638       5.29-15.65         9.86
                                                ==========


--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 11 - Benefits Plan (Continued)

Stock Options (Continued)

      At December 31, 2006 and 2005, all stock options outstanding were exercisable, having a weighted-average remaining contractual term of 6.9 years and 7.9 years, respectively, and an aggregate intrinsic value of $2,870,000 and $2,490,000, respectively. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004, was $102,000, $294,000 and $1,381,000, respectively. The Company had no non-vested options outstanding as of December 31, 2006 and 2005 or during the year ended December 31, 2006.

      The weighted average grant-date fair values of the stock options granted during 2005 and 2004, all of which have exercise prices equal to the market price of the common stock at the grant date, were estimated using the Black-Scholes option-pricing model. Such fair value and the weighted average assumptions used for estimating fair value are as follows:

                                                             Years Ended December 31,
                                                     ---------------------------------------
                                                        2006          2005           2004
                                                     ----------    ----------     ----------
      Grant-date fair value per share                   N/A          $9.92          $7.65
      Assumptions:
        Expected common stock dividend yield            N/A           0.00%          0.00%
        Expected option life                            N/A        5.0 years      7.0 years
        Risk-free interest rate                         N/A           4.36%          3.92%
        Volatility                                      N/A          73.84%         62.58%

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

Note 13 - Income Taxes

The components of income tax expense are summarized as follows:

                                                   Years Ended December 31,
                                             ----------------------------------
                                               2006         2005         2004
                                             --------     --------     --------
                                                       (In Thousands)

      Current income tax expense:
          Federal                            $  2,998     $  2,600     $  1,931
          State                                   463          370          551
                                             --------     --------     --------

                                                3,461        2,970        2,482
                                             --------     --------     --------

      Deferred income tax (benefit):
          Federal                                (193)        (174)         (88)
          State                                   (48)         (51)          14
                                             --------     --------     --------

                                                 (241)        (225)         (74)
                                             --------     --------     --------

                                             $  3,220     $  2,745     $  2,408
                                             ========     ========     ========

The tax effects of existing temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

                                                               December 31,
                                                          ---------------------
                                                            2006         2005
                                                          --------     --------
                                                             (In Thousands)

      Deferred income tax assets:
           Allowance for loan losses                      $  1,491     $  1,234
           Other                                                10           16
                                                          --------     --------

                                                             1,501        1,250
                                                          --------     --------

      Deferred income tax liabilities:
           Depreciation                                        263          253
                                                          --------     --------

             Net Deferred Tax Asset                       $  1,238     $    997
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

Note 13 - Income Taxes (Continued)

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income tax expense:

                                                                      Years Ended December 31,
                                                                ------------------------------------
                                                                  2006          2005          2004
                                                                --------      --------      --------
                                                                           (In Thousands)
      Federal income tax expense at statutory rate              $  2,988      $  2,541      $  2,049
      Increases (reductions) in income taxes resulting from:
          State income tax, net of federal income
              tax effect                                             274           211           373
          Other items, net                                           (42)           (7)          (14)
                                                                --------      --------      --------

            Effective Income Tax                                $  3,220      $  2,745      $  2,408
                                                                ========      ========      ========

      Effective Income Tax Rate                                     36.6%         36.7%         40.0%
                                                                ========      ========      ========

The Investment Company commenced operations in January 2005. Under New Jersey tax law, the Investment Company is subject to a 3.6% state income tax rate as compared to the 9.0% rate to which the Company, Bank, and Leasing Company are subject. The presence of the Investment Company during the year ended December 31, 2006 and 2005, resulted in an income tax savings of approximately $282,000 and $223,000 respectively, and reduced the consolidated effective income tax rate by approximately 3.2% and 3.0%, respectively.

Note 14 - Other Expenses

The following is an analysis of other expenses:

                                                    Years Ended December 31,
                                                --------------------------------
                                                  2006        2005        2004
                                                --------    --------    --------
                                                         (In Thousands)

      Directors' fees                           $    251    $    188    $    164
      Legal fees                                      88          67         226
      Stationery, forms and printing                 196         198         203
      Professional fees                              213         201         242
      Other                                          711         678         606
                                                --------    --------    --------

                                                $  1,459    $  1,332    $  1,441
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

Outstanding loan related commitments were as follows:

                                                                December 31,
                                                            --------------------
                                                              2006        2005
                                                            --------    --------
                                                               (In Thousands)

      Loan origination                                      $  8,980    $ 15,000
      Construction loans in process                           28,586      20,025
      Unused lines of credit                                  10,789      10,209
                                                            --------    --------

                                                            $ 48,355    $ 45,234
                                                            ========    ========

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

The Company and its subsidiaries also have, in the normal course of business, commitments for services and supplies. Management does not anticipate losses on any of these transactions.

The Company and its subsidiaries, from time to time, may be party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the financial statements. As of December 31, 2006, the Company and its subsidiaries were not parties to any material litigation.

Note 16 - Estimated Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Significant estimations were used for the purposes of this disclosure. Estimated fair values have been determined using the best available data and estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate their carrying values. The estimation methodologies used and the estimated fair values and carrying values of financial instruments are set forth below:


--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 16 - Estimated Fair Value of Financial Instruments (Continued)

Cash and Cash Equivalents, Interest Receivable and Interest Payable

      The carrying amounts for cash and cash equivalents, interest receivable and interest payable approximate fair value.

Securities Held to Maturity

      The fair values for securities held to maturity are based on quoted market prices or dealer prices, if available. If quoted market prices or dealer prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities.

Loans Held for Sale

      The fair value of loans held for sale is estimated based on market price quoted by the investors.

Loans Receivable

      The fair value of loans is estimated by discounting future cash flows, using the current rates at which similar loans with similar remaining maturities would be made to borrowers with similar credit ratings.

FHLB of New York Stock

      The carrying value of FHLB of New York stock approximates fair value.

Deposits

      For demand, savings and club accounts, fair value is the carrying amount reported in the financial statements. For certificates of deposit, fair value is estimated by discounting future cash flows, using rates currently offered for deposits of similar remaining maturities.

Long-Term Debt

      The fair value of long-term debt is estimated by discounting future cash flows using rates currently available for liabilities of similar remaining maturities.

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

Note 16 - Estimated Fair Value of Financial Instruments (Continued)

The carrying values and estimated fair values of financial instruments are as follows:

                                                      December 31,
                                   -------------------------------------------------
                                            2006                      2005
                                   -----------------------   -----------------------
                                    Carrying    Estimated     Carrying    Estimated
                                     Value      Fair Value     Value      Fair Value
                                   ---------    ----------   ---------    ----------
                                                    (In Thousands)
Financial assets:
    Cash and cash equivalents      $  25,837    $  25,837    $  25,147    $  25,147
    Securities held to maturity      148,672      146,018      140,002      137,760
    Loans held for sale                2,976        2,976          780          780
    Loans receivable                 318,130      313,962      284,451      284,676
    FHLB of New York stock             3,724        3,724        2,778        2,778
    Interest receivable                3,697        3,697        3,104        3,104

Financial liabilities:
    Deposits                         382,747      382,616      362,851      362,193
    Long-term debt                    74,124       74,230       54,124       50,107
    Accrued interest payable             812          812          499          499

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

Note 17 - Parent Only Financial Information

                        STATEMENTS OF FINANCIAL CONDITION

                                                                December 31,

                                                     ----------------------------------
                                                       2006         2005         2004

                                                     ----------------------------------
                      Assets                                   (In Thousands)
Cash and due from banks                              $  2,356     $ 14,806     $     14
Investment in subsidiaries                             53,527       34,743       29,862
Restricted common stock                                   124          124          124
Stock subscriptions receivable                             --        2,353           --
Other assets                                               92           97          218
                                                     ----------------------------------

       Total Assets                                  $ 56,099     $ 52,123     $ 30,218
                                                     ==================================

       Liabilities and Stockholders' Equity
Liabilities
     Borrowed money                                  $  4,124     $  4,124     $  4,124
     Due to subsidiaries                                   --           --           47
     Other liabilities                                     12          152           11
                                                     ----------------------------------

       Total Liabilities                                4,136        4,276        4,182
                                                     ----------------------------------

Stockholders' equity
     Common stock                                         324          323          239
     Paid-in capital                                   45,632       45,518       27,725
     Treasury stock                                      (859)        (795)          --
     Retained earnings (accumulated deficit)            6,866        2,801       (1,928)
                                                     ----------------------------------

       Total Stockholders' Equity                      51,963       47,847       26,036
                                                     ----------------------------------

       Total Liabilities and Stockholders' Equity    $ 56,099     $ 52,123     $ 30,218
                                                     ==================================


--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 17 - Parent Only Financial Information (Continued)

                              STATEMENTS OF INCOME

                                                           Years Ended in December 31,
                                                         2006         2005         2004
                                                       ----------------------------------
                                                                 (In Thousands)
Interest Income                                        $     27     $     --     $     --

Interest expense, borrowed money                            310          245           98
                                                       ----------------------------------

       Net Interest Income (Expense)                       (283)        (245)         (98)

Non-Interest Expenses
Stock-Based Compensation                                     25           --           --
Other                                                         3           --           --
                                                       ----------------------------------
       Total Non-Interest Expense                            28           --           --
                                                       ----------------------------------

       Loss before Income Tax Benefit and Equity in
     Undistributed Earnings of Subsidiaries                (311)        (245)         (98)

Income tax benefit                                           96           93           38
                                                       ----------------------------------

       Loss before Equity in Undistributed of
          Subsidiaries Earnings of Subsidiaries            (215)        (152)         (60)

Equity in undistributed earnings of subsidiaries          5,782        4,881        3,679
                                                       ----------------------------------

       Net Income                                      $  5,567     $  4,729     $  3,619
                                                       ==================================


--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 17 - Parent Only Financial Information (Continued)

                             STATEMENTS OF CASH FLOW

                                                                           Years Ended December 31,
                                                                           ------------------------
                                                                       2006          2005          2004
                                                                    -----------------------------------
                                                                                (In Thousands)
Cash Flows from Operating Activities
     Net income                                                     $   5,567     $   4,729     $   3,619
     Adjustments to reconcile net income to net cash provided by
     (used in) operating activities:
         Equity in undistributed earnings of subsidiaries              (5,782)       (4,881)       (3,679)
         Stock based compensation                                          25            --            --
         (Increase) decrease in other assets                                5           121           (39)
         (Increase) decrease in stock subscriptions receivable          2,353        (2,353)           --
         Increase (decrease) in due to subsidiaries                        --           (47)           47
         Increase (decrease) in other liabilities                        (142)          141            11
                                                                    -------------------------------------

       Net Cash Provided By (Used in) Operating Activities              2,026        (2,290)          (41)
                                                                    --------------------------------------

Cash Flows from Investing Activities
     Purchase of restricted common stock                                   --            --          (124)
     Additional investment in subsidiaries                            (13,000)           --        (5,066)
                                                                    --------------------------------------

       Net Cash Used in Investing Activities                          (13,000)           --        (5,190)
                                                                    --------------------------------------

Cash Flows from Financing Activities
     Proceeds of long-term debt                                            --            --         4,124
     Proceeds from issuance of common stock                                90        17,877         1,071
     Cash dividend paid                                                (1,502)           --            --
     Purchase of treasury stock                                           (64)         (795)           --

       Net Cash Provided by (Used in) Financing Activities             (1,476)       17,082         5,195
                                                                    -------------------------------------

       Net Increase (Decrease) in Cash and Cash Equivalents           (12,450)       14,792           (36)

Cash and Cash Equivalents - Beginning                                  14,806            14            50
                                                                    -------------------------------------

Cash and Cash Equivalents - Ending                                  $   2,356     $  14,806     $      14
                                                                    =====================================


--------------------------------------------------------------------------------

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 18 - Quarterly Financial Data (Unaudited)

                                                                      Quarter Ended
                                              ------------------------------------------------------------
                                                March 31,       June 30,      September 30,   December 31,
                                                  2006            2006            2006            2006
                                              ------------    ------------    -------------   ------------
                                                       (In Thousands, Except Per Share Amounts)
Interest income                               $      7,333    $      7,695    $      8,020    $      8,213
Interest expense                                     2,902           3,059           3,593           3,923
                                              ------------    ------------    ------------    ------------

       Net Interest Income                           4,431           4,636           4,427           4,290

Provision for loan losses                              250             325              50              --
                                              ------------    ------------    ------------    ------------

       Net Interest Income after Provision
           for Loan Losses                           4,181           4,311           4,377           4,290

Non-interest income                                    298             343             308             311
Non-interest expenses                                2,361           2,402           2,396           2,473
                                              ------------    ------------    ------------    ------------

       Income before Income Taxes                    2,118           2,252           2,289           2,128

Income taxes                                           789             838             824             769
                                              ------------    ------------    ------------    ------------

       Net Income                             $      1,329    $      1,414    $      1,465    $      1,359
                                              ============    ============    ============    ============

Net income per common share:
     Basic                                    $       0.27    $       0.28    $       0.29    $       0.27
                                              ============    ============    ============    ============

     Diluted                                  $       0.26    $       0.27    $       0.28    $       0.26
                                              ============    ============    ============    ============

Weighted average number of common
     shares outstanding:
     Basic                                           5,002           5,003           5,006           5,006
                                              ============    ============    ============    ============

     Diluted                                         5,159           5,185           5,181           5,164
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

Note 18 - Quarterly Financial Data (Unaudited) (Continued)

                                                                      Quarter Ended
                                              ------------------------------------------------------------
                                                March 31,       June 30,      September 30,   December 31,
                                                  2005            2005            2005            2005
                                              ------------    ------------    -------------   ------------
                                                        (In Thousands, Except Per Share Amounts)
Interest income                               $      5,703    $      6,098    $      6,442    $      6,885
Interest expense                                     1,936           2,120           2,459           2,730
                                              ------------    ------------    ------------    ------------

       Net Interest Income                           3,767           3,978           3,983           4,155

Provision for loan losses                              260             300             200             358
                                              ------------    ------------    ------------    ------------

       Net Interest Income after Provision
           for Loan Losses                           3,507           3,678           3,783           3,797

Non-interest income                                    176             226             205             308
Non-interest expenses                                1,900           1,972           2,095           2,239
                                              ------------    ------------    ------------    ------------

       Income before Income Taxes                    1,783           1,932           1,893           1,866

Income taxes                                           638             723             702             682
                                              ------------    ------------    ------------    ------------

       Net Income                             $      1,145    $      1,209    $      1,191    $      1,184
                                              ============    ============    ============    ============

Net income per common share:
     Basic                                    $       0.31    $       0.32    $       0.32    $       0.30
                                              ============    ============    ============    ============

     Diluted                                  $       0.29    $       0.31    $       0.31    $       0.29
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
                                              ============    ============    ============    ============


--------------------------------------------------------------------------------
                                       34