Form 10-K, Exhibit 13
period 2007-12-31
BCB BANCORP INC
filed 2008-03-21
CIK 1228454

EXHIBIT 13

CONSOLIDATED FINANCIAL STATEMENTS

BCB Bancorp, Inc. and Subsidiaries

Consolidated Financial Report

December 31, 2007

BCB Bancorp, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
BCB Bancorp, Inc.
Bayonne, New Jersey

We have audited the accompanying consolidated statements of financial condition of BCB Bancorp, Inc. and Subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BCB Bancorp, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP
Pine Brook, New Jersey
March 18, 2008

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

	December 31,
	2007	2006
	(In Thousands, except for share data)
Assets
Cash and amounts due from depository institutions	$2,970	$3,400
Interest-bearing deposits	8,810	22,437

Cash and Cash Equivalents	11,780	25,837

Securities available for sale	2,056	-
Securities held to maturity, fair value $165,660 and $146,018 respectively	165,017	148,672
Loans held for sale	2,132	2,976
Loans receivable, net of allowance for loan losses of $4,065 and $3,733 respectively	364,654	318,130
Premises and equipment	5,929	5,885
Federal Home Loan Bank of New York stock	5,560	3,724
Interest receivable	3,776	3,697
Real Estate Owned	287	-
Deferred income taxes	1,352	1,238
Other assets	934	676

Total Assets	$563,477	$510,835
Liabilities and Stockholders’ Equity
Liabilities
Non-interest bearing deposits	$35,897	$35,275
Interest bearing deposits	362,922	347,472

Total deposits	398,819	382,747

Long-term debt	114,124	74,124
Other liabilities	2,024	2,001

Total Liabilities	514,967	458,872

Stockholders’ Equity
Common stock, stated value $0.06; 10,000,000 shares authorized; 5,078,858 and 5,063,432 shares, respectively, issued	325	324
Paid-in capital	45,795	45,632
Treasury stock, at cost, 440,651 and 55,293 shares, respectively	(7,385)	(859)
Retained earnings	9,749	6,866
Accumulated other comprehensive income	26	-

Total Stockholders’ Equity	48,510	51,963

Total Liabilities and Stockholders’ Equity	$563,477	$510,835

See notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

	Years Ended December 31,
	2007	2006	2005
	(In Thousands, Except for Per Share Data)
Interest Income
Loans, including fees	$24,365	$22,770	$18,760
Securities	8,843	8,046	6,297
Other interest-earning assets	1,182	445	71

Total Interest Income	34,390	31,261	25,128

Non-Interest Income
Fees and service charges	629	595	541
Gain on sales of loans originated for sale	420	635	313
Gain on sale of real estate owned	13	-	-
Gain on sales of securities held to maturity	-	-	28
Other	30	30	33

Total Non-Interest Income	1,092	1,260	915

Non-Interest Expenses
Salaries and employee benefits	5,699	5,210	4,428
Occupancy expense of premises	1,000	900	701
Equipment	1,906	1,734	1,581
Advertising	326	329	164
Other	1,787	1,459	1,332

Total Non-Interest Expenses	10,718	9,632	8,206

Income before Income Taxes	6,947	8,787	7,474

Income Taxes	2,509	3,220	2,745

Net Income	$4,438	$5,567	$4,729

Net Income per Common Share
Basic	$0.92	$1.11	$1.25

Diluted	$0.90	$1.08	$1.20

Weighted Average Number of Common Shares Outstanding
Basic	4,818	5,005	3,769
Diluted	4,943	5,172	3,944

See notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock	Paid-In Capital	Treasury Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Total
	(In Thousands, except for share and per share amounts)
Balance - December 31, 2004	$239	$27,725	$-	$(1,928)	$-	$26,036

Net sale of common stock (1,265,000 shares)	81	17,409	-	-	-	17,490
Exercise of stock options (43,500 shares)	3	384	-	-	-	387
Treasury stock purchases (51,316 shares)	-	-	(795)	-	-	(795)
Net income	-	-	-	4,729	-	4,729

Balance - December 31, 2005	323	45,518	(795)	2,801	-	47,847

Stock-based compensation	-	25	-	-	-	25
Stock issuance cost	-	(9)	-	-	-	(9)
Exercise of stock options (12,816 shares)	1	98	-	-	-	99
Treasury stock purchases (3,977 shares)	-	-	(64)	-	-	(64)
Cash dividend ($0.30 per share) declared	-	-	-	(1,502)	-	(1,502)
Net income	-	-	-	5,567	-	5,567

Balance - December 31, 2006	324	45,632	(859)	6,866	-	51,963

Stock-based compensation	-	6	-	-	-	6
Exercise of stock options (15,426 shares)	1	157	-	-	-	158
Treasury stock purchases (385,358 shares)	-	-	(6,526)	-	-	(6,526)
Cash dividend ($0.32 per share) declared	-	-	-	(1,555)	-	(1,555)
Net income	-	-	-	4,438	-	4,438
Unrealized gain on securities available for sale, net of deferred income tax of $18	-	-	-	-	26	26
Total Comprehensive income						4,460

Balance - December 31, 2007	$325	$45,795	$(7,385)	$9,749	$26	$48,510

See notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Cash Flows from Operating Activities
Net income	$4,438	$5,567	$4,729
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	394	342	352
Amortization (accretion), net	(664)	(657)	(548)
Provision for loan losses	600	625	1,118
Stock-based compensation	6	25	-
Deferred income tax (benefit)	(132)	(241)	(225)
Gain on sales of securities held to maturity	-	-	(28)
Loans originated for sale	(22,993)	(36,277)	(17,900)
Proceeds from sales of loans originated for sale	24,257	34,716	17,433
Gain on sales of loans originated for sale	(420)	(635)	(313)
Gain on sale of real estate owned	(13)	-	-
(Increase) in interest receivable	(79)	(593)	(775)
Decrease (Increase) in stock subscriptions receivable	-	2,353	(2,353)
Decrease (Increase) in other assets	(258)	436	(497)
Increase in accrued interest payable	214	313	323
Increase (decrease) in other liabilities	(191)	268	211

Net Cash Provided by Operating Activities	5,159	6,242	1,527

Cash Flows from Investing Activities
Proceeds from repayments on securities held to maturity	21,010	28,845	25,531
Proceeds from sales of securities held to maturity	-	-	7,373
Purchases of securities held to maturity	(37,338)	(37,500)	(55,815)
Purchases of securities available for sale	(2,012)	-	-
Proceeds from sales of participation interests in loans	6,315	5,432	1,273
Proceeds from sale of real estate owned	1,172	-	-
Purchases of loans	(9,593)	(7,007)	(4,645)
Net increase in loans receivable	(44,645)	(32,087)	(35,296)
Additions to premises and equipment	(438)	(709)	(191)
Purchases of Federal Home Loan Bank of New York stock	(1,836)	(946)	(1,834)
Net Cash Used in Investing Activities	(67,365)	(43,972)	(63,604)

Cash Flows from Financing Activities
Net increase in deposits	16,072	19,896	25,608
Proceeds of long-term debt	55,000	70,000	50,000
Repayment of long-term debt	(15,000)	(50,000)	-
Net change in short-term borrowings	-	-	(10,000)
Purchase of treasury stock	(6,526)	(64)	(795)
Cash dividends paid	(1,555)	(1,502)	-
Net proceeds from issuance of common stock	158	90	17,877

Net Cash Provided by Financing Activities	48,149	38,420	82,690

Net Increase (Decrease) in Cash and Cash Equivalents	(14,057)	690	20,613

Cash and Cash Equivalents - Beginning	25,837	25,147	4,534

Cash and Cash Equivalents - Ending	$11,780	$25,837	$25,147

Supplementary Cash Flows Information
Cash paid during the year for:
Income taxes	$2,860	$3,120	$2,905
Interest	$17,003	$13,164	$8,922
Transfer of loans to real estate owned	$1,446	$-	$-

See notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1 - Organization and Stock Offerings

BCB Bancorp, Inc. (the “Company”) is incorporated in the State of New Jersey and is a bank holding company. The common stock  of the Company is listed on the Nasdaq Electronic Bulletin Board and trades under the symbol “BCBP.”

On September 12, 2005, the Company filed a registration statement with the Securities and Exchange Commission proposing to sell approximately 800,000 shares (subsequently amended to 1,100,000 shares) of its common stock, subject to a 15% underwriter’s over-allotment.  On December 19, 2005, 1,100,000 shares of common stock were sold at $15.25 per share, resulting in net proceeds, after offering expenses of $1,167,000, of $15,608,000.  In December 2005, the underwriter exercised their right to purchase 165,000 shares of common stock at $14.26 per share ($15.25 less underwriter’s discount of $0.99), resulting in net proceeds of $2,353,000.  The sale of shares to the underwriter closed on January 5, 2006, at which time the Company received the sale proceeds.  At December 31, 2005, the amount due on the shares purchased by the underwriter are reflected in the consolidated statement of financial condition as stock subscriptions receivable

On April 27, 2005, the Company announced that the Board of Directors had approved a stock repurchase program for the repurchase of up to 5% of the Company’s outstanding common stock equal to approximately 187,096 shares.  The repurchases may be made from time to time as market conditions warrant.  Through December 31, 2005, a total of 51,316 shares of Company common stock were repurchased at a cost of approximately $795,000 or $15.49 per share.  As a consequence of the Company’s decision to raise additional capital, as discussed in the next paragraph, the Company suspended its stock repurchase program until the capital raise was completed.

 During 2006, 3,977 shares were purchased under the repurchase program at an approximate cost of $64,000 or $15.93 per share.  In 2007, the company was actively engaged in the initial stock repurchase plan.  As a result of this active engagement, on April 26, 2007,  the company announced a second stock repurchase plan which provided for the repurchase of  5% or 249,080 shares of the company’s common stock.  During 2007, the bank began and completed the repurchase of all of the shares associated with second 5% stock repurchase plan. Consequently, on November 20, 2007, the company announced a third stock repurchase plan which provided for the repurchase of 5% or 234,002 shares of the Company’s common stock.  During 2007, a total of 385,358 shares of the Company’s common stock was repurchased at a cost of approximately $6.5 million or $16.93 per share.

The Company’s primary business is the ownership and operation of BCB Community Bank (the “Bank”).  The Bank is a New Jersey commercial bank which, as of December 31, 2007, operated at four locations in Bayonne and Hoboken, New Jersey, and is subject to regulation, supervision, and examination by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation.  The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowed funds, to invest in securities and to make loans  collateralized by residential and commercial real estate and, to a lesser extent, consumer loans.  BCB Holding Company Investment Corp. (the “Investment Company”) was organized in January 2005 under New Jersey law as a New Jersey investment company primarily to hold investment and mortgage-backed securities.

BCB Bancorp, Inc. and Subsidiaries

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

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses.  Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other banks having original maturities of three months or less.

Securities Available for Sale and Held to Maturity

Investments in debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings.  Debt and equity securities not classified as trading securities nor as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income component of stockholders’ equity.

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

Premiums and discounts on all securities are amortized/accreted to maturity using the interest method.  Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, are recognized in the financial statements when earned.  Gains or losses on sales are recognized based on the specific identification method.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

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

The allowance for loan losses is maintained at a level considered adequate to absorb loan losses.  Management, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions.  The Bank utilizes a two tier approach:  (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio.  The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potentially impaired loans.  Such a system takes into consideration, but is not limited to, delinquency status, size of loans, and types and value of collateral and financial condition of the borrowers.  Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral.  General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions, and management’s judgment.  Although management believes that adequate specific and general allowances for loan losses are established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may be necessary.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.  A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement.  All loans identified as impaired are evaluated independently.  The Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to accrued interest receivable and then to principal.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

Concentration of Risk

Financial instruments which potentially subject the Company and its subsidiaries to concentrations of credit risk consist of cash and cash equivalents, investment and mortgage-backed securities and loans.

Cash and cash equivalents include amounts placed with highly rated financial institutions.  Securities include securities backed by the U.S. Government and other highly rated instruments.  The Bank’s lending activity is primarily concentrated in loans collateralized by real estate in the State of New Jersey.  As a result, credit risk is broadly dependent on the real estate market and general economic conditions in the State.

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

Federal Home Loan Bank (“FHLB”) of New York Stock

Federal law requires a member institution of the FHLB system to hold stock of its district FHLB according to a predetermined formula. Such stock is carried at cost.

Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosures are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. At December 31, 2007, the Bank owned one property totaling $287,000.

Interest Rate Risk

The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with other funds, to make loans secured by real estate and to purchase securities. The potential for interest-rate risk exists as a result of the difference in duration of the Bank’s interest-sensitive liabilities compared to its interest-sensitive assets.  For this reason, management regularly monitors the maturity structure of the Bank’s interest-earning assets and interest-bearing liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

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

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” The Interpretation provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109, “Accounting for Income Taxes.” The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation of the implementation of FIN 48, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the year ended December 31, 2007. Our policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statement of Income. The Company did not recognize any interest and penalties for the year ended December 31, 2007. The tax years subject to examination by the taxing authorities are the years ended December 31, 2006, 2005, 2004 and 2003.

Net Income per Common Share

Basic net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding. The diluted net income per common share is computed by adjusting the weighted average number of shares of common stock outstanding to include the effects of outstanding stock options, if dilutive, using the treasury stock method.  For the years ended December 31, 2007, 2006 and 2005, the difference in the weighted average number of basic and diluted common shares was due solely to the effects of outstanding stock options. No adjustments to net income were necessary in calculating basic and diluted net income per share.

BCB Bancorp, Inc. and Subsidiaries

Note 2 – Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation Plans

The Company, under plans approved by its stockholders in 2003 and 2002, has granted stock options to employees and outside directors.  See note 12 for additional information as to option grants.  Through December 31, 2005, the Company accounted for options granted using the intrinsic value method, in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under APB No. 25, generally, when the exercise price of the Company’s stock options equaled the market price of the underlying stock on the date of the grant, no compensation expense was recognized. Accordingly, prior to January 1, 2006, no compensation expense has been reflected in net income for the options granted as all such grants have an exercise price equal to the market price of the underlying stock at the date of grant.

On January 1, 2006, we adopted Statement of Financial Accounting Standards (“Statement”) No. 123(R) using the modified prospective method and, accordingly, implemented a policy of recording compensation expense for all new awards granted and any awards modified after January 1, 2006.  In addition, the transition rules under SFAS No. 123(R) require that, for all awards outstanding at January 1, 2006, for which the requisite service had not yet been rendered, compensation cost be recorded as such service is rendered after January 1, 2006.  Statement No. 123(R) also requires that the benefits of realized tax deductions in excess of previously recognized tax benefits on compensation expense are to be reported as a financing cash flow rather than an operating cash flow, as previously required. In accordance with Staff Accounting Bulletin (“SAB”) No. 107, the Company classifies share-based compensation within salaries and employee benefits and directors compensation expenses to correspond with the same line items as the cash compensation paid to such individuals.

Compensation expense recognized for all option grants is net of estimated forfeitures and is recognized over the awards’ respective requisite service periods. The fair values relating to all options granted are estimated using a Black-Scholes option pricing model. Expected volatilities are based on historical volatility of our stock and other factors, such as implied market volatility. As permitted by SAB No. 107 or SAB 110, we use the mid-point of the original vesting period and original option life to estimate the options’ expected term, which represents the period of time that the options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. We recognize compensation expense for the fair values of these option awards, which have graded vesting, on a straight-line basis over the requisite service period of these awards.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 - Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation Plans (Continued)

The following table provides information as to net income and earnings per share for the year ended December 31, 2005, as if the Company had applied the fair value recognition provisions of Statement No. 123, as amended, to all option grants prior to January 1, 2006.

Year Ended December 31,
2005
(In Thousands, except for per share amounts)
Net income as reported	$4,729

Less: Total stock-based compensation expense, net of income taxes, included in reported net income	-

Add: Total stock-based compensation expense, net of income taxes, that would have been included in the determination of net income if the fair value method had been applied to all grants	(1,273)

Pro Forma Net Income	$3,456

Net income per common share, as reported:
Basic	$1.25
Diluted	$1.20

Pro forma net income per common share:
Basic	$0.92
Diluted	$0.88

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 - Summary of Significant Accounting Policies (Continued)

Comprehensive Income

The Company records unrealized gains and losses, net of deferred income taxes, on securities available for sale in accumulated other comprehensive income.  Realized gains and losses, if any, are reclassified to non-interest income upon sale of the related securities or upon the recognition of an impairment loss.  The Company has elected to report the effects of other comprehensive income in the consolidated statements of changes in stockholders’ equity.

Reclassification

Certain amounts for prior periods have been reclassified to conform to the current period’s presentation.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under U. S. GAAP, and expands disclosures about fair value measurements. Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. Statement No. 157 is effective for our Company January 1, 2008. The Company does not expect that the adoption of Statement No. 157 will have a material impact on our consolidated financial position, results of operations and cash flows.

In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115." Statement No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. Statement No. 159 is effective for our Company January 1, 2008. The Company does not expect that the adoption of Statement No. 159 will have a material impact on our consolidated financial statements.

In March 2007, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 06-10 “Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements” (“EITF 06-10”). EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. The Company does not expect the impact of  EITF 06-10 to have a material impact on its consolidated financial position and results of operations.

In June 2007, the EITF reached a consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 states that an entity should recognize a realized tax benefit associated with dividends on nonvested equity shares, nonvested equity share units and outstanding equity share options charged to retained earnings as an increase in additional paid in capital. The amount recognized in additional paid in capital should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payment awards. EITF 06-11 should be applied prospectively to income tax benefits of dividends on equity-classified share-based payment awards that are declared in fiscal years beginning after December 15, 2007. The Company does not expect that EITF 06-11 will  have an impact on its consolidated financial statements.

FASB Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” was issued in December of 2007. This Statement establishes accounting and reporting standards

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 - Summary of Significant Accounting Policies (Continued)

for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. The Company believes that this new pronouncement will not have an material impact on its consolidated financial statements.

SAB No. 109, "Written Loan Commitments Recorded at Fair Value Through Earnings" expresses the views of the staff regarding written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles. To make the staff's views consistent with current authoritative accounting guidance, the SAB revises and rescinds portions of SAB No. 105, "Application of Accounting Principles to Loan Commitments."  Specifically, the SAB revises the SEC staff's views on incorporating expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment. The SAB retains the staff's views on incorporating expected net future cash flows related to internally-developed intangible assets in the fair value measurement of a written loan commitment. The staff expects registrants to apply the views in Question 1 of SAB No. 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company does not expect SAB 109 to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued proposed FASB Staff Position (FSP) 157-b, “Effective Date of FASB Statement No. 157,” that would permit a one-year deferral in applying the measurement provisions of Statement No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of Statement No. 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. This deferral does not apply, however, to an entity that applies Statement No. 157 in interim or annual financial statements before proposed FSP 157-b is finalized. The Company is currently evaluating the impact, if any, that the adoption of FSP 157-b will have on the Company’s consolidated financial statements.

SAB No. 110 amends and replaces Question 6 of Section D.2 of Topic 14, “Share-Based Payment,” of the Staff Accounting Bulletin series. Question 6 of Section D.2 of Topic 14 expresses the views of the staff regarding the use of the “simplified” method in developing an estimate of expected term of “plain vanilla” share options and allows usage of the “simplified” method for share option grants prior to December 31, 2007. SAB No. 110 allows public companies which do not have historically sufficient experience to provide a reasonable estimate to continue use of the “simplified” method for estimating the expected term of “plain vanilla” share option grants after December 31, 2007. SAB No. 110 is effective January 1, 2008. The Company uses the “simplified” method as permitted under SAB No. 110. See Note 12 for additional information on stock options.

Note 3 - Related Party Transactions

The Bank leases a property from NEW BAY LLC (“NEW BAY”), a limited liability corporation 100% owned by a majority of the directors and officers of the Bank.  In conjunction with the lease, NEW BAY substantially removed the pre-existing structure on the site and constructed a new building suitable to the Bank for its banking operations.  Under the terms of the lease, the cost of this project was reimbursed to NEW BAY by the Bank.  The amount reimbursed, which occurred during the year 2000, was approximately

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3 - Related Party Transactions (Continued)

$943,000, and is included in property and equipment under the caption “Building and improvements” (see  Note 7).

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

On July 1, 2002, the Bank acquired a tract of real estate in the Bergen Point section of the City of Bayonne, New Jersey.  The property was purchased for $889,686 from 104 L.L.C., a limited liability corporation 100% owned by a majority of the directors and officers of the Bank.  This property is included in land (see Note 7).

  Note 4 - Securities Available for Sale

	December 31, 2007
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Equity securities	$2,012	$44	$-	$2,056

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 5 - Securities Held to Maturity

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
U.S. Government Agencies:
Due within one year	$4,000	$-	$1	$3,999
Due after one through five years	25,312	153	12	25,453
Due after five through ten years	15,988	25	20	15,993
Due after ten years	84,856	744	23	85,577

	130,156	922	56	131,022

Mortgage-backed securities:
Due after one year through five years	157	3	-	160
Due after five years through ten years	1,334	29	-	1,363
Due after ten years	33,370	28	283	33,115

	34,861	60	283	34,638

	$165,017	$982	$339	$165,660

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 5 - Securities Held to Maturity (Continued)

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
U.S. Government Agencies:
Due within one year	$2,000	$-	$29	$1,971
Due after one through five years	19,996	-	350	19,646
Due after five through ten years	38,300	-	621	37,679
Due after ten years	62,298	-	1,028	61,270

	122,594	-	2,028	120,566

Mortgage-backed securities:
Due after one year through five years	244	2	-	246
Due after five years through ten years	1,029	10	-	1,039
Due after ten years	24,805	16	654	24,167

	26,078	28	654	25,452

	$148,672	$28	$2,682	$146,018

There were no sales of securities during the years ended December 31, 2007 and 2006. During the year ended December 31, 2005, proceeds from sales of securities held to maturity totaled $7,373,000, including gross gains of $37,000 and gross losses of $9,000.  The securities sold consisted of mortgage-backed securities on which we had already collected more than eighty-five percent of the principal outstanding at the purchase date and U.S. Government Agency bonds which were within three months of their call dates and on which the exercise of the call was determined to be probable.    At December 31, 2007 and 2006, mortgage-backed securities with a carrying value of approximately $924,000 and $1,128,000, respectively, were pledged to secure public deposits (see Note 10 for information on securities pledged for borrowings).

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 5 - Securities Held to Maturity (Continued)

The age of unrealized losses and fair value of related securities held to maturity were as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
December 31, 2007:
U.S. Government Agencies	$-	$-	$11,440	$56	$11,440	$56
Mortgage-backed securities	7,291	10	16,592	273	23,883	283

	$7,291	$10	$28,032	$329	$35,323	$339

December 31, 2006:
U.S. Government Agencies	$19,900	$100	$100,666	$1,928	$120,566	$2,028
Mortgage-backed securities	335	-	22,865	654	23,200	654

	$20,235	$100	$123,531	$2,582	$143,766	$2,682

At December 31, 2007, management concluded that the unrealized losses above (which related to 4 U.S. Government Agency bonds and 18 Fannie Mae or Freddie Mac mortgage-backed securities) are temporary in nature since they are not related to the underlying credit quality of the issuers and the Company has the ability and intent to hold these securities for a time necessary to recover their cost.  The losses above are primarily related to market interest rates.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

  Note 6 - Loans Receivable

	December 31,
	2007	2006
	(In Thousands)
Real estate mortgage:
Residential	$55,248	$43,993
Commercial	208,108	192,141
Construction	49,984	38,882

	313,340	275,016

Commercial:
Business loans	17,933	7,355
Lines of credit	1,940	7,350

	19,873	14,705

Consumer:
Passbook or certificate	92	106
Home equity lines of credit	4,343	3,752
Home equity	31,054	28,569
Automobile	51	57
Personal	93	83

	35,633	32,567

Deposit overdrafts	503	150

Total Loans	369,349	322,438

Deferred loan fees, net	630	575
Allowance for loan losses	4,065	3,733

	4,695	4,308

	$364,654	$318,130

At December 31, 2007, 2006, and 2005, loans serviced by the Bank for the benefit of others, which consist of participation interests in loans originated by the Bank, totaled approximately $10,451,000, $4,786,000, and $5,030,000, respectively.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable (Continued)

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

	Years Ended December 31,
	2007	2006
	(In Thousands)
Balance – beginning	$8,575	$6,714
Loans originated	1,566	6,133
Collections of principal	(3,316)	(4,272)
	-	-
Balance - ending	$6,825	$8,575

The following is an analysis of the allowance for loan losses:

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Balance - beginning	$3,733	$3,090	$2,506
Provision charged to operations	600	625	1,118
Recoveries of loans previously charged off	17	85	12
Loans charged off	(285)	(67)	(546)

Balance - ending	$4,065	$3,733	$3,090

At December 31, 2007, 2006 and 2005, nonaccrual loans for which the accrual of interest had been discontinued totaled approximately $3,754,000, $323,000 and $787,000, respectively.  Had these loans been performing in accordance with their original terms, the interest income recognized for the years ended December 31, 2007, 2006 and 2005 would have been approximately $287,000, $26,000, and $66,000, respectively.  Interest income recognized on such loans was approximately $64,000, $6,000, and $10,000, respectively.  The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on a nonaccrual status.

At December 31, 2007, 2006, and 2005, impaired loans were $3,754,000, $323,000 and $705,000, respectively, and the related specific allocation of allowance for loan losses totaled $728,000, $81,000 and $214,000, respectively.  There were no impaired loans which did not have a specific allocation of the allowance for loan losses.  During the years ended December 31, 2007, 2006, and 2005, the average balance of impaired loans was $2,104,000,  $568,000, and $1,141,000, respectively, and interest income recognized during the period of impairment totaled $64,000, $43,000, and $7,000, respectively.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 7 - Premises and Equipment

	December 31,
	2007	2006
	(In Thousands)
Land	$890	$890
Buildings and improvements	3,558	3,546
Leasehold improvements	976	347
Furniture, fixtures and equipment	2,281	1,905
Construction in progress	-	579

	7,705	7,267
Accumulated depreciation and amortization	(1,776)	(1,382)

	$5,929	$5,885

Buildings and improvements include a building constructed on property leased from a related party (see Note 3).

Rental expenses related to the occupancy of premises totaled $413,000, $386,000, and $205,000 for the years ended December 31, 2007, 2006 and 2005, respectively.  The minimum obligation under lease agreements expiring through April 30, 2031, for each of the years ended December 31 is as follows (in thousands):

2008	$415
2009	425
2010	366
2011	244
2012	237
Thereafter	3,025
$4,712

Note 8 - Interest Receivable

	December 31,
	2007	2006
	(In Thousands)
Loans	$2,048	$1,806
Securities	1,728	1,891

	$3,776	$3,697

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

  Note 9 - Deposits

	December 31,
	2007	2006
	(In Thousands)
Demand:
Non-interest bearing	$35,897	$35,275
NOW	20,260	21,007
Money market	27,697	8,022

	83,854	64,304

Savings and club	100,441	117,617
Certificates of deposit	214,524	200,826

	$398,819	$382,747

At December 31, 2007 and 2006, certificates of deposit of $100,000 or more totaled approximately $102,830,000 and $84,480,000, respectively.

The scheduled maturities of certificates of deposit at December 31, 2007, were as follows (in thousands):

Amount

2008	$187,105
2009	22,293
2010	4,625
2011	216
2012	233
Thereafter	52

$214,524

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowings and Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2007	2006
	(In Thousands)
Long-term borrowings:
Federal Home Loan Bank of New York (“FHLB”) Fixed Rate Repurchase Agreements:
4.50% maturing May 22, 2016	$10,000	$10,000
4.33% maturing July 28, 2016	-	15,000
4.30% maturing August 16, 2016	20,000	20,000
4.17% maturing August 31, 2016	25,000	25,000
4.76% maturing June 18, 2017	20,000	-
4.30% maturing July 30, 2017	15,000	-
4.08% maturing July 30, 2017	20,000	-
Trust preferred floating rate junior subordinated debenture maturing June 17, 2034; interest rate adjusts quarterly to LIBOR plus 2.65% (7.64% at December 31, 2007 and 8.01% at December 31, 2006)	4,124	4,124

	$114,124	$74,124

Additional information regarding short-term borrowings is as follows:

	December 31,
	2007	2006	2005
	(In Thousands)

Average balance outstanding during the year	$-	$705	$9,691
Highest month-end balance during the year	-	1,000	21,400
Average interest rate during the year	-	4.93%	3.14%
Weighted average interest rate at year-end	-	-	-

The trust preferred debenture is callable, at the Company’s option, on June 17, 2009, and quarterly thereafter.

At December 31, 2007, 2006, and 2005 securities held to maturity with a carrying value of approximately $146,811,000, $92,771,000 and $75,968,000, respectively, were pledged to secure the above noted Federal Home Loan Bank of New York borrowings.

At December 31, 2007, the Bank has available to it two borrowing facilities aggregating $103,179,000 from the FHLB of New York, an overnight line of credit and a companion commitment, both of which expire on July 31, 2008. No amounts were outstanding under these borrowing facilities at December 31, 2007 and 2006.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 11 - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures, established by regulation to ensure capital adequacy, require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations), to risk-weighted assets, (as defined), and of Tier 1 capital to average assets (as defined).  The following table presents information as to the Bank’s capital levels.

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2007:
Total capital (to risk-weighted assets)	$53,761	14.12%		$30,457	≥ 8.00%	$	≥38,072	≥10.00%
Tier 1 capital (to risk-weighted assets)	49,696	13.05		≥ -	≥ -		≥22,843	≥ 6.00
Tier 1 capital (to average assets)	49,696	8.81		≥22,566	≥4.00		≥28,207	≥ 5.00

As of December 31, 2006:
Total capital (to risk-weighted assets)	$57,260	16.43%	$	>27,882	>8.00%	$	>34,853	>10.00%
Tier 1 capital (to risk-weighted assets)	53,527	15.36		>-	>-		>20,912	>6.00
Tier 1 capital (to average assets)	53,527	10.48		>20,437	>4.00		>25,546	>5.00

As of December 31, 2007, the most recent notification from the Bank’s regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events occurring since that notification that management believes have changed the Bank’s category.

Note 12 - Benefits Plan

Stock Options

The Company has two stock-related compensation plans, the 2002 Stock Option Plan and the 2003 Stock Option Plan (the “Plans”). All stock options granted have a ten year term and were scheduled to vest and become exercisable on a cumulative basis in equal installments (20% immediately upon grant and an additional 20% at each of the four succeeding grant anniversary dates). As of December 31, 2007, all options authorized under the Plans had been granted.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

Stock Options (Continued)

In anticipation of the adoption of Statement No. 123(R) on January 1, 2006, the Board of Directors of the Company, on December 14, 2005, approved the accelerated vesting and exercisability of all unvested and unexercisable stock options granted as a part of the 2003 and 2002 Stock Option Plans of the Company held by directors, officers or employees.  As a result, options to purchase 218,195 shares of common stock, which would otherwise have vested and become exercisable from time to time over the next three years, became fully vested and immediately exercisable on December 20, 2005.  The number of shares and exercise prices of the options subject to acceleration were unchanged. The accelerated options have exercise prices that range from $5.29 to $11.84 per share. The accelerated options include 194,964 options held by directors and executive officers and 23,231 options held by other employees.  The acceleration of the vesting and exercisability of these options eliminates compensation expense, net of income tax, that would otherwise have been recorded in the Company’s income statements for the years ending December 31, 2006, 2007, and 2008 of $379,000, $301,000, and $128,000, respectively. As required, the Company estimated the number of options that were expected to be exercised in the future which would not have been exercisable under their original vesting terms and recorded an expense therefore. This estimate is updated on a quarterly basis.

During the years ended December 31, 2007 and 2006, the Company recorded $6,000 ($4,000 after tax) and $25,000 ($15,000 after tax) of share-based compensation expense, respectively. No compensation expense related to stock options was recorded during the years ended December 31, 2005, as we recognized compensation cost for stock options granted based on the intrinsic value method, as permitted by Statement No. 123, instead of the fair value based method now required under Statement No. 123(R).

A summary of stock option activity, adjusted to retroactively reflect subsequent stock dividends, follows:

	Number of Option Shares	Range of Exercise Prices	Weighted Average Exercise Price
Outstanding at December 31, 2004	444,436	$5.29-$11.84	$9.32
Options granted	28,575	15.60-15.65	15.64
Options exercised	(43,500)	5.29-11.84	8.24
Options cancelled	(1,058)	5.29	5.29

Outstanding at December 31, 2005	428,454	5.29-15.65	9.79
Options exercised	(12,816)	5.29-11.84	7.69

Outstanding at December 31, 2006	415,638	5.29-15.65	9.86
Options granted	2,000	15.11	15.11
Options exercised	(15,426)	5.29-15.65	10.42
Options cancelled	(2,000)	15.60	15.60

Outstanding at December 31, 2007	400,212	5.29-15.65	9.83

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

Stock Options (Continued)

At December 31, 2007, all stock options outstanding were exercisable, having a weighted-average remaining contractual term of 5.7 years and an aggregate intrinsic value of $2,289,000. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005, was $85,000, $102,000 and $294,000, respectively. It is Company policy to issue new shares upon share option exercise.

The weighted average grant-date fair values of the stock options granted during 2007 and 2005, all of which have exercise prices equal to the market price of the common stock at the grant date, were estimated using the Black-Scholes option-pricing model.  Such fair value and the weighted average assumptions used for estimating fair value are as follows:

	Years Ended December 31,
	2007	2006	2005
Grant-date fair value per share	$2.91	N/A	$9.92
Assumptions:
Expected common stock dividend yield	2.38%	N/A	0.00%
Expected option life	5.0 years	N/A	5.0 years
Risk-free interest rate	4.30%	N/A	4.36%
Volatility	19.96%	N/A	73.84%

Note 13 - Dividend Restrictions

Payment of cash dividends is conditional on earnings, financial condition, cash needs, the discretion of the Board of Directors, and compliance with regulatory requirements.  State and federal law and regulations impose substantial limitations on the Bank’s ability to pay dividends to the Company.  Under New Jersey law, the Bank is permitted to declare dividends on its common stock only if, after payment of the dividend, the capital stock of the Bank will be unimpaired and either the Bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce the Bank’s surplus. During the year, the bank paid the Company a total of $8,500,000.

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 14 - Income Taxes

The components of income tax expense (benefit) are summarized as follows:

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Current income tax expense:
Federal	$2,391	$2,998	$2,600
State	250	463	370

	2,641	3,461	2,970

Deferred income tax (benefit):
Federal	(102)	(193)	(174)
State	(30)	(48)	(51)

	(132)	(241)	(225)
	$2,509	$3,220	$2,745

The tax effects of existing temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

	December 31,
	2007	2006
	(In Thousands)
Deferred income tax assets:
Allowance for loan losses	$1,623	$1,491
Other	10	10

	1,633	1,501

Deferred income tax liabilities:
Depreciation	263	263
Unrealized gain on securities available for sale	18	-
	281	263

Net Deferred Tax Asset	$1,352	$1,238

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 14 - Income Taxes (Continued)

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income tax expense:

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Federal income tax expense at statutory rate	$2,362	$2,988	$2,541
Increases (reductions) in income taxes resulting from:
State income tax, net of federal income tax effect	145	274	211
Other items, net	2	(42)	(7)

Effective Income Tax	$2,509	$3,220	$2,745

Effective Income Tax Rate	36.1%	36.6%	36.7%

The Investment Company commenced operations in January 2005.  Under New Jersey tax law, the Investment Company is subject to a 3.6% state income tax rate as compared to the 9.0% rate to which the Company and Bank are subject.  The presence of the Investment Company during the year ended December 31, 2007, 2006 and 2005, resulted in an income tax savings of approximately $297,000, $282,000 and $223,000 respectively, and reduced the consolidated effective income tax rate by approximately 4.3%, 3.2% and 3.0%, respectively.

Note 15- Commitments and Contingencies

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments primarily include commitments to extend credit.  The Bank’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Outstanding loan related commitments were as follows:

	December 31,
	2007	2006
	(In Thousands)
Loan origination	$2,885	$8,980
Construction loans in process	40,023	28,586
Unused lines of credit	14,470	10,789

	$57,378	$48,355

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 15- Commitments and Contingencies (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty.  Collateral held varies but primarily includes residential real estate properties.

The Company and its subsidiaries also have, in the normal course of business, commitments for services and supplies.  Management does not anticipate losses on any of these transactions.

The Company and its subsidiaries, from time to time, may be party to litigation which arises primarily in the ordinary course of business.  In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the financial statements.  As of December 31, 2007, the Company and its subsidiaries were not parties to any material litigation.

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

Securities

The fair values for securities are based on quoted market prices or dealer prices, if available.  If quoted market prices or dealer prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities.

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

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 16- Estimated Fair Value of Financial Instruments (Continued)

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

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 16- Estimated Fair Value of Financial Instruments (Continued)

The carrying values and estimated fair values of financial instruments are as follows:

	December 31,
	2007		2006
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$11,780	$11,780	$25,837	$25,837
Securities available for sale	2,056	2,056	-	-
Securities held to maturity	165,017	165,660	148,672	146,018
Loans held for sale	2,132	2,141	2,976	2,976
Loans receivable	364,654	367,336	318,130	313,962
FHLB of New York stock	5,560	5,560	3,724	3,724
Interest receivable	3,776	3,776	3,697	3,697

Financial liabilities:
Deposits	398,819	399,178	382,747	382,616
Long-term debt	114,124	115,679	74,124	74,230
Accrued interest payable	1,026	1,026	812	812

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

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 17- Parent Only Condensed Financial Information

STATEMENTS OF FINANCIAL CONDITION
	December 31,
	2007	2006
Assets	(In Thousands)
Cash and due from banks	$2,719	$2,356
Investment in subsidiaries	49,722	53,527
Restricted common stock	124	124
Other assets	83	92

Total Assets	$52,648	$56,099

Liabilities and Stockholders’ Equity
Liabilities
Long-term debt	$4,124	$4,124
Other liabilities	14	12

Total Liabilities	4,138	4,136

Stockholders’ equity
Common stock	325	324
Paid-in capital	45,795	45,632
Treasury stock	(7,385)	(859)
Retained earnings	9,749	6,866
Accumulated other comprehensive income	26	-

Total Stockholders’ Equity	48,510	51,963

Total Liabilities and Stockholders’ Equity	$52,648	$56,099

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 17- Parent Only Condensed Financial Information (Continued)

STATEMENTS OF INCOME

	Years Ended in December 31,
	2007	2006	2005
	(In Thousands)

Dividends from subsidiary	$8,500	$-	$-
Interest Income	10	27	-
Total Income	8,510	27	-

Interest Expense, borrowed money	329	310	245
Stock-Based Compensation	6	25	-
Other	-	3	-
Total Expense	335	338	245

Income (Loss) before Income Tax Benefit and Equity in Undistributed Earnings of Subsidiaries	8,175	(311)	(245)

Income tax benefit	95	96	93

Income (Loss) before Equity in Undistributed Earnings (Losses) of Subsidiaries	8,270	(215)	(152)

Equity in undistributed earnings (losses) of subsidiaries	(3,832)	5,782	4,881

Net Income	$4,438	$5,567	$4,729

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 17 - Parent Only Condensed Financial Information (Continued)

STATEMENTS OF CASH FLOW

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)

Cash Flows from Operating Activities
Net income	$4,438	$5,567	$4,729
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed (earnings) losses of subsidiaries	3,832	(5,782)	(4,881)
Stock based compensation	6	25	-
Decrease in other assets	8	5	121
(Increase) decrease in stock subscriptions receivable	-	2,353	(2,353)
(Decrease) in due to subsidiaries	-	-	(47)
Increase (decrease) in other liabilities	2	(142)	141

Net Cash Provided By (Used in) Operating Activities	8,286	2,026	(2,290)

Cash Flows from Investing Activities
Additional investment in subsidiaries	-	(13,000)	-

Net Cash Used in Investing Activities	-	(13,000)	-

Cash Flows from Financing Activities
Proceeds from issuance of common stock	158	90	17,877
Cash dividends paid	(1,555)	(1,502)	-
Purchase of treasury stock	(6,526)	(64)	(795)

Net Cash Provided by (Used in) Financing Activities	(7,923)	(1,476)	17,082

Net Increase (Decrease) in Cash and Cash Equivalents	363	(12,450)	14,792

Cash and Cash Equivalents - Beginning	2,356	14,806	14

Cash and Cash Equivalents - Ending	$2,719	$2,356	$14,806

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 18 - Quarterly Financial Data (Unaudited)

	Quarter Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
	(In Thousands, Except Per Share Amounts)
Interest income	$8,088	$8,259	$8,947	$9,096
Interest expense	3,896	4,073	4,585	4,663

Net Interest Income	4,192	4,186	4,362	4,433

Provision for loan losses	-	-	200	400

Net Interest Income after Provision for Loan Losses	4,192	4,186	4,162	4,033

Non-interest income	270	287	261	274
Non-interest expenses	2,477	2,723	2,777	2,741

Income before Income Taxes	1,985	1,750	1,646	1,566

Income taxes	722	624	616	547

Net Income	$1,263	$1,126	$1,030	$1,019

Net income per common share:
Basic	$0.25	$0.23	$0.22	$0.22

Diluted	$0.25	$0.23	$0.21	$0.21

Weighted average number of common shares outstanding:
Basic	5,006	4,849	4,743	4,676

Diluted	5,136	4,982	4,862	4,794

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 18- Quarterly Financial Data (Unaudited) (Continued)

	Quarter Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
	(In Thousands, Except Per Share Amounts)
Interest income	$7,333	$7,695	$8,020	$8,213
Interest expense	2,902	3,059	3,593	3,923

Net Interest Income	4,431	4,636	4,427	4,290

Provision for loan losses	250	325	50	-

Net Interest Income after Provision for Loan Losses	4,181	4,311	4,377	4,290

Non-interest income	298	343	308	311
Non-interest expenses	2,361	2,402	2,396	2,473

Income before Income Taxes	2,118	2,252	2,289	2,128

Income taxes	789	838	824	769

Net Income	$1,329	$1,414	$1,465	$1,359

Net income per common share:
Basic	$0.27	$0.28	$0.29	$0.27

Diluted	$0.26	$0.27	$0.28	$0.26

Weighted average number of common shares outstanding:
Basic	5,002	5,003	5,006	5,006

Diluted	5,159	5,185	5,181	5,164