Form 10-K, Exhibit 13
period 2008-12-31
BCB BANCORP INC
filed 2009-03-27
CIK 1228454

EXHIBIT 13
                       CONSOLIDATED FINANCIAL STATEMENTS

                                                                      Exhibit 13

                       BCB Bancorp, Inc. and Subsidiaries

                          Consolidated Financial Report

                                December 31, 2008

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Table of Contents

                                                                            Page
                                                                            ----
   Report of Independent Registered Public Accounting Firm                    1

Consolidated Financial Statement

   Consolidated Statements of Financial Condition                             2

   Consolidated Statements of Income                                          3

   Consolidated Statements of Changes in Stockholders' Equity                 4

   Consolidated Statements of Cash Flows                                      5

   Notes to Consolidated Financial Statements                                 6

[BMC LOGO]

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
BCB Bancorp, Inc.
Bayonne, New Jersey

      We have audited the accompanying consolidated statements of financial condition of BCB Bancorp, Inc. and Subsidiaries (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2008. The Company's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BCB Bancorp, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

                                        /s/ Beard Miller Company LLP

Beard Miller Company LLP
Clark, New Jersey
March 25, 2009

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Consolidated Statements of Financial Condition

                                                                                        December 31,
                                                                              -------------------------------
                                                                                 2008                 2007
                                                                              ----------           ----------
                                                                              (In Thousands, except for share
                                                                                 data and per share data)
                                   Assets
   Cash and amounts due from depository institutions                          $    3,495           $    2,970
   Interest-bearing deposits                                                       3,266                8,810
                                                                              ----------           ----------

      Cash and Cash Equivalents                                                    6,761               11,780

   Securities available for sale                                                     888                2,056
   Securities held to maturity, fair value $143,245 and $165,660
      respectively                                                               141,280              165,017
   Loans held for sale                                                             1,422                2,132
   Loans receivable, net of allowance for loan losses of $5,304 and $4,065
      respectively                                                               406,826              364,654
   Premises and equipment                                                          5,627                5,929
   Federal Home Loan Bank of New York stock                                        5,736                5,560
   Interest receivable                                                             3,884                3,776
   Real Estate Owned                                                               1,435                  287
   Deferred income taxes                                                           3,113                1,352
   Other assets                                                                    1,652                  934
                                                                              ----------           ----------

      Total Assets                                                            $  578,624           $  563,477
                                                                              ==========           ==========

                      Liabilities and Stockholders' Equity

Liabilities

   Non-interest bearing deposits                                              $   30,561           $   35,897
   Interest bearing deposits                                                     379,942              362,922
                                                                              ----------           ----------

      Total deposits                                                             410,503              398,819
                                                                              ----------           ----------

   Short-term borrowings                                                           2,000                   --
   Long-term debt                                                                114,124              114,124
   Other liabilities                                                               2,282                2,024
                                                                              ----------           ----------

      Total Liabilities                                                          528,909              514,967
                                                                              ----------           ----------

Stockholders' Equity
   Common stock, stated value $0.064; 10,000,000 shares authorized;
      5,183,731 and 5,078,858 shares, respectively, issued                           331                  325
   Paid-in capital                                                                46,864               45,795
   Treasury stock, at cost, 533,680 and 440,651 shares, respectively              (8,680)              (7,385)
   Retained earnings                                                              11,325                9,749
   Accumulated other comprehensive (loss) income                                    (125)                  26
                                                                              ----------           ----------

      Total Stockholders' Equity                                                  49,715               48,510
                                                                              ----------           ----------

      Total Liabilities and Stockholders' Equity                              $  578,624           $  563,477
                                                                              ==========           ==========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       2

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Consolidated Statements of Income

                                                                         Years Ended December 31,
                                                               -----------------------------------------
                                                                  2008            2007            2006
                                                               ---------       ---------       ---------
                                                               (In Thousands, Except for Per Share Data)
Interest Income
   Loans, including fees                                       $  27,248       $  24,365       $  22,770
   Securities                                                      9,185           8,843           8,046
   Other interest-earning assets                                     190           1,182             445
                                                               ---------       ---------       ---------

         Total Interest Income                                    36,623          34,390          31,261
                                                               ---------       ---------       ---------

Interest Expense
   Deposits:
      Demand                                                       1,046           1,006             426
      Savings and club                                             1,370           1,866           2,611
      Certificates of deposit                                      9,106          10,109           7,807
                                                               ---------       ---------       ---------

                                                                  11,522          12,981          10,844
   Borrowed money                                                  5,141           4,236           2,633
                                                               ---------       ---------       ---------

         Total Interest Expense                                   16,663          17,217          13,477
                                                               ---------       ---------       ---------

         Net Interest Income                                      19,960          17,173          17,784

Provision for Loan Losses                                          1,300             600             625
                                                               ---------       ---------       ---------

         Net Interest Income after Provision for Loan Losses      18,660          16,573          17,159
                                                               ---------       ---------       ---------

Non-Interest  Income
   Fees and service charges                                          689             629             595
   Gain on sales of loans originated for sale                        137             420             635
   Gain on sale of real estate owned                                   1              13              --
   Other than temporary impairment on security                    (2,915)             --              --
   Other                                                              34              30              30
                                                               ---------       ---------       ---------

         Total Non-Interest (Loss) Income                         (2,054)          1,092           1,260
                                                               ---------       ---------       ---------
Non-Interest Expenses
   Salaries and employee benefits                                  5,492           5,699           5,210
   Occupancy expense of premises                                   1,059           1,000             900
   Equipment                                                       2,019           1,906           1,734
   Advertising                                                       241             326             329
   Loss on overdrafts                                                560              --              --
   Other                                                           1,943           1,787           1,459
                                                               ---------       ---------       ---------

         Total Non-Interest Expenses                              11,314          10,718           9,632
                                                               ---------       ---------       ---------

         Income before Income Taxes                                5,292           6,947           8,787

Income Taxes                                                       1,820           2,509           3,220
                                                               ---------       ---------       ---------

         Net Income                                            $   3,472       $   4,438       $   5,567
                                                               =========       =========       =========

Net Income per Common Share
   Basic                                                       $    0.75       $    0.92       $    1.11
                                                               ---------       ---------       ---------

   Diluted                                                     $    0.74       $    0.90       $    1.08
                                                               ---------       ---------       ---------

Weighted Average Number of Common Shares Outstanding
   Basic                                                           4,629           4,818           5,005
                                                               ---------       ---------       ---------
   Diluted                                                         4,706           4,943           5,172
                                                               ---------       ---------       ---------

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       3

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Consolidated Statements of Changes in Stockholders' Equity

                                                                                                       Accumulated
                                                                                                          Other
                                                    Common   Paid-In   Treasury                       Comprehensive
                                                     Stock   Capital     Stock    Retained Earnings   Income (Loss)    Total
                                                    ------   -------   --------   -----------------   -------------   --------
                                                         (In Thousands, except for share and per share amounts)
Balance - December 31, 2005                         $  323   $45,518   $   (795)       $ 2,801        $      --       $47,847

   Stock-based compensation                             --        25         --             --               --            25
   Stock issuance cost                                  --        (9)        --             --               --            (9)
   Exercise of stock options (12,816 shares)             1        98         --             --               --            99
   Treasury stock purchases (3,977 shares)              --        --        (64)            --               --           (64)
   Cash dividend ($0.30 per share) declared             --        --         --         (1,502)              --        (1,502)
   Net income                                           --        --         --          5,567               --         5,567
                                                    ------   -------   --------       --------        ------------------------

Balance - December 31, 2006                            324    45,632       (859)         6,866               --        51,963
                                                    --------------------------------------------------------------------------

   Stock-based compensation                             --         6         --             --               --             6
   Exercise of stock options (15,426 shares)             1       157         --             --               --           158
   Treasury stock purchases (385,358 shares)            --        --     (6,526)            --               --        (6,526)
   Cash dividend ($0.32 per share) declared             --        --         --         (1,555)              --        (1,555)
   Net income                                           --        --         --          4,438               --         4,438
   Unrealized gain on securities available for
      sale, net of deferred income tax of $18           --        --         --             --               26            26
                                                                                                                      --------
   Total Comprehensive income                                                                                           4,460
                                                    ------   -------   --------       --------        ------------------------

Balance - December 31, 2007                            325    45,795     (7,385)         9,749               26        48,510
                                                    --------------------------------------------------------------------------

   Tax benefit from exercise of stock options           --       150         --             --               --           150
   Exercise of stock options (104,873 shares)            6       919         --             --               --           925
   Treasury stock purchases (93,029 shares)             --        --     (1,295)            --               --        (1,295)
   Cash dividend ($0.41 per share) declared             --        --         --         (1,896)              --        (1,896)
   Net income                                           --        --         --          3,472               --         3,472
   Loss on other than temporary impairment on
      security, net of deferred income tax
      benefit of $1,164                                 --        --         --             --            1,751         1,751
   Unrealized loss on securities available for
      sale, net of deferred income tax of $1,266        --        --         --             --           (1,902)       (1,902)
                                                                                                                      --------
   Total Comprehensive income                                                                                           3,321
                                                    ------   -------   --------       --------        ------------------------

Balance - December 31, 2008                         $  331   $46,864   $ (8,680)       $11,325        $    (125)      $49,715
                                                    ==========================================================================

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       4

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows

                                                                               Years Ended December 31,
                                                                         ---------------------------------
                                                                            2008        2007        2006
                                                                         ---------   ---------   ---------
                                                                                   (In Thousands)
Cash Flows from Operating Activities
   Net income                                                            $   3,472   $   4,438   $   5,567
   Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation of premises and equipment                                401         394         342
         Amortization (accretion), net                                        (684)       (664)       (657)
         Provision for loan losses                                           1,300         600         625
         Stock-based compensation                                               --           6          25
         Deferred income tax (benefit)                                      (1,659)       (132)       (241)
         Other than temporary impairment loss                                2,915          --          --
         Loans originated for sale                                          (6,705)    (22,993)    (36,277)
         Proceeds from sales of loans originated for sale                    7,552      24,257      34,716
         Gain on sales of loans originated for sale                           (137)       (420)       (635)
         Gain on sale of real estate owned                                      (1)        (13)         --
         (Increase) in interest receivable                                    (108)        (79)       (593)
         Decrease in stock subscriptions receivable                             --          --       2,353
         (Increase) decrease in other assets                                  (718)       (258)        436
         (Decrease) increase in accrued interest payable                       (59)        214         313
         Increase (decrease) in other liabilities                              317        (191)        268
                                                                         ---------   ---------   ---------

         Net Cash Provided by Operating Activities                           5,886       5,159       6,242
                                                                         ---------   ---------   ---------

Cash Flows from Investing Activities
   Proceeds from repayments and calls on securities held to maturity        84,400      21,010      28,845
   Proceeds from sales of securities held to maturity                           --          --          --
   Purchases of securities held to maturity                                (60,606)    (37,338)    (37,500)
   Purchases of securities available for sale                               (2,000)     (2,012)         --
   Proceeds from sales of participation interests in loans                   2,523       6,315       5,432
   Proceeds from sale of real estate owned                                     288       1,172          --
   Purchases of loans                                                         (113)     (9,593)     (7,007)
   Net increase in loans receivable                                        (46,449)    (44,645)    (32,087)
   Improvements to real estate owned                                          (241)         --          --
   Additions to premises and equipment                                         (99)       (438)       (709)
   Purchases of Federal Home Loan Bank of New York stock                      (176)     (1,836)       (946)
                                                                         ---------   ---------   ---------
         Net Cash Used in Investing Activities                             (22,473)    (67,365)    (43,972)
                                                                         ---------   ---------   ---------

Cash Flows from Financing Activities
   Net increase in deposits                                                 11,684      16,072      19,896
   Proceeds of long-term debt                                                   --      55,000      70,000
   Repayment  of long-term debt                                                 --     (15,000)    (50,000)
   Net change in short-term borrowings                                       2,000          --          --
   Purchase of treasury stock                                               (1,295)     (6,526)        (64)
   Cash dividends paid                                                      (1,896)     (1,555)     (1,502)
   Net proceeds from issuance of common stock                                  925         158          90
   Tax benefit from exercise of stock options                                  150          --          --
                                                                         ---------   ---------   ---------

         Net Cash Provided by Financing Activities                          11,568      48,149      38,420
                                                                         ---------   ---------   ---------

         Net Increase (Decrease) in Cash and Cash Equivalents               (5,019)    (14,057)        690

Cash and Cash Equivalents - Beginning                                       11,780      25,837      25,147
                                                                         ---------   ---------   ---------

Cash and Cash Equivalents - Ending                                       $   6,761   $  11,780   $  25,837
                                                                         =========   =========   =========
Supplementary Cash Flows Information
   Cash paid during the year for:
         Income taxes                                                    $   3,903   $   2,860   $   3,120
         Interest                                                        $  16,722   $  17,003   $  13,164
   Transfer of loans to real estate owned                                $   1,194   $   1,446   $      --

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       5

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

On April 27, 2005, the Company announced that the Board of Directors had approved a stock repurchase program for the repurchase of up to 5% of the Company's outstanding common stock equal to approximately 187,096 shares. The repurchases may be made from time to time as market conditions warrant. During 2006, 3,977 shares were purchased under the repurchase program at an approximate cost of $64,000 or $15.93 per share. In 2007, the Company completed the initial stock repurchase plan. On April 26, 2007, the Company announced a second stock repurchase plan which provided for the repurchase of 5% or 249,080 shares of the Company's common stock. During 2007, the Company began and completed the repurchase of all of the shares associated with the second 5% stock repurchase plan. Consequently, on November 20, 2007, the Company announced a third stock repurchase plan which provided for the repurchase of 5% or 234,002 shares of the Company's common stock. During 2008 and 2007, a total of 93,029 and 385,358 shares of the Company's common stock was repurchased at a cost of approximately $1.3 and $6.5 million or $13.92 and $16.93 per share, respectively.

The Company's primary business is the ownership and operation of BCB Community Bank (the "Bank"). The Bank is a New Jersey commercial bank which, as of December 31, 2008, operated at four locations in Bayonne and Hoboken, New Jersey, and is subject to regulation, supervision, and examination by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation. The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowed funds, to invest in securities and to make loans collateralized by residential and commercial real estate and, to a lesser extent, consumer loans. BCB Holding Company Investment Corp. (the "Investment Company") was organized in January 2005 under New Jersey law as a New Jersey investment company primarily to hold investment and mortgage-backed securities.

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       6

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

      Premiums and discounts on all securities are amortized/accreted to maturity using the interest method. Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, are recognized in the consolidated financial statements when earned. Gains or losses on sales are recognized based on the specific identification method.

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       7

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

      The accrual of interest on loans that are contractually delinquent ninety days or more is discontinued and the related loans placed on nonaccrual status. Income is subsequently recognized only to the extent that cash payments are received until delinquency status is reduced to less than ninety days, in which case the loan is returned to accrual status.

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

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       8

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

Federal Home Loan Bank ("FHLB") of New York Stock

      Federal law requires a member institution of the FHLB system to hold stock of its district FHLB according to a predetermined formula. Such stock is carried at cost.

Real Estate Owned

      Assets acquired through, or in lieu of, loan foreclosures are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. At December 31, 2008, the Bank owned one property totaling $1,435,000.

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

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       9

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

      Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes." The Interpretation provides clarification on accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB No. 109, "Accounting for Income Taxes." The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has evaluated its tax positions as of January 1, 2007, December 31, 2007 and December 31, 2008, respectively. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a likelihood of being realized on examination of more than 50 percent. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. Under the "more-likely-than-not" threshold guidelines, the Company believes no significant uncertain tax positions exist, either individually or in the aggregate, that would give rise to the non-recognition of an existing tax benefit. As of January 1, 2007, December 31, 2007 and December 31, 2008, respectively, the Company had no material unrecognized tax benefits or accrued interest and penalties. The Company recognizes interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statement of Income. The Company did not recognize any interest and penalties for the year ended December 31, 2008 and 2007. The tax years subject to examination by the taxing authorities are the years ended December 31, 2007, 2006, and 2005.

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       10

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 2 - Summary of Significant Accounting Policies (Continued)

Net Income per Common Share

      Basic net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding. The diluted net income per common share is computed by adjusting the weighted average number of shares of common stock outstanding to include the effects of outstanding stock options, if dilutive, using the treasury stock method. For the years ended December 31, 2008, 2007 and 2006, the difference in the weighted average number of basic and diluted common shares was due solely to the effects of outstanding stock options. No adjustments to net income were necessary in calculating basic and diluted net income per share.

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

      On January 1, 2006, we adopted Statement of Financial Accounting Standards ("Statement") No. 123(R) using the modified prospective method and, accordingly, implemented a policy of recording compensation expense for all new awards granted and any awards modified after January 1, 2006. In addition, the transition rules under Statement No. 123(R) require that, for all awards outstanding at January 1, 2006, for which the requisite service had not yet been rendered, compensation cost be recorded as such service is rendered after January 1, 2006. Statement No. 123(R) also requires that the benefits of realized tax deductions in excess of previously recognized tax benefits on compensation expense are to be reported as a financing cash flow rather than an operating cash flow, as previously required. In accordance with Staff Accounting Bulletin ("SAB") No. 107, the Company classifies share-based compensation within salaries and employee benefits and directors compensation expenses to correspond with the same line items as the cash compensation paid to such individuals.

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

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       11

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 2 - Summary of Significant Accounting Policies (Continued)

Comprehensive Income

      The Company records unrealized gains and losses, net of deferred income taxes, on securities available for sale in accumulated other comprehensive income. Realized gains and losses, if any, are reclassified to non-interest income upon sale of the related securities or upon the recognition of an impairment loss. The Company has elected to report the effects of other comprehensive income in the consolidated statements of changes in stockholders' equity.

Recent Accounting Pronouncements

      In December 2007, the Financial Accounting Standards Board ("FASB") issued Statement No. 160 "Noncontrolling Interests in Consolidated Financial Statements--an amendment of ARB No. 51". This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of a company's fiscal year beginning after December 15, 2008. The Company believes that this new pronouncement will not have a material impact on its consolidated financial statements.

      In May 2008, the FASB issued Statement No. 162, "The Hierarchy of Generally Accepted Accounting Principles." This Statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. This Statement is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." The Company believes that this new pronouncement will not have a material impact on its consolidated financial statements.

      In June 2008,  the FASB issued FASB Staff  Position  ("FSP")  EITF 03-6-1,
      "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities." This FSP clarifies that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. This FSP is effective for fiscal years beginning after December 15, 2008. The Company does not expect that EITF 03-6-1 will have an impact on its consolidated financial statements.

      In November 2008, the SEC released a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards ("IFRS"). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board ("IASB"). Under the proposed roadmap, the Company may be required to prepare financial statements in accordance with IFRS as early as 2014. The SEC will make a determination in 2011 regarding the mandatory adoption of IFRS. The Company is currently assessing the impact that this potential change would have on its consolidated financial statements, and it will continue to monitor the development of the potential implementation of IFRS.

      In November 2008, the FASB ratified Emerging Issues Task Force ("EITF") Issue No. 08-6, "Equity Method Investment Accounting Considerations". EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF 08-6 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. The Company does not expect that EITF 08-6 will have an impact on its consolidated financial statements.

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       12

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 2 - Summary of Significant Accounting Policies (Continued)

      In November 2008, the FASB ratified EITF Issue No. 08-7, "Accounting for Defensive Intangible Assets". EITF 08-7 clarifies the accounting for certain separately identifiable intangible assets which an acquirer does not intend to actively use but intends to hold to prevent its competitors from obtaining access to them. EITF 08-7 requires an acquirer in a business combination to account for a defensive intangible asset as a separate unit of accounting which should be amortized to expense over the period the asset diminishes in value. EITF 08-7 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. This new pronouncement will impact the Company's accounting for any defensive intangible assets acquired in a business combination completed beginning January 1, 2009.

      In December 2008, the FASB issued FSP SFAS 140-4 and FASB Interpretation ("FIN") 46(R)-8, "Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities". FSP SFAS 140-4 and FIN 46(R)-8 amends FASB SFAS 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", to require public entities to provide additional disclosures about transfers of financial assets. It also amends FIN 46(R),
      "Consolidation of Variable Interest Entities", to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. Additionally, this FSP requires certain disclosures to be provided by a public enterprise that is
      (a) a sponsor of a qualifying special purpose entity ("SPE") that holds a variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE and (b) a servicer of a qualifying SPE that holds a significant variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE. The disclosures required by FSP SFAS 140-4 and FIN 46(R)-8 are intended to provide greater transparency to financial statement users about a transferor's continuing involvement with transferred financial assets and an enterprise's involvement with variable interest entities and qualifying SPEs. FSP SFAS 140-4 and FIN 46(R) is effective for reporting periods (annual or interim) ending after December 15, 2008. The adoption of this pronouncement did not have a material impact on our consolidated financial statements.

      In January 2009, the FASB issued FSP EITF 99-20-1, "Amendments to the Impairment of Guidance of EITF Issue No. 99-20". FSP EITF 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets", to achieve more consistent determination of whether an other-than-temporary impairment has occurred. FSP EITF 99-20-1 also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and other related guidance. FSP EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The adoption of EITF 99-20-1 did not have a material impact on our consolidated financial statements.

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       13

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 3 - Related Party Transactions

      The Bank leases a property from NEW BAY LLC ("NEW BAY"), a limited liability corporation 100% owned by a majority of the directors and officers of the Bank. In conjunction with the lease, NEW BAY substantially removed the pre-existing structure on the site and constructed a new building suitable to the Bank for its banking operations. Under the terms of the lease, the cost of this project was reimbursed to NEWBAY by the Bank. The amount reimbursed, which occurred during the year 2000, was approximately $943,000, and is included in property and equipment under the caption "Building and improvements" (see Note 7).

      The original lease term began on November 1, 2000, and concluded on October 31, 2005. On May 1, 2006, the Company renegotiated the lease to a twenty-five year term. The Company will pay NEW BAY $165,000 a year ( $13,750 per month) for the first 60 months. The rent shall be reset every five years thereafter at the fair market rental value at the end of each preceding five year period.

Note 4 - Securities Available for Sale

                                          December 31, 2008
                          ----------------------------------------------
                                       Gross       Gross
                                    Unrealized   Unrealized
                           Cost        Gains       Losses     Fair Value
                          -------   ----------   ----------   ----------
                                          (In Thousands)

      Equity securities   $ 1,097   $       --   $      209   $      888
                          =======   ==========   ==========   ==========

                                          December 31, 2007
                          ----------------------------------------------
                                       Gross       Gross
                                    Unrealized   Unrealized
                           Cost        Gains       Losses     Fair Value
                          -------   ----------   ----------   ----------
                                          (In Thousands)

      Equity securities   $ 2,012   $       44   $       --   $    2,056
                          =======   ==========   ==========   ==========

The age of unrealized losses and fair value of related securities available for sale were as follows:

                      Less than 12 Months    More than 12 Months           Total
                     --------------------   --------------------   --------------------
                      Fair     Unrealized    Fair     Unrealized    Fair     Unrealized
                      Value      Losses      Value      Losses      Value      Losses
                     -------   ----------   -------   ----------   -------   ----------
                                              (In Thousands)
December 31, 2008
   Preferred Stock   $   791   $      209   $    --   $       --   $  791    $      209
                     =======   ==========   =======   ==========   =======   ==========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       14

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 4 - Securities Available for Sale (Continued)

At December 31, 2008, management concluded that the unrealized losses above (which relate to one equity issue) are temporary in nature as they primarily relate to general market fluctuations. Additionally, the Company has the ability and intent to hold these securities for a time necessary to recover their cost.

During 2008, there was a pre-tax other than temporary impairment (OTTI) charge recorded of $2.9 million on the $3.0 million investment in Federal National Mortgage Association (FNMA) preferred stock. The OTTI charge resulted from a significant decline in the market value of these securities following the announcement by the Federal Housing Finance Agency (FHFA) that FNMA would be placed under conservatorship. Additionally, the FHFA eliminated the payment of dividends on common stock and preferred stock and assumed the powers of the Board and management of FNMA. Based on these factors, the Company evaluated the impairment as other than temporary.

Note 5 - Securities Held to Maturity

                                                          December 31, 2008
                                            ------------------------------------------------
                                                          Gross        Gross
                                            Amortized   Unrealized   Unrealized
                                              Cost        Gains        Losses     Fair Value
                                            ---------   ----------   ----------   ----------
                                                           (In Thousands)
U.S. Government Agencies:

   Due after one through five years         $   6,315   $    323     $       --   $    6,638
   Due after five through ten years             6,000          6             --        6,006
   Due after ten years                         86,292        449            198       86,543
                                            ---------   ----------   ----------   ----------

                                               98,607        778            198       99,187
                                            ---------   ----------   ----------   ----------

Mortgage-backed securities:
   Due after one year through five years           88          2             --           90
   Due after five years through ten years       2,336         81             --        2,417
   Due after ten years                         40,249      1,144             --       41,393
                                            ---------   ----------   ----------   ----------

                                               42,673      1,227             --       43,900
                                            ---------   ----------   ----------   ----------

                                            $ 141,280   $  2,005     $      198   $  143,087
                                            =========   ==========   ==========   ==========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       15

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 5 - Securities Held to Maturity (Continued)

                                                          December 31, 2007
                                            ------------------------------------------------
                                                          Gross        Gross
                                            Amortized   Unrealized   Unrealized
                                              Cost        Gains        Losses     Fair Value
                                            ---------   ----------   ----------   ----------
                                                          (In Thousands)
U.S. Government Agencies:
   Due within one year                      $   4,000   $       --   $        1   $    3,999
   Due after one through five years            25,312          153           12       25,453
   Due after five through ten years            15,988           25           20       15,993
   Due after ten years                         84,856          744           23       85,577
                                            ---------   ----------   ----------   ----------

                                              130,156          922           56      131,022
                                            ---------   ----------   ----------   ----------

Mortgage-backed securities:
   Due after one year through five years          157            3           --          160
   Due after five years through ten years       1,334           29           --        1,363
   Due after ten years                         33,370           28          283       33,115
                                            ---------   ----------   ----------   ----------

                                               34,861           60          283       34,638
                                            ---------   ----------   ----------   ----------

                                            $ 165,017   $      982   $      339   $  165,660
                                            =========   ==========   ==========   ==========

There were no sales of securities during the years ended December 31, 2008, 2007 and 2006. At December 31, 2008 and 2007, mortgage-backed securities with a carrying value of approximately $759,000 and $924,000, respectively, were pledged to secure public deposits (see Note 10 for information on securities pledged for borrowings).

The age of unrealized losses and fair value of related securities held to maturity were as follows:

                      Less than 12 Months   More than 12 Months         Total
                     --------------------   -------------------   -------------------
                       Fair    Unrealized     Fair   Unrealized    Fair     Unrealized
                      Value      Losses      Value     Losses      Value     Losses
                     -------   ----------   ------   ----------   -------   ---------
                                            (In Thousands)
December 31, 2008
   U.S. Government
      Agencies       $16,301   $      198   $   --   $       --   $16,301   $     198
                     -------   ----------   ------   ----------   -------   ---------

                     $16,301   $      198   $   --   $       --   $16,301   $     198
                     =======   ==========   ======   ==========   =======   =========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       16

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 5 - Securities Held to Maturity (Continued)

December 31, 2007:
   U.S. Government
      Agencies                  $   --   $  --   $11,440   $ 56   $11,440   $ 56
   Mortgage-backed
      securities                 7,291      10    16,592    273    23,883    283
                                ------   -----   -------   ----   -------   ----

                                $7,291   $  10   $28,032   $329   $35,323   $339
                                ======   =====   =======   ====   =======   ====

At December 31, 2008, management concluded that the unrealized losses above (which related to 4 U.S. Government Agency bonds) are temporary in nature since they are not related to the underlying credit quality of the issuers and the Company has the ability and intent to hold these securities for a time necessary to recover their cost. The losses above are primarily related to market interest rates.

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       17

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 6 - Loans Receivable

                                                                December 31,
                                                            -------------------
                                                              2008       2007
                                                            --------   --------
                                                               (In Thousands)

      Real estate mortgage:
         Residential                                        $ 74,039   $ 55,248
         Commercial                                          223,179    208,108
         Construction                                         62,483     49,984
                                                            --------   --------

                                                             359,701    313,340
                                                            --------   --------
      Commercial:
         Business loans                                       10,859     17,933
         Lines of credit                                       3,239      1,940
                                                            --------   --------

                                                              14,098     19,873
                                                            --------   --------

      Consumer:
         Passbook or certificate                                 297         92
         Home equity lines of credit                           5,564      4,343
         Home equity                                          32,501     31,054
         Automobile                                               93         51
         Personal                                                 76         93
                                                            --------   --------

                                                              38,531     35,633
                                                            --------   --------

      Deposit overdrafts                                         454        503
                                                            --------   --------

            Total Loans                                      412,784    369,349
                                                            --------   --------

      Deferred loan fees, net                                   (654)      (630)
      Allowance for loan losses                               (5,304)    (4,065)
                                                            --------   --------

                                                              (5,958)    (4,695)
                                                            --------   --------

                                                            $406,826   $364,654
                                                            ========   ========

At December 31, 2008 and 2007, loans serviced by the Bank for the benefit of others, which consist of participation interests in loans originated by the Bank, totaled approximately $15,211,000 and $10,451,000.

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       18

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

                                                                           Years Ended December 31,
                                                                           ------------------------
                                                                              2008          2007
                                                                           ----------   -----------
                                                                                (In Thousands)
      Balance - beginning                                                  $    6,825   $     8,575
         Loans originated                                                       1,598         1,566
         Collections of principal                                              (1,362)       (3,316)
                                                                           ----------   -----------

      Balance - ending                                                     $    7,061   $     6,825
                                                                           ==========   ===========

The following is an analysis of the allowance for loan losses:

                                                                      Years Ended December 31,
                                                                 ----------------------------------
                                                                   2008       2007          2006
                                                                 -------   ----------   -----------
                                                                         (In Thousands)
      Balance - beginning                                        $ 4,065   $    3,733   $     3,090
         Provision charged to operations                           1,300          600           625
         Recoveries of loans previously charged off                   40           17            85
         Loans charged off                                          (101)        (285)          (67)
                                                                 -------   ----------   -----------

      Balance - ending                                           $ 5,304   $    4,065   $     3,733
                                                                 =======   ==========   ===========

At December 31, 2008 and 2007, nonaccrual loans for which the accrual of interest had been discontinued totaled approximately $3,728,000 and $3,754,000, respectively. Had these loans been performing in accordance with their original terms, the interest income recognized for the years ended December 31, 2008, 2007 and 2006 would have been approximately $289,000, $287,000, and $26,000, respectively. Interest income recognized on such loans was approximately $138,000, $64,000, and $6,000, respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on a nonaccrual status. At December 31, 2008 and 2007, loans which were ninety days or more past due and still accruing interest totaled $0 and $519,000, respectively.

At December 31, 2008 and 2007, impaired loans were $3,728,000 and $3,754,000, respectively, and the related specific allocation of allowance for loan losses totaled $881,000 and $728,000, respectively. There were no impaired loans which did not have a specific allocation of the allowance for loan losses. During the years ended December 31, 2008, 2007, and 2006, the average balance of impaired loans was $2,759,000, $2,104,000, and $568,000 respectively, and interest income recognized during the period of impairment totaled $138,000, $64,000, and $6,000, respectively.

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       19

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 7 - Premises and Equipment

                                                                December 31,
                                                              -----------------
                                                               2008      2007
                                                              -------   -------
                                                                (In Thousands)

      Land                                                    $   890   $   890
      Buildings and improvements                                3,572     3,558
      Leasehold improvements                                      976       976
      Furniture, fixtures and equipment                         2,366     2,281
                                                              -------   -------

                                                                7,804     7,705
      Accumulated depreciation and amortization                (2,177)   (1,776)
                                                              -------   -------

                                                              $ 5,627   $ 5,929
                                                              =======   =======

Buildings and improvements include a building constructed on property leased from a related party (see Note 3).

Rental expenses related to the occupancy of premises totaled $415,000, $413,000, and $386,000 for the years ended December 31, 2008, 2007, and 2006, respectively. The minimum obligation under lease agreements expiring through April 30, 2031, for each of the years ended December 31 is as follows (in thousands):

                             2009         $   425
                             2010             366
                             2011             244
                             2012             237
                             2013             165
                             Thereafter     2,860
                                          -------

                                          $ 4,297
                                          =======

Note 8 - Interest Receivable

                                                                 December 31,
                                                              -----------------
                                                                2008     2007
                                                              -------   -------
                                                                (In Thousands)

      Loans                                                   $ 2,284   $ 2,048
      Securities                                                1,600     1,728
                                                              -------   -------

                                                              $ 3,884   $ 3,776
                                                              =======   =======

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       20

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 9 - Deposits

                                                             December 31,
                                                       ------------------------
                                                          2008          2007
                                                       ----------    ----------
                                                           (In Thousands)

   Demand:
      Non-interest bearing                             $   30,561    $   35,897
      NOW                                                  25,843        20,260
      Money market                                         19,539        27,697
                                                       ----------    ----------

                                                           75,943        83,854

   Savings and club                                        99,586       100,441
   Certificates of deposit                                234,974       214,524
                                                       ----------    ----------

                                                       $  410,503    $  398,819
                                                       ==========    ==========

At December 31, 2008 and 2007, certificates of deposit of $100,000 or more totaled approximately $118,367,000 and $102,830,000, respectively.

The scheduled maturities of certificates of deposit at December 31, 2008, were as follows (in thousands):

                                                         Amount
                                                       ----------
   2009                                                $  188,112
   2010                                                    31,181
   2011                                                     7,396
   2012                                                       420
   2013                                                     7,815
   Thereafter                                                  50
                                                       ----------
                                                       $  234,974
                                                       ==========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       21

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowings and Long-Term Debt

Long-term debt consists of the following:

                                                                      December 31,
                                                                ------------------------
                                                                   2008          2007
                                                                ----------    ----------
                                                                     (In Thousands)
   Long-term debt:
      Federal Home Loan Bank of New York ("FHLB") Fixed Rate
         Repurchase Agreements:
         4.50% maturing May 22, 2016                            $   10,000    $   10,000
         4.30% maturing August 16, 2016                             20,000        20,000
         4.17% maturing August 31, 2016                             25,000        25,000
         4.76% maturing June 18, 2017                               20,000        20,000
         4.30% maturing July 30, 2017                               15,000        15,000
         4.08% maturing July 30, 2017                               20,000        20,000
      Trust preferred floating rate junior
         subordinated debenture maturing
         June 17, 2034; interest rate adjusts
         quarterly to LIBOR plus 2.65% (4.52% at
         December 31, 2008 and 7.64% at
         December 31, 2007)                                          4,124         4,124
                                                                ----------    ----------
                                                                $  114,124    $  114,124
                                                                ==========    ==========

The trust preferred debenture is callable, at the Company's option, on June 17, 2009, and quarterly thereafter.

At December 31, 2008, the Bank has available to it two borrowing facilities aggregating $113,059,000 from the FHLB of New York, an overnight line of credit and a companion commitment, both of which expire on July 31, 2009. There was $2,000,000 and $0 outstanding under these borrowing facilities at December 31, 2008 and 2007, respectively.

Additional information regarding short-term borrowings is as follows:

                                                                 December 31,
                                                       ---------------------------------
                                                         2008          2007       2006
                                                       ---------------------------------
                                                                (In Thousands)
   Average balance outstanding during the year         $  4,796           --   $     705
   Highest month-end balance during the year             20,500           --       1,000
   Average interest rate during the year                   1.23%          --        4.93%
   Weighted average interest rate at year-end              0.44%          --           -

At December 31, 2008 and 2007 securities held to maturity with a carrying value of approximately $140,519,000 and $146,811,000, respectively, were pledged to secure the above noted Federal Home Loan Bank of New York borrowings.

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       22

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

                                                                                            To be Well Capitalized
                                                                                                under Prompt
                                                                   For Capital Adequacy        Corrective Action
                                                   Actual               Purposes                  Provisions
                                            --------------------   ----------------------   ----------------------
                                             Amount      Ratio        Amount      Ratio       Amount       Ratio
                                            --------   ---------   -----------   --------   ----------   ---------
                                                                  (Dollars in Thousands)
As of December 31, 2008:
   Total capital (to risk-weighted
     assets)                                $ 58,667       14.63%  $    32,079     =>8.00%  $ =>40,098     =>10.00%
   Tier 1 capital (to risk-weighted
     assets)                                  53,642       13.38      =>16,039     =>4.00     =>24,059      =>6.00
   Tier 1 capital (to average assets)         53,642        9.22      =>23,282     =>4.00     =>29,102      =>5.00

As of December 31, 2007:
   Total capital (to risk-weighted
     assets)                                $ 53,761       14.12%  $  =>30,457     =>8.00%  $ =>38,072     =>10.00%
   Tier 1 capital (to risk-weighted
     assets)                                  49,696       13.05      =>15,228     =>4.00     =>22,843      =>6.00
   Tier 1 capital (to average assets)         49,696        8.81      =>22,566     =>4.00     =>28,207      =>5.00

As of December 31, 2008, the most recent notification from the Bank's regulators categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events occurring since that notification that management believes have changed the Bank's category.

Note 12 - Benefits Plan

Stock Options

      The Company has two stock-related compensation plans, the 2002 Stock Option Plan and the 2003 Stock Option Plan (the "Plans"). All stock options granted have a ten year term and were scheduled to vest and become exercisable on a cumulative basis in equal installments (20% immediately upon grant and an additional 20% at each of the four succeeding grant anniversary dates). As of December 31, 2008, all options authorized under the Plans had been granted.

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       23

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

Stock Options (Continued)

      In anticipation of the adoption of Statement No. 123(R) on January 1, 2006, the Board of Directors of the Company, on December 14, 2005, approved the accelerated vesting and exercisability of all unvested and unexercisable stock options granted as a part of the Plans held by directors, officers or employees. As a result, options to purchase 218,195 shares of common stock, which would otherwise have vested and become exercisable from time to time over the next three years, became fully vested and immediately exercisable on December 20, 2005. The number of shares and exercise prices of the options subject to acceleration were unchanged. The accelerated options have exercise prices that range from $5.29 to $11.84 per share. The accelerated options include 194,964 options held by directors and executive officers and 23,231 options held by other employees. The acceleration of the vesting and exercisability of these options eliminates compensation expense, net of income tax, that would otherwise have been recorded in the Company's income statements for the years ending December 31, 2006, 2007, and 2008 of $379,000, $301,000, and
      $128,000, respectively. As required, the Company estimated the number of options that were expected to be exercised in the future which would not have been exercisable under their original vesting terms and therefore began recording additional compensation expense. This estimate is updated on a quarterly basis.

      During the years ended December 31, 2008, 2007 and 2006, the Company recorded $0, $6,000 ($4,000 after tax) and $25,000 ($15,000 after tax) of share-based compensation expense, respectively.

      A summary of stock option activity, adjusted to retroactively reflect subsequent stock dividends, follows:

                                                                            Weighted
                                                   Number of    Range of    Average
                                                    Option      Exercise    Exercise
                                                    Shares       Prices      Price
                                                   ---------   ----------   --------
      Outstanding at December 31, 2006               415,638   5.29-15.65       9.86
         Options granted                               2,000        15.11      15.11
         Options exercised                           (15,426)  5.29-15.65      10.42
         Options cancelled                            (2,000)       15.60      15.60
                                                   ---------

      Outstanding at December 31, 2007               400,212   5.29-15.65       9.83
         Options Exercised                          (104,873)  5.29-11.84       8.82
                                                   ---------

      Outstanding at December 31, 2008               295,339   5.29-15.65      10.19
                                                   =========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       24

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

Stock Options (Continued)

      At December 31, 2008, all stock options outstanding were exercisable, having a weighted-average remaining contractual term of 4.8 years and an aggregate intrinsic value of $393,000. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006, was $446,000, $85,000 and $102,000, respectively. It is Company policy to issue new shares upon share option exercise.

      The weighted average grant-date fair values of the stock options granted during 2007, all of which have exercise prices equal to the market price of the common stock at the grant date, were estimated using the Black-Scholes option-pricing model. Such fair value and the weighted average assumptions used for estimating fair value are as follows:

                                                        Years Ended December 31,
                                                        ------------------------
                                                        2008      2007      2006
                                                        ----   ----------   ----
            Grant-date fair value per share              N/A   $     2.91    N/A
            Assumptions:
               Expected common stock dividend yield      N/A         2.38%   N/A
               Expected option life                      N/A    5.0 years    N/A
               Risk-free interest rate                   N/A         4.30%   N/A
               Volatility                                N/A        19.96%   N/A

Note 13 - Dividend Restrictions

Payment of cash dividends is conditional on earnings, financial condition, cash needs, the discretion of the Board of Directors, and compliance with regulatory requirements. State and federal law and regulations impose substantial limitations on the Bank's ability to pay dividends to the Company. Under New Jersey law, the Bank is permitted to declare dividends on its common stock only if, after payment of the dividend, the capital stock of the Bank will be unimpaired and either the Bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce the Bank's surplus. During the 2007, the Bank paid the Company total dividends of $8,500,000. There were no dividends paid to the Company in 2008. The Company's ability to declare dividends is dependent upon the amount of dividends declared by the Bank.

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       25

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 14 - Income Taxes

The components of income tax expense (benefit) are summarized as follows:

                                                      Years Ended December 31,
                                                    ---------------------------
                                                      2008      2007      2006
                                                    -------   -------   -------
                                                           (In Thousands)

      Current income tax expense:
         Federal                                    $ 3,097   $ 2,391   $ 2,998
         State                                          382       250       463
                                                    -------   -------   -------

                                                      3,479     2,641     3,461
                                                    -------   -------   -------

      Deferred income tax benefit:
         Federal                                     (1,324)     (102)     (193)
         State                                         (335)      (30)      (48)
                                                    -------   -------   -------

                                                     (1,659)     (132)     (241)
                                                    -------   -------   -------

            Total Income Taxes                      $ 1,820   $ 2,509   $ 3,220
                                                    =======   =======   =======

The tax effects of existing temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

                                                                 December 31,
                                                              -----------------
                                                                2008      2007
                                                              -------   -------
                                                                (In Thousands)

      Deferred income tax assets:
            Allowance for loan losses                         $ 2,119   $ 1,623
            Unrealized loss on securities available for sale       84        --
            Other than temporary impairment on security         1,164        --
            Other                                                  33        10
                                                              -------   -------

                                                                3,400     1,633
                                                              -------   -------

      Deferred income tax liabilities:
            Depreciation                                          233       263
            Unrealized gain on securities available for sale       --        18
            Other                                                  54        --
                                                              -------   -------
                                                                  287       281
                                                              -------   -------

               Net Deferred Tax Asset                         $ 3,113   $ 1,352
                                                              =======   =======

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       26

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

Note 14 - Income Taxes (Continued)

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income tax expense:

                                                                 Years Ended December 31,
                                                               ---------------------------
                                                                 2008      2007      2006
                                                               -------   -------   -------
                                                                     (In Thousands)
      Federal income tax expense at statutory rate             $ 1,799   $ 2,362   $ 2,988
      Increases (reductions) in income taxes resulting from:
         State income tax, net of federal income tax effect         31       145       274
         Other items, net                                          (10)        2       (42)
                                                               -------   -------   -------

            Effective Income Tax                               $ 1,820   $ 2,509   $ 3,220
                                                               =======   =======   =======

      Effective Income Tax Rate                                   34.4%     36.1%     36.6%
                                                               =======   =======   =======

The Investment Company commenced operations in January 2005. Under New Jersey tax law, the Investment Company is subject to a 3.6% state income tax rate as compared to the 9.0% rate to which the Company and Bank are subject. The presence of the Investment Company during the year ended December 31, 2008, 2007, and 2006, resulted in an income tax savings of approximately $285,000, $297,000, and $282,000 respectively, and reduced the consolidated effective income tax rate by approximately 5.4%, 4.3%, and 3.2%, respectively.

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

Outstanding loan related commitments were as follows:

                                                                            December 31,
                                                                         -----------------
                                                                           2008      2007
                                                                         -------   -------
                                                                           (In Thousands)
      Loan origination                                                   $ 5,692   $ 2,885
      Construction loans in process                                       25,676    40,023
      Unused lines of credit                                              14,761    14,470
                                                                         -------   -------

                                                                         $46,129   $57,378
                                                                         =======   =======

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       27

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

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

The Company and its subsidiaries, from time to time, may be party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the financial statements. As of December 31, 2008, the Company and its subsidiaries were not parties to any material litigation.

Note 16 - Fair Value Measurements and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these consloidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements", which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The Company adopted Statement No. 157 effective for its fiscal year beginning January 1, 2008.

In December 2007, the FASB issued FSP 157-2, "Effective Date of FASB Statement No. 157". FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. As such, the Company only partially adopted the provisions of Statement No. 157, and will begin to account and report for non-financial assets and liabilities in 2009. In October 2008, the FASB issued FSP 157-3, "Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active", to clarify the application of the provisions of Statement No. 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 is effective immediately and applies to the Company's December 31, 2008 consolidated financial statements. The adoption of Statement No. 157 and FSP 157-3 had no impact on the amounts reported in the consolidated financial statements.

Statement No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under Statement No. 157 are as follows:

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       28

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 16 - Fair Value Measurements and Fair Values of Financial Instruments (Continued)

      Level 1: Unadjusted quoted prices in active markets that are accessible at
               the  measurement  date  for  identical,  unrestricted   assets or
               liabilities.

      Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

      Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset's or liability's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2008 are as follows:

                                                     (Level 1)
                                                   Quoted Prices    (Level 2)
                                                     in Active     Significant    (Level 3)
                                                    Markets for       Other      Significant
                                    December 31,     Identical     Observable    Unobservable
           Description                  2008          Assets         Inputs         Inputs
---------------------------------   ------------   -------------   -----------   ------------
                                                         (In Thousands)
Securities available for sale       $        888   $         888   $        --   $         --
                                    ============   =============   ===========   ============

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2008 are as follows:

                                                     (Level 1)
                                                   Quoted Prices    (Level 2)
                                                     in Active     Significant    (Level 3)
                                                    Markets for       Other      Significant
                                    December 31,     Identical     Observable    Unobservable
           Description                  2008          Assets         Inputs         Inputs
---------------------------------   ------------   -------------   -----------   ------------
                                                         (In Thousands)
Impaired loans                      $      2,847   $          --   $        --   $      2,847
                                    ============   =============   ===========   ============

As discussed above, the Company has delayed its disclosure requirements of non-financial assets and liabilities. Certain real estate owned with write-downs subsequent to foreclosure are carried at fair value at the balance sheet date for which the Company has not yet adopted the provisions of Statement No. 157.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       29

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 16 - Fair Value Measurements and Fair Values of Financial Instruments (Continued)

assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 2008 and 2007:

Cash and Cash Equivalents (Carried at Cost)

      The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

Securities

      The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted prices. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). In the absence of such evidence, management's best estimate is used. Management's best estimate consists of both internal and external support on certain Level 3 investments. Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) were used to support fair values of certain Level 3 investments.

Loans Held for Sale (Carried at Lower of Cost or Fair Value)

      The fair value of loans held for sale is determined, when possible, using quoted secondary-market prices. If no such quoted prices exist, the fair value of a loan is determined using quoted prices for a similar loan or loans, adjusted for specific attributes of that loan. Loans held for sale are carried at their cost.

Loans Receivable (Carried at Cost)

      The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired Loans (Generally Carried at Fair Value)

      Impaired loans are those that are accounted for under FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan", in which the Company has measured impairment generally based on the fair value of the loan's collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value consists of the loan balances of $3,728,000, net of a valuation allowance of $881,000. Additional provisions of $881,000 for loan losses were recorded during the period.

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       30

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 16 - Fair Value Measurements and Fair Values of Financial Instruments (Continued)

FHLB of New York Stock (Carried at Cost)

      The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

Interest Receivable and Payable (Carried at Cost)

      The  carrying   amount  of  interest   receivable  and  interest   payable
      approximates its fair value.

Deposits (Carried at Cost)

      The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings (Carried at Cost)

      The carrying amounts of short-term borrowings approximate their fair values.

Long-Term Debt (Carried at Cost)

      Fair values of long-term debt are estimated using discounted cash flow analysis, based on quoted prices for new long-term debt with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Off-Balance Sheet Financial Instruments (Disclosed at Cost)

      Fair values for the Bank's off-balance sheet financial instruments (lending commitments and unused lines of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties' credit standing. The fair value of these commitments was deemed immaterial and is not presented in the accompanying table.

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       31

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 16- Estimated Fair Value of Financial Instruments (Continued)

The carrying values and estimated fair values of financial instruments were as follows at December 31, 2008 and 2007:

                                                      December 31,
                                   -------------------------------------------------
                                             2008                      2007
                                   -----------------------   -----------------------
                                    Carrying                  Carrying
                                      Value     Fair Value      Value     Fair Value
                                   ----------   ----------   ----------   ----------
                                                    (In Thousands)
Financial assets:
   Cash and cash equivalents       $    6,761   $    6,761   $   11,780   $   11,780
   Securities available for sale          888          888        2,056        2,056
   Securities held to maturity        141,280      143,087      165,017      165,660
   Loans held for sale                  1,422        1,437        2,132        2,141
   Loans receivable                   406,826      413,372      364,654      367,336
   FHLB of New York stock               5,736        5,736        5,560        5,560
   Interest receivable                  3,884        3,884        3,776        3,776

Financial liabilities:
   Deposits                           410,503      409,370      398,819      399,178
   Short-term borrowings                2,000        2,000           --           --
   Long-term debt                     114,124      116,317      114,124      115,679
   Interest payable                       967          967        1,026        1,026

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       32

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 17- Parent Only Condensed Financial Information

                        STATEMENTS OF FINANCIAL CONDITION

                                                              December 31,
                                                         ----------------------
                                                            2008        2007
                                                         ----------------------
                         Assets                              (In Thousands)

Cash and due from banks                                  $     323   $   2,719
Investment in subsidiaries                                  53,180      49,722
Restricted common stock                                        124         124
Other assets                                                   242          83
                                                         ----------------------

     Total Assets                                        $  53,869   $  52,648
                                                         ======================

       Liabilities and Stockholders' Equity

Liabilities

   Long-term debt                                        $   4,124   $   4,124
   Other liabilities                                            30          14
                                                         ----------------------

     Total Liabilities                                       4,154       4,138
                                                         ----------------------

Stockholders' equity

   Common stock                                                331         325
   Paid-in capital                                          46,864      45,795
   Treasury stock                                           (8,680)     (7,385)
   Retained earnings                                        11,325       9,749
   Accumulated other comprehensive (loss) income              (125)         26
                                                         ----------------------

     Total Stockholders' Equity                             49,715      48,510
                                                         ----------------------

     Total Liabilities and Stockholders' Equity          $  53,869   $  52,648
                                                         ======================

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       33

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 17- Parent Only Condensed Financial Information (Continued)

                              STATEMENTS OF INCOME

                                                       Years Ended in December 31,
                                                     -------------------------------
                                                         2008       2007       2006
                                                     -------------------------------
                                                             (In Thousands)
Dividends from subsidiary                            $     --   $  8,500   $     --
Interest Income                                             3         10         27
                                                     -------------------------------
     Total Income                                           3      8,510         27

Interest Expense, borrowed money                          238        329        310
Stock-Based Compensation                                   --          6         25
Other                                                      --         --          3
                                                     -------------------------------
     Total Expense                                        238        335        338
                                                     -------------------------------

Income (Loss) before Income Tax Benefit and Equity
   in Undistributed Earnings (Losses) of
   Subsidiaries                                          (235)     8,175       (311)

Income tax benefit                                         97         95         96
                                                     -------------------------------

Income (Loss) before Equity in Undistributed
   Earnings (Losses) of Subsidiaries                     (138)     8,270       (215)

Equity in undistributed earnings (losses) of            3,610     (3,832)     5,782
                                                     -------------------------------
     Net Income                                      $  3,472   $  4,438   $  5,567
                                                     ===============================

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       34

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 17 - Parent Only Condensed Financial Information (Continued)

                             STATEMENTS OF CASH FLOW

                                                                           Years Ended December 31,
                                                                       ---------------------------------
                                                                          2008       2007        2006
                                                                       ---------------------------------
                                                                                (In Thousands)
Cash Flows from Operating Activities
   Net income                                                          $   3,472   $  4,438   $   5,567
   Adjustments to reconcile net income to net cash provided by (used
     in) operating activities:
       Equity in undistributed (earnings) losses of  subsidiaries         (3,610)     3,832      (5,782)
       Stock based compensation                                               --          6          25
       (Increase) decrease in other assets                                  (158)         8           5
       (Increase) decrease in stock subscriptions receivable                  --         --       2,353
       Increase (decrease) in other liabilities                               16          2        (142)
                                                                       ---------------------------------

     Net Cash Provided By (Used in) Operating Activities                    (280)     8,286       2,026
                                                                       ---------------------------------

Cash Flows from Investing Activities
   Additional investment in subsidiaries                                      --         --     (13,000)
                                                                       ---------------------------------

     Net Cash Used in Investing Activities                                    --         --     (13,000)
                                                                       ---------------------------------

Cash Flows from Financing Activities
   Proceeds from issuance of common stock                                    925        158          90
   Tax benefit from exercise of stock options                                150         --          --
   Cash dividends paid                                                    (1,896)    (1,555)     (1,502)
   Purchase of treasury stock                                             (1,295)    (6,526)        (64)
                                                                       ---------------------------------

     Net Cash Used in Financing Activities                                (2,116)    (7,923)     (1,476)
                                                                       ---------------------------------

     Net Increase (Decrease) in Cash and Cash Equivalents                 (2,396)       363     (12,450)

Cash and Cash Equivalents - Beginning                                      2,719      2,356      14,806
                                                                       ---------------------------------

Cash and Cash Equivalents - Ending                                     $     323   $  2,719   $   2,356
                                                                       =================================

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       35

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 18 - Quarterly Financial Data (Unaudited)

                                                            Quarter Ended
                                         ---------------------------------------------------
                                         March 31,   June 30,   September 30,   December 31,
                                           2008        2008         2008           2008
                                         ---------   --------   -------------   ------------
                                              (In Thousands, Except Per Share Amounts)
Interest income                          $   9,057   $  9,012   $       9,304   $      9,250
Interest expense                             4,380      4,142           4,087          4,054
                                         ---------   --------   -------------   ------------

     Net Interest Income                     4,677      4,870           5,217          5,196

Provision for loan losses                      250        300             300            450
                                         ---------   --------   -------------   ------------

     Net Interest Income after
       Provision for Loan Losses             4,427      4,570           4,917          4,746

Non-interest income (loss)                     248        173          (2,569)            94
Non-interest expenses                        2,627      2,739           2,707          3,241
                                         ---------   --------   -------------   ------------

     Income (Loss) before Income Taxes
       (Benefit)                             2,048      2,004            (359)         1,599

Income taxes (benefit)                         744        728             890           (542)
                                         ---------   --------   -------------   ------------

     Net Income (Loss)                   $   1,304   $  1,276   $      (1,249)  $      2,141
                                         =========   ========   =============   ============

Net income (loss) per common share:
   Basic                                 $    0.28   $   0.28   $       (0.27)  $       0.46
                                         =========   ========   =============   ============

   Diluted                               $    0.28   $   0.27   $       (0.27)  $       0.46
                                         =========   ========   =============   ============

Weighted average number of common
   shares outstanding:
   Basic                                     4,617      4,604           4,640          4,656
                                         =========   ========   =============   ============

   Diluted                                   4,721      4,691           4,640          4,699
                                         =========   ========   =============   ============

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       36

BCB Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 18 - Quarterly Financial Data (Unaudited) (Continued)

                                                            Quarter Ended
                                         ---------------------------------------------------
                                         March 31,   June 30,   September 30,   December 31,
                                           2007        2007         2007           2007
                                         ---------   --------   -------------   ------------
                                              (In Thousands, Except Per Share Amounts)
Interest income                          $   8,088   $  8,259   $       8,947   $      9,096
Interest expense                             3,896      4,073           4,585          4,663
                                         ---------   --------   -------------   ------------
     Net Interest Income                     4,192      4,186           4,362          4,433

Provision for loan losses                       --         --             200            400
                                         ---------   --------   -------------   ------------

     Net Interest Income after
       Provision for Loan Losses             4,192      4,186           4,162          4,033

Non-interest income                            270        287             261            274
Non-interest expenses                        2,477      2,723           2,777          2,741
                                         ---------   --------   -------------   ------------

     Income before Income Taxes              1,985      1,750           1,646          1,566

Income taxes                                   722        624             616            547
                                         ---------   --------   -------------   ------------

     Net Income                          $   1,263   $  1,126   $       1,030   $      1,019
                                         =========   ========   =============   ============

Net income per common share:
   Basic                                 $    0.25   $   0.23   $        0.22   $       0.22
                                         =========   ========   =============   ============

   Diluted                               $    0.25   $   0.23   $        0.21   $       0.21
                                         =========   ========   =============   ============

Weighted average number of common
   shares outstanding:
   Basic                                     5,006      4,849           4,743          4,676
                                         =========   ========   =============   ============

   Diluted                                   5,136      4,982           4,862          4,794
                                         =========   ========   =============   ============

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       37