Form 10-K, Exhibit 13
period 2009-12-31
BCB BANCORP INC
filed 2010-03-30
CIK 1228454

EXHIBIT 13
CONSOLIDATED FINANCIAL STATEMENTS

BCB Bancorp, Inc. and Subsidiaries

Consolidated Financial Report

December 31, 2009

BCB Bancorp, Inc. and Subsidiaries
Table of Contents

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

BCB Bancorp, Inc.

Bayonne, New Jersey

We have audited the accompanying consolidated statements of financial condition of BCB Bancorp, Inc. and Subsidiaries (the “Company”) as of December 31, 2009 and 2008 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009.  The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BCB Bancorp, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Clark, New Jersey
March 29, 2010

BCB Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

	December 31,
	2009	2008
	(In Thousands, except for share data and per share data)
Assets
Cash and amounts due from depository institutions	$3,587	$3,495
Interest-bearing deposits	63,760	3,266

Cash and Cash Equivalents	67,347	6,761

Securities available for sale	1,346	888
Securities held to maturity, fair value $133,050 and $143,087 respectively	132,644	141,280
Loans held for sale	4,275	1,422
Loans receivable, net of allowance for loan losses of $6,644 and $5,304 respectively	401,872	406,826
Premises and equipment	5,359	5,627
Federal Home Loan Bank of New York stock	5,714	5,736
Interest receivable	3,799	3,884
Real Estate Owned	1,270	1,435
Deferred income taxes	3,618	3,113
Other assets	4,259	1,652

Total Assets	$631,503	$578,624
Liabilities and Stockholders’ Equity

Liabilities
Non-interest bearing deposits	$37,082	$30,561
Interest bearing deposits	426,656	379,942

Total deposits	463,738	410,503

Short-term borrowings	-	2,000
Long-term debt	114,124	114,124
Other liabilities	2,250	2,282

Total Liabilities	580,112	528,909

Stockholders’ Equity
Common stock, stated value $0.064; 20,000,000 and 10,000,000 shares, respectively, authorized; 5,195,658 and 5,183,731 shares, respectively, issued; 4,657,906 and 4,650,051 shares, respectively, outstanding	332	331
Paid-in capital	46,926	46,864
Treasury stock, at cost, 537,752 and 533,680 shares, respectively	(8,719)	(8,680)
Retained earnings	12,839	11,325
Accumulated other comprehensive income (loss)	13	(125)

Total Stockholders’ Equity	51,391	49,715

Total Liabilities and Stockholders’ Equity	$631,503	$578,624

See notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
	Years Ended December 31,
	2009	2008	2007
	(In Thousands, Except for Per Share Data)
Interest Income
Loans, including fees	$27,349	$27,248	$24,365
Securities	6,982	9,185	8,843
Other interest-earning assets	47	190	1,182

Total Interest Income	34,378	36,623	34,390

Interest Expense
Deposits:
Demand	877	1,046	1,006
Savings and club	1,157	1,370	1,866
Certificates of deposit	7,984	9,106	10,109

	10,018	11,522	12,981
Borrowed money	4,976	5,141	4,236

Total Interest Expense	14,994	16,663	17,217

Net Interest Income	19,384	19,960	17,173

Provision for Loan Losses	1,550	1,300	600

Net Interest Income after Provision for Loan Losses	17,834	18,660	16,573

Non-Interest Income (Loss)
Fees and service charges	657	689	629
Gain on sales of loans originated for sale	225	137	420
Gain on sale of real estate owned	13	1	13
Other than temporary impairment on security	-	(2,915)	-
Other	36	34	30

Total Non-Interest Income (Loss)	931	(2,054)	1,092

Non-Interest Expenses
Salaries and employee benefits	5,403	5,492	5,699
Occupancy expense of premises	1,122	1,059	1,000
Equipment	2,124	2,019	1,906
Professional Fees	465	319	259
Directors Fees	395	351	265
Regulatory Assessments	1,137	296	233
Advertising	273	241	326
Merger related expenses	648	172	-
Loss on overdrafts	-	560	-
Other	829	805	1,030

Total Non-Interest Expenses	12,396	11,314	10,718

Income before Income Taxes	6,369	5,292	6,947

Income Taxes	2,621	1,820	2,509

Net Income	$3,748	$3,472	$4,438

Net Income per Common Share
Basic	$0.81	$0.75	$0.92

Diluted	$0.80	$0.74	$0.90

Weighted Average Number of Common Shares Outstanding
Basic	4,655	4,629	4,818

Diluted	4,676	4,706	4,943

See notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock	Paid-In Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	(In Thousands, except for share and per share amounts)
Balance - December 31, 2006	$324	$45,632	$(859)	$6,866	$-	$51,963

Stock-based compensation	-	6	-	-	-	6
Exercise of stock options (15,426 shares)	1	157	-	-	-	158
Treasury stock purchases (385,358 shares)	-	-	(6,526)	-	-	(6,526)
Cash dividend ($0.32 per share) declared	-	-	-	(1,555)	-	(1,555)
Net income	-	-	-	4,438	-	4,438
Unrealized gain on securities available for sale, net of deferred income tax of $18	-	-	-	-	26	26
Total Comprehensive income						4,460

Balance - December 31, 2007	325	45,795	(7,385)	9,749	26	48,510

Tax benefit from exercise of stock options	-	150	-	-	-	150
Exercise of stock options (104,873 shares)	6	919	-	-	-	925
Treasury stock purchases (93,029 shares)	-	-	(1,295)	-	-	(1,295)
Cash dividend ($0.41 per share) declared	-	-	-	(1,896)	-	(1,896)
Net income	-	-	-	3,472	-	3,472
Loss on other than temporary impairment on security, net of deferred income tax benefit of $1,164					1,751	1,751
Unrealized loss on securities available for sale, net of deferred income tax of $1,266	-	-	-	-	(1,902)	(1,902)
Total Comprehensive income						3,321

Balance - December 31, 2008	331	46,864	(8,680)	11,325	(125)	49,715

Exercise of stock options (11,933 shares)	1	62	-	-	-	63
Treasury stock purchases (4,072 shares)	-	-	(39)	-	-	(39)
Cash dividend ($0.48 per share) declared	-	-	-	(2,234)	-	(2,234)
Net income	-	-	-	3,748	-	3,748
Unrealized gain on securities available for sale, net of deferred income tax of $93	-	-	-	-	138	138
Total Comprehensive income						3,886

Balance - December 31, 2009	$332	$46,926	$(8,719)	$12,839	$13	$51,391

See notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2009	2008	2007
	(In Thousands)
Cash Flows from Operating Activities
Net income	$3,748	$3,472	$4,438
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	363	401	394
Amortization (accretion), net	367	(684)	(664)
Provision for loan losses	1,550	1,300	600
Stock-based compensation	-	-	6
Deferred income tax benefit	(598)	(1,659)	(132)
Other than temporary impairment loss	-	2,915	-
Loans originated for sale	(19,576)	(6,705)	(22,993)
Proceeds from sales of loans originated for sale	16,948	7,552	24,257
Gain on sales of loans originated for sale	(225)	(137)	(420)
Gain on sale of real estate owned	(13)	(1)	(13)
Decrease (increase) in interest receivable	85	(108)	(79)
Increase in other assets	(2,607)	(718)	(258)
(Decrease) increase in accrued interest payable	(120)	(59)	214
Increase (decrease) in other liabilities	88	317	(191)

Net Cash Provided by Operating Activities	10	5,886	5,159

Cash Flows from Investing Activities

Proceeds from repayments and calls on securities held to maturity	155,553	84,400	21,010
Purchases of securities held to maturity	(147,647)	(60,606)	(37,338)
Purchases of securities available for sale	(227)	(2,000)	(2,012)
Proceeds from sales of participation interests in loans	1,238	2,523	6,315
Proceeds from sale of real estate owned	307	288	1,172
Purchases of loans	(1,744)	(113)	(9,593)
Net decrease (increase) in loans receivable	4,202	(46,449)	(44,645)
Improvements to real estate owned	(58)	(241)	-
Additions to premises and equipment	(95)	(99)	(438)
Redemption (purchase) of Federal Home Loan Bank of New York stock	22	(176)	(1,836)
Net Cash Provided by (Used in) Investing Activities	11,551	(22,473)	(67,365)

Cash Flows from Financing Activities
Net increase in deposits	53,235	11,684	16,072
Proceeds of long-term debt	-	-	55,000
Repayment of long-term debt	-	-	(15,000)
Net change in short-term borrowings	(2,000)	2,000	-
Purchase of treasury stock	(39)	(1,295)	(6,526)
Cash dividends paid	(2,234)	(1,896)	(1,555)
Net proceeds from issuance of common stock	63	925	158
Tax benefit from exercise of stock options	-	150	-

Net Cash Provided by Financing Activities	49,025	11,568	48,149

Net Increase (Decrease) in Cash and Cash Equivalents	60,586	(5,019)	(14,057)

Cash and Cash Equivalents - Beginning	6,761	11,780	25,837

Cash and Cash Equivalents - Ending	$67,347	$6,761	$11,780
Supplementary Cash Flows Information
Cash paid during the year for:
Income taxes	$3,220	$3,903	$2,860
Interest	$15,114	$16,722	$17,003
Transfer of loans to real estate owned	$71	$1,194	$1,446

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

On April 27, 2005, the Company announced that the Board of Directors had approved a stock repurchase program for the repurchase of up to 5% of the Company’s outstanding common stock equal to approximately 187,096 shares. The repurchases may be made from time to time as market conditions warrant. In 2007, the Company completed the initial stock repurchase plan. On April 26, 2007, the Company announced a second stock repurchase plan which provided for the repurchase of  5% or 249,080 shares of the Company’s common stock.  During 2007, the Company began and completed the repurchase of all of the shares associated with the second 5% stock repurchase plan. Consequently, on November 20, 2007, the Company announced a third stock repurchase plan which provided for the repurchase of 5% or 234,002 shares of the Company’s common stock.  During 2009, 2008 and 2007, a total of 4,072, 93,029 and 385,358 shares of the Company’s common stock was repurchased at a cost of approximately $39,000, $1.3 million and $6.5 million or $9.51, $13.92 and $16.93 per share, respectively.

The Company’s primary business is the ownership and operation of BCB Community Bank (the “Bank”).  The Bank is a New Jersey commercial bank which, as of December 31, 2009, operated at four locations in Bayonne and Hoboken, New Jersey, and is subject to regulation, supervision, and examination by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation.  The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowed funds, to invest in securities and to make loans collateralized by residential and commercial real estate and, to a lesser extent, consumer loans.  BCB Holding Company Investment Corp. (the “Investment Company”) was organized in January 2005 under New Jersey law as a New Jersey investment company primarily to hold investment and mortgage-backed securities.

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

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the periods then ended.  Actual results could differ significantly from those estimates.  Material estimates that are particularly susceptible to significant change relates to the determination of the allowance for loan losses and the identification of other-than-temporary impairment of securities. Management believes that the allowance for loan losses is adequate and that no securities in unrealized loss positions are other-than-temporarily impaired. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. Management’s assessment regarding impairment of securities is based on future projections of cash flow which are subject to change.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses.  Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Effective April 1, 2009, the Company adopted guidance issued by the Financial Accounting Standards Board (“FASB”) on subsequent events. The guidance establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The guidance sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that should be made about events or transactions that occur after the balance sheet date. In preparing these consolidated financial statements, the Company evaluated the events that occurred between December 31, 2009 and the date these consolidated financial statements were issued.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other banks having original maturities of three months or less.

Securities Available for Sale and Held to Maturity

Investments in debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings.  Debt and equity securities not classified as trading securities nor as held to maturity securities are classified as available for sale securities (“AFS”) and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income (loss) component of stockholders’ equity.

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

If the fair value of a security is less than its amortized cost, the security is deemed to be impaired. Management evaluates all securities with unrealized losses quarterly to determine if such impairments are “temporary” or other-than-temporary” in accordance with Accounting Standards Codification (“ASC”) Topic 320, Investments – Debt and Equity Securities. Accordingly, temporary impairments are accounted for based upon the classification of the related securities as either available for sale or held to maturity. Temporary impairments on available for sale securities are recognized, on a tax-effected basis, through Other Comprehensive Income (“OCI”) with offsetting entries adjusting the carrying value of the securities and the balance of deferred taxes. Conversely, the carrying values of held to maturity securities are not adjusted for temporary impairments. Information concerning the amount and duration of temporary impairments on both available for sale and held to maturity securities is generally disclosed in the notes to the consolidated financial statements.

Other-than-temporary impairments are accounted for based upon several considerations. First, other-than-temporary impairments on equity securities and on debt securities that the Company has decided to sell as of the close of a fiscal period, or will, more likely than not, be required to sell prior to the full recovery of fair value to a level equal to or exceeding amortized cost, are recognized in earnings. If neither of these conditions regarding  the likelihood of the sale of debt securities are applicable, then the other-than-temporary impairment is bifurcated into credit-related and noncredit-related components. A credit-related impairment generally represents the amount by which the present value of the cash flows that are expected to be collected on a debt security fall below its amortized cost. The noncredit-related component represents the remaining portion of the impairment not otherwise designated as credit-related. Credit-related, other-than-temporary impairments are recognized in earnings and noncredit-related, other-than-temporary impairments are recognized in OCI. Equity securities on which there is an unrealized loss that is deemed other-than-temporary are written down to fair value with the write-down recognized in earnings.

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

The allowance for loan losses is maintained at a level considered adequate to absorb loan losses.  Management, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions.  The Bank utilizes a two tier approach:  (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio.  The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potentially impaired loans.  Such a system takes into consideration, but is not limited to, delinquency status, size of loans, types and value of collateral, and financial condition of the borrowers.  Specific loan loss allowances are established for impaired loans based on a review of such information and/or appraisals of the underlying collateral.  General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions, and management’s judgment.

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

Cash and cash equivalents include amounts placed with highly rated financial institutions.  Securities include securities backed by the U.S. Government and other highly rated instruments.  The Bank’s lending activity is primarily concentrated in loans collateralized by real estate in the State of New Jersey.  As a result, credit risk related to loans is broadly dependent on the real estate market and general economic conditions in the State.

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

Management evaluates the FHLB of New York stock for impairment in accordance with guidance on accounting by certain entities that lend to or finance the activities of others. Management’s determination of whether this investment is impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB of New York as compared to the capital stock amount for the FHLB of New York and the length of time this situation has persisted, (2) commitments by the FHLB of New York to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB of New York, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB of New York.

No impairment charges were recorded related to the FHLB of New York stock during 2009 or 2008.

Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosures are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations  are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. At December 31, 2009, the Bank owned one property totaling $1,270,000.

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

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements in accordance with ASC Topic 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a likelihood of being realized on examination of more than 50 percent. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Under the “more-likely-than-not” threshold guidelines, the Company believes no significant uncertain tax positions exist, either individually or in the aggregate, that would give rise to the non-recognition of an existing tax benefit. The Company recognizes interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statement of Income. The Company did not recognize any interest and penalties for the years ended December 31, 2009, 2008 and 2007. The tax years subject to examination by the taxing authorities are the years ended December 31, 2008, 2007, and 2006.

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

Net Income per Common Share

Basic net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding. The diluted net income per common share is computed by adjusting the weighted average number of shares of common stock outstanding to include the effects of outstanding stock options, if dilutive, using the treasury stock method.  For the years ended December 31, 2009, 2008 and 2007, the difference in the weighted average number of basic and diluted common shares was due solely to the effects of outstanding stock options. No adjustments to net income were necessary in calculating basic and diluted net income per share.

Stock-Based Compensation Plans

The Company, under plans approved by its stockholders in 2003 and 2002, has granted stock options to employees and outside directors.  See note 12 for additional information as to option grants. Compensation expense recognized for all option grants is net of estimated forfeitures and is recognized over the awards’ respective requisite service periods. The fair values relating to all options granted are estimated using a Black-Scholes option pricing model. Expected volatilities are based on historical volatility of our stock and other factors, such as implied market volatility. The Company use the mid-point of the original vesting period and original option life to estimate the options’ expected term, which represents the period of time that the options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company recognize compensation expense for the fair values of these option awards, which have graded vesting, on a straight-line basis over the requisite service period of these awards.

Comprehensive Income

The Company records unrealized gains and losses, net of deferred income taxes, on securities available for sale in accumulated other comprehensive income (loss).  Realized gains and losses, if any, are reclassified to non-interest income upon sale of the related securities or upon the recognition of an impairment loss.  The Company has elected to report the effects of other comprehensive income in the consolidated statements of changes in stockholders’ equity.

Recent Accounting Pronouncements

In June 2009, the FASB issued guidance on accounting for transfers of financial assets. This guidance prescribes the information that a reporting entity must provide in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance and cash flows; and a transferor’s continuing involvement in transferred financial assets. Specifically, among other aspects, this guidance amends accounting for transfers and servicing of financial assets and extinguishments of liabilities, by removing the concept of a qualifying special-purpose entity and removes the exception from applying guidance on the variable interest entities that are qualifying special-purpose entities. It also modifies the financial-components approach and is effective for fiscal years beginning after November 15, 2009. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

In June 2009, the FASB issued guidance on the consolidation of variable interest entities to require an enterprise to determine whether it’s variable interest or interests give it a controlling financial interest in a variable interest entity. The primary beneficiary of a variable interest entity is the enterprise that has both (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. This guidance also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. This guidance is effective for fiscal years beginning after November 15, 2009. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued ASU 2009-05, Fair Value Measurements and Disclosures (Topic 820): Measuring Liabilities at Fair Value.  The amendments within ASU 2009-05 clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: (1) A valuation technique that uses: (a) the quoted price of the identical liability when traded as an asset, or (b) quoted prices for similar liabilities or similar liabilities when traded as assets or another valuation technique that is consistent with the principles of Topic 820. Two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability. When estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. Both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. This guidance is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In October 2009, the FASB issued ASU 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing.  The ASU amends ASC Topic 470 and provides guidance for accounting and reporting for own-share lending arrangements issued in contemplation of a convertible debt issuance.  At the date of issuance, a share-lending arrangement entered into on an entity’s own shares should be measured at fair value in accordance with Topic 820 and recognized as an issuance cost, with an offset to additional paid-in capital.  Loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs.  The amendments also require several disclosures including a description and the terms of the arrangement and the reason for entering into the arrangement.  The effective dates of the amendments are dependent upon the date the share-lending arrangement was entered into and include retrospective application for arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In October 2009, the FASB issued ASU 2009-16, Transfers and Servicing (Topic 860) - Accounting for Transfers of Financial Assets.  This Update amends the Codification for the issuance of FASB Statement No. 166, Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140. The amendments in this Update improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. This Update is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009.  Early application is not permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In October 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810) - Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.  This Update amends the Codification for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). The amendments in this Update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity.  The amendments in this Update also require additional disclosures about a reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. This Update is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009.  Early application is not permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued ASU 2010-01, Equity (Topic 505) - Accounting for Distributions to Shareholders with Components of Stock and Cash.  The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend.  This Update codifies the consensus reached in EITF Issue No. 09-E, “Accounting for Stock Dividends, Including Distributions to Shareholders with Components of Stock and Cash.” This Update is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB has issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require that a reporting entity disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and present separately information about purchases, sales, issuances and settlements in the reconciliation for fair value measurements using significant unobservable inputs. In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:

•
For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

•	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements. The amendment addresses potential conflicts between the requirements to disclose the date that the financial statements are issued and guidance of the Securities and Exchange Commission (“SEC”). The update provides the following amendments: (1) An entity that is an SEC Filer is required to evaluate subsequent events through the date that the financial statements are issued. (2) The glossary of Topic 855 is amended to include the definition of an SEC filer. An SEC filer is an entity that is required to file or furnish its financial statement with either the SEC or, with respect to an entity subject to Section 12(i) of the Securities Exchange Act of 1934, as amended, the appropriate agency under that Section. It does not include an entity that is not otherwise an SEC filer whose financial statements are included in a submission by another SEC filer. (3) An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC’s requirements. (4) The glossary of Topic 855 is amended to remove the definition of public entity. (5) The scope of the reissuance disclosure requirement is refined to include revised financial statements only. Revised financial statements include financial statements revised either as a result of correction of an error or retrospective application of U.S. generally accepted accounting principles. All of the amendments in this Update were effective upon issuance of the Update. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 3 - Related Party Transactions

The Bank leases a property from NEW BAY LLC (“NEW BAY”), a limited liability corporation 100% owned by a majority of the directors and officers of the Bank.  In conjunction with the lease, NEW BAY substantially removed the pre-existing structure on the site and constructed a new building suitable to the Bank for its banking operations.  Under the terms of the lease, the cost of this project was reimbursed to           NEWBAY by the Bank. The amount reimbursed, which occurred during the year 2000, was approximately $943,000, and is included in property and equipment under the caption “Building and improvements” (see    Note 7).

On May 1, 2006, the Company renegotiated the lease to a twenty-five year term.  The Company will pay NEW BAY $165,000 a year ($13,750 per month) for the first 60 months which is included in the consolidated statements of income for 2009 and 2008 within occupancy expense of premises. The rent shall be reset every five years thereafter at the fair market rental value at the end of each preceding five year period.

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 4 - Securities Available for Sale

	December 31, 2009
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)

Equity securities	$1,324	$40	$18	$1,346

	December 31, 2008
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)

Equity securities	$1,097	$-	$209	$888

The age of unrealized losses and fair value of related securities available for sale were as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
December 31, 2009
Equity Securities	$-	$-	$982	$18	$982	$18
December 31, 2008
Equity Securities	$791	$209	$-	$-	$791	$209

At December 31, 2009, management concluded that the unrealized losses above (which relate to two equity issues) are temporary in nature as they primarily relate to general market fluctuations rather than credit related issues. Additionally, the Company has not decided to sell these securities and has concluded that it is unlikely it would be required to sell these securities prior to the anticipated recovery of the unrealized losses.

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

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 5 - Securities Held to Maturity

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)

U.S. Government Agencies:
Due after one through five years	$3,315	$254	$-	$3,569
Due after five through ten years	515	-	3	512
Due after ten years	94,193	11	1,397	92,807

	98,023	265	1,400	96,888

Residential mortgage-backed securities:
Due within one year	346	-	2	344
Due after one year through five years	39	1	-	40
Due after five years through ten years	6,783	346	-	7,129
Due after ten years	27,453	1,217	21	28,649

	34,621	1,564	23	36,162

	$132,644	$1,829	$1,423	$133,050

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)

U.S. Government Agencies:

Due after one through five years	$6,315	$323	$-	$6,638
Due after five through ten years	6,000	6	-	6,006
Due after ten years	86,292	449	198	86,543

	98,607	778	198	99,187

Residential mortgage-backed securities:
Due after one year through five years	88	2	-	90
Due after five years through ten years	2,336	81	-	2,417
Due after ten years	40,249	1,144	-	41,393

	42,673	1,227	-	43,900

	$141,280	$2,005	$198	$143,087

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 5 - Securities Held to Maturity (Continued)

There were no sales of securities during the years ended December 31, 2009, 2008 and 2007. At the years ended December 31, 2009, 2008 and 2007, all residential mortgage backed securities held in portfolio were Government Sponsored Enterprise securities. At December 31, 2009 and 2008, mortgage-backed securities with a carrying value of approximately $719,000 and $759,000, respectively, were pledged to secure public deposits (see Note 10 for information on securities pledged for borrowings).

The age of unrealized losses and fair value of related securities held to maturity were as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)

December 31, 2009:
U.S. Government Agencies	$82,466	$1,400	$-	$-	$82,466	$1,400
Residential mortgage-backed securities	1,483	23	-	-	1,483	23

	$83,949	$1,423	$-	$-	$83,949	$1,423

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
December 31, 2008
U.S. Government Agencies	$16,301	$198	$-	$-	$16,301	$198

	$16,301	$198	$-	$-	$16,301	$198

At December 31, 2009, management concluded that the unrealized losses above (which related to 33 U.S. Government Agency bonds and 2 Mortgage-Back Securities) are  temporary in nature since they are related to interest rate fluctuations rather than any underlying credit quality of the issuers. Additionally, the Company has not decided to sell these securities and has concluded that it is unlikely it would be required to sell these securities prior to the anticipated recovery of the unrealized losses.

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 6 - Loans Receivable

	December 31,
	2009	2008
	(In Thousands)

Real estate mortgage:
Residential	$76,490	$74,039
Commercial	223,792	223,179
Construction	51,330	62,483

	351,612	359,701

Commercial:
Business loans	18,256	10,859
Lines of credit	4,231	3,239

	22,487	14,098

Consumer:
Passbook or certificate	238	297
Home equity lines of credit	5,705	5,564
Home equity	28,593	32,501
Automobile	80	93
Personal	42	76

	34,658	38,531

Deposit overdrafts	281	454

Total Loans	409,038	412,784

Deferred loan fees, net	(522)	(654)
Allowance for loan losses	(6,644)	(5,304)

	(7,166)	(5,958)

	$401,872	$406,826

At December 31, 2009 and 2008, loans serviced by the Bank for the benefit of others, which consist of participation interests in loans originated by the Bank, totaled approximately $7,078,000 and $15,211,000.

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

	Years Ended December 31,
	2009	2008
	(In Thousands)

Balance – beginning	$7,061	$6,825
Loans originated	2,800	1,598
Changes in related party status	(398)	-
Collections of principal	(2,231)	(1,362)

Balance - ending	$7,232	$7,061

The following is an analysis of the allowance for loan losses:

	Years Ended December 31,
	2009	2008	2007
	(In Thousands)

Balance - beginning	$5,304	$4,065	$3,733
Provision charged to operations	1,550	1,300	600
Recoveries of loans previously charged off	2	40	17
Loans charged off	(212)	(101)	(285)

Balance - ending	$6,644	$5,304	$4,065

At December 31, 2009 and 2008, non-accrual loans for which the accrual of interest had been discontinued totaled approximately $11,933,000 and $3,728,000, respectively.  Had non-accrual loans been performing in accordance with their original terms, the interest income recognized for the years ended December 31, 2009, 2008 and 2007 would have been approximately $1,064,000, $289,000 and $287,000, respectively. Interest income recognized on such loans was approximately $282,000, $138,000 and $64,000 respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on a nonaccrual status. At December 31, 2009 and 2008, there were no loans which were ninety days or more past due and still accruing interest.

At December 31, 2009 and 2008, impaired loans were $15,437,000 and $3,728,000, respectively, and the related specific allocation of allowance for loan losses totaled $1,373,000 and $881,000 respectively. There were sixteen impaired loans totaling $8,407,000 which did not have a specific allocation of the allowance for loan losses at December 31, 2009. There were no impaired loans which did not have a specific allocation of the allowance for loan losses at December 31, 2008. During the years ended December 31, 2009, 2008, and 2007, the average balance of impaired loans was $8,662,000, $2,759,000 and  $2,104,000, and  respectively, and interest income recognized during the period of impairment totaled $464,000, $138,000 and $64,000 respectively.

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 7 - Premises and Equipment

	December 31,
	2009	2008
	(In Thousands)

Land	$890	$890
Buildings and improvements	3,576	3,572
Leasehold improvements	1,005	976
Furniture, fixtures and equipment	2,428	2,366

	7,899	7,804
Accumulated depreciation and amortization	(2,540)	(2,177)

	$5,359	$5,627

Buildings and improvements include a building constructed on property leased from a related party (see Note 3).

Rental expenses related to the occupancy of premises and related shared costs for common areas totaled $425,000, $415,000, and $413,000 for the years ended December 31, 2009, 2008, and 2007, respectively. The minimum obligation under non-cancelable lease agreements expiring through April 30, 2031, for each of the years ended December 31 is as follows (in thousands):

2010	$366
2011	244
2012	237
2013	165
2014	165
Thereafter	2,695

$3,872

Note 8 - Interest Receivable

	December 31,
	2009	2008
	(In Thousands)

Loans	$2,679	$2,284
Securities	1,120	1,600

	$3,799	$3,884

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 9 – Deposits

	December 31,
	2009	2008
	(In Thousands)

Demand:
Non-interest bearing	$37,082	$30,561
NOW	34,270	25,843
Money market	33,656	19,539

	105,008	75,943

Savings and club	108,170	99,586
Certificates of deposit	250,560	234,974

	$463,738	$410,503

At December 31, 2009 and 2008, certificates of deposit of $100,000 or more totaled approximately $142,331,000 and $118,367,000, respectively.

The scheduled maturities of certificates of deposit at December 31, 2009, were as follows (in thousands):

Amount

2010	$194,689
2011	16,612
2012	4,532
2013	14,367
2014	20,309
Thereafter	51
$250,560

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowings and Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2009	2008
	(In Thousands)

Long-term debt:
Federal Home Loan Bank of New York (“FHLB”) Fixed Rate Repurchase Agreements:
4.50% maturing May 22, 2016	$10,000	$10,000
4.30% maturing August 16, 2016	20,000	20,000
4.17% maturing August 31, 2016	25,000	25,000
4.76% maturing June 18, 2017	20,000	20,000
4.30% maturing July 30, 2017	15,000	15,000
4.08% maturing July 30, 2017	20,000	20,000
Trust preferred floating rate junior subordinated debenture maturing June 17, 2034; interest rate adjusts quarterly to LIBOR plus 2.65% (2.90% at December 31, 2009 and 4.52% at December 31, 2008)	4,124	4,124

	$114,124	$114,124

The trust preferred debenture was callable, at the Company’s option, on June 17, 2009, and quarterly thereafter.

At December 31, 2009, the Bank has available to it two borrowing facilities aggregating $119,508,800 from the FHLB of New York, an overnight line of credit and a companion commitment, both of which expire on August 9, 2010. There was $0 and $2,000,000. outstanding under these borrowing facilities at December 31, 2009 and 2008, respectively.

Additional information regarding short-term borrowings is as follows:

	December 31,
	2009	2008	2007
	(In Thousands)

Average balance outstanding during the year	$38	$4,796	-
Highest month-end balance during the year	-	20,500	-
Average interest rate during the year	0.51%	1.23%	-
Weighted average interest rate at year-end	-	0.44%	-

At December 31, 2009 and 2008 cash and securities held to maturity with carrying values of approximately $114,927,029 and $140,519,000, respectively, were pledged to secure the above noted Federal Home Loan Bank of New York borrowings. In addition, there was a blanket pledge on the residential mortgage portfolio at December 31, 2009.

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 11 - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The Holding Company’s capital adequacy guidelines are not materially different than the capital adequacy guidelines for the Bank.

Quantitative measures, established by regulation to ensure capital adequacy, require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations), to risk-weighted assets, (as defined), and of Tier 1 capital to average assets (as defined).  The following table presents information as to the Bank’s capital levels.

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)

As of December 31, 2009:
Total capital (to risk-weighted assets)	$59,855	14.37%	$	>33,331	>8.00%	$	>41,664	>10.00%
Tier 1 capital (to risk-weighted assets)	54,637	13.11		>16,666	>4.00		>24,998	>6.00
Tier 1 capital (to average assets)	54,637	8.68		>25,169	>4.00		>31,461	>5.00

As of December 31, 2008:
Total capital (to risk-weighted assets)	$58,667	14.63%	$	>32,079	>8.00%	$	>40,098	>10.00%
Tier 1 capital (to risk-weighted assets)	53,642	13.38		>16,039	>4.00		>24,059	>6.00
Tier 1 capital (to average assets)	53,642	9.22		>23,282	>4.00		>29,102	>5.00

As of December 31, 2009, the most recent notification from the Bank’s regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events occurring since that notification that management believes have changed the Bank’s category.

Note 12 - Benefits Plan

Stock Options

The Company has two stock-related compensation plans, the 2002 Stock Option Plan and the 2003 Stock Option Plan (the “Plans”). All stock options granted have a ten year term and were scheduled to vest and become exercisable on a cumulative basis in equal installments (20% immediately upon grant and an additional 20% at each of the four succeeding grant anniversary dates). As of December 31, 2009, all but 3,906 options authorized under the Plans had been granted.

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

Stock Options (Continued)

During the years ended December 31, 2009, 2008 and 2007, the Company recorded $0, $0, $6,000 ($4,000 after tax) of share-based compensation expense, respectively.

A summary of stock option activity, adjusted to retroactively reflect subsequent stock dividends, follows:

	Number of Option Shares	Range of Exercise Prices	Weighted Average Exercise Price

Outstanding at December 31, 2007	400,212	$5.29-$15.65	$9.83
Options exercised	(104,873)	5.29-11.84	8.82

Outstanding at December 31, 2008	295,339	5.29-15.65	10.19

Options Forfeited	(3,906)	11.84	11.84
Options Exercised	(11,933)	5.29	5.29

Outstanding at December 31, 2009	279,500	$5.29-$15.65	$10.38

At December 31, 2009, all stock options which are granted were exercisable, having a weighted-average remaining contractual term of 3.9 years and an aggregate intrinsic value of $183,000. The total intrinsic value of options exercised during the years ended December 31, 2009, 2008 and 2007, was $42,000, $446,000 and $85,000, respectively. It is Company policy to issue new shares upon share option exercise.

The weighted average grant-date fair values of the stock options granted during 2007, all of which have exercise prices equal to the market price of the common stock at the grant date, were estimated using the Black-Scholes option-pricing model.  Such fair value and the weighted average assumptions used for estimating fair value are as follows:

	Years Ended December 31,
	2009	2008	2007

Grant-date fair value per share	N/A	N/A	$2.91
Assumptions:
Expected common stock dividend yield	N/A	N/A	2.38%
Expected option life	N/A	N/A	5.0 years
Risk-free interest rate	N/A	N/A	4.30%
Volatility	N/A	N/A	19.96%

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 13 - Dividend Restrictions

Payment of cash dividends is conditional on earnings, financial condition, cash needs, the discretion of the Board of Directors, and compliance with regulatory requirements.  State and federal law and regulations impose substantial limitations on the Bank’s ability to pay dividends to the Company.  Under New Jersey law, the Bank is permitted to declare dividends on its common stock only if, after payment of the dividend, the capital stock of the Bank will be unimpaired and either the Bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce the Bank’s surplus. During 2009, 2008 and 2007, the Bank paid the Company total dividends of $2,547,000, $0 and $8,500,000 respectively. The Company’s ability to declare dividends is dependent upon the amount of dividends declared by the Bank.

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 14 - Income Taxes

The components of income tax expense (benefit) are summarized as follows:

	Years Ended December 31,
	2009	2008	2007
	(In Thousands)

Current income tax expense:
Federal	$2,730	$3,097	$2,391
State	489	382	250

	3,219	3,479	2,641

Deferred income tax benefit:
Federal	(467)	(1,324)	(102)
State	(131)	(335)	(30)

	(598)	(1,659)	(132)

Total Income Taxes	$2,621	$1,820	$2,509

The tax effects of existing temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

	December 31,
	2009	2008
	(In Thousands)

Deferred income tax assets:
Allowance for loan losses	$2,654	$2,119
Unrealized loss on securities available for sale	-	84
Other than temporary impairment on security	1,164	1,164
Other	42	33

	3,860	3,400

Deferred income tax liabilities:
Depreciation	233	233
Unrealized gain on securities available for sale	9	-
Other	-	54
	242	287

Net Deferred Tax Asset	$3,618	$3,113

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 14 - Income Taxes (Continued)

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income tax expense:

	Years Ended December 31,
	2009	2008	2007
	(In Thousands)

Federal income tax expense at statutory rate	$2,165	$1,799	$2,362
Increases (reductions) in income taxes resulting from:
State income tax, net of federal income tax effect	236	31	145
Non-deductible merger related expenses	208	-	-
Other items, net	12	(10)	2

Effective Income Tax	$2,621	$1,820	$2,509

Effective Income Tax Rate	41.2%	34.4%	36.1%

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

Outstanding loan related commitments were as follows:

	December 31,
	2009	2008
	(In Thousands)

Loan origination	$7,171	$5,692
Standby letters of credit	471	-
Construction loans in process	5,415	25,676
Unused lines of credit	11,905	14,761

	$24,962	$46,129

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

The Company and its subsidiaries, from time to time, may be party to litigation which arises primarily in the ordinary course of business.  In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial statements.  As of December 31, 2009, the Company and its subsidiaries were not parties to any material litigation.

Note 16 - Fair Value Measurements and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique.  Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated.  The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates.  As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

ASC Topic 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy are as follows:

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

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For assets and liabilities measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy are as follows:

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 16 - Fair Value Measurements and Fair Values of Financial Instruments (Continued)

Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)

Securities AFS December 31, 2009	$1,346	$1,346	$-	$-
Securities AFS December 31, 2008	$888	$888	$-	$-

For assets and liabilities measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy are as follows:

Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)

Impaired loans – December 31, 2009	$5,657	$-	$-	$5,657
Impaired loans – December 31, 2008	$2,847	$-	$-	$2,847

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2009 and 2008:

Cash and Cash Equivalents (Carried at Cost)

The carrying amounts reported in the consolidated statements of financial condition for cash and short-term instruments approximate those assets’ fair values.

Securities

The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

BCB Bancorp, Inc. and Subsidiaries
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

Loans Receivable (Carried at Cost)

The fair values of loans, except for certain impaired loans, are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans.  Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal.  Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired Loans (Generally Carried at Fair Value)

Impaired loans are those for which the Company has measured and recorded an impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value at December 31, 2009 and 2008 consists of the loan balances of $7,030,000 and $3,728,000, net of a valuation allowance of $1,373,000 and $881,000, respectively.

FHLB of New York Stock (Carried at Cost)

The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

Interest Receivable and Payable (Carried at Cost)

The carrying amount of interest receivable and interest payable approximates its fair value.

Deposits (Carried at Cost)

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).  Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

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

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 16- Estimated Fair Value of Financial Instruments (Continued)

Off-Balance Sheet Financial Instruments (Disclosed at Cost)

Fair values for the Bank’s off-balance sheet financial instruments (lending commitments and unused lines of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing. The fair value of these commitments was deemed immaterial and is not presented in the accompanying table.

The carrying values and estimated fair values of financial instruments were as follows at December 31, 2009 and 2008:

	December 31,
	2009		2008
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In Thousands)

Financial assets:
Cash and cash equivalents	$67,347	$67,347	$6,761	$6,761
Securities available for sale	1,346	1,346	888	888
Securities held to maturity	132,644	133,050	141,280	143,087
Loans held for sale	4,275	4,275	1,422	1,437
Loans receivable	401,872	404,399	406,826	413,372
FHLB of New York stock	5,714	5,714	5,736	5,736
Interest receivable	3,799	3,799	3,884	3,884

Financial liabilities:
Deposits	463,738	467,371	410,503	409,370
Short-term borrowings	--	--	2,000	2,000
Long-term debt	114,124	136,099	114,124	116,317
Interest payable	847	847	967	967

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 17- Parent Only Condensed Financial Information

STATEMENTS OF FINANCIAL CONDITION
	December 31,
	2009	2008
Assets	(In Thousands)
Cash and due from banks	$395	$323
Securities available for sale	237	-
Investment in subsidiaries	54,641	53,180
Restricted common stock	124	124
Other assets	244	242

Total Assets	$55,641	$53,869

Liabilities and Stockholders’ Equity
Liabilities
Long-term debt	$4,124	$4,124
Other liabilities	126	30

Total Liabilities	4,250	4,154

Stockholders’ equity
Common stock	332	331
Paid-in capital	46,926	46,864
Treasury stock	(8,719)	(8,680)
Retained earnings	12,839	11,325
Accumulated other comprehensive income (loss)	13	(125)

Total Stockholders’ Equity	51,391	49,715

Total Liabilities and Stockholders’ Equity	$55,641	$53,869

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 17- Parent Only Condensed Financial Information (Continued)

STATEMENTS OF INCOME
	Years Ended in December 31
	2009	2008	2007
		(In Thousands)

Dividends from subsidiary	$2,547	$-	$8,500
Interest Income	-	3	10
Total Income	2,547	3	8,510

Interest Expense, borrowed money	146	238	329
Stock-Based Compensation	-	-	6
Other	-	-	-
Total Expense	146	238	335

Income (Loss) before Income Tax Benefit and Equity in Undistributed Earnings (Losses) of Subsidiaries	2,401	(235)	8,175

Income tax benefit	17	97	95

Income (Loss) before Equity in Undistributed Earnings (Losses) of Subsidiaries	2,418	(138)	8,270

Equity in undistributed earnings (losses) of subsidiaries	1,330	3,610	(3,832)

Net Income	$3,748	$3,472	$4,438

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 17 - Parent Only Condensed Financial Information (Continued)

STATEMENTS OF CASH FLOW
	Years Ended December 31
	2009	2008	2007
		(In Thousands)

Cash Flows from Operating Activities
Net income	$3,748	$3,472	$4,438
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed (earnings) losses of subsidiaries	(1,330)	(3,610)	3,832
Stock based compensation	-	-	6
(Increase) decrease in other assets	(5)	(158)	8
Increase in other liabilities	96	16	2

Net Cash Provided By (Used in) Operating Activities	2,509	(280)	8,286

Cash Flows from Investing Activities
Purchases of securities available for sale	(227)	-	-

Net Cash Used in Investing Activities	(227)	-	-

Cash Flows from Financing Activities
Proceeds from issuance of common stock	63	925	158
Tax benefit from exercise of stock options	-	150	-
Cash dividends paid	(2,234)	(1,896)	(1,555)
Purchase of treasury stock	(39)	(1,295)	(6,526)

Net Cash Used in Financing Activities	(2,210)	(2,116)	(7,923)

Net Increase (Decrease) in Cash and Cash Equivalents	72	(2,396)	363

Cash and Cash Equivalents - Beginning	323	2,719	2,356

Cash and Cash Equivalents - Ending	$395	$323	$2,719

BCB Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 18 – Acquisition

On June 30, 2009, BCB Bancorp, Inc., the parent company of BCB Community Bank, and Pamrapo Bancorp, Inc., (“Pamrapo”), the parent company of Pamrapo Savings Bank, S.L.A., jointly announced the signing of an Agreement and Plan of Merger, dated as of June 29, 2009 (the “Merger Agreement”) pursuant to which Pamrapo will merge with and into the Company. Pamrapo Savings Bank, S.L.A., (“Pamrapo Bank”), a New Jersey-chartered stock savings and loan association and a wholly-owned subsidiary of Pamrapo, and BCB Community Bank, will also enter into a subsidiary agreement and plan of merger that provides for the merger of Pamrapo Bank with and into BCB Community Bank, with BCB Community Bank as the surviving institution.

Pursuant to the terms of the Merger Agreement, shareholders of Pamrapo will receive 1.0 share of Company common stock for each share of Pamrapo common stock. In addition, all outstanding unexercised options to purchase Pamrapo common stock will be converted into options to purchase Company common stock.

On December 17, 2009, at a special meeting of stockholders, the stockholders of BCB Bancorp, Inc., approved the adoption of the Agreement and Plan of Merger, as amended, by and between the Company and Pamrapo Bancorp Inc. In addition, at the special meeting of stockholders, the Company approved an amendment to the Company’s certificate of incorporation to increase the authorized shares of the Company’s common stock to 20 million shares.

On February 11, 2010, at a special meeting of stockholders, the stockholders of Pamrapo Bancorp, Inc., approved the adoption of the Agreement and Plan of Merger, as amended, by and between Pamrapo Bancorp Inc., and BCB Bancorp, Inc.

The transaction is expected to close by the end of the second quarter of 2010, pending regulatory approvals and the satisfaction of other customary closing conditions. In the event the merger agreement is terminated, neither the Company nor Pamrapo will have any liability under the merger agreement, except that designated provisions of the merger agreement, including the payment of expenses and a termination fee, will survive termination. Under the terms of the merger agreement, each party must pay to the other a termination fee of $2.5 million under certain circumstances, the description of which has been disclosed in the Form S-4 Registration Statement previously filed with the Securities and Exchange Commission.