Form 10-K, Exhibit 13
period 2010-12-31
BCB BANCORP INC
filed 2011-03-31
CIK 1228454

EXHIBIT 13

CONSOLIDATED FINANCIAL STATEMENTS

BCB Bancorp, Inc. and Subsidiaries

Consolidated Financial Report

December 31, 2010

BCB Bancorp, Inc. and Subsidiaries

Table of Contents

Page

Report of Independent Registered Public Accounting Firm

Consolidated Financial Statements

Consolidated Statements of Financial Condition	1

Consolidated Statements of Income	2

Consolidated Statements of Changes in Stockholders’ Equity	3

Consolidated Statements of Cash Flows	4

Notes to Consolidated Financial Statements	6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
BCB Bancorp, Inc.
Bayonne, New Jersey

We have audited the accompanying consolidated statements of financial condition of BCB Bancorp, Inc. (the "Company") and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2010.  These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BCB Bancorp, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Clark, New Jersey
March 31, 2011

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

	December 31,
	2010	2009
	(In Thousands, except for share data)
Assets

Cash and amounts due from depository institutions	$22,065	$3,587
Interest-bearing deposits	99,062	63,760

Cash and Cash Equivalents	121,127	67,347

Securities available for sale	1,098	1,346
Securities held to maturity, fair value $166,785 and $133,050; respectively	165,572	132,644
Loans held for sale	5,572	4,275
Loans receivable, net of allowance for loan losses of $8,417 and $6,644; respectively	773,101	401,872
Premises and equipment	11,359	5,359
Property held for sale	1,017	-
Federal Home Loan Bank of New York stock	6,723	5,714
Interest receivable	5,203	3,799
Real estate owned	3,602	1,270
Deferred income taxes	5,785	3,618
Other assets	6,729	4,259

Total Assets	$1,106,888	$631,503

Liabilities and Stockholders’ Equity

Liabilities

Non-interest bearing deposits	$69,471	$37,082
Interest bearing deposits	816,817	426,656

Total deposits	886,288	463,738

Long-term debt	114,124	114,124
Other liabilities	7,502	2,250

Total Liabilities	1,007,914	580,112

Stockholders’ Equity
Common stock, stated value $0.064; 20,000,000 shares authorized; 10,144,830 and 5,195,658 shares, respectively, issued; 9,383,695 and 4,657,906 shares, respectively, outstanding	649	332
Paid-in capital	85,327	46,926
Treasury stock, at cost, 761,135 and 537,752 shares, respectively	(10,760)	(8,719)
Retained earnings	23,753	12,839
Accumulated other comprehensive income	5	13

Total Stockholders’ Equity	98,974	51,391

Total Liabilities and Stockholders’ Equity	$1,106,888	$631,503

See notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

	Years Ended December 31,
	2010	2009	2008
	(In Thousands, Except for Per Share Data)
Interest Income
Loans	$34,502	$27,349	$27,248
Investments, taxable	5,457	6,982	9,185
Investments, nontaxable	24	-	-
Other interest-earning assets	117	47	190

Total Interest Income	40,100	34,378	36,623

Interest Expense
Deposits:
Demand	938	877	1,046
Savings and club	1,304	1,157	1,370
Certificates of deposit	6,220	7,984	9,106

	8,462	10,018	11,522
Borrowed money	5,206	4,976	5,141

Total Interest Expense	13,668	14,994	16,663

Net Interest Income	26,432	19,384	19,960

Provision for Loan Losses	2,450	1,550	1,300

Net Interest Income after Provision for Loan Losses	23,982	17,834	18,660

Non-Interest Income (Loss)
Fees and service charges	907	657	689
Gain on sales of loans originated for sale	295	225	137
(Loss) gain on sale of real estate owned	(345)	13	1
Gain on bargain purchase	12,582	-	-
Other than temporary impairment on security	-	-	(2,915)
Other	423	36	34

Total Non-Interest Income (Loss)	13,862	931	(2,054)

Non-Interest Expenses
Salaries and employee benefits	10,785	5,403	5,492
Occupancy expense of premises	1,932	1,122	1,059
Equipment	3,293	2,124	2,019
Professional Fees	780	465	319
Directors Fees	553	395	351
Regulatory Assessments	1,204	1,137	296
Advertising	336	273	241
Merger related expenses	644	648	172
Loss on overdrafts	-	-	560
Other	2,486	829	805

Total Non-Interest Expenses	22,013	12,396	11,314

Income before Income Taxes	15,831	6,369	5,292

Income Taxes	1,505	2,621	1,820

Net Income	$14,326	$3,748	$3,472

Net Income per Common Share
Basic	$2.06	$0.81	$0.75
Diluted	$2.05	$0.80	$0.74

Weighted Average Number of Common Shares Outstanding
Basic	6,968	4,655	4,629
Diluted	6,983	4,676	4,706

See notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock	Paid-In Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	(In Thousands, except for share and per share amounts)

Balance - December 31, 2007	$325	$45,795	$(7,385)	$9,749	$26	$48,510

Tax benefit from exercise of stock options	-	150	-	-	-	150
Exercise of stock options (104,873 shares)	6	919	-	-	-	925
Treasury stock purchases (93,029 shares)	-	-	(1,295)	-	-	(1,295)
Cash dividend ($0.41 per share) declared	-	-	-	(1,896)	-	(1,896)
Net income	-	-	-	3,472	-	3,472
Loss on other than temporary impairment on security, net of deferred income tax benefit of $1,164	-	-	-	-	1,751	1,751
Unrealized loss on securities Available for sale, net of Deferred income tax of $1,266	-	-	-	-	1,902	(1,902)
Total Comprehensive income						3,321

Balance - December 31, 2008	331	46,864	(8,680)	11,325	(125)	49,715

Exercise of stock options (11,933)	1	62	-	-	-	63
Treasury stock purchases (4,072 shares)	-	-	(39)	-	-	(39)
Cash dividend ($0.48 per share) declared	-	-	-	(2,234)	-	(2,234)
Net income	-	-	-	3,748	-	3,748
Unrealized loss on securities available for sale, net of deferred income tax of $93	-	-	-	-	138	138
Total Comprehensive income						3,886

Balance - December 31, 2009	332	46,926	(8,719)	12,839	13	51,391

Common Stock issued for the acquisition of Pamrapo Bancorp, Inc. (4,935,495 shares, including 30,000 shares transferred to treasury)	316	38,329	(235)	-	-	38,410
Exercise of stock options (13,677 shares)	1	72	-	-	-	73
Treasury stock purchases (193,383 shares)	-	-	(1,806)	-	-	(1,806)
Cash dividend ($0.48 per share) declared	-	-	-	(3,412)	-	(3,412)
Net income	-	-	-	14,326	-	14,326
Unrealized gain (loss) on securities available for sale, net of deferred income tax of $9	-	-	-	-	(12)	(12)
Benefit plans, net of deferred income tax of $3	-	-	-	-	4	4

Total Comprehensive income						14,318

Balance - December 31, 2010	$649	$85,327	$(10,760)	$23,753	$5	$98,974

See notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009	2008
	(In Thousands)
Cash Flows from Operating Activities
Net income	$14,326	$3,748	$3,472
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of premises and equipment	642	363	401
Amortization (accretion), net	1,877	367	(684)
Provision for loan losses	2,450	1,550	1,300
Deferred income tax benefit	(341)	(598)	(1,659)
Other than temporary impairment loss	-	-	2,915
Loans originated for sale	(26,142)	(19,576)	(6,705)
Proceeds from sales of loans originated for sale	19,433	16,948	7,552
Gain on sales of loans originated for sale	(295)	(225)	(137)
Loss (gain) on sale of real estate owned	345	(13)	(1)
Gain on bargain purchase	(12,582)	-	-
Decrease (increase) in interest receivable	501	85	(108)
Increase in other assets	(1,207)	(2,607)	(718)
(Decrease) in accrued interest payable	(239)	(120)	(59)
(Decrease) increase in other liabilities	(1,159)	88	317

Net Cash (Used in) Provided by Operating Activities	(2,391)	10	5,886
Cash Flows from Investing Activities
Proceeds from repayments and calls on securities held to maturity	156,757	155,553	84,400
Purchases of securities held to maturity	(104,997)	(147,647)	(60,606)
Purchases of securities available for sale	-	(227)	(2,000)
Proceeds from sales of participation interests in loans	1,708	1,238	2,523
Proceeds from sale of real estate owned	1,260	307	288
Purchases of loans	-	(1,744)	(113)
Net decrease (increase) in loans receivable	39,551	4,202	(46,449)
Improvements to real estate owned	(32)	(58)	(241)
Additions to premises and equipment	(704)	(95)	(99)
Redemption (purchase) of Federal Home Loan Bank of New York stock	1,869	22	(176)
Cash acquired in acquisition	22,979	-	-
Net Cash Provided by (Used in) Investing Activities	118,391	11,551	(22,473)
Cash Flows from Financing Activities
Net (decrease) increase in deposits	(13,260)	53,235	11,684
Proceeds of long-term debt	-	-	-
Repayment of long-term debt	(43,815)	-	-
Net change in short-term borrowings	-	(2,000)	2,000
Purchase of treasury stock	(1,806)	(39)	(1,295)
Cash dividends paid	(3,412)	(2,234)	(1,896)
Net proceeds from issuance of common stock	73	63	925
Tax benefit from exercise of stock options	-	-	150

Net Cash (Used In) Provided by Financing Activities	(62,220)	49,025	11,568

Net Increase (Decrease) in Cash and Cash Equivalents	53,780	60,586	(5,019)

Cash and Cash Equivalents - Beginning	67,347	6,761	11,780

Cash and Cash Equivalents - Ending	$121,127	$67,347	$6,761

BCB Bancorp, Inc. and Subsidiaries

Supplementary Cash Flow Information

Cash paid during the year for:
Income taxes	$2,252	$3,220	$3,903
Interest	$13,907	$15,114	$16,722
Transfer of loans to other real estate owned	$6,887	$71	$-
Loans to facilitate other real estate owned	$3,771	$-	$-
Reclassification of loans originated for sale to held to maturity	$5,707	$-	$-

Acquisition of noncash assets and liabilities
Assets acquired	$514,523	$-	$-
Liabilities assumed	$486,275	$-	$-

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1 - Organization and Stock Offerings

BCB Bancorp, Inc. (the “Company”) is incorporated in the State of New Jersey and is a bank holding company. The common stock of the Company is listed on the Nasdaq Electronic Bulletin Board and trades under the symbol “BCBP.”

On November 20, 2007, the Company announced a stock repurchase plan which provided for the repurchase of 5% or 234,002 shares of the Company’s common stock. This plan was completed during 2010.  On July 14, 2010, the Company announced a stock repurchase plan to repurchase 5% or 479,965 shares of the Company’s common stock. This plan was completed during 2010. During 2010, 2009 and 2008, a total of 193,383, 4,072 and  93,029  shares of the Company’s common stock was repurchased at a cost of approximately $1.8 million, $39,000 and $1.3 million  or $9.34, $9.51 and $13.92 per share, respectively.

The Company’s primary business is the ownership and operation of BCB Community Bank (the “Bank”).  The Bank is a New Jersey commercial bank which, as of December 31, 2010, operated at ten locations in Bayonne, Hoboken, Jersey City, and Monroe Township, New Jersey, and is subject to regulation, supervision, and examination by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation.  The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowed funds, to invest in securities and to make loans collateralized by residential and commercial real estate and, to a lesser extent, consumer loans.  BCB Holding Company Investment Corp. (the “Investment Company”) was organized in January 2005 under New Jersey law as a New Jersey investment company primarily to hold investment and mortgage-backed securities. Pamrapo Service Corporation was organized in 1975 under New Jersey law to engage in the purchase and sale of real estate. In the 1990’s, the Service Corporation was engaged in the business of selling non-financial products, (annuities, mutual funds and stocks) to the public. The Pamrapo Service Corporation has been inactive since May 2010.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 - Summary of Significant Accounting Policies

Basis of Consolidated Financial Statement Presentation

The consolidated financial statements which include the accounts of the Company and its wholly-owned subsidiaries, the Bank, the Investment Company and Pamrapo Service Corporation, have been prepared in conformity with accounting principles generally accepted in the United States of America.  All significant intercompany accounts and transactions have been eliminated in consolidation.

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

In preparing these consolidated financial statements, the Company evaluated the events that occurred between December 31, 2010 and the date these consolidated financial statements were issued.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other banks having original maturities of three months or less.

Securities Available for Sale and Held to Maturity

Investments in debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings.  Debt and equity securities not classified as trading securities or as held to maturity securities are classified as available for sale securities (“AFS”) and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income (loss) component of stockholders’ equity.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

If the fair value of a security is less than its amortized cost, the security is deemed to be impaired. Management evaluates all securities with unrealized losses quarterly to determine if such impairments are “temporary” or “other-than-temporary” in accordance with Accounting Standards Codification (“ASC”) Topic 320, Investments – Debt and Equity Securities. Accordingly, temporary impairments are accounted for based upon the classification of the related securities as either available for sale or held to maturity. Temporary impairments on available for sale securities are recognized, on a tax-effected basis, through Other Comprehensive Income (“OCI”) with offsetting entries adjusting the carrying value of the securities and the balance of deferred taxes. Conversely, the carrying values of held to maturity securities are not adjusted for temporary impairments. Information concerning the amount and duration of temporary impairments on both available for sale and held to maturity securities is disclosed in the notes to the consolidated financial statements.

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

Loans Receivable

Loans receivable are stated at unpaid principal balances, less net deferred loan origination fees and the allowance for loan losses.  Loan origination fees and certain direct loan origination costs are deferred and amortized/accreted, as an adjustment of yield, over the contractual lives of the related loans.

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

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

Acquired Loans

Loans that we acquire in acquisitions subsequent to January 1, 2009 are recorded at fair value with no carryover of the related allowance for credit losses. Determining the fair value of the loans involves estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest.

The excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable discount. The nonaccretable discount represents estimated future credit losses expected to be incurred over the life of the loan. Subsequent decreases to the expected cash flows require us to evaluate the need for an allowance for credit losses. Subsequent improvements in expected cash flows result in the reversal of a corresponding amount of the nonaccretable discount which we then reclassify as accretable discount that is recognized into interest income over the remaining life of the loan using the interest method. Our evaluation of the amount of future cash flows that we expect to collect is performed in a similar manner as that used to determine our allowance for credit losses. Charge-offs of the principal amount on acquired loans would be first applied to the nonaccretable discount portion of the fair value adjustment.

Acquired loans that met the criteria for nonaccrual of interest prior to the acquisition may be considered performing upon acquisition, regardless of whether the customer is contractually delinquent, if we can reasonably estimate the timing and amount of the expected cash flows on such loans and if we expect to fully collect the new carrying value of the loans. As such, we may no longer consider the loan to be nonaccrual or nonperforming and may accrue interest on these loans, including the impact of any accretable discount. We have determined that we cannot reasonably estimate future cash flows on any such acquired loans that are past due 90 days or more and continue to treat them as non-accrual.

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

Years
Buildings	40
Building improvements	7 - 40
Furniture, fixtures and equipment	3 - 5
Leasehold improvements	Shorter of useful life or term of lease

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

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

No impairment charges were recorded related to the FHLB of New York stock during 2010 or 2009.

Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosures are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations  are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. At December 31, 2010, the Bank owned ten properties totaling $3,602,000.

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

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements in accordance with ASC Topic 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a likelihood of being realized on examination of more than 50 percent. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Under the “more-likely-than-not” threshold guidelines, the Company

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

believes no significant uncertain tax positions exist, either individually or in the aggregate, that would give rise to the non-recognition of an existing tax benefit. The Company recognizes interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statement of Income. The Company did not recognize any interest and penalties for the years ended December 31, 2010, 2009 and 2008. The tax years subject to examination by the taxing authorities are the years ended December 31, 2009, 2008, and 2007.

Net Income per Common Share

Basic net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding. The diluted net income per common share is computed by adjusting the weighted average number of shares of common stock outstanding to include the effects of outstanding stock options, if dilutive, using the treasury stock method.  For the years ended December 31, 2010, 2009, and 2008, the difference in the weighted average number of basic and diluted common shares was due solely to the effects of outstanding stock options. No adjustments to net income were necessary in calculating basic and diluted net income per share. For the years ended December 31, 2010, 2009, and 2008, the weighted average of outstanding options considered to be anti-dilutive was 243,884, 196,418, and 61,475.

Stock-Based Compensation Plans

The Company, under plans approved by its stockholders in 2003 and 2002, has granted stock options to employees and outside directors.  See note 12 for additional information as to option grants. Compensation expense recognized for all option grants is net of estimated forfeitures and is recognized over the awards’ respective requisite service periods. The fair values relating to all options granted are estimated using a Black-Scholes option pricing model. Expected volatilities are based on historical volatility of our stock and other factors, such as implied market volatility. The Company use the mid-point of the original vesting period and original option life to estimate the options’ expected term, which represents the period of time that the options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company recognizes compensation expense for the fair values of these option awards, which have graded vesting, on a straight-line basis over the requisite service period of these awards.

Benefit Plans

The Company acquired through the merger with Pamrapo Bancorp, Inc. a non-contributory defined benefit pension plan covering all eligible employees of Pamrapo Savings Bank. Effective January 1, 2010, the defined benefit pension plan (the “Pension Plan”), was frozen by Pamrapo Savings Bank. All benefits for eligible participants accrued in the “Pension Plan” to the freeze date have been retained. The benefits are based on years of service and employee’s compensation. The defined benefit plan is funded in conformity with funding requirements of applicable government regulations. Prior service costs for the defined benefit plan generally are amortized over the estimated remaining service periods of employees. Additionally, with the merger with Pamrapo Bancorp, Inc.,  certain former employees of Pamrapo Bank are covered under a Supplemental Executive Retirement Plan (“SERP”), an unfunded non-qualified deferred retirement plan.  Participants who retire at the age of 65 (the “Normal Retirement Age”), are entitled to an annual retirement benefit equal to 75% of compensation reduced by their retirement plan annual benefits. Participants retiring before the Normal Retirement Age receive the same benefits reduced by a percentage based on years of service to the Company and the number of years prior to the Normal Retirement Age that participants retire.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

Comprehensive Income

The Company records unrealized gains and losses, net of deferred income taxes, on securities available for sale in accumulated other comprehensive income (loss).  Realized gains and losses, if any, are reclassified to non-interest income upon sale of the related securities or upon the recognition of an impairment loss.  Accumulated other comprehensive income (loss) also includes benefit plan amounts recognized in accordance with ASC 715, Compensation-Retirement Benefits, which reflect, net of tax, the unrecognized gains (losses) on the benefit plans. The Company has elected to report the effects of other comprehensive income in the consolidated statements of changes in stockholders’ equity.

Recent Accounting Pronouncements

In January 2010, The FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements .  This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require that a reporting entity disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and present separately information about purchases, sales, issuances and settlements in the reconciliation for fair value measurements using significant unobservable inputs. In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:

•
For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

•	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. The adoption of the applicable provisions of this pronouncement did not have a material impact on our consolidated financial statements. The Company does not expect the unadopted portions of the new pronouncement will have a material impact on the consolidated financial statements for those disclosures that go into effect during fiscal 2011.

In June 2010, the FASB issued ASU 2010-18, Receivables, (Topic 310): Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset, codifies the consensus reached in EITF Issue No. 09-I, “Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset.” The amendments to the Codification provide that modifications of loans that are accounted for within a pool under Subtopic 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. ASU 2010-18 does not affect the accounting for loans under the scope of Subtopic 310-30 that are not accounted for within pools. Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

ASU 2010-18 is effective prospectively for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. Upon initial adoption of ASU 2010-18, an entity may make a one-time election to terminate accounting for loans as a pool under Subtopic 310-30. This election may be applied on a pool-by-pool basis and does not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

On July 21, 2010, FASB issued Accounting Standards Update No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses  (“ASU 2010-20”), which amends ASC 830,  Receivables,  to enhance disclosures about the credit quality of financing receivables and the allowance for credit losses. ASU 2010-20 requires entities to provide disclosures designed to facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses, and (iii) the changes and reasons for those changes in the allowance for credit losses. Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is generally a disaggregation of portfolio segment. The required disclosures include, among other things, the activity in the allowance for credit losses as well as information about modified, impaired, nonaccrual, and past due loans and credit quality indicators. ASU 2010-20 is effective for The Company’s consolidated financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period. Disclosures that relate to activity during a reporting period will be required for The Company’s consolidated financial statements that include periods beginning on or after January 1, 2011. We adopted the requirements as of December 31, 2010, and have provided the applicable disclosures.

Accounting Standards Update No. 2010-29 addresses the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. It specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. It requires expanded supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this Updates are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We early adopted the requirements as of December 31, 2010, and have provided the applicable disclosure.

Accounting Standards Update No. 2011-01 temporarily delays the effective date of the disclosures about troubled debt restructurings in Update 2010-20 for public entities.  The delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring.  The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.  Currently, that guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011.

Note 3 - Related Party Transactions

The Bank leases a property from NEW BAY LLC (“NEW BAY”), a limited liability corporation 100% owned by a majority of the Directors and officers of the Bank.  In conjunction with the lease, NEW BAY substantially removed the pre-existing structure on the site and constructed a new building suitable to the Bank for its banking operations.  Under the terms of the lease, the cost of this project was reimbursed to NEWBAY by the Bank. The amount reimbursed, which occurred during the year 2000, was $943,000, and is included in property and equipment under the caption “Building and improvements” (see Note 7).

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3 - Related Party Transactions (Continued)

On May 1, 2006, the Company renegotiated the lease to a twenty-five year term.  The Company will pay NEW BAY $165,000 a year ($13,750 per month) for the first 60 months which is included in the consolidated statements of income for 2010 and 2009 within occupancy expense of premises. The rent shall be reset every five years thereafter at the fair market rental value at the end of each preceding five year period.

Note 4 - Securities Available for Sale

	December 31, 2010
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)

Equity securities- Financial institutions	$1,097	$32	$31	$1,098

	December 31, 2009
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)

Equity securities- Financial institutions	$1,324	$40	$18	$1,346

The unrealized losses, categorized by the length of time of continuous loss position, and fair value of related securities available for sale were as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
December 31, 2010
Equity securities	$65	$31	$-	$-	$65	$31
December 31, 2009
Equity securities	$-	$-	$982	$18	$982	$18

At December 31, 2010, management concluded that the unrealized losses above (which relate to two equity issues) are temporary in nature as they primarily relate to general market fluctuations rather than credit related issues. Additionally, the Company has not decided to sell these securities and has concluded that it is unlikely it would be required to sell these securities prior to the anticipated recovery of the unrealized losses.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 5 - Securities Held to Maturity

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)

U.S. Government Agencies:
Due after one through five years	$3,315	$180	$-	$3,495
Due after ten years	27,523	14	62	27,475

	30,838	194	62	30,970

Residential mortgage-backed securities:
Due within one year	6	-	-	6
Due after one year through five years	775	24	1	798
Due after five years through ten years	54,629	374	357	54,646
Due after ten years	71,545	1,552	493	72,604

	126,955	1,950	851	128,054

Subordinated notes:
Due within one year	6,000	-	-	6,000
Municipal Obligations:
Due after ten years	1,376	-	21	1,355
Trust originated preferred security: Due after ten years	403	3	-	406
	$165,572	$2,147	$934	$166,785

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

There were no sales of securities during the years ended December 31, 2010, 2009 and 2008. At December 31, 2010 and 2009, all residential mortgage backed securities held in portfolio were Government Sponsored Enterprise securities. At December 31, 2010 and 2009, mortgage-backed securities with a carrying value of approximately $650,000 and $719,000, respectively, were pledged to secure public deposits (see Note 10 for information on securities pledged for borrowings).

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 5 - Securities Held to Maturity (Continued)

The unrealized losses, categorized by the length of time of continuous loss position, and fair value of related securities held to maturity were as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)

December 31, 2010:
U.S. Government Agencies	$20,328	$62	$-	$-	$20,328	$62
Residential mortgage- backed securities	74,899	851	-	-	74,899	851
Municipal Obligations	1,355	21	-	-	1,355	21

	$96,582	$934	$-	$-	$96,582	$934

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
December 31, 2009
U.S. Government Agencies	$82,466	$1,400	$-	$-	$82,466	$1,400
Residential mortgage- backed securities	1,483	23	-	-	1,483	23

	$83,949	$1,423	$-	$-	$83,949	$1,423

At December 31, 2010, management concluded that the unrealized losses above (which related to 4 U.S. Government Agency bonds, 49 Mortgage-Back Securities and 3 municipal obligations) are  temporary in nature since they are related to interest rate fluctuations rather than any underlying credit quality of the issuers. Additionally, the Company has not decided to sell these securities and has concluded that it is unlikely it would be required to sell these securities prior to the anticipated recovery of the unrealized losses.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses

	December 31,
	2010	2009
	(In Thousands)

Real estate mortgage:
Residential	$234,435	$76,490
Commercial and multi-family	410,212	223,792
Construction	17,848	51,330

	662,495	351,612

Commercial:
Business loans	13,932	18,256
Lines of credit	40,228	4,231

	54,160	22,487

Consumer:
Passbook or certificate	1,004	238
Home equity lines of credit	10,228	5,705
Home equity	53,375	28,593
Automobile	178	80
Personal	554	42

	65,339	34,658

Deposit overdrafts	80	281

Total Loans	782,074	409,038

Deferred loan fees, net	(556)	(522)
Allowance for loan losses	(8,417)	(6,644)

	(8,973)	(7,166)

	$773,101	$401,872

At December 31, 2010 and 2009, loans serviced by the Bank for the benefit of others, which consist of participation interests in loans originated by the Bank, totaled approximately $2,773,000 and $7,078,000.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table present outstanding principal balance and the related carrying amount of acquired loans included in our Consolidated Statements of Financial Condition.

	December 31,
	2010	2009
	(In Thousands)

Outstanding principal balance	$378,004	$-
Carrying amount	374,057	-

The following table presents changes in the accretable discount on loans acquired in the Pamrapo acquisition for the year ended December 31, 2010:

Balance – beginning	$-
Pamrapo acquisiton	229,805
Accretion	(24,314)

Balance - ending	$205,491

No interest income is being recognized on loans acquired where the fair value of the loan was based on the cash flows expected to be received from the foreclosure and sale of the underlying collateral.  The carrying value of these loans at December 31, 2010 and July 6, 2010, the date of acquisition, was $11,661,000 and 11,711,000.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

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

	Years Ended December 31,
	2010	2009
	(In Thousands)

Balance – beginning	$7,232	$7,061
Loans originated	1,837	2,800
Changes in related party status	190	(398)
Collections of principal	(1,989)	(2,231)

Balance - ending	$7,270	$7,232

Allowance for Loan Losses

Management reviews the adequacy of the allowance on at least a quarterly basis to ensure that the provision for loan losses has been charged against earnings in an amount necessary to maintain the allowance at a level that is adequate based on management’s assessment of probable estimated losses.  The Company’s methodology for assessing the adequacy of the allowance for loan losses consists of several key elements.  These elements include a general allocated reserve for impaired loans, a specific reserve for impaired loans and an unallocated portion.

The Company consistently applies the following comprehensive methodology.  During the quarterly review of the allowance for loan losses, the Company considers a variety of factors that include:

·	General economic conditions.

·	Trends in charge-offs.

·	Trends and levels of delinquent loans.

·	Trends and levels of non-performing loans, including loans over 90 days delinquent.

·	Trends in volume and terms of loans.

·	Levels of allowance for specific classified loans.

·	Credit concentrations.

The methodology includes the segregation of the loan portfolio into two divisions.  Loans that are performing and loans that are impaired. Loans which are performing are evaluated homogeneously by loan class or loan type. The allowance of performing loans is evaluated based on historical loan loss experience, including

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

consideration of  peer loss analysis, with an adjustment for qualitative factors  due to economic conditions in the market. Impaired loans are loans which are more than 60 days delinquent or troubled debt restructured.  These loans are individually evaluated for loan loss either by current appraisal, estimated economic factor, or net present value. Management reviews the overall estimate for feasibility and bases the loan loss provision accordingly. The Company also maintains an unallocated allowance.  The unallocated allowance is used to cover any factors or conditions which may cause a potential loan loss but are not specifically identifiable.  It is prudent to maintain an unallocated portion of the allowance because no matter how detailed an analysis of potential loan losses is performed, these estimates lack some element of precision.  Management must make estimates using assumptions and information that is often subjective and changing rapidly.

Classified Assets.  Our policies provide for a classification system for problem assets.  Under this classification system, problem assets are classified as “substandard,” “doubtful,” “loss” or “special mention.”  An asset is considered substandard if it is inadequately protected by its current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the “distinct possibility” that “some loss” will be sustained if the deficiencies are not corrected.  Assets classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weakness present makes “collection or liquidation in full” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.”  Assets classified as loss are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted, and the loan, or a portion thereof, is charged-off.  Assets may be designated special mention because of potential weaknesses that do not currently warrant classification in one of the aforementioned categories.

When we classify problem assets, we may establish general allowances for loan losses in an amount deemed prudent by management.  General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining our regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital. At December 31, 2010, we had $668,000 in assets classified as loss, all of which is considered impaired, $16.8 million in assets classified as doubtful, of which $5.4 million was classified as impaired, $31.5 million in assets classified as substandard, of which $11.4 million was classified as impaired and $40.1 million in assets classified as special mention, of which $11.5 million was classified as impaired. The loans classified as substandard represent primarily commercial loans secured either by residential real estate, commercial real estate or heavy equipment.  The loans that have been classified substandard were classified as such primarily because either updated financial information has not been timely provided, or the collateral underlying the loan is in the process of being revalued.

The Company’s internal credit risk grades are based on the definitions currently utilized by the banking regulatory agencies.  The grades assigned and definitions are as follows, and loans graded excellent, above average, good and watch list (risk ratings 1-4) are treated as “pass” for grading purposes:

5 – Special Mention- Loans currently performing but with potential weaknesses including adverse trends in borrower’s operations, credit quality, financial strength, or possible collateral deficiency.

6 – Substandard- Loans that are inadequately protected by current sound worth, paying capacity, and collateral support.  Loans on “nonaccrual” status.  The loan needs special and corrective attention.

7 – Doubtful- Weaknesses in credit quality and collateral support make full collection improbable, but pending reasonable factors remain sufficient to defer the loss status.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

8 – Loss- Continuance as a bankable asset is not warranted. However, this does not preclude future attempts at partial recovery.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table sets forth the Bank’s allowance for credit losses and recorded investment in financing receivables at December 31, 2010. The following table also details the amount of total loans receivable, that are evaluated individually, and collectively, for impairment, and the related portion of allowance for loan losses that is allocated to each loan type.

	Residential	Commercial & Multi-family	Construction	Commercial Business (1)	Home equity (2)	Consumer	Unallocated	Total
Allowance for credit losses:

Ending balance	$171	$6,179	$426	$1,286	$204	$18	$133	$8,417

Ending balance: individually evaluated for impairment	$-	$1,656	$-	$449	$2	$-	$-	$2,107

Ending balance: collectively evaluated for impairment	$171	$4,523	$426	$837	$202	$18	$133	$6,310

Ending balance: loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-	$-	$-

Loans receivables:

Ending balance	$234,435	$410,212	$17,848	$54,160	$63,603	$1,816	$-	$782,074

Ending balance: individually evaluated for impairment	$89	$27,422	$2,910	$2,809	$372	$-	$-	$33,602

Ending balance: collectively evaluated for impairment	$39,524	$250,494	$13,532	$41,541	$28,992	$332	$-	$374,415

Ending balance: loans acquired with deteriorated credit quality(3)	$194,821	$132,296	$1,406	$9,811	$34,240	$1,483	$-	$374,057
__________
(1) Includes business lines of credit.
(2) Includes home equity lines of credit.
(3) Includes all loans acquired by acquisition. See Note 2, Summary of Significant Accounting Policies- Acquired Loans

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table sets forth an analysis of the Bank’s allowance for loan losses for the years ended December 31, 2010, 2009, and 2008.

	Years Ended December 31,
	2010	2009	2008
	(Dollars in Thousands)

Balance at beginning of period	$6,644	$5,304	$4,065

Charge-offs	689	212	101

Recoveries	12	2	40
Net charge-offs (recoveries)	677	210	61
Provisions charged to operations	2,450	1,550	1,300
Ending balance	$8,417	$6,644	$5,304

The table below sets forth the amounts and types of non-accrual loans in the Bank’s loan portfolio, at December 31, 2010. Loans are placed on non-accrual status when they become more than 90 days delinquent, or when the collection of principal and/or interest become doubtful.

At December 31, 2010 (Dollars in Thousands)
Non-accruing loans:
Residential	$15,115
Construction	2,773
Commercial business(1)	861
Commercial and multi-family	21,147
Home equity(2)	1,632
Consumer	283
Total	$41,811
__________
(1) Includes business lines of credit.
(2) Includes home equity lines of credit.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table summarizes information in regards to impaired loans by loan type as of December 31, 2010: (In Thousands)

	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Residential	$89	$89	$-
Commercial and multi-family	9,709	9,709	-
Construction	2,910	2,910	-
Commercial business	981	981	-
Home equity	189	189	-
Consumer	-	-	-

With an allowance recorded:
Residential	-	-
Commercial and multi-family	17,713	17,713	1,656
Construction	-	-	-
Commercial business	1,828	1,828	449
Home equity	183	183	2
Consumer	-	-	-

Total:
Residential	$89	$89	$-
Commercial and multi-family	27,422	27,422	1,656
Construction	2,910	2,910	-
Commercial business	2,809	2,809	449
Home equity	372	372	2
Consumer	-	-	-

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

At December 31, 2010 and 2009, non-accrual loans for which the accrual of interest had been discontinued totaled approximately $41,811,000 and $11,933,000, respectively.  Had non-accrual loans been performing in accordance with their original terms, the interest income recognized for the years ended December 31, 2010, 2009 and 2008 would have been approximately $1,949,000, $1,064,000 and $289,000, respectively. Interest income recognized on such loans was approximately $280,000, $282,000 and $138,000 respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on a nonaccrual status. At December 31, 2010 and 2009, there were no loans which were ninety days or more past due and still accruing interest.

At December 31, 2010 and 2009, impaired loans were $33,602,000 and $15,437,000, respectively, and the related specific allocation of allowance for loan losses totaled $2,107,000 and $1,373,000 respectively. There were twenty-eight impaired loans totaling $13,878,000 which did not have a specific allocation of the allowance for loan losses at December 31, 2010. There were sixteen impaired loans totaling $8,047,000 which did not have a specific allocation of the allowance for loan losses at December 31, 2009. During the years ended December 31, 2010, 2009, and 2008, the average balance of impaired loans was $29,472,000, $8,662,000 and  $2,759,000, and  respectively, and interest income recognized during the period of impairment totaled $2,114,000, $464,000 and $138,000 respectively.

The following table sets forth the delinquency status of total loans receivable at December 31, 2010.

	As of December 31, 2010
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable>90 Days and Accruing
	(in Thousands)
Residential	$5,010	$3,706	$15,115	$23,831	$210,604	$234,435	—
Commercial and multi-family	20,071	5,391	21,147	46,609	363,603	410,212	—
Construction	1,889	—	2,773	4,662	13,186	17,848	—
Commercial business(1)	1,377	456	861	2,694	51,466	54,160	—
Home equity(2)	870	694	1,632	3,196	60,407	63,603	—
Consumer	106	5	283	394	1,422	1,816	—
Total	$29,323	$10,252	$41,811	$81,386	$700,688	$782,074	—
__________
 (1) Includes business lines of credit.
 (2) Includes home equity lines of credit.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table presents the loan portfolio types summarized by the aggregate pass rating and the classified ratings of special mention, substandard, doubtful, and loss within the Company’s internal risk rating system as of December 31, 2010: (In Thousands)

	Pass	Special Mention	Substandard	Doubtful	Loss	Total

Residential	$217,459	$4,930	$8,874	$3,172	$-	$234,435
Commercial and multi-family	349,219	30,538	17,760	12,578	117	410,212
Construction	12,763	689	4,005	391	-	17,848
Commercial business(1)	50,248	3,113	339	25	435	54,160
Home equity(2)	61,682	807	488	510	116	63,603
Consumer	1,673	7	-	136	-	1,816
Total	$693,044	$40,084	$31,466	$16,812	$668	$782,074
__________
(1) Includes business lines of credit.
(2) Includes home equity lines of credit.

Note 7 - Premises and Equipment

	December 31,
	2010	2009
	(In Thousands)
Land	$1,560	$890
Buildings and improvements	8,425	3,576
Leasehold improvements	1,186	1,005
Furniture, fixtures and equipment	3,315	2,428

	14,486	7,899
Accumulated depreciation and amortization	(3,127)	(2,540)

	$11,359	$5,359

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 7 - Premises and Equipment (Continued)

Buildings and improvements include a building constructed on property leased from a related party (see Note 3).

Rental expenses related to the occupancy of premises and related shared costs for common areas totaled $693,000, $425,000, and $415,000 for the years ended December 31, 2010, 2009, and 2008, respectively. The minimum obligation under non-cancelable lease agreements expiring through April 30, 2031, for each of the years ended December 31 is as follows (in thousands):

2011	$959
2012	980
2013	668
2014	630
2015	342
Thereafter	2,530

$6,109

Note 8 - Interest Receivable

	December 31,
	2010	2009
	(In Thousands)

Loans	$4,340	$2,679
Securities	863	1,120

	$5,203	$3,799

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 9 – Deposits

	December 31,
	2010	2009
	(In Thousands)

Demand:
Non-interest bearing	$69,471	$37,082
NOW	80,775	34,270
Money market	55,676	33,656
	205,922	105,008

Savings and club	245,951	108,170
Certificates of deposit	434,415	250,560

	$886,288	$463,738

At December 31, 2010 and 2009, certificates of deposit of $100,000 or more totaled approximately $236,116,000 and $142,331,000, respectively.

The scheduled maturities of certificates of deposit at December 31, 2010, were as follows (in thousands):

Amount

2011	$333,853
2012	44,684
2013	15,155
2014	26,293
2015	14,188
Thereafter	242
$434,415

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowings and Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2010	2009
	(In Thousands)

Long-term debt:
Federal Home Loan Bank of New York (“FHLB”) Fixed Rate Repurchase Agreements:
4.50% maturing May 22, 2016	$10,000	$10,000
4.30% maturing August 16, 2016	20,000	20,000
4.17% maturing August 31, 2016	25,000	25,000
4.76% maturing June 18, 2017	20,000	20,000
4.30% maturing July 30, 2017	15,000	15,000
4.08% maturing July 30, 2017	20,000	20,000
Trust preferred floating rate junior subordinated debenture maturing June 17, 2034; interest rate adjusts quarterly to LIBOR plus 2.65% (2.95% at December 31, 2010)	4,124	4,124

	$114,124	$114,124

The trust preferred debenture became callable, at the Company’s option, on June 17, 2009, and quarterly thereafter.

Beginning September 7, 2010, the Federal Home Loan Bank of New York (“FHLBNY”) replaced the existing Overnight Repricing Advance Program and its associated companion products,  the Overnight Line of Credit (“OLOC”), OLOC Plus, OLOC Companion, and OLOC Companion Plus with the new Overnight Advance. The new Overnight advance permits the Bank to borrow overnight up to its maximum borrowing capacity at the FHLBNY. The Bank is no longer restricted to the previous borrowing limits of 10% (OLOC) or up to 20% (OLOC Plus) of total assets. At December 31, 2010, the Bank’s total credit exposure cannot exceed 50% of its total assets, or $553,444,000, based on the borrowing limitations outlined in the Federal Home Loan Bank of New York’s member products guide. The total credit exposure limit to 50% of total assets is recalculated each quarter.

Additional information regarding short-term borrowings is as follows:

	December 31,
	2010	2009	2008
	(In Thousands)

Average balance outstanding during the year	$-	$38	$4,796
Highest month-end balance during the year	$-	$-	$20,500
Average interest rate during the year	$-	0.51%	1.23%
Weighted average interest rate at year-end	$-	$-	0.44%

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowings and Long-Term Debt (Continued)

At December 31, 2010 and 2009 cash and securities held to maturity with carrying values of approximately $145.2 million and $114.9 million, respectively, were pledged to secure the above noted Federal Home Loan Bank of New York borrowings. In addition, there was a blanket pledge on the residential mortgage portfolio at December 31, 2010.

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

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)

As of December 31, 2010:
Total capital (to risk-weighted assets)	$109,032	15.89%	$	>54,882	>8.00%	$	>68,602	>10.00%
Tier 1 capital (to risk-weighted assets)	102,541	14.95		>27,441	>4.00		>41,161	> 6.00
Tier 1 capital (to average assets)	102,541	9.16		>44,761	>4.00		>55,952	> 5.00

As of December 31, 2009:
Total capital (to risk-weighted assets)	$59,855	14.37%	$	>33,331	>8.00%	$	>41,664	>10.00%
Tier 1 capital (to risk-weighted assets)	54,637	13.11		>16,666	>4.00		>24,998	> 6.00
Tier 1 capital (to average assets)	54,637	8.68		>25,169	>4.00		>31,461	> 5.00

As of December 31, 2010, the most recent notification from the Bank’s regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events occurring since that notification that management believes have changed the Bank’s category.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12. Benefits Plans

Pension Plan

The Company acquired through the merger with Pamrapo Bancorp, Inc. a non-contributory defined benefit pension plan covering all eligible employees of Pamrapo Savings Bank. Effective January 1, 2010, the defined benefit pension plan (“Pension Plan”), was frozen by Pamrapo Savings Bank. All benefits for eligible participants accrued in the “Pension Plan” to the freeze date have been retained. The benefits are based on years of service and employee’s compensation. The Pension Plan is funded in conformity with funding requirements of applicable government regulations. Prior service costs for the defined benefit plan generally are amortized over the estimated remaining service periods of employees.

The following tables set forth the Plan's funded status at December 31, 2010  and components of net periodic pension cost for the year ended December 31, 2010:

Change in Benefit Obligation:	December 31, 2010
(In thousands)
Benefit obligation, at date of merger	$8,673

Interest cost	245
Actuarial loss	369
Benefits paid	(253)
Settlements	(311)

Benefit obligation, ending	$8,723

Change in Plan Assets:

Fair value of assets, at date of merger	$4,598

Actual return on plan assets	561
Employer contributions	151
Benefits paid	(253)
Settlements	(311)

Fair value of assets, ending	$4,746

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

Reconciliation of Funded Status:	December 31, 2010
(In thousands)
Accumulated benefit obligation	$8,723

Projected benefit obligation	$8,723
Fair value of assets	$(4,746)

Funded status, included in other liabilities	$(3,977)

Valuation assumptions used to determine benefit obligation at period end:
Discount rate	5.540%
Salary increase rate	N/A

Year Ended
Net Periodic Pension Expense	December 31, 2010
(In thousands)
Interest cost	$245
Expected return on assets	(181)
Net Periodic Pension Expense	$64

Valuation assumptions used to determine net periodic benefit cost for the year:

Discount rate	5.500%
Long term rate of return on plan assets	8.000%
Salary increase rate	3.500%

At December 31, 2010, unrecognized net gain of $6,811 was included in accumulated other comprehensive income in accordance with ASC 715-20 and ASC 715-30. None of the unrecognized net gain is expected to be recognized in net periodic pension expense for the year ended December 31, 2011.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

Plan Assets

Investment Policies and Strategies

The primary long-term objective for the Plan is to maintain assets at a level that will sufficiently cover future beneficiary obligations. The Plan will be structured to include a volatility reducing component (the fixed income commitment) and a growth component (the equity commitment).

To achieve the Plan Sponsor’s long-term investment objectives, the Trustee will invest the assets of the Plan in a diversified combination of asset classes, investment strategies, and pooled vehicles. The asset allocation guidelines in the table below reflect the Bank’s risk tolerance and long-term objectives for the Plan. These parameters will be reviewed on a regular basis and subject to change following discussions between the Bank and the Trustee.

Initially, the following asset allocation targets and ranges will guide the Trustee in structuring the overall allocation in the Plan’s investment portfolio. The Bank or the Trustee may amend these allocations to reflect the most appropriate standards consistent with changing circumstances. Any such fundamental amendments in  strategy will be discussed between the Bank and the Trustee prior to implementation.

Based on the above considerations, the following asset allocation ranges will be implemented:

Asset Allocation Parameters by Asset Class
	Minimum	Target	Maximum

Equity
Large-Cap U.S.		26%
Mid/Small-Cap U.S.		12%
Non-U.S.		12%
Total-Equity	40%	50%	60%

Fixed Income
Certificates of Deposit		25%
Long Duration		23%
Money Market		2%
Total-Fixed Income	40%	50%	60%

The parameters for each asset class provide the Trustee with the latitude for managing the Plan within a minimum and maximum range. The Trustee will have full discretion to buy, sell, invest and reinvest in these asset segments based on these guidelines which includes allowing the underlying investments to fluctuate within the stated policy ranges. The Plan will maintain a cash equivalents component (not to exceed 3% under normal circumstances) within the fixed income allocation for liquidity purposes.

The Trustee will monitor the actual asset segment exposures of the Plan on a regular basis and, periodically, may adjust the asset allocation within the ranges set forth above as it deems appropriate. Periodic reallocations of

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

assets will be based on the Trustee’s perception of the changing risk/return opportunities of the respective asset classes.

Determination of Long-Term Rate–of Return

The long-term rate-of-return-on assets assumption was set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the plan’s target allocation of asset classes. Equities and fixed income securities were assumed to earn real rates of return in the ranges of 5-9% and 2-6%, respectively. The long-term inflation rate was estimated to be 3%. When these overall return expectations are applied to the Plan’s target allocation, the result is an expected rate of return of 7% to 11%.

The fair values of the Company’s pension plan assets at December 31, 2010, by asset category (see Note 16 for the definitions of levels), are as follows:

Asset Category	Total	(Level 1)	(Level 2)	(Level 3)

Mutual funds-Equity
Large-Cap Value (a)	$266,771	$266,771	$-	$-
Large-Cap Core (b)	316,443	316,443	-	-
Small-Cap Core (c)	162,604	162,604	-	-

Mutual Funds-Fixed Income
Long Term Bond (d)	378,611	378,611	-	-

Common/Collective Trusts-Equity
Large-Cap Value (e)	283,661	-	283,661	-
Large-Cap Growth (f)	528,288	-	528,288	-
International Core (g)	655,879	-	655,879	-

Exchange Traded Funds
Fixed Income-ETF (h)	355,209	355,209	-	-

Stock
BCB Common Stock	480,200	480,200	-	-

Cash Equivalents
Money Market	41,853	41,853	-	-
BCB Bank CD	1,276,062	-	1,276,062	-

Total	$4,745,581	$2,001,691	$2,743,890	$-

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

(a)	This category consists of a mutual fund holding 100-160 stocks, designed to track and outperform the Russell 1000 Value Index.
(b)	This category contains stocks of the S&P Index. The stocks are maintained in approximately the same weightings as the index.
(c)	This category consists of 400 or more small and micro-cap companies, with as much as 25% invested in non-U.S. equities.
(d)
This category consists of a bond fund which tracks the Barclays Capital U.S. 20+ Year Treasury Bond index. The fund generally invests at least 90% of assets in the bonds of the underlying index and at least 95% of assets in U.S. government.

(e)	This category consists of investments whose sector and industry exposures are maintained within a narrow band around the Russell 1000 index. The portfolio holds approximately 150 stocks.
(f)	This category consists of a portfolio of between 45 and 65 stocks that will typically overweight technology and health care.
(g)	This category consists of a portfolio of over 200 stocks in non-U.S. domiciled companies, with up to 35% invested in emerging markets.
(h)
This category invests in a variety of high-quality and, to a lesser extent, medium-quality fixed income securities, at least 80% of which will be intermediate-and long-term investment-grade securities.

The Company expects to contribute, based upon actuarial estimates, approximately $390,000 to the pension plan in 2011.

Benefit payments are expected to be paid for the years ended December 31 as follows:

2011	$509,752
2012	526,449
2013	550,710
2014	564,842
2015	594,537
2016-2020	2,995,626
$5,741,916

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

Supplemental Executive Retirement Plan

The Company acquired through the merger with Pamrapo Bancorp, Inc. a supplemental executive retirement plan (“SERP”) in which certain former employees of Pamrapo Bank are covered. A SERP is  an unfunded non-qualified deferred retirement plan.  Participants who retire at the age of 65 (the “Normal Retirement Age”), are entitled to an annual retirement benefit equal to 75% of compensation reduced by their retirement plan annual benefits. Participants retiring before the Normal Retirement Age receive the same benefits reduced by a percentage based on years of service to the Company and the number of years prior to the Normal Retirement Age that participants retire.

The following tables set forth the SERP's funded status and components of net periodic SERP cost:

Change in Benefit Obligation:	December 31, 2010
(In thousands)
Benefit obligation, at date of merger	$680

Interest Cost	20
Actuarial loss	4
Benefits paid	(108)

Benefit obligation, ending	$596

Change in Plan Assets
Fair value of assets, at date of merger,	$-
Employer contributions	108
Benefits paid	(108)

Fair value of assets, ending	$-

Reconciliation of Funded Status:
Accumulated benefit obligation	$596
Projected benefit obligation	$596
Fair value of assets	-
Funded status, included in other liabilities	$596

Valuation assumptions used to determine benefit obligation at period end:

Discount rate	5.540%
Salary Increase Rate	3.500%

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12- Benefits Plan (Continued)

Net Periodic SERP Expense	Year Ended December 31, 2010
(In thousands)
Interest Cost	$20

Net Periodic SERP Cost
$20

Valuation assumptions used to determine net periodic benefit cost for the year:
Discount rate	5.50%
Rate of increase in compensation	3.50
Amortization period	5.00

At December 31, 2010, unrecognized net loss of $2,642 was included in accumulated other comprehensive income in accordance with ASC 715-20 and ASC 715-30. None of the unrecognized net loss is expected to be recognized in net periodic SERP cost for the year ended December 31, 2011.

The Company expects to contribute, based upon actuarial estimates, approximately $138,575 to the SERP plan in 2011.

Benefit payments are expected to be paid for the years ended December 31 as follows:

2011	$138,575
2012	73,647
2013	61,647
2014	61,647
2015	61,647
2016-2019	278,235

$675,398

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

Stock Options

The Company has two stock-related compensation plans, the 2002 Stock Option Plan and the 2003 Stock Option Plan (the “Plans”). All stock options granted have a ten year term and were scheduled to vest and become exercisable on a cumulative basis in equal installments (20% immediately upon grant and an additional 20% at each of the four succeeding grant anniversary dates). As of December 31, 2010, all but 8,116 options authorized under the Plans had been granted.

During the years ended December 31, 2010, 2009 and 2008, the Company recorded no share-based compensation expense, as all shares granted were vested.

A summary of stock option activity, adjusted to retroactively reflect subsequent stock dividends, follows:

	Number of Option Shares	Range of Exercise Prices	Weighted Average Exercise Price

Outstanding at December 31, 2008	295,339	$5.29-$15.65	$10.19
Options forfeited	(3,906)	11.84	11.84
Options exercised	(11,933)	5.29	5.29

Outstanding at December 31, 2009	279,500	5.29-15.65	10.38

Options forfeited	(4,210)	5.29-11.84	7.72
Options exercised	(13,677)	5.29	5.29
Options added through merger	28,000	$18.41-29.25	24.22

Outstanding at December 31, 2010	289,613	$5.29-$29.25	$12.00

At December 31, 2010, all stock options which are granted were exercisable, having a weighted-average remaining contractual term of 3.0 years and an aggregate intrinsic value of $148,000. The total intrinsic value of options exercised during the years ended December 31, 2010, 2009, and 2008 was $52,000, $50,000, and $446,000, respectively. It is Company policy to issue new shares upon share option exercise.

Note 13 - Dividend Restrictions

Payment of cash dividends is conditional on earnings, financial condition, cash needs, the discretion of the Board of Directors, and compliance with regulatory requirements.  State and federal law and regulations impose substantial limitations on the Bank’s ability to pay dividends to the Company.  Under New Jersey law, the Bank is permitted to declare dividends on its common stock only if, after payment of the dividend, the capital stock of the Bank will be unimpaired and either the Bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce the Bank’s surplus. During 2010, 2009 and 2008, the Bank paid the Company total dividends of $5,334,000, $2,547,000, and $0 respectively. The Company’s ability to declare dividends is dependent upon the amount of dividends declared by the Bank.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 14 - Income Taxes

The components of income tax expense (benefit) are summarized as follows:

	Years Ended December 31,
	2010	2009	2008
	(In Thousands)

Current income tax expense:
Federal	$1,982	$2,730	$3,097
State	(136)	489	382

	1,846	3,219	3,479

Deferred income tax benefit:
Federal	5	(467)	(1,324)
State	(346)	(131)	(335)

	(341)	(598)	(1,659)
Total Income Taxes	$1,505	$2,621	$1,820

The tax effects of existing temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

	December 31,
	2010	2009
	(In Thousands)

Deferred income tax assets:
Allowance for loan losses	$3,362	$2,654
Other than temporary impairment on security	1,164	1,164
Benefit plans	1,829	-
Valuation adjustment on loans receivable acquired	1,993	-
Other	340	42

	8,688	3,860

Deferred income tax liabilities:
Benefit Plan-accumulated other comprehensive income	3	-
Depreciation	233	233
Unrealized gain on securities available for sale	-	9
Valuation adjustment on securities acquired	1,288	-
Valuation adjustment on premises and equipment acquired	1,379	-
	2,903	242

Net Deferred Tax Asset	$5,785	$3,618

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 14 - Income Taxes (Continued)

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income tax expense:

	Years Ended December 31,
	2010	2009	2008
	(In Thousands)

Federal income tax expense at statutory rate	$5,382	$2,165	$1,799
Increases (reductions) in income taxes resulting from:
State income tax (benefit), net of federal income tax effect	(318)	236	31
Merger related items	(4,066)	208	-
Other items, net	507	12	(10)

Effective Income Tax	$1,505	$2,621	$1,820

Effective Income Tax Rate	9.5%	41.2%	34.4%

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

Outstanding loan related commitments were as follows:
	December 31,
	2010	2009
	(In Thousands)

Loan origination	$3,038	$7,171
Standby letters of credit	2,018	471
Construction loans in process	5,180	5,415
Unused lines of credit	33,747	11,905

	$43,983	$24,962

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

The Company and its subsidiaries, from time to time, may be party to litigation which arises primarily in the ordinary course of business.  In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial statements.  As of December 31, 2010, the Company and its subsidiaries were not parties to any material litigation.

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

For assets and liabilities measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy are as follows:

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 16 - Fair Value Measurements and Fair Values of Financial Instruments (Continued)

Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)

Securities AFS December 31, 2010	$1,098	$1,098	$-	$-
Securities AFS December 31, 2009	$1,346	$1,346	$-	$-

For assets and liabilities measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy are as follows:

December 31, 2010	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)

Impaired loans	$17,617	$17,617	$-	$17,617
Real estate owned	$513	$-	$-	$513

December 31, 2009	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)

Impaired loans	$5,657	$-	$-	$5,657
Real estate owned	$1,270	$-	$-	$1,270

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 16 - Fair Value Measurements and Fair Values of Financial Instruments (Continued)

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2010 and 2009:

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

Impaired Loans (Generally Carried at Fair Value)

Impaired loans are those for which the Company has measured and recorded an impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value at December 31, 2010 and 2009 consists of the loan balances of $19,724,000 and $7,030,000, net of a valuation allowance of $2,107,000 and $1,373,000, respectively.

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

The carrying values and estimated fair values of financial instruments were as follows at December 31, 2010 and 2009:

	December 31,
	2010		2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In Thousands)

Financial assets:
Cash and cash equivalents	$121,127	$121,127	$67,347	$67,347
Securities available for sale	1,098	1,098	1,346	1,346
Securities held to maturity	165,572	166,785	132,644	133,050
Loans held for sale	5,572	5,633	4,275	4,275
Loans receivable	773,101	779,858	401,872	404,399
FHLB of New York stock	6,723	6,723	5,714	5,714
Interest receivable	5,203	5,203	3,799	3,799

Financial liabilities:
Deposits	886,288	890,402	463,738	467,371
Long-term debt	114,124	126,895	114,124	136,099
Interest payable	787	787	847	847

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 17- Comprehensive Income (Loss)

The components of accumulated other comprehensive income included in stockholders' equity are as follows:

	At December 31,
	2010	2009
	(In thousands)
Net unrealized gain on securities available for sale	$1	$22
Tax effect	-	(9)
Net of tax amount	1	13

Benefit plan adjustments	7	-
Tax effect	(3)	-
Net of tax amount	4	-

Accumulated other comprehensive income	$5	$13

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 17- Comprehensive Income (Loss) (Continued)

The components of other comprehensive income (loss) and related tax effects are presented in the following table:

	Years Ended December 31,
	2010	2009	2008
	(In thousands)
Unrealized holding (losses) gains on securities available for sale:
Unrealized holding (losses) gains arising during the year	$(21)	$231	$(3,168)

Loss on impairment of securities available for sale:
Realized losses arising during the year	-	-	2,915

Defined benefit pension plan and SERP Plan:
Pension Gains	11	-	-
SERP Losses	(4)	-	-
Net change in benefit plans accrued expense	7	-	-

Other comprehensive income (loss) before taxes	(14)	231	(253)
Tax effect	6	(93)	102

Other comprehensive income (loss)	$(8)	$138	$(151)

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 18- Parent Only Condensed Financial Information

STATEMENTS OF FINANCIAL CONDITION
	December 31,
	2010	2009
Assets	(In Thousands)
Cash and due from banks	$355	$395
Securities available for sale	-	237
Investment in subsidiaries	102,546	54,641
Restricted common stock	124	124
Other assets	131	244

Total Assets	$103,156	$55,641

Liabilities and Stockholders’ Equity
Liabilities
Long-term debt	$4,124	$4,124
Other liabilities	58	126

Total Liabilities	4,182	4,250

Stockholders’ equity
Common stock	649	332
Paid-in capital	85,327	46,926
Treasury stock	(10,760)	(8,719)
Retained earnings	23,753	12,839
Accumulated other comprehensive income	5	13

Total Stockholders’ Equity	98,974	51,391

Total Liabilities and Stockholders’ Equity	$103,156	$55,641

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 18- Parent Only Condensed Financial Information (Continued)

STATEMENTS OF INCOME
	Years Ended December 31,
	2010	2009	2008
	(In Thousands)

Dividends from subsidiary	$5,334	$2,547	$-
Interest income	-	-	3
Total Income	5,334	2,547	3

Interest expense, borrowed money	122	146	238
Other	60	-	-
Total Expense	182	146	238

Income (Loss) before Income Tax Benefit and Equity in Undistributed Earnings of Subsidiaries	5,152	2,401	(235)

Income tax expense (benefit)	120	(17)	97

Income (Loss) before Equity in Undistributed Earnings of Subsidiaries	5,032	2,418	(138)

Equity in undistributed earnings of subsidiaries	9,294	1,330	3,610

Net Income	$14,326	$3,748	$3,472

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 18 - Parent Only Condensed Financial Information (Continued)

STATEMENTS OF CASH FLOW
	Years Ended December 31,
	2010	2009	2008
	(In Thousands)

Cash Flows from Operating Activities
Net income	$14,326	$3,748	$3,472
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed (earnings) losses of subsidiaries	(9,294)	(1,330)	(3,610)
Decrease (increase) in other assets	171	(5)	(158)
(Decrease) increase in other liabilities	(129)	96	16

Net Cash Provided By (Used in) Operating Activities	5,074	2,509	(280)

Cash Flows from Investing Activities
Cash acquired in acquisition	31	-	-
Sale/(Purchases) of securities available for sale	-	(227)	-

Net Cash Provided By (Used in) Investing Activities	31	(227)	-

Cash Flows from Financing Activities

Proceeds from issuance of common stock	73	63	925
Tax benefit from exercise of stock options	-	-	150
Cash dividends paid	(3,412)	(2,234)	(1,896)
Purchase of treasury stock	(1,806)	(39)	(1,295)

Net Cash (Used in) Financing Activities	(5,145)	(2,210)	(2,116)

Net Increase (Decrease) in Cash and Cash Equivalents	(40)	72	(2,396)

Cash and Cash Equivalents - Beginning	395	323	2,719

Cash and Cash Equivalents - Ending	$355	$395	$323

Non-Cash Items:
Transfer of securities available for sale to treasury stock	$235	$-	$-

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 19 – Acquisition

On July 6, 2010, the Company acquired all of the outstanding common shares of Pamrapo Bancorp, Inc. (“Pamrapo”), the parent company of Pamrapo Savings Bank, and thereby acquired all of Pamrapo Savings Bank’s 10 branch locations. Under the terms of the merger agreement, Pamrapo stockholders received 1.0 share of BCB Bancorp, Inc. common stock in exchange for each share of Pamrapo common stock, resulting in us issuing 4.9 million common shares of BCB Bancorp, Inc. common stock with an acquisition date fair value of $38.6 million. Also under the terms of the merger agreement, Pamrapo stock options were converted to BCB Bancorp, Inc. stock options. There were 28,000 Pamrapo options outstanding that had a fair value of $0.00 on the date of acquisition. The strike price of the options acquired ranged from $18.41-$29.25.

The merger with Pamrapo presents a unique opportunity to merge with a leading community financial institution that will strengthen the earning power of BCB Bancorp, as well as the added scale to undertake and solidify leadership positions in key business lines.

The results of Pamrapo’s operations are included in our Consolidated Statement of Income from the date of acquisition.  In connection with the merger, the consideration paid and the net assets acquired were recorded at estimated fair value on the date of acquisition, as summarized in the following table, (in thousands).

Consideration paid
BCB Community Bancorp, Inc. common stock issued	$38,645

Recognized amounts of identifiable assets acquired and liabilities assumed, at fair value
Cash and cash equivalents	$22,979
Investment securities	86,770
Loans receivable	412,142
Federal Home Loan Bank of New York stock	2,878
Property held for sale	1,017
Premises and equipment	5,938
Other real estate owned	789
Interest receivable	1,905
Deferred income taxes	1,820
Other assets	1,264
Deposits	(435,810)
Borrowings	(43,815)
Other liabilities	(6,650)

Total identifiable net assets	51,227

Gain on bargain purchase recognized in non-interest income	$12,582

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 19 – Acquisition (Continued)

The securities portfolio we acquired consisted primarily of FHLMC and FNMA mortgage backed securities which were valued as of July 6, 2010 based on matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

We estimated the fair value for most loans acquired from Pamrapo by utilizing a methodology wherein loans with comparable characteristics were aggregated by type of collateral, remaining maturity and repricing terms. Cash flows for each pool were estimated using an estimate of future credit losses and an estimated rate of prepayments. Projected monthly cash flows were then discounted to present value using a risk-adjusted market rate for similar loans. To estimate the fair value of the remaining loans, we analyzed the value of the underlying collateral of the loans, assuming the fair values of the loans are derived from the eventual sale of the collateral. The value of the collateral was based on recently completed appraisals adjusted to the valuation date based on recognized industry indicies. We discounted these values using market derived rates of return with consideration given to the period of time and costs associated with the foreclosure and disposition of the collateral. There was no carryover of Pamrapo’s allowance for credit losses associated with the loans we acquired in accordance with applicable accounting guidance. Information about the acquired Pamrapo loan portfolio as of July 6, 2010 is as follows (in thousands):

Contractually required principal and interest at acquisition	$649,871
Contractual cash flows not expected to be collected (nonaccretabale discount)	(7,924)
Expected cash flows at acquisition	641,947
Interest component of expected cash flows (accretable discount)	229,805
$412,142
Fair value of acquired loans

The fair value of the office buildings and land is based upon independent third-party appraisals of the properties.

The fair value of other real estate owned is based upon independent third-party appraisals of the properties.

The fair value of savings and transaction deposit accounts acquired from Pamrapo was assumed to approximate the carrying value as these accounts have no stated maturity and are payable on demand. Certificates of deposit accounts were valued by calculating the discounted cash flow. The discounted cash flows, at an individual account level, were then aggregated together by category type to determine the market value of each time deposit category. The market values of all time deposit categories were added together to determine the total market value of the time deposit portfolio. The discount rate utilized for the discounted cash flow of each time deposit category was calculated based upon the median interest rate for market time deposits nearest the weighted average remaining maturity for that time deposit category.

The fair value of borrowings assumed was determined by estimating projected future cash outflows and discounting them at the current market rate of interest for similar type of borrowings.

Direct costs related to the acquisition were expensed as incurred. During the twelve months ended December 31, 2010, we incurred $644,000 in merger related expenses related to the transaction, including $622,000 in professional services and $22,000 in other non-interest expenses.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 19 – Acquisition (Continued)

The following table presents unaudited pro forma information (in thousands) as if the acquisition of Pamrapo had occurred on January 1, 2009. This pro forma information gives effect to certain adjustments, including purchase accounting fair value adjustments, amortization of fair value adjustments and related income tax effects. The pro forma information does not necessarily reflect the results of operations that would have occurred had the Company merged with Pamrapo at the beginning of 2009. In particular, potential cost savings are not reflected in the unaudited pro forma amounts.

	Pro forma
	Twelve months ended
	December 31, 2010	December 31, 2009
	(In thousands, except for per share data)

Net interest income	$28,075	$34,826
Noninterest income	1,280	23,682
Noninterest expense	22,133	38,197
Net income	2,659	14,823

Net income per common share:
Basic	0.38	1.55
Diluted	0.38	1.54

The amounts of revenue and earnings attributable to Pamrapo since the acquisition date included in the consolidated statement of income for the year ended December 31, 2010 are not disclosed due to the fact that the information is impracticable to provide.

ASC 805 “Business Combinations”, permits the use of provisional amounts for the assets acquired and liabilities assumed when the information at acquisition date is incomplete. During the measurement period, amounts provisionally assigned to the acquisition accounting may be adjusted based on new information obtained during the measurement period. Under no circumstances may the measurement period exceed one year from the acquisition date.