Form 10-K, Exhibit 13
period 2011-12-31
BCB BANCORP INC
filed 2012-03-30
CIK 1228454

EXHIBIT 13

CONSOLIDATED FINANCIAL STATEMENTS

BCB Bancorp, Inc. and Subsidiaries

Consolidated Financial Report

December 31, 2011

Page

Report of Independent Registered Public Accounting Firm

Consolidated Financial Statements

Consolidated Statements of Financial Condition	1
Consolidated Statements of Income	2
Consolidated Statements of Changes in Stockholders’ Equity	3
Consolidated Statements of Cash Flows	4
Notes to Consolidated Financial Statements	5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

BCB Bancorp, Inc.

Bayonne, New Jersey

We have audited the accompanying consolidated statements of financial condition of BCB Bancorp, Inc. (the "Company") and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BCB Bancorp, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), BCB Bancorp, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 30, 2012 expressed an adverse opinion.

/s/ ParenteBeard LLC

ParenteBeard LLC

Clark, New Jersey

March 30, 2012

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

BCB Bancorp, Inc.

Bayonne, New Jersey

We have audited BCB Bancorp, Inc.’s (the “Company”) internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). BCB Bancorp, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report on Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company's annual or interim consolidated financial statements will not be prevented or detected on a timely basis. We have identified the following material weakness that is identified in management’s assessment. The Company did not document monitoring controls over the use of outside service organizations and did not test the operating effectiveness of such controls as of December 31, 2011.  This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2011 consolidated financial statements, and this report does not affect our report dated March 30, 2012, on those consolidated financial statements.

In our opinion, because of the effect of the material weakness described above, BCB Bancorp, Inc. has not maintained effective internal control over financial reporting as of December 31, 2011 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition and the related consolidated statements of income, changes in stockholders’ equity, and cash flows of BCB Bancorp, Inc. and subsidiaries, and our report dated March 30, 2012 expressed an unqualified opinion.

/s/ ParenteBeard LLC

ParenteBeard LLC

Clark, New Jersey

March 30, 2012

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

	December 31,
	2011	2010
	(In Thousands, except for share data)

Assets
Cash and amounts due from depository institutions	$8,692	$22,065
Interest-bearing deposits	108,395	99,062

Cash and Cash Equivalents	117,087	121,127

Securities available for sale	1,045	1,098
Securities held to maturity, fair value $213,903 and $166,785; respectively	206,965	165,572
Loans held for sale	5,856	5,572
Loans receivable, net of allowance for loan losses of $10,509 and $8,417; respectively	840,763	773,101
Premises and equipment	13,576	11,359
Property held for sale	—	1,017
Federal Home Loan Bank of New York stock	7,498	6,723
Interest receivable	4,997	5,203
Real estate owned	6,570	3,602
Deferred income taxes	9,940	5,785
Other assets	2,611	6,729

Total Assets	$1,216,908	$1,106,888

Liabilities and Stockholders’ Equity

Liabilities

Non-interest bearing deposits	$78,589	$69,471
Interest bearing deposits	899,034	816,817

Total deposits	977,623	886,288

Long-term debt	129,531	114,124
Other liabilities	9,706	7,502

Total Liabilities	$1,116,860	$1,007,914

Stockholders’ Equity

Preferred stock: 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, stated value $0.064; 20,000,000 shares authorized; 10,817,901 and 10,144,830 shares, respectively, issued; 9,520,056 and 9,383,695 shares, respectively, outstanding	692	649
Paid-in capital	91,715	85,327
Treasury stock, at cost, 1,297,845 and 761,135 shares, respectively	(16,327)	(10,760)
Retained earnings	25,255	23,753
Accumulated other comprehensive income (loss), net of taxes	(1,287)	5

Total Stockholders’ Equity	100,048	98,974

Total Liabilities and Stockholders’ Equity	$1,216,908	$1,106,888

See notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

	Years Ended December 31,
	2011	2010	2009
	(In Thousands, Except for Per Share Data)

Interest Income
Loans	$45,023	$34,502	$27,349
Investments, taxable	7,720	5,457	6,982
Investments, nontaxable	49	24	—
Other interest-earning assets	87	117	47

Total Interest Income	52,879	40,100	34,378

Interest Expense
Deposits:
Demand	849	938	877
Savings and club	1,020	1,304	1,157
Certificates of deposit	6,421	6,220	7,984

	8,290	8,462	10,018
Borrowed money	5,007	5,206	4,976

Total Interest Expense	13,297	13,668	14,994

Net Interest Income	39,582	26,432	19,384

Provision for Loan Losses	4,100	2,450	1,550

Net Interest Income after Provision for Loan Losses	35,482	23,982	17,834

Non-Interest Income
Fees and service charges	846	907	657
Gain on sales of loans originated for sale	887	295	225
(Loss) gain on sale of real estate owned	(498)	(345)	13
Loss on sale of property held for sale	(124)	—	—
Loss on write-down of fixed assets	(592)	—	—
Gain on sale of securities	18	—	—
Gain on bargain purchase	1,162	12,582	—
Other	251	423	36

Total Non-Interest Income	1,950	13,862	931

Non-Interest Expenses
Salaries and employee benefits	12,680	10,785	5,403
Occupancy expense of premises	3,039	1,932	1,122
Equipment	4,301	3,293	2,124
Professional fees	1,287	780	465
Directors fees	689	553	395
Regulatory assessments	1,181	1,204	1,137
Advertising	399	336	273
Merger related expenses	538	644	648
Other	3,894	2,486	829

Total Non-Interest Expenses	28,008	22,013	12,396

Income before Income Taxes	9,424	15,831	6,369

Income Taxes	3,373	1,505	2,621

Net Income	$6,051	$14,326	$3,748

Net Income per Common Share
Basic	$0.64	$2.06	$0.81

Diluted	$0.64	$2.05	$0.80

Weighted Average Number of Common Shares Outstanding
Basic	9,417	6,968	4,655

Diluted	9,433	6,983	4,676

See notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock	Paid- In Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	(In Thousands, except for share and per share amounts)

Balance- December 31, 2008	$331	$46,864	$(8,680)	$11,325	$(125)	$49,715

Exercise of stock options (11,933)	1	62	—	—	—	63
Treasury stock purchases (4,072 shares)	—	—	(39)	—	—	(39)
Cash dividend ($0.48 per share) declared	—	—	—	(2,234)	—	(2,234)
Net income	—	—	—	3,748	—	3,748
Unrealized loss on securities available for sale, net of deferred income tax of $93	—	—	—	—	138	138

Total Comprehensive income						3,886

Balance - December 31, 2009	332	46,926	(8,719)	12,839	13	51,391

Common Stock issued for the acquisition of Pamrapo Bancorp, Inc. (4,935,495 shares, including 30,000 shares transferred to treasury)	316	38,329	(235)	—	—	38,410
Exercise of stock options (13,677 shares)	1	72	—	—	—	73
Treasury stock purchases (193,383 shares)	—	—	(1,806)	—	—	(1,806)
Cash dividend ($0.48 per share) declared	—	—	—	(3,412)	—	(3,412)
Net income	—	—	—	14,326	—	14,326
Unrealized gain (loss) on securities available for sale, net of deferred income tax of $9	—	—	—	—	(12)	(12)
Benefit plans, net of deferred income tax of $3	—	—	—	—	4	4

Total Comprehensive income						14,318

Balance - December 31, 2010	649	85,327	(10,760)	23,753	5	98,974
Common stock issued for the acquisition of Allegiance Community Bank (issued 644,434 shares)	41	6,126	—	—	—	6,167
Exercise of stock options (28,637 shares)	2	235	—	—	—	237
Stock compensation expense	—	12	—	—	—	12
Tax benefit on stock compensation	—	15	—	—	—	15
Treasury stock purchases (536,710 shares)	—	—	(5,567)	—	—	(5,567)
Cash dividends ($0.48 per share) declared	—	—	—	(4,549)	—	(4,549)
Net income	—	—	—	6,051	—	6,051
Unrealized gain (loss) on securities available for sale, net of deferred income tax of $(21)	—	—	—	—	(31)	(31)
Benefit plans, net of deferred income tax of $(868)	—	—	—	—	(1,261)	(1,261)

Total Comprehensive income						4,759

Balance - December 31, 2011	$692	$91,715	$(16,327)	$25,255	$(1,287)	$100,048

See notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2011	2010	2009
	(In Thousands)

Cash Flows from Operating Activities
Net income	$6,051	$14,326	$3,748
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of premises and equipment	1,055	642	363
Amortization (accretion), net	1,306	1,877	367
Provision for loan losses	4,100	2,450	1,550
Deferred income tax benefit	(1,845)	(341)	(598)
Loans originated for sale	(31,950)	(26,142)	(19,576)
Proceeds from sales of loans originated for sale	30,884	19,433	16,948
Gain on sales of loans originated for sale	(887)	(295)	(225)
Loss (gain) on sale of real estate owned	498	345	(13)
Loss on sale of property held for investment	124	—	—
Loss on leasehold improvements on branch closing	592	—	—
Write down of real estate owned	510	—	—
Gain on bargain purchase	(1,162)	(12,582)	—
Gain on sales of securities held to maturity	(18)	—	—
Stock compensation expense	12	—	—
Decrease in interest receivable	649	501	85
Decrease (increase) in other assets	5,227	(1,207)	(2,607)
Increase (decrease) in accrued interest payable	26	(239)	(120)
(Decrease) increase in other liabilities	(937)	(1,159)	88

Net Cash Provided by (Used in) Operating Activities	14,235	(2,391)	10

Cash Flows from Investing Activities
Proceeds from repayments and calls on securities held to maturity	85,089	156,757	155,553
Purchases of securities held to maturity	(95,537)	(104,997)	(147,647)
Purchases of securities available for sale	—	—	(227)
Proceeds from sales of securities held to maturity	2,438	—	—
Proceeds from sales of participation interests in loans	4,777	1,708	1,238
Proceeds from sale of real estate owned	2,722	1,260	307
Proceeds from sale of property held for investment	511	—	—
Purchases of loans	(2,292)	—	(1,744)
Net decrease in loans receivable	10,325	39,551	4,202
Improvements to real estate owned	(113)	(32)	(58)
Additions to premises and equipment	(2,246)	(704)	(95)
Redemption of Federal Home Loan Bank of New York stock	44	1,869	22
Cash acquired in acquisition	5,901	22,979	—
Net Cash Provided by Investing Activities	11,619	118,391	11,551

Cash Flows from Financing Activities
Net (decrease) increase in deposits	(20,030)	(13,260)	53,235
Repayment of long-term debt	—	(43,815)	—
Net change in short term borrowings	—	—	(2,000)
Purchase of treasury stock	(5,567)	(1,806)	(39)
Cash dividends paid	(4,549)	(3,412)	(2,234)
Net proceeds from issuance of common stock	237	73	63
Tax benefit from exercise of stock options	15	—	—

Net Cash (Used In) Provided by Financing Activities	(29,894)	(62,220)	49,025

Net (Decrease) Increase in Cash and Cash Equivalents	(4,040)	53,780	60,586

Cash and Cash Equivalents - Beginning	121,127	67,347	6,761
Cash and Cash Equivalents - Ending	117,087	$121,127	$67,347

Supplementary Cash Flow Information
Cash paid during the year for:
Income taxes	$4,549	$2,252	$3,220
Interest	$13,271	$13,907	$15,114

Non-Cash items:
Transfer of loans to other real estate owned	$7,145	$6,887	$71
Loans to facilitate sales of other real estate owned	$942	$3,771	$—
Reclassification of loans originated for sale to held to maturity	$1,669	$5,707	$—
Reclassification of property held for sale to real estate owned	$382	$—	$—

Acquisition of noncash assets and liabilities
Assets acquired	$129,235	$514,523	$—
Liabilities assumed	$127,807	$486,275	$—

See notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1 - Organization and Stock Offerings

BCB Bancorp, Inc. (the “Company”) is incorporated in the State of New Jersey and is a bank holding company. The common stock of the Company is listed on the Nasdaq Electronic Bulletin Board and trades under the symbol “BCBP.”

On November 20, 2007, the Company announced a stock repurchase plan which provided for the repurchase of 5% or 234,002 shares of the Company’s common stock. This plan was completed during 2010. On July 14, 2010, the Company announced a stock repurchase plan to repurchase 5% or 479,965 shares of the Company’s common stock. This plan was completed during 2010. On December 20, 2010, the Company entered into an agreement with a broker to administer a Rule 10b5-1 trading plan on behalf of the Company. The Rule 10b5-1 trading plan will permit the broker to purchase up to 450,000 shares of Company common stock at designated prices during periods when the Company would otherwise be unable to purchase its common stock. The Board authorized the Rule 10b5-1 trading plan on December 16, 2010. On December 14, 2011, the Company announced a stock repurchase plan to repurchase 5% or 462,225 shares of the Company’s common stock. During 2011, 2010 and 2009, a total of 536,710, 193,383 and 4,072 shares of the Company’s common stock was repurchased at a cost of approximately $5.6 million, $1.8 million, and $39,000 or $10.37, $9.34 and $9.58 per share, respectively.

The Company’s primary business is the ownership and operation of BCB Community Bank (the “Bank”). The Bank is a New Jersey commercial bank which, as of December 31, 2011, operated at eleven locations in Bayonne, Hoboken, Jersey City, Monroe Township, South Orange, and Woodbridge New Jersey, and is subject to regulation, supervision, and examination by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation. The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowed funds, to invest in securities and to make loans collateralized by residential and commercial real estate and, to a lesser extent, consumer loans. BCB Holding Company Investment Corp. (the “Investment Company”) was organized in January 2005 under New Jersey law as a New Jersey investment company primarily to hold investment and mortgage-backed securities. Pamrapo Service Corporation was organized in 1975 under New Jersey law to engage in the purchase and sale of real estate. In the 1990’s, the Service Corporation was engaged in the business of selling non-financial products, (annuities, mutual funds and stocks) to the public. The Pamrapo Service Corporation has been inactive since May 2010.

On July 6, 2010, the Company acquired all of the outstanding common shares of Pamrapo Bancorp, Inc. (“Pamrapo”), the parent company of Pamrapo Savings Bank, and thereby acquired all of Pamrapo Savings Bank’s 10 branch locations. Under the terms of the merger agreement. Pamrapo stockholders received 1.0 share of BCB Bancorp, Inc. common stock in exchange for each share of Pamrapo common stock, resulting in us issuing 4.9 million common shares of BCB Bancorp, Inc. common stock with an acquisition date fair value of $38.6 million. See Note 19 for further details.

On October 14, 2011, the Company acquired all of the outstanding common shares of Allegiance Community Bank (“Allegiance”) and thereby acquired all of Allegiance Community Bank’s two branch locations. Under the terms of the merger agreement, Allegiance stockholders received 0.35 of a share of BCB Bancorp, Inc. common stock at a price of $9.57 per share in exchange for each share of Allegiance common stock, resulting in BCB Bancorp, Inc. issuing 644,434 common shares of BCB Bancorp, Inc. common stock with an acquisition date fair value of $6.2 million. See Note 19 for further details.

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

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relates to the determination of the allowance for loan losses, identification of other-than-temporary impairment of securities and fair value estimates in connection with acquisitions. Management believes that the allowance for loan losses is adequate and that no securities in unrealized loss positions are other-than-temporarily impaired. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. Management’s assessment regarding impairment of securities is based on future projections of cash flow which are subject to change. The fair value estimate of assets acquired and liabilities assumed in acquisitions were estimated utilizing various methodologies and assumptions. Actual results could differ from these assumptions.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

In preparing these consolidated financial statements, the Company evaluated the events that occurred between December 31, 2011 and the date these consolidated financial statements were issued.

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

The accrual of interest on loans that are contractually delinquent more than ninety days is discontinued and the related loans placed on nonaccrual status. Income is subsequently recognized only to the extent that cash payments are received until delinquency status is reduced to less than ninety days, in which case the loan is returned to accrual status.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

Acquired Loans

Loans that were acquired in acquisitions subsequent to January 1, 2009 are recorded at fair value with no carryover of the related allowance for credit losses. Determining the fair value of the loans involves estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest.

The excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable discount. The nonaccretable discount represents estimated future credit losses expected to be incurred over the life of the loan. Subsequent decreases to the expected cash flows require an evaluation to determine the need for an allowance for credit losses. Subsequent improvements in expected cash flows result in the reversal of a corresponding amount of the nonaccretable discount which is then reclassified as accretable discount that is recognized into interest income over the remaining life of the loan using the interest method. The evaluation of the amount of future cash flows that is expected to be collected is performed in a similar manner as that used to determine our allowance for credit losses. Charge-offs of the principal amount on acquired loans would be first applied to the nonaccretable discount portion of the fair value adjustment.

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

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

No impairment charges were recorded related to the FHLB of New York stock during 2011, 2010, or 2009.

Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosures are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. At December 31, 2011, the Bank owned fifteen properties totaling $6,570,000. During the year 2011, $382,000 for one property was transferred to real estate owned from property held for sale.

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

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements in accordance with ASC Topic 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a likelihood of being realized on examination of more than 50 percent. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Under the “more-likely-than-not” threshold guidelines, the Company

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

believes no significant uncertain tax positions exist, either individually or in the aggregate, that would give rise to the non-recognition of an existing tax benefit. The Company recognizes interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statement of Income. The Company did not recognize any interest in 2011, however the Company did recognize $11,000 for penalties assessed during an audit of prior periods. The Company did not recognize any interest and penalties for the years ended December 31, 2010 and 2009. The tax years subject to examination by the taxing authorities are the years ended December 31, 2010, 2009, and 2008.

Net Income per Common Share

Basic net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding. The diluted net income per common share is computed by adjusting the weighted average number of shares of common stock outstanding to include the effects of outstanding stock options, if dilutive, using the treasury stock method. For the years ended December 31, 2011, 2010, and 2009, the difference in the weighted average number of basic and diluted common shares was due solely to the effects of outstanding stock options. No adjustments to net income were necessary in calculating basic and diluted net income per share. For the years ended December 31, 2011, 2010, and 2009, the weighted average number of outstanding options considered to be anti-dilutive was 209,441, 243,884, and 196,418.

Stock-Based Compensation Plans

The Company, under plans approved by its stockholders in 2011, 2003 and 2002, has granted stock options to employees and outside directors. See note 12 for additional information as to option grants. Compensation expense recognized for all option grants is net of estimated forfeitures and is recognized over the awards’ respective requisite service periods. The fair values relating to all options granted are estimated using a Black-Scholes option pricing model. Expected volatilities are based on historical volatility of our stock and other factors, such as implied market volatility using this options expected term. The Company used the mid-point of the original vesting period and original option life to estimate the options’ expected term, which represents the period of time that the options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company recognizes compensation expense for the fair values of these option awards, which have graded vesting, on a straight-line basis over the requisite service period of these awards.

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

Recent Accounting Pronouncements

In April 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring The ASU clarifies which loan modifications constitute troubled debt restructurings. It is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a troubled debt restructuring, both for purposes of recording an impairment loss and for disclosure of troubled debt restructurings. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both of the following exist: (a) the restructuring constitutes a concession; and (b) the debtor is experiencing financial difficulties. The amendments to FASB Accounting Standards Codification Topic 310, Receivables, clarify the guidance on a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. For public companies, the new guidance is effective for interim and annual periods beginning on or after June 15, 2011, and applies retrospectively to restructurings occurring on or after the beginning of the fiscal year of adoption. This guidance became effective for us with our September 30, 2011 interim financial statements and was applied retrospectively to the beginning of 2011 and is not expected to have a significant impact on the Company’s consolidated financial statements.

In April 2011, the FASB issued Accounting Standards Updates (ASU) No. 2011-03, Transfers and Servicing: Reconsideration of Effective Control for Repurchase Agreements. The ASU is intended to improve financial reporting of repurchase agreements (“repos”) and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. In a typical repo transaction, an entity transfers financial assets to a counterparty in exchange for cash with an agreement for the counterparty to return the same or equivalent financial assets for a fixed price in the future. FASB Accounting Standards Codification (Codification) Topic 860, Transfers and Servicing, prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repo agreements. That determination is based, in part, on whether the entity has maintained effective control over the transferred financial assets. The amendments to the Codification in this ASU are intended to improve the accounting for these transactions by removing from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets. The guidance in the ASU is effective for the first interim or annual period on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The Company does not expect that the adoption of this ASU will have a material impact on the Company’s consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this update result in common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (IFRS). Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Some of the amendments in this update clarify the FASB’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. This update is effective during interim and annual periods beginning on or after December 15, 2011 and is to be applied prospectively and early adoption is not permitted. The Company does not anticipate the adoption of this update will impact its consolidated financial condition or results of operations.

In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05, Comprehensive Income. The ASU eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and will require it be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement format would include the traditional income statement and the components of total other comprehensive income as well as total comprehensive income. In the two statement approach, the first statement would be the traditional income statement which would be immediately followed by a separate statement which includes the components of other comprehensive income, total other comprehensive income and total comprehensive income. The amendments in this ASU will be applied retrospectively. For public companies, they are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. Adoption of ASU 2011-05 is not expected to have a significant impact on the Company’s consolidated financial statements. In December, 2011, the FASB issued ASU 2011-12, Deferral of the Effective Date to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update 2011-05. In response to stakeholder concerns regarding the operational ramifications of the presentation of these reclassifications for current and previous years, the FASB has deferred the implementation date of this provision to allow time for further consideration. The requirement in ASU 2011-05, Presentation of Comprehensive Income, for the presentation of a combined statement of comprehensive income or separate, but consecutive, statements of net income and other comprehensive income is still effective for fiscal years and interim periods beginning after December 15, 2011 for public companies, and fiscal years ending after December 15, 2011 for nonpublic companies. The adoption of this ASU is not expected to have a significant impact on the Company’s consolidated financial statements.

In September 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-08, Intangibles-Goodwill and Other (Topic 350). The amendments in the ASU is intended to reduce complexity and costs by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The amendments also improve previous guidance by expanding upon the examples of events and circumstances that an entity should consider between annual impairment tests in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Also, the amendments improve the examples of events and circumstances that an

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

entity having a reporting unit with a zero or negative carrying amount should consider in determining whether to measure an impairment loss, if any, under the second step of the goodwill impairment test. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. Adoption of ASU 2011-08 is not expected to have a significant impact on the Company’s consolidated financial statements.

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

On May 1, 2006, the Company renegotiated the lease to a twenty-five year term. The Company paid NEW BAY $165,000 a year ($13,750 per month) for the first 60 months which is included in the consolidated statements of income for 2011, 2010, and 2009 within occupancy expense of premises. The rent shall be reset every five years thereafter at the fair market rental value at the end of each preceding five year period. The Company expects to pay NEW BAY $165,000 for the year 2012.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4 - Securities Available for Sale

	December 31, 2011
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)

Equity securities- Financial institutions	$1,097	$70	$122	$1,045

	December 31, 2010
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)

Equity securities- Financial institutions	$1,097	$32	$31	$1,098

The unrealized losses, categorized by the length of time of continuous loss position, and fair value of related securities available for sale were as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
December 31, 2011
Equity securities	$878	$122	$—	$—	$878	$122
December 31, 2010
Equity securities	$65	$31	$—	$—	$65	$31

At December 31, 2011, management concluded that the unrealized loss above (which relate to one financial equity issue) is temporary in nature and does not believe that the unrealized loss represents an other-than-temporary impairment as it was primarily related to market interest rates and not related to the underlying credit quality of the issuer of the security. Additionally, the Company has the ability, and the management has the intent, to hold this security for the time necessary to recover its cost and does not have the intent to sell the security, and it is more likely than not that it would have to sell the security before recovery to its cost.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 5 - Securities Held to Maturity

	December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)

U.S. Government Agencies:
Due within one year	$3,315	$38	$—	$3,353
Due after ten years	3,000	12	—	3,012

	6,315	50	—	6,365

Residential mortgage-backed securities:
Due within one year	9	—	—	9
Due after one year through five years	1,325	32	3	1,354
Due after five years through ten years	37,034	417	44	37,407
Due after ten years	160,509	6,464	73	166,900

	198,877	6,913	120	205,670

Municipal Obligations:
Due after five to ten years	391	30	—	421
Due after ten years	979	59	—	1,038
Trust originated preferred security:
Due after ten years	403	6	—	409

	$206,965	$7,058	$120	$213,903

The amortized cost and carrying values shown above are by contractual final maturity. Actual maturities will differ from contractual final maturities due to scheduled monthly payments related to mortgage–backed securities and due to the borrowers having the right to prepay obligations with or without prepayment penalties. As of December 31, 2011 and December 31, 2010, all residential mortgage backed securities held in the portfolio were Government Sponsored Enterprise securities.

During the second quarter of 2011, management decided to sell its collateralized mortgage obligations that were issued by the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FHLMC”). While these securities were classified as held to maturity, ASC 320 (formerly FAS 115) allows sales of securities so designated, provided that a substantial portion (at least 85%) of the principal balance has been amortized prior to the sale. During the year ended December 31, 2011, proceeds from sales of securities held to maturity totaled approximately $2,438,000 and resulted in gross gains of approximately $25,000 and gross losses of approximately $7,000.

There were no sales of securities held to maturity for the years ended December 31, 2010 and 2009.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 5 - Securities Held to Maturity (Continued)

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)

U.S. Government Agencies:
Due after one through five years	$3,315	$180	$—	$3,495
Due after ten years	27,523	14	62	27,475

	30,838	194	62	30,970

Residential mortgage-backed securities:
Due within one year	6	—	—	6
Due after one year through five years	775	24	1	798
Due after five years through ten years	54,629	374	357	54,646
Due after ten years	71,545	1,552	493	72,604

	126,955	1,950	851	128,054

Subordinated notes:
Due within one year	6,000	—	—	6,000
Municipal Obligations:
Due after ten years	1,376	—	21	1,355
Trust originated preferred security:
Due after ten years	403	3	—	406

	$165,572	$2,147	$934	$166,785

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 5 - Securities Held to Maturity (Continued)

The unrealized losses, categorized by the length of time of continuous loss position, and fair value of related securities held to maturity were as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)

December 31, 2011:
Residential mortgage-backed securities	$16,949	$82	$5,942	$38	$22,891	$120

	$16,949	$82	$5,942	$38	$22,891	$120

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)

December 31, 2010:
U.S. Government Agencies	$20,328	$62	$—	$—	$20,328	$62
Residential mortgage-backed securities	74,899	851	—	—	74,899	851
Municipal Obligations	1,355	21			1,355	21

	$96,582	$934	$—	$—	$96,582	$934

At December 31, 2011, management concluded that the unrealized losses above (which related to 47 mortgage-backed securities) are temporary in nature since they are related to interest rate fluctuations rather than any underlying credit quality of the issuers. Additionally, the Company has not decided to sell these securities and has concluded that it is unlikely it would be required to sell these securities prior to the anticipated recovery of the unrealized losses.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses

The following table presents the recorded investment in loans receivable at December 31, 2011 and December 31, 2010 by segment and class.

	December 31,
	2011	2010
	(In Thousands)

Real estate mortgage:
Residential	$218,085	$234,435
Commercial and multi-family	472,424	410,212
Construction	17,000	17,848

	707,509	662,495

Commercial:
Business loans	30,290	13,932
Lines of credit	44,283	40,228

	74,573	54,160

Consumer:
Passbook or certificate	809	1,004
Home equity lines of credit	18,923	10,228
Home equity	50,152	53,375
Automobile	103	178
Personal	301	554

	70,288	65,339

Deposit overdrafts	95	80

Total Loans	852,465	782,074

Deferred loan fees, net	(1,193)	(556)
Allowance for loan losses	(10,509)	(8,417)

	(11,702)	(8,973)

	$840,763	$773,101

At December 31, 2011 and 2010, loans serviced by the Bank for the benefit of others, which consist of participation interests in loans originated by the Bank, totaled approximately $6.3 million and $2.8 million.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table presents the unpaid principal balance and the related recorded investment of acquired loans included in our Consolidated Statements of Financial Condition.

	December 31,
	2011	2010
	(In Thousands)

Unpaid principal balance	$410,057	$378,004
Recorded investment	405,951	374,057

The following table presents changes in the accretable discount on loans acquired for the year ended December 31, 2011 and 2010:

	December 31,
	2011	2010
	(In Thousands)

Balance – Beginning	$205,491	$—
Acquisitions	17,318	229,805
Accretion	(42,087)	(24,314)

Balance - Ending	$180,722	$205,491

No interest income is being recognized on loans acquired where the fair value of the loan was based on the cash flows expected to be received from the foreclosure and sale of the underlying collateral. The carrying value of these loans at December 31, 2011 and December 31, 2010 was $13.3 million and $11.7 million.

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

	Years Ended December 31,
	2011	2010
	(In Thousands)

Balance – beginning	$7,270	$7,232
Loans originated	613	1,837
Changes in related party status	1,105	190
Collections of principal	(479)	(1,989)

Balance - ending	$8,509	$7,270

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

The Company consistently applies the following comprehensive methodology. During the quarterly review of the allowance for loan losses, the Company considers a variety of factors that include:

•	General economic conditions.

•	Trends in charge-offs.

•	Trends and levels of delinquent loans.

•	Trends and levels of non-performing loans, including loans over 90 days delinquent.

•	Trends in volume and terms of loans.

•	Levels of allowance for specific classified loans.

•	Credit concentrations.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The methodology includes the segregation of the loan portfolio into two divisions. Loans that are performing and loans that are impaired. Loans which are performing are evaluated homogeneously by loan class or loan type. The allowance of performing loans is evaluated based on historical loan experience, including consideration of peer loss analysis, with an adjustment for qualitative factors due to economic conditions in the market. Impaired loans are loans which are more than 90 days delinquent or troubled debt restructured. These loans are individually evaluated for loan loss either by current appraisal, estimated economic factor, or net present value. Management reviews the overall estimate for feasibility and bases the loan loss provision accordingly.

The portfolio of performing loans is segmented into the following loan types, where the risk level for each type is analyzed when determining the allowance for these loans:

Residential single family real estate loans involve certain risks such as interest rate risk and risk of non-repayment. Adjustable-rate residential family real estate loans decreases the interest rate risk to the Bank that is associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. Repayment risk can be affected by job loss, divorce, illness and personal bankruptcy of the borrower.

Construction lending is generally considered to involve a high risk due to the concentration of principal in a limited number of loans and borrowers and the effects of the general economic conditions on developers and builders. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project. The nature of these loans is such that they are generally difficult to evaluate and monitor. In addition, speculative construction loans to a builder are not necessarily pre-sold and thus pose a greater potential risk to the Bank than construction loans to individuals on their personal residence.

Commercial and multi-family real estate lending entails significant additional risks as compared with residential family property lending. Such loans typically involve large loan balances to single borrowers or groups of related borrowers. The payment experience on such loans is typically dependent on the successful operation of the real estate project. The success of such projects is sensitive to changes in supply and demand conditions in the market for commercial real estate as well as economic conditions generally.

Commercial business lending is generally considered higher risk due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on the business. Commercial business loans are primarily secured by inventories and other business assets. In most cases, any repossessed collateral for a defaulted commercial business loans will not provide an adequate source of repayment of the outstanding loan balance.

Home equity lending entails certain risks such as interest rate risk and risk of non-repayment. The marketability of the underlying property may be adversely affected by higher interest rates, decreasing the collateral securing the loan. Repayment risk can be affected by job loss, divorce, illness and personal bankruptcy of the borrower.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

Home equity line of credit lending entails securing an equity interest in the borrower’s home. The risk associated with this type of lending is the marketability of the underlying property may be adversely affected by higher interest rates. Repayment risk can be affected by job loss, divorce, illness and personal bankruptcy of the borrower. This type of lending is often priced on an adjustable rate basis with the rate set at or above a predefined index. Adjustable-rate loans decreases the interest rate risk to the Bank that is associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default.

Consumer loans generally have more credit risk because of the type and nature of the collateral and, in certain cases, the absence of collateral. Consumer loans generally have shorter terms and higher interest rates than other lending. In addition, consumer lending collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely effected by job loss, divorce, illness and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan.

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

When we classify problem assets, we may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining our regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital. As of December 31, 2011, we had $576,000 in assets classified as loss, all of which is considered impaired, $7.1 million in assets classified as doubtful, of which $4.3 million was classified as impaired, $36.5 million in assets classified as substandard, of which $24.3 million was classified as impaired and $28.2 million in assets classified as special mention, of which $15.5 million was classified as impaired. The loans classified as substandard represent primarily commercial loans secured either by residential real estate, commercial real estate or heavy equipment. The loans that have been classified substandard were classified as such primarily because either updated financial information has not been timely provided, or the collateral underlying the loan is in the process of being revalued.

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

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table sets forth the activity in the Bank’s allowance for loan losses for the year ended December 31, 2011 and recorded investment in loans receivable at December 31, 2011. The table also details the amount of total loans receivable, that are evaluated individually, and collectively, for impairment, and the related portion of the allowance for loan losses that is allocated to each loan class (In Thousands):

	Residential	Commercial & Multi-family	Construction	Commercial Business (1)	Home equity (2)	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$171	$6,179	$426	$1,286	$204	$18	$133	$8,417
Charge-offs	$122	$1,173	$687	$24	$—	$27	$—	$2,033
Recoveries	$—	$25	$—	$—	$—	$—	$—	$25
Provisions	$2,630	$767	$565	$(221)	$473	$19	$(133)	$4,100
Ending balance	$2,679	$5,798	$304	$1,041	$677	$10	$—	$10,509
Ending balance: individually evaluated for impairment	$550	$2,674	$—	$95	$72	$—	$—	$3,391
Ending balance: collectively evaluated for impairment	$1,548	$2,654	$189	$792	$572	$10	$—	$5,765
Ending balance: loans acquired with deteriorated credit quality	$581	$470	$115	$154	$33	$—	$—	$1,353

Loans receivables:
Ending balance	$218,085	$472,424	$17,000	$74,573	$69,075	$1,308	$—	$852,465
Ending balance: individually evaluated for impairment	$14,006	$39,461	$1,513	$4,307	$1,850	$—	$—	$61,137
Ending balance: collectively evaluated for impairment	$194,862	$429,355	$13,236	$70,012	$66,613	$1,308	$—	$775,386
Ending balance: loans acquired with deteriorated credit quality	$9,217	$3,608	$2,251	$254	$612	$—	$—	$15,942

(1) Includes business lines of credit

(2) Includes home equity lines of credit

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table sets forth the Bank’s allowance for credit losses and recorded investment in financing receivables for the year ended December 31, 2010. The following table also details the amount of total loans receivable, that are evaluated individually, and collectively, for impairment, and the related portion of allowance for loan losses that is allocated to each loan type.

	Residential	Commercial & Multi-family	Construction	Commercial Business (1)	Home equity (2)	Consumer	Unallocated	Total
Allowance for credit losses:

Ending balance	$171	$6,179	$426	$1,286	$204	$18	$133	$8,417
Ending balance: individually evaluated for impairment	$—	$1,656	$—	$449	$2	$—	$—	$2,107
Ending balance: collectively evaluated for impairment	$171	$4,523	$426	$837	$202	$18	$133	$6,310
Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—	$—

Loans receivables:
Ending balance	$234,435	$410,212	$17,848	$54,160	$63,603	$1,816	$—	$782,074
Ending balance: individually evaluated for impairment	$89	$27,422	$2,910	$2,809	$372	$—	$—	$33,602
Ending balance: collectively evaluated for impairment	$219,795	$379,907	$14,938	$51,275	$63,231	$1,816	$—	$730,962
Ending balance: loans acquired with deteriorated credit quality	$14,551	$2,883	$—	$76	$—	$—	$—	$17,510

(1) Includes business lines of credit.

(2) Includes home equity lines of credit.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table sets forth an analysis of the Bank’s allowance for loan losses, for the years ended December 31, 2011, 2010, and 2009.

	Years Ended December 31,
	2011	2010	2009
	(Dollars in Thousands)

Balance at beginning of period	$8,417	$6,644	$5,304

Charge-offs	2,033	689	212

Recoveries	25	12	2
Net charge-offs	2,008	677	210
Provisions charged to operations	4,100	2,450	1,550
Ending balance	$10,509	$8,417	$6,644

The table below sets forth the amounts and types of non-accrual loans in the Bank’s loan portfolio, at December 31, 2011. Loans are placed on non-accrual status when they become more than 90 days delinquent, or when the collection of principal and/or interest become doubtful. As of December 31, 2011, non-accrual loans differed from the amount of total loans past due greater than 90 days due to troubled debt restructuring of loans which are maintained on non-accrual status for a minimum of six months until the borrower has demonstrated its ability to satisfy the terms of the restructured loan.

	Years Ended December 31,
	2011	2010
	(Dollars in Thousands)

Non-accruing loans:
Residential	$15,511	$15,115
Construction	4,040	2,773
Commercial business(1)	4,265	861
Commercial and multi-family	22,280	21,147
Home equity(2)	1,729	1,632
Consumer	—	283
Total	$47,825	$41,811

(1) Includes business lines of credit. (2) Includes home equity lines of credit.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table summarizes information in regards to impaired loans by loan portfolio class for the year ended December 31, 2011 and average recorded investment and actual interest income recognized for the twelve months ended December 31, 2011 (In Thousands):

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Residential Mortgages	$6,142	$6,142	$—	$3,370	$157
Commercial and Multi-family	23,417	23,417	—	22,910	793
Construction	1,513	1,513	—	2,415	19
Commercial Business(1)	2,366	2,366	—	1,653	94
Home Equity(2)	1,301	1,301	—	711	52
Consumer	—	—	—	—	—

With an allowance recorded:
Residential Mortgages	$7,864	$7,864	$550	$3,945	$303
Commercial and Multi-family	16,044	16,044	2,674	15,447	582
Construction	—	—	—	330	—
Commercial Business(1)	1,941	1,941	95	2,019	24
Home Equity(2)	549	549	72	411	19
Consumer	—	—	—	—	—

Total:
Residential Mortgages	$14,006	$14,006	$550	$7,315	$460
Commercial and Multi-family	39,461	39,461	2,674	38,357	1,375
Construction	1,513	1,513	—	2,745	19
Commercial Business(1)	4,307	4,307	95	3,672	118
Home Equity(2)	1,850	1,850	72	1,121	71
Consumer	—	—	—	—	—

(1) Includes business lines of credit.

(2) Includes home equity lines of credit.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable (Continued)

The following table summarizes information in regards to impaired loans by loan type as of December 31, 2010:

	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Residential	$89	$89	$—
Commercial and multi-family	9,709	9,709	—
Construction	2,910	2,910	—
Commercial business	981	981	—
Home equity	189	189	—
Consumer	—	—	—

With an allowance recorded:
Residential	—	—	—
Commercial and multi-family	17,713	17,713	1,656
Construction	—	—	—
Commercial business	1,828	1,828	449
Home equity	183	183	2
Consumer	—	—	—

Total:
Residential	$89	$89	$—
Commercial and multi-family	27,422	27,422	1,656
Construction	2,910	2,910	—
Commercial business	2,809	2,809	449
Home equity	372	372	2
Consumer	—	—	—

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table summarizes information in regards to troubled debt restructurings for the year ended December 31, 2011, (In thousands):

	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investments
Troubled Debt Restructurings
Residential	20	$5,985	$5,985
Commercial and multi-family	12	$5,368	$5,368
Construction	—	$—	$—
Commercial business	—	$—	$—
Home equity	2	$470	$470
Consumer	—	$—	$—

The loans included above are considered TDRs as a result of the Bank implementing one or more of the following concessions: granting a material extension of time, issuing a forbearance agreement, adjusting the interest rate, accepting interest only for a period of time or a change in amortization period. As of December 31, 2011, TDRs totaled $11.8 million. All TDRs were considered impaired and therefore were individually evaluated for impairment in the calculation of the allowance for loan losses. The adoption of (ASU) No. 2011-02 did not result in any additional TDR’s being identified when retrospectively applied to the beginning of the year 2011.

The following table summarizes information in regards to troubled debt restructurings for which there was a payment default for the year ended December 31, 2011, which occurred within twelve months of restructuring, (In thousands):

	Number of Contracts	Recorded Investment
Troubled Debt Restructurings
That Subsequently Defaulted

Residential	2	$506
Commercial and multi-family	2	$1,429
Construction	—	$—
Commercial business	—	$—
Home equity	—	$—
Consumer	—	$—

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

At December 31, 2011 and 2010, non-accrual loans for which the accrual of interest had been discontinued totaled approximately $47,825,000 and $41,811,000, respectively. Had non-accrual loans been performing in accordance with their original terms, the interest income recognized for the years ended December 31, 2011, 2010 and 2009 would have been approximately $4,384,000, $1,949,000 and $1,064,000, respectively. Interest income recognized on such loans was approximately $968,000, $280,000 and $282,000 respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on a nonaccrual status. At December 31, 2011 and 2010, there were no loans which were more than ninety days past due and still accruing interest.

At December 31, 2011 and 2010, impaired loans were $61,137,000 and $33,602,000, respectively, and the related specific allocation of allowance for loan losses totaled $3,391,000 and $2,107,000 respectively. There were impaired loans totaling $34,739,000 which did not have a specific allocation of the allowance for loan losses at December 31, 2011. There were impaired loans totaling $13,878,000 which did not have a specific allocation of the allowance for loan losses at December 31, 2010. During the years ended December 31, 2011, 2010, and 2009, the average balance of impaired loans was $53,210,000, $29,472,000 and $8,662,000, and respectively, and interest income recognized during the period of impairment totaled $2,043,000, $2,114,000 and $464,000 respectively.

The following table sets forth the delinquency status of total loans receivable at December 31, 2011.

	As of December 31, 2011
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable>90 Days and Accruing
	(Dollars in Thousands)

Residential	$3,272	$1,381	$10,473	$15,126	$202,959	$218,085	—
Commercial and multi-family	11,112	1,839	19,866	32,817	439,607	472,424	—
Construction	130	—	3,660	3,790	13,210	17,000	—
Commercial business(1)	536	499	1,286	2,321	72,252	74,573	—
Home equity(2)	1,738	242	1,099	3,079	65,996	69,075	—
Consumer	10	—	—	10	1,298	1,308	—

Total	$16,798	$3,961	$36,384	$57,143	$795,322	$852,465	—

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
	(Dollars in Thousands)

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

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table presents the loan portfolio types summarized by the aggregate pass rating and the classified ratings of special mention, substandard, doubtful, and loss within the Company’s internal risk rating system as of December 31, 2011:

	Pass	Special Mention	Substandard	Doubtful	Loss	Total

Residential	$203,317	$5,316	$7,632	$1,437	$383	$218,085
Commercial and multi-family	426,983	19,620	23,618	2,203	—	472,424
Construction	13,697	—	2,619	684	—	17,000
Commercial business(1)	67,593	2,827	1,245	2,784	124	74,573
Home equity(2)	67,126	468	1,412	—	69	69,075
Consumer	1,308	—	—	—	—	1,308
Total	$780,024	$28,231	$36,526	$7,108	$576	$852,465

(1) Includes business lines of credit.

(2) Includes home equity lines of credit.

The following table presents the loan portfolio types summarized by the aggregate pass rating and the classified ratings of special mention, substandard, doubtful, and loss within the Company’s internal risk rating system as of December 31, 2010:

	Pass	Special Mention	Substandard	Doubtful	Loss	Total

Residential	$217,459	$4,930	$8,874	$3,172	$—	$234,435
Commercial and multi-family	349,219	30,538	17,760	12,578	117	410,212
Construction	12,763	689	4,005	391	—	17,848
Commercial business(1)	50,248	3,113	339	25	435	54,160
Home equity(2)	61,682	807	488	510	116	63,603
Consumer	1,673	7	—	136	—	1,816
Total	$693,044	$40,084	$31,466	$16,812	$668	$782,074

(1) Includes business lines of credit.

(2) Includes home equity lines of credit.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 7 - Premises and Equipment

	December 31,
	2011	2010
	(In Thousands)

Land	$1,837	$1,560
Buildings and improvements	11,080	8,425
Leasehold improvements	1,053	1,186
Furniture, fixtures and equipment	3,462	3,315

	17,432	14,486
Accumulated depreciation and amortization	(3,856)	(3,127)

	$13,576	$11,359

Buildings and improvements include a building constructed on property leased from a related party (see Note 3).

Rental expenses related to the occupancy of premises and related shared costs for common areas totaled $987,000, $693,000 and $425,000 for the years ended December 31, 2011, 2010, and 2009, respectively. The minimum obligation under non-cancelable lease agreements expiring through April 30, 2031, for each of the years ended December 31 is as follows (in thousands):

2012	$1,142
2013	864
2014	827
2015	538
2016	361
Thereafter	2,640

$6,372

Note 8 - Interest Receivable

	December 31,
	2011	2010
	(In Thousands)

Loans	$4,181	$4,340
Securities	816	863

	$4,997	$5,203

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 9 - Deposits

	December 31,
	2011	2010
	(In Thousands)

Demand:
Non-interest bearing	$78,589	$69,471
NOW	112,605	80,775
Money market	67,592	55,676
	258,786	205,922

Savings and club	265,546	245,951
Certificates of deposit	453,291	434,415

	$977,623	$886,288

At December 31, 2011 and 2010, certificates of deposit of $100,000 or more totaled approximately $255.2 million and $236.1 million respectively.

The scheduled maturities of certificates of deposit at December 31, 2011, were as follows (in thousands):

Amount

2012	$321,789
2013	56,999
2014	43,169
2015	14,857
2016	16,241
Thereafter	236
$453,291

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowings and Long-Term Debt

Long-term debt consists of the following:

		December 31,
		2011		2010
		Weight Average Rate	Amount	Weight Average Rate	Amount
	Maturing by December 31,

Federal Home Loan Bank Advances:

	2016	4.28%	$57,000,000	4.28%	$ 55,000,000

	2017	4.37%	56,500,000	4.39%	55,000,000

	2018	2.51%	10,500,000	-%	-

		4.17%	124,000,000	4.33%	110,000,00
Fair Value Adjustments: (1)			1,406,986
			$125,406,986		$110,000,000

Beginning September 7, 2010, the Federal Home Loan Bank of New York (“FHLBNY”) replaced the existing Overnight Repricing Advance Program and its associated companion products, the Overnight Line of Credit (“OLOC”), OLOC Plus, OLOC Companion, and OLOC Companion Plus with the new Overnight Advance. The new Overnight advance permits the Bank to borrow overnight up to its maximum borrowing capacity at the FHLBNY. The Bank is no longer restricted to the previous borrowing limits of 10% (OLOC) or up to 20% (OLOC Plus) of total assets. At December 31, 2011, the Bank’s total credit exposure cannot exceed 50% of its total assets, or $608,454,000, based on the borrowing limitations outlined in the Federal Home Loan Bank of New York’s member products guide. The total credit exposure limit of 50% of total assets is recalculated each quarter.

		2011		2010
		Coupon Rate	Amount	Coupon Rate	Amount
	Maturing by December 31,

Trust preferred junior subordinated debenture:	2034	3.21%	$4,124,000	2.95%	$4,124,000

The Trust Preferred floating rate junior subordinated debenture matures on June 17, 2034; interest rate adjusts quarterly to LIBOR plus 2.65%, the rate paid as of December 31, 2011 was 3.21%.

(1) Fair value adjustments represents the difference between the fair market value of the FHLB advances acquired from Allegiance Community Bank acquisition based on pricing from the Federal Home Loan Bank of New York at date of acquisition. This adjustment is being amortized over the life of the acquired advances.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowings and Long-Term Debt (Continued)

The trust preferred debenture became callable, at the Company’s option, on June 17, 2009, and quarterly thereafter.

Additional information regarding short-term borrowings is as follows:

	December 31,
	2011	2010	2009
	(In Thousands)

Average balance outstanding during the year	$—	$—	$38
Highest month-end balance during the year	$—	$—	$—
Average interest rate during the year	$—	$—	0.51%
Weighted average interest rate at year-end	$—	$—	$—

At December 31, 2011 and 2010 cash and securities held to maturity with carrying values of approximately $139.2 million and $145.2 million, respectively, were pledged to secure the above noted Federal Home Loan Bank of New York borrowings. In addition, there was a blanket pledge on the residential mortgage portfolio at December 31, 2011.

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

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 11 - Regulatory Matters (Continued)

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

As of December 31, 2011:
Total capital (to risk-weighted assets)	$112,802	16.42%	$≥54,960	≥8.00%	$≥68,699	≥10.00%
Tier 1 capital (to risk-weighted assets)	105,376	15.34	≥27,480	≥ 4.00	≥41,219	≥ 6.00
Tier 1 capital (to average assets)	105,376	8.66	≥48,646	≥4.00	≥60,808	≥ 5.00

As of December 31, 2010:
Total capital (to risk-weighted assets)	$109,032	15.89%	$≥54,882	≥8.00%	$≥68,602	≥10.00%
Tier 1 capital (to risk-weighted assets)	102,541	14.95	≥27,441	≥ 4.00	≥41,161	≥ 6.00
Tier 1 capital (to average assets)	102,541	9.16	≥44,761	≥4.00	≥55,952	≥ 5.00

As of December 31, 2011, the most recent notification from the Bank’s regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events occurring since that notification that management believes have changed the Bank’s category.

Note 12 - Benefits Plans

Pension Plan

The Company acquired through the merger with Pamrapo Bancorp, Inc. a non-contributory defined benefit pension plan covering all eligible employees of Pamrapo Savings Bank. Effective January 1, 2010, the defined benefit pension plan (“Pension Plan”), was frozen by Pamrapo Savings Bank. All benefits for eligible participants accrued in the Pension Plan to the freeze date have been retained. The benefits are based on years of service and employee’s compensation. The Pension Plan is funded in conformity with funding requirements of applicable government regulations. Prior service costs for the Pension Plan generally are amortized over the estimated remaining service periods of employees.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plans (Continued)

The following tables set forth the Plan’s funded status at December 31, 2011 and 2010 and components of net periodic pension cost for the year ended December 31, 2011 and 2010:

Change in Benefit Obligation:	December 31,
	2011	2010
	(In Thousands)

Benefit obligation, beginning of year	$8,723	$—
Benefit obligation, at date of merger	—	8,673
Interest Cost	469	245
Actuarial loss	1,807	369
Benefits paid	(503)	(253)
Settlements	(158)	(311)

Benefit obligation, ending	$10,338	$8,723

Change in Plan Assets:

Fair value of assets, beginning of year	$4,746	$—
Fair value of assets, at date of merger	—	4,598
Actual return on plan assets	76	561
Employer contributions	812	151
Benefits paid	(503)	(253)
Settlements	(158)	(311)

Fair value of assets, ending	$4,973	$4,746

Reconciliation of Funded Status:

Accumulated benefit obligation	$10,338	$8,723

Projected benefit obligation	$10,338	$8,723

Fair value of assets	(4,973)	(4,746)

Funded status, included in other liabilities	$(5,365)	$(3,977)

Valuation assumptions used to determine benefit obligation at period end:

Discount rate	4.40%	5.54%

Salary Increase Rate	N/A	N/A

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plans (Continued)

Net Periodic Pension Expense:	December 31,
	2011	2010
	(In Thousands)

Interest cost	$(469)	$(245)
Expected return on assets	375	181

Net Periodic Pension Cost	$(94)	$(64)

Valuation assumptions used to determine net periodic benefit cost for the year:

Discount rate	5.54%	5.50%
Long term rate of return on plan assets	8.00%	8.00%

Salary Increase Rate	N/A	3.50%

At December 31, 2011 and December 31, 2010, unrecognized net gain (loss) of $(1,239,000) and $6,811, respectively, was included in accumulated other comprehensive (loss) income in accordance with ASC 715-20 and ASC 715-30. None of the unrecognized net loss is expected to be recognized in net periodic pension expense for the year ended December 31, 2011.

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

Based on the above considerations, the following asset allocation ranges will be implemented:

	Asset Allocation Parameters by Asset Class
	Minimum	Target	Maximum

Equity
Large-Cap U.S.		26%
Mid/Small-Cap U.S.		12%
Non-U.S		12%
Total-Equity	40%	50%	60%

Fixed Income
Long Duration		47%
Money Market/Certificates of Deposit		3%
Total-Fixed Income	40%	50%	60%

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

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

The Trustee will monitor the actual asset segment exposures of the Plan on a regular basis and, periodically, may adjust the asset allocation within the ranges set forth above as it deems appropriate. Periodic reallocations of assets will be based on the Trustee’s perception of the changing risk/return opportunities of the respective asset classes.

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

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

The fair values of the Company’s pension plan assets at December 31, 2011, by asset category (see Note 16 for the definitions of levels), are as follows:

Asset Category	Total	(Level 1)	(Level 2)	(Level 3)

Mutual funds-Equity
Large-Cap Value (a)	$266,863	$266,863	$—	$—
Large-Cap Core (b)	327,673	327,673	—	—
Mid-Cap Core (c)	—	—	—	—
Small-Cap Core (d)	158,806	158,806	—	—
International Cap (e)	277,059	277,059	—	—

Mutual Funds-Fixed Income
US Core (f)	519,981	519,981	—	—
Core Plus (g)	—	—	—	—

Common/Collective Trusts-Equity
Large-Cap Value (i)	286,944	—	286,944	—
Large-Cap Growth (j)	525,035	—	525,035	—
International Core (k)	272,948	—	272,948	—

Exchange Traded Funds
Fixed Income (h)	537,986	537,986	—	—

Stock
BCB Common Stock	494,410	494,410	—	—

Cash Equivalents
Money Market	14,637	14,637	—	—
BCB Bank CD	1,290,457	—	1,290,457	—

Total	$4,972,799	$2,597,415	$2,375,384	$—

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

(a)	This category consists of a mutual fund holding 100-160 stocks, designed to track and outperform the Russell 1000 Value Index.

(b)	This category contains stocks of the S&P 500 Index. The stocks are maintained in approximately the same weightings as the index.

(c)	This category contains stocks of the MSCI U.S. Mid Cap 450 Index. The stocks are maintained in approximately the same weightings as the index.

(d)	This category consists of 400 or more small and micro-cap companies, with as much as 25% invested in non-U.S. equities.

(e)	This category consists of investments with long-term growth potential located primarily in Europe and the Pacific Basin, with a smaller portion located in developing economies.

(f)	This category consists of mutual funds that invest in long-term treasury and investment grade corporate bond securities with a dollar-weighted average maturity of 15 to 30 years.

(g)	This category consists of a diversified portfolio of bonds and other fixed income securities, including mortgage-related and asset backed securities. Up to 15% may be invested in below investment grade domestic and foreign securities.

(h)	This category consists of an exchange traded fund (ETF) that seeks to approximate the total rate of return of the Barclays Capital U.S. 20+ Year Treasury Bond Index.

(i)	This category contains large-cap stocks with above-average yield. The portfolio typically holds between 60 and 70 stocks.

(j)	This category consists of a portfolio of between 45 and 65 stocks that will typically overweight technology and health care.

(k)	This category consists of a portfolio of over 200 stocks in non-U.S. domiciled companies, with up to 35% invested in emerging markets.

The Company expects to contribute, based upon actuarial estimates, approximately $586,000 to the pension plan in 2012.

Benefit payments are expected to be paid for the years ended December 31 as follows (In thousands):

2012	$586
2013	606
2014	612
2015	613
2016	618
2017-2021	3,059

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

The following tables set forth the SERP’s funded status and components of net periodic SERP cost:

Change in Benefit Obligation:	December 31,
	2011	2010
	(In Thousands)
Benefit obligation, beginning of year	$596	$—
Benefit obligation, at date of merger	—	680
Interest Cost	29	20
Actuarial loss	25	4
Benefits paid	(139)	(108)

Benefit obligation, ending	$511	$596

Change in Plan Assets

Fair value of assets, beginning of year	$—	$—
Employer contributions	139	108
Benefits paid	(139)	(108)

Fair value of assets, ending	$—	$—

Reconciliation of Funded Status:

Accumulated benefit obligation	$511	$596
Projected benefit obligation	$511	$596
Fair value of assets	—	—

Funded status, included in other liabilities	$511	$596

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

Valuation assumptions used to determine benefit obligation at period end:

Discount rate	4.400%	5.540%

Salary Increase Rate	N/A	N/A

Net Periodic SERP Expense:	December 31,
	2011	2010
	(In Thousands)

Interest Cost	$29	$20

Net Periodic SERP Cost	$29	$20

Valuation assumptions used to determine net periodic benefit cost for the year:

Discount rate	5.54%	5.50%

Rate of increase in compensation	N/A	N/A

At December 31, 2011 and December 31, 2010, unrecognized net loss of $17,000 and $3,000, respectively, was included in accumulated other comprehensive income in accordance with ASC 715-20 and ASC 715-30. None of the unrecognized net loss is expected to be recognized in net periodic SERP cost for the year ended December 31, 2011.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

The Company expects to contribute, based upon actuarial estimates, approximately $74,000 to the SERP plan in 2012.

Benefit payments are expected to be paid for the years ended December 31 as follows

(In thousands):

2012	$74
2013	62
2014	62
2015	62
2016	62
2017-2021	248

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

Stock Options

The Company has three stock-related compensation plans, the 2002 Stock Option Plan, 2003 Stock Option Plan, and the 2011 Stock Option Plan (the “Plans”). All stock options granted have a ten year term. For the 2002 Stock Option Plan and the 2003 Stock Option Plan all shares granted have vested and all but 8,116 options authorized under the Plans have been granted as of December 31, 2011. For the 2011 Stock Option Plan, stock option awards vest at a rate of 10% per year, over ten years commencing on the first anniversary of the grant date. As of December 31, 2011, 60,000 options had been granted, with 840,000 shares authorized under the Plan remaining to be granted. During the year ended December 31, 2011, the Company recorded $12,000 as stock option compensation expense. During the years ended December 31, 2010 and 2009, the Company recorded no share-based compensation expense.

A summary of stock option activity, adjusted to retroactively reflect subsequent stock dividends, follows:

	Number of Option Shares	Range of Exercise Prices	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (000’s)
Outstanding at December 31, 2009	279,500	$5.29-$15.65	$10.38	3.0 years	$148

Options forfeited	(4,210)	7.72	7.72
Options exercised	(13,677)	5.29	5.29		50
Options added through merger	28,000	18.41-29.25	24.22

Outstanding at December 31, 2010	289,613	$5.29-$29.25	$12.00

Options forfeited	(3,000)	29.25	29.25
Options exercised	(28,637)	8.26	8.26		70
Options granted	60,000	8.93	8.93

Outstanding at December 31, 2011	317,976	$5.29-$29.25	$11.61	3.46 years	231

Exercisable at December 31, 2011	262,976	$5.29-$29.25	$12.21	2.0 years	168

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

The key valuation assumptions and fair value of stock options granted during the year ended December 31, 2011 were:

Expected life	7.25 years
Risk-free interest rate	1.44%
Volatility	29.80%
Dividend yield	4.71%
Fair value	$1.49

It is Company policy to issue new shares upon share option exercise. Expected future compensation expense relating to the 55,000 unexercised options outstanding as of December 31, 2011 is $78,000 over a weighted average period of 9.75 years.

Note 13 - Dividend Restrictions

Payment of cash dividends is conditional on earnings, financial condition, cash needs, the discretion of the Board of Directors, and compliance with regulatory requirements. State and federal law and regulations impose substantial limitations on the Bank’s ability to pay dividends to the Company. Under New Jersey law, the Bank is permitted to declare dividends on its common stock only if, after payment of the dividend, the capital stock of the Bank will be unimpaired and either the Bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce the Bank’s surplus. During 2011, 2010 and 2009, the Bank paid the Company total dividends of $9,611,000, $5,334,000, and $2,547,000 respectively. The Company’s ability to declare dividends is dependent upon the amount of dividends declared by the Bank.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 14 - Income Taxes

The components of income tax expense (benefit) are summarized as follows:

	Years Ended December 31,
	2011	2010	2009
	(In Thousands)
Current income tax expense:
Federal	$4,382	$1,982	$2,730
State	836	(136)	489

	5,218	1,846	3,219

Deferred income tax benefit:
Federal	(1,592)	5	(467)
State	(253)	(346)	(131)

	(1,845)	(341)	(598)

Total Income Taxes	$3,373	$1,505	$2,621

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 14 - Income Taxes (Continued)

The tax effects of existing temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

	December 31,
	2011	2010
	(In Thousands)
Deferred income tax assets:
Allowance for loan losses	$4,822	$3,362
Depreciation	199	137
Other than temporary impairment on security	1,191	1,164
Non-accrual interest	397	41
Benefit Plans	1,530	1,829
Benefit Plan-accumulated other comprehensive loss	868	—
Valuation adjustment on loans receivable acquired	1,677	1,993
Valuation adjustment on time deposits acquired	347	200
Valuation adjustment on borrowings acquired	575	—
Net operating loss	345	—
Unrealized loss on securities available for sale	21	—
Other	318	99

	12,290	8,825
Deferred income tax liabilities:

Benefit Plan-accumulated other comprehensive income	—	3
Valuation adjustment on securities	748	1,288
Valuation adjustment on premises and equipment acquired	1,602	1,749
	2,350	3,040

Net Deferred Tax Asset	$9,940	$5,785

At December 31, 2011, the Company had a net operating loss carry forward of approximately $987,000, expiring in the year 2031 for federal tax purposes. The net operating loss carry forward was acquired in our acquisition of Allegiance Community Bank and is subject to limitations pertaining to Section 382 of the Internal Revenue Code.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 14 - Income Taxes (Continued)

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 35% in 2011 and 34% in 2010 and 2009 to income before income tax expense:

	Years Ended December 31,
	2011	2010	2009
	(In Thousands)

Federal income tax expense at statutory rate	$3,298	$5,382	$2,165
Increases (reductions) in income taxes resulting from:
State income tax (benefit), net of federal income tax effect	380	(318)	236
Merger related items	(219)	(4,066)	208
Other items, net	(86)	507	12

Effective Income Tax	$3,373	$1,505	$2,621

Effective Income Tax Rate	35.8%	9.5%	41.2%

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

Outstanding loan related commitments were as follows:

	December 31,
	2011	2010
	(In Thousands)

Loan origination	$39,133	$3,038
Standby letters of credit	1,538	2,018
Construction loans in process	3,588	5,180
Unused lines of credit	29,261	33,747

	$73,520	$43,983

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

The Company and its subsidiaries, from time to time, may be party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial statements. As of December 31, 2011, the Company and its subsidiaries were not parties to any material litigation.

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

For assets and liabilities measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy are as follows:

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 16 - Fair Value Measurements and Fair Values of Financial Instruments (Continued)

Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
As of December 31, 2011

Securities available for sale-Equity Securities	$1,045	$1,045	$—	$—

As of December 31, 2010

Securities available for sale-Equity Securities	$1,098	$1,098	$—	$—

For assets and liabilities measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy are as follows:

December 31, 2011	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)

Impaired loans	$23,007	$—	$—	$23,007
Real estate owned	$300	$—	$—	$300

December 31, 2010	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)

Impaired loans	$17,617	$—	$—	$17,617
Real estate owned	$513	$—	$—	$513

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 16 - Fair Value Measurements and Fair Values of Financial Instruments (Continued)

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2011 and 2010:

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

Impaired Loans (Generally Carried at Fair Value)

Impaired loans are those for which the Company has measured and recorded an impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value at December 31, 2011 and 2010 consists of the loan balances of $26,398,000 and $19,724,000, net of a valuation allowance of $3,391,000 and $2,107,000, respectively.

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

The carrying values and estimated fair values of financial instruments were as follows at December 31, 2011 and 2010:

	December 31,
	2011		2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$117,087	$117,087	$121,127	$121,127
Securities available for sale	1,045	1,045	1,098	1,098
Securities held to maturity	206,965	213,903	165,572	166,785
Loans held for sale	5,856	6,020	5,572	5,633
Loans receivable	840,763	890,215	773,101	779,858
FHLB of New York stock	7,498	7,498	6,723	6,723
Interest receivable	4,997	4,997	5,203	5,203

Financial liabilities:
Deposits	977,623	982,500	886,288	890,402
Long-term debt	129,531	141,108	114,124	126,895
Interest payable	813	813	787	787

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 17- Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) included in stockholders’ equity are as follows:

	At December 31,
	2011	2010
	(In thousands)
Net unrealized gain (loss) on securities available for sale	$(52)	$1
Tax effect	21	—
Net of tax amount	(31)	1

Benefit plan adjustments	(2,124)	7
Tax effect	868	(3)
Net of tax amount	(1,256)	4

Accumulated other comprehensive income (loss)	$(1,287)	$5

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 17- Comprehensive Income (Loss) (Continued)

The components of other comprehensive income (loss) and related tax effects are presented in the following table:

	Years Ended December 31,
	2011	2010	2009
	(In thousands)

Unrealized holding (losses) gains on securities available for sale:	$(53)	$(21)	$231

Unrealized holding (losses) gains arising during the year

Defined benefit pension plan and SERP Plan:

Pension Gains (Losses)	(2,106)	11	—

SERP Losses	(25)	(4)	—

Net change in benefit plans accrued expense	(2,131)	7	—

Other comprehensive income (loss) before tax effect	(2,184)	(14)	231
Tax effect	892	6	(93)
Other comprehensive income (loss)	$(1,292)	$(8)	$138

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 18- Parent Only Condensed Financial Information

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2011	2010
Assets	(In Thousands)

Cash and due from banks	$—	$355
Investment in subsidiaries	104,088	102,546
Restricted common stock	124	124
Other assets	36	131

Total Assets	$104,248	$103,156

Liabilities and Stockholders’ Equity

Liabilities

Long-term debt	$4,124	$4,124
Other liabilities	76	58

Total Liabilities	4,200	4,182

Stockholders’ Equity	100,048	98,974

Total Liabilities and Stockholders’ Equity	$104,248	$103,156

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 18- Parent Only Condensed Financial Information (Continued)

STATEMENTS OF INCOME
	Years Ended in December 31,
	2011	2010	2009
	(In Thousands)

Dividends from subsidiary	$9,611	$5,334	$2,547

Total Income	9,611	5,334	2,547

Interest expense, borrowed money	120	122	146
Other	(17)	60	—
Total Expense	103	182	146

Income before Income Tax Benefit and Equity in Undistributed Earnings (Loss) of Subsidiaries	9,508	5,152	2,401

Income tax expense (benefit)	97	120	(17)

Income before Equity in Undistributed Earnings of Subsidiaries	9,411	5,032	2,418

Equity in undistributed earnings (losses) of subsidiaries	(3,360)	9,294	1,330

Net Income	$6,051	$14,326	$3,748

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 18 - Parent Only Condensed Financial Information (Continued)

STATEMENTS OF CASH FLOW
	Years Ended December 31,
	2011	2010	2009
	(In Thousands)

Cash Flows from Operating Activities
Net income	$6,051	$14,326	$3,748
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed (earnings) losses of subsidiaries	3,360	(9,294)	(1,330)
Decrease (increase) in other assets	95	171	(5)
Increase (decrease) in other liabilities	18	(129)	96

Net Cash Provided By Operating Activities	9,524	5,074	2,509

Cash Flows from Investing Activities
Cash acquired in acquisition	—	31	—
Purchases of securities available for sale	—	—	(227)

Net Cash Provided By (Used in) Investing Activities	—	31	(227)

Cash Flows from Financing Activities

Proceeds from issuance of common stock	237	73	63
Cash dividends paid	(4,549)	(3,412)	(2,234)
Purchase of treasury stock	(5,567)	(1,806)	(39)

Net Cash (Used in) Financing Activities	(9,879)	(5,145)	(2,210)

Net (Decrease) increase in Cash and Cash Equivalents	(355)	(40)	72

Cash and Cash Equivalents - Beginning	355	395	323

Cash and Cash Equivalents - Ending	$—	$355	$395
Non-Cash Items:

Transfer of securities available for sale to treasury stock	$—	$235	$—

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 19 – Acquisitions

On October 14, 2011, the Company acquired all of the outstanding common shares of Allegiance Community Bank (“Allegiance”) and thereby acquired all of Allegiance Community Bank’s two branch locations. Under the terms of the merger agreement, Allegiance stockholders received 0.35 of a share of BCB Bancorp, Inc. common stock at a price of $9.57 per share in exchange for each share of Allegiance common stock, resulting in BCB Bancorp, Inc. issuing 644,434 common shares of BCB Bancorp, Inc. common stock with an acquisition date fair value of $6.2 million.

In connection with the merger, the consideration paid and the net assets acquired were recorded at the estimated fair value on the date of acquisition, as summarized in the following table, (In thousands).

Consideration paid
BCB Community Bancorp, Inc. common stock issued	$6,167
Cash paid on fractional shares	1
$6,168
Estimated amounts of identifiable assets acquired and liabilities assumed, at fair value
Cash and cash equivalents	$5,902
Investment securities	34,969
Loans receivable	88,911
Federal Home Loan Bank of New York stock	819
Premises and equipment	1,618
Interest Receivable	443
Deferred income taxes	1,418
Other assets	1,057
Deposits	(111,365)
Borrowings	(15,458)
Other liabilities	(984)

Total identifiable net assets	7,330

Gain on bargain purchase recognized in non-interest income	$1,162

The above amounts for loans receivable and deferred income taxes are estimates only. The Company is currently in the process of obtaining fair market values for the above categories which may have a direct impact on the gain on bargain purchase.

ASC 805 “Business Combinations,” permits the use of provisional amounts for the assets acquired and liabilities assumed when the information at acquisition date is incomplete. During the measurement period, which is one year from the acquisition date, amounts provisionally assigned to the acquisition may be adjusted based on new information obtained during the measurement period. Under no circumstances may the measurement period exceed one year from the acquisition date.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 19 – Acquisitions (Continued)

The securities portfolio acquired consisted primarily of FHLMC and FNMA mortgage backed securities which were valued as of October 14, 2011 based on matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

We estimated the fair value for most loans acquired from Allegiance by utilizing a methodology wherein loans with comparable characteristics were aggregated by type of collateral, remaining maturity and repricing terms. Cash flows for each pool were estimated using an estimate of future credit losses and an estimated rate of prepayments. Projected monthly cash flows were then discounted to present value using a risk-adjusted market rate for similar loans. To estimate the fair value of the remaining loans, we analyzed the value of the underlying collateral of the loans, assuming the fair values of the loans are derived from the eventual sale of the collateral. The value of the collateral was based on recently completed appraisals adjusted to the valuation date based on recognized industry indicies. We discounted these values using market derived rates of return with consideration given to the period of time and costs associated with the foreclosure and disposition of the collateral. There was no carryover of Allegiance’s allowance for credit losses associated with the loans we acquired in accordance with applicable accounting guidance. Information about the acquired Allegiance loan portfolio as of October 14, 2011 is as follows (in thousands):

Contractually required principal and interest at acquisition	$107,760
Contractual cash flows not expected to be collected (nonaccretabale discount)	(1,531)
Expected cash flows at acquisition	106,229
Interest component of expected cash flows (accretable discount)	17,318

Fair value of acquired loans	$88,911

The fair value of the office buildings and land is based upon independent third-party appraisals of the properties.

The fair value of savings and transaction deposit accounts acquired from Allegiance was assumed to approximate the carrying value as these accounts have no stated maturity and are payable on demand. Certificates of deposit accounts were valued by calculating the discounted cash flow. The discounted cash flows, at an individual account level, were then aggregated together by category type to determine the market value of each time deposit category. The market values of all time deposit categories were added together to determine the total market value of the time deposit portfolio. The discount rate utilized for the discounted cash flow of each time deposit category was calculated based upon the median interest rate for market time deposits nearest the weighted average remaining maturity for that time deposit category.

The fair value of borrowings assumed was determined by estimating projected future cash outflows and discounting them at the current market rate of interest for similar type of borrowings.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 19 – Acquisitions (Continued)

Direct costs related to the acquisition were expensed as incurred. During the year ended December 31, 2011, we incurred $538,000 in merger related expenses related to the transaction, including $533,000 in professional services and $5,000 in other non-interest expenses.

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

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 19 – Acquisitions (Continued)

The securities portfolio acquired consisted primarily of FHLMC and FNMA mortgage backed securities which were valued as of July 6, 2010 based on matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

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

Contractually required principal and interest at acquisition	$649,871
Contractual cash flows not expected to be collected (nonaccretabale discount)	(7,924)
Expected cash flows at acquisition	641,947
Interest component of expected cash flows (accretable discount)	229,805
Fair value of acquired loans	$412,142

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

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The fair value of borrowings assumed was determined by estimating projected future cash outflows and discounting them at the current market rate of interest for similar type of borrowings.

Note 19 – Acquisitions (Continued)

Direct costs related to the acquisition were expensed as incurred. During the twelve months ended December 31, 2010, we incurred $644,000 in merger related expenses related to the transaction, including $622,000 in professional services and $22,000 in other non-interest expenses.

The following table presents unaudited pro forma information, (in thousands), as if the acquisition of Allegiance had occurred on January 1, 2010. This pro forma information gives effect to certain adjustments, including purchase accounting fair value adjustments, amortization of fair value adjustments and related income tax effects. The pro forma information does not necessarily reflect the results of operations that would have occurred had the Company merged with Allegiance at the beginning of 2011 or 2010. In particular, potential cost savings are not reflected in the unaudited pro forma amounts.

	Pro forma
	Twelve months ended
	December 31, 2011	December 31, 2010

Net interest income	$41,734	$28,363
Noninterest income	2,452	15,480
Noninterest expense	30,864	25,203
Net income	6,237	14,475

The amounts of revenue and earnings attributable to Allegiance since the acquisition date included in the consolidated statement of income for the year ended December 31, 2011 are not disclosed due to the fact that the information is impracticable to provide.

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 20 - Quarterly Financial Data (Unaudited)

	Year Ended December 2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In Thousands)

Interest income	$13,054	$13,250	$12,728	$13,847
Interest expense	3,382	3,368	3,334	3,213
Net Interest Income	9,672	9,882	9,394	10,634
Provision for loan losses	350	450	800	2,500
Net Interest Income after Provision for loan losses	9,322	9,432	8,594	8,134
Non-interest income	453	429	182	886
Non-interest expense	6,629	6,557	6,748	8,074
Income before Income Taxes	3,146	3,304	2,028	946
Income taxes	1,225	1,352	840	(44)
Net Income	$1,921	$1,952	$1,188	$990
Net income per common share:
Basic	$0.20	$0.21	$0.13	$0.10
Diluted	$0.20	$0.21	$0.13	$0.10
Dividends per common share	$0.12	$0.12	$0.12	$0.12

	Year Ended December 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In Thousands)

Interest income	$7,960	$7,718	$11,993	$12,429
Interest expense	3,218	3,027	3,888	3,535
Net Interest Income	4,742	4,691	8,105	8,894
Provision for loan losses	450	300	800	900
Net Interest Income after Provision for loan losses	4,292	4,391	7,305	7,994
Non-interest income	241	304	12,976	341
Non-interest expense	3,269	3,179	8,638	6,927
Income before Income Taxes	1,264	1,516	11,643	1,408
Income taxes	546	594	(299)	664
Net Income	$718	$922	$11,942	$744
Net income per common share:
Basic	$0.15	$0.20	$1.28	$0.43
Diluted	$0.15	$0.20	$1.28	$0.42
Dividends per common share	$0.12	$0.12	$0.12	$0.12

