Form 10-K, Exhibit 13
period 2012-12-31
BCB BANCORP INC
filed 2013-03-18
CIK 1228454

EXHIBIT 13

CONSOLIDATED FINANCIAL STATEMENTS

BCB Bancorp, Inc. and Subsidiaries

Consolidated Financial Report

December 31, 2012

Table of Contents

Page

Reports of Independent Registered Public Accounting Firm
Consolidated Financial Statements
Consolidated Statements of Financial Condition	1
Consolidated Statements of Operations	2
Consolidated Statements of Comprehensive Income (Loss)	3
Consolidated Statements of Changes in Stockholders’ Equity	4
Consolidated Statements of Cash Flows	5
Notes to Consolidated Financial Statements	7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

BCB Bancorp, Inc.

Bayonne, New Jersey

We have audited the accompanying consolidated statements of financial condition of BCB Bancorp, Inc. and Subsidiaries (collectively the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BCB Bancorp, Inc. and Subsidiaries as of December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 18, 2013, expressed an unqualified opinion thereon.

/s/ Parente Beard LLC

Clark, New Jersey

March 18, 2013

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

BCB Bancorp, Inc.

Bayonne, New Jersey

We have audited BCB Bancorp, Inc.’s (the “Company”) internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). BCB Bancorp, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report on Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows of the Company, and our report dated March 18, 2013 expressed an unqualified opinion.

/s/ Parente Beard LLC

ParenteBeard LLC

Clark, New Jersey

March 18, 2013

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

	December 31,
	2012	2011
	(In Thousands, Except For Per Share Data)
ASSETS
Cash and amounts due from depository institutions	$6,242	$8,692
Interest-earning deposits	28,891	108,395
Total cash and cash equivalents	35,133	117,087

Securities available for sale	1,240	1,045
Securities held to maturity, fair value $171,603 and $213,903;
respectively	164,648	206,965
Loans held for sale	1,602	5,856
Loans receivable, net of allowance for loan losses of $12,363 and
$10,509; respectively	922,301	840,763
Premises and equipment	13,568	13,576
Federal Home Loan Bank of New York stock	7,698	7,498
Interest receivable	4,063	4,997
Other real estate owned	3,274	6,570
Deferred income taxes	10,053	9,940
Other assets	7,778	2,611
Total Assets	$1,171,358	$1,216,908

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$85,950	$78,589
Interest bearing deposits	854,836	899,034
Total deposits	940,786	977,623
Short-term Debt	17,000	—
Long-term Debt	114,124	129,531
Other Liabilities	7,867	9,706
Total Liabilities	1,079,777	1,116,860

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 per value, 10,000,000 shares authorized, issued and outstanding 865 shares of series A 6% noncumulative perpetual preferred stock (liquidation preference value $10,000 per share) at December 31, 2012
and none at December 31, 2011	—	—
Additional paid-in capital preferred stock	8,570	—
Common stock; $0.064 stated value; 20,000,000 shares authorized,
10,841,079 and 10,817,901 shares, respectively, issued;
8,496,508 shares and 9,520,056 shares, respectively outstanding	694	692
Additional paid-in capital common stock	91,846	91,715
Treasury stock, at cost, 2,344,571 and 1,297,845 shares, respectively	(27,177)	(16,327)
Retained earnings	18,883	25,255
Accumulated other comprehensive loss, net of taxes	(1,235)	(1,287)
Total Stockholders' Equity	91,581	100,048

Total Liabilities and Stockholders' Equity	$1,171,358	$1,216,908

See accompanying notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31,
	2012	2011	2010
	(In Thousands, Except for Per Share Data)
Interest income:
Loans	$47,756	$45,023	$34,502
Investments, taxable	5,730	7,720	5,457
Investments, non-taxable	49	49	24
Other interest-earning assets	112	87	117
Total interest income	53,647	52,879	40,100

Interest expense:
Deposits:
Demand	564	849	938
Savings and club	477	1,020	1,304
Certificates of deposit	5,849	6,421	6,220
	6,890	8,290	8,462
Borrowed money	5,057	5,007	5,206
Total interest expense	11,947	13,297	13,668

Net interest income	41,700	39,582	26,432
Provision for loan losses	4,900	4,100	2,450

Net interest income after provision for loan losses	36,800	35,482	23,982

Non-interest income (loss):
Fees and service charges	1,595	846	907
Gain on sales of loans originated for sale	1,220	887	295
Gain on sale of SBA loans acquired	286	—
Loss on bulk sale of impaired loans held in portfolio	(10,804)	—
Loss on sale of property held for sale	—	(124)	—
Loss on write-down of fixed assets	—	(592)	—
Gain on sale of securities held to maturity	349	18	—
Gain on bargain purchase	—	1,162	12,582
Other	129	251	423
Total non-interest (loss) income	(7,225)	2,448	14,207

Non-interest expense:
Salaries and employee benefits	15,017	12,680	10,785
Occupancy expense of premises	3,558	3,039	1,932
Equipment	4,907	4,301	3,293
Professional fees	2,490	1,287	780
Director fees	728	689	553
Regulatory assessments	1,172	1,181	1,204
Advertising	484	399	336
Merger related expenses	—	538	644
Other real estate owned	1,936	1,204	345
Other	3,597	3,188	2,486
Total non-interest expense	33,889	28,506	22,358

Income (loss) before income tax (benefit) provision	(4,314)	9,424	15,831
Income tax (benefit) provision	(2,252)	3,373	1,505

Net Income (loss)	$(2,062)	$6,051	$14,326
Preferred stock dividends	—	—	—
Net Income (loss) available to common stockholders	$(2,062)	$6,051	$14,326

Net Income (loss) per common share-basic and diluted
Basic	$(0.23)	$0.64	$2.06
Diluted	$(0.23)	$0.64	$2.05

Weighted average number of common shares outstanding
Basic	8,943	9,417	6,968
Diluted	8,943	9,433	6,983

See accompanying notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

	Years Ended December 31,
	2012	2011	2010
	(In Thousands)

Net Income (Loss)	$(2,062)	$6,051	$14,326
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available for sale arising during the period
Unrealized holding (losses) gains arising during the period	195	(52)	(21)
Less: reclassification adjustment for (gains) losses included in net income (loss)	—	—	—
Benefit plans	(107)	(2,129)	7
	88	(2,181)	(14)
Income tax effect	(36)	889	6
	52	(1,292)	(8)
Comprehensive income (loss)	$(2,010)	$4,759	$14,318

See accompanying notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

						Accumulated Other
				Treasury	Retained	Comprehensive
	Preferred Stock	Common Stock	Paid In Capital	Stock	Earnings	Income (Loss)	Total
	(Dollars in Thousands, except per share amounts)

Balance at December 31, 2009	$—	$332	$46,926	$(8,719)	$12,839	13	51,391

Common Stock issued for the acquisition of Pamrapo Bancorp, Inc. (4,935,495 shares, including 30,000 shares transferred to treasury)	—	316	38,329	(235)	—	—	38,410
Exercise of Stock Options (13,677 shares)	—	1	72	—	—		73
Treasury Stock Purchases (193,383 shares)	—	—	—	(1,806)	—	—	(1,806)
Cash dividend ($0.48 per share) declared	—	—	—	—	(3,412)	—	(3,412)
Net income	—	—	—	—	14,326	—	14,326
Other comprehensive loss						(8)	(8)

Balance at December 31, 2010	—	649	85,327	(10,760)	23,753	5	98,974

Common stock issued for the acquisition of Allegiance Community Bank (issued 644,434 shares)	—	41	6,126	—	—	—	6,167
Exercise of Stock Options (28,637 shares)	—	2	235	—	—	—	237
Stock compensation expense	—	—	12	—	—	—	12
Tax benefit on stock compensation	—	—	15	—	—	—	15
Treasury Stock Purchases (536,710 shares)	—	—	—	(5,567)	—	—	(5,567)
Cash dividends ($0.48 per share) declared	—	—	—	—	(4,549)	—	(4,549)
Net income	—	—	—	—	6,051	—	6,051
Other comprehensive loss						(1,292)	(1,292)

Balance at December 31, 2011	—	692	91,715	(16,327)	25,255	(1,287)	100,048

Proceeds from issuance of series A stock,
net of issuance costs of $80			8,570				8,570
Exercise of Stock Options (29,661 shares)	—	2	107	—	—	—	109
Stock compensation expense	—	—	24	—	—	—	24
Treasury Stock Purchases (1,046,726 shares)	—	—	—	(10,850)	—	—	(10,850)
Cash dividends ($0.48 per share) declared	—	—	—	—	(4,310)	—	(4,310)
Net Loss	—	—	—	—	(2,062)	—	(2,062)
Other comprehensive income	—	—	—	—	—	52	52

Balance at December 31, 2012	$—	$694	$100,416	$(27,177)	$18,883	$(1,235)	$91,581

See accompanying notes to consolidated financial statements.

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2012	2011	2010
Cash flows from Operating Activities :	(In Thousands)
Net income (loss)	$(2,062)	$6,051	$14,326
Adjustments to reconcile net income (loss) to net cash provided by (used in)
operating activities:
Depreciation of premises and equipment	1,143	1,055	642
Amortization and accretion, net	1,453	1,306	1,877
Provision for loan losses	4,900	4,100	2,450
Deferred income tax benefit	(149)	(1,845)	(341)
Loans originated for sale	(30,137)	(31,950)	(26,142)
Proceeds from sale of loans originated for sale	32,724	30,884	19,433
Gain on sales of loans originated for sale	(1,220)	(887)	(295)
Loss on sales of other real estated owned	681	498	345
Loss on donated other real estate owned property	128	—	—
Loss on sale of property held for investment	—	124	—
Loss on leasehold improvements on branch closing	—	592	—
Write down of other real estate owned	965	510	—
Gain on bargain purchase	—	(1,162)	(12,582)
Gain on sales of securities held to maturity	(349)	(18)	—
Gain on sales of SBA loans acquired	(286)	—	—
Loss on bulk sale of impaired loans held in portfolio	10,804	—	—
Stock compensation expense	24	12	—
Decrease in interest receivable	934	649	501
(Increase) decrease in other assets	(5,167)	5,227	(1,207)
(Decrease) increase in accrued interest payable	(24)	26	(239)
(Decrease) in other liabilities	(1,922)	(937)	(1,159)
Net Cash Provided by (Used In) Operating Activities	12,440	14,235	(2,391)

Cash flows from Investing Activities:
Proceeds from repayments, calls, and maturities on securities held to maturity	67,489	85,089	156,757
Purchases of securities held to maturity	(57,331)	(95,537)	(104,997)
Proceeds from sales of securities held to maturity	30,584	2,438	—
Proceeds from sales of SBA loans acquired	10,836	—	—
Proceeds from sales of participation interests in loans	—	4,777	1,708
Proceeds from sales of other real estate owned	4,223	2,722	1,260
Proceeds from bulk sale of impaired loans held in portfolio	15,093	—	—
Proceeds from sale of property held for investment	—	511	—
Purchases of loans	(31,064)	(2,292)	—
Net (increase) decrease in loans receivable	(91,105)	10,325	39,551
Improvements to other real estate owned	(59)	(113)	(32)
Additions to premises and equipment	(1,135)	(2,246)	(704)
Purchase of Federal Home Loan Bank of New York stock	(833)	—	—
Redemption of Federal Home Loan Bank of New York stock	633	44	1,869
Cash acquired in acquisition	—	5,901	22,979

Net Cash (Used In) Provided by Investing Activities	(52,669)	11,619	118,391

Cash flows from Financing Activities:
Net decrease in deposits	(36,837)	(20,030)	(13,260)
Repayment of long-term debt	(15,407)	—	(43,815)
Net change in short term debt	17,000	—	—
Purchase of treasury stock	(10,850)	(5,567)	(1,806)
Cash dividends paid	(4,310)	(4,549)	(3,412)
Net proceeds from issuance of common stock	109	237	73
Net proceeds from issuance of preferred stock	8,570	—	—
Tax benefit from exercise of stock options	—	15	—

Net Cash (Used In) Financing Activities	(41,725)	(29,894)	(62,220)

Net (Decrease) Increase in Cash and Cash Equivalents	(81,954)	(4,040)	53,780

Cash and Cash Equivalents-Begininng	117,087	121,127	67,347
Cash and Cash Equivalents-Ending	$35,133	$117,087	$121,127

BCB Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Supplementary Cash Flow Information
Cash paid during the year for:
Income taxes	$3,979	$4,549	$2,252
Interest	$11,971	$13,271	$13,907

Non-cash items:
Transfer of loans to other real estate owned	$4,463	$7,145	$6,887
Loans to facilitate sales of other real estate owned	$1,821	$942	$3,771
Reclassification of loans originated for sale to held to maturity	$2,887	$1,669	$5,707
Reclassification of property held for sale to real estate owned	$—	$382	$—

Acquisition of noncash assets and liabilities
Assets acquired	$—	$129,235	$514,523
Liabilities assumed	$—	$127,807	$486,275

BCB Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1 - Organization and Stock Offerings

BCB Bancorp, Inc. (the “Company”) is incorporated in the State of New Jersey and is a bank holding company. The common stock of the Company is listed on the Nasdaq Electronic Bulletin Board and trades under the symbol “BCBP.”

On December 20, 2012, the Company amended its Restated Certificate of Incorporation to include a new Article V, Part (C) which establishes a Series A 6% Noncumulative Perpetual Preferred Stock and sets forth the number of shares to be included in such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Such amendment to the Restated Certificate of Incorporation was approved by the directors of BCB Bancorp, Inc. on October 10, 2012.

On December 31, 2012, the Company closed a private placement of Series A Noncumulative Perpetual Preferred Stock, resulting in the issuance of 865 shares of Series A 6% Non-Cumulative Perpetual Preferred Shares for gross proceeds of $8.65 million. The costs associated with the private placement were approximately $80,000. The shares issued are callable by the Company after December 31, 2015, at $10,000 per share (liquidation preference value). There is no ability to convert the preferred shares to common shares. Dividends on the preferred shares, if and when declared, will be paid quarterly in arrears.

On November 20, 2007, the Company announced a stock repurchase plan which provided for the repurchase of 5% or 234,002 shares of the Company’s common stock. This plan was completed during 2010. On July 14, 2010, the Company announced a stock repurchase plan to repurchase 5% or 479,965 shares of the Company’s common stock. This plan was completed during 2010. On December 20, 2010, the Company entered into an agreement with a broker to administer a Rule 10b5-1 trading plan on behalf of the Company. The Rule 10b5-1 trading plan will permit the broker to purchase up to 450,000 shares of Company common stock at designated prices during periods when the Company would otherwise be unable to purchase its common stock. The Board authorized the Rule 10b5-1 trading plan on December 16, 2010. On December 14, 2011, the Company announced a stock repurchase plan to repurchase 5% or 462,225 shares of the Company’s common stock. This plan was completed during 2012. On May 9, 2012, the Company announced a stock repurchase plan to repurchase 5% or 462,800 shares of the Company’s common stock. This plan was completed during 2012. On June 28, 2012, the Company announced a stock repurchase plan to repurchase 5% or 440,000 shares of the Company’s common stock. During 2012, 2011 and 2010, a total of 1,046,726, 536,710 and 193,383 shares of the Company’s common stock was repurchased under these plans at a cost of approximately $10.9 million, $5.6 million and $1.8 million or $10.37, $10.37 and $9.34 per share, respectively.

The Company’s primary business is the ownership and operation of BCB Community Bank (the “Bank”). The Bank is a New Jersey commercial bank which, as of December 31, 2012, operated at eleven locations in Bayonne, Hoboken, Jersey City, Monroe Township, South Orange, and Woodbridge New Jersey, and is subject to regulation, supervision, and examination by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation. The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowed funds, to invest in securities and to make loans collateralized by residential and commercial real estate and, to a lesser extent, consumer loans. BCB Holding Company Investment Corp. (the “New Jersey Investment Company”) was organized in January 2005 under New Jersey law as a New Jersey investment company primarily to hold investment and mortgage-backed securities. Pamrapo Service Corporation was organized in 1975 under New Jersey law to engage in the purchase and sale of real estate. In the 1990’s, the Service Corporation was engaged in the business of selling non-financial products, (annuities, mutual funds and stocks) to the public. The Pamrapo Service Corporation has been inactive since May 2010. BCB New York Management, Inc. (the “New York Management Company”) was organized in October 2012 under New York law as a New York investment company primarily to hold various loan products, investment and mortgage-backed securities. BCB New York Management, Inc. was inactive in 2012.

On July 6, 2010, the Company acquired all of the outstanding common shares of Pamrapo Bancorp, Inc. (“Pamrapo”), the parent company of Pamrapo Savings Bank, and thereby acquired all of Pamrapo Savings Bank’s 10 branch locations. Under the terms of the merger agreement, Pamrapo stockholders received 1.0 share of BCB Bancorp, Inc. common stock in exchange for each share of Pamrapo common stock, resulting in the Company issuing 4.9 million common shares of BCB Bancorp, Inc. common stock with an acquisition date fair value of $38.6 million. See Note 19 for further details.

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

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the periods then ended. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the identification of other-than-temporary impairment of securities, the determination as to whether deferred tax assets are realizable, and the determination of the fair value of financial instruments. Management believes that the allowance for loan losses is adequate; no securities in unrealized loss positions are other-than-temporarily impaired; net deferred tax assets have been reduced to an amount which is more-likely-than-not realizable, and the fair values of financial instruments are appropriate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. Management’s assessment regarding impairment of securities is based on future projections of cash flow which are subject to change. The realizability of deferred tax assets is partially based on projections of future taxable income, which is subject to change. The determination of fair value requires the use of various inputs which are subject to frequent and ongoing changes.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

In preparing these consolidated financial statements, the Company evaluated the events that occurred between December 31, 2012 and the date these consolidated financial statements were issued.

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

Acquired Loans

Loans that were acquired in acquisitions are recorded at fair value with no carryover of the related allowance for credit losses. Determining the fair value of the loans involves estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest.

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

Management evaluates the FHLB of New York stock for impairment in accordance with guidance on accounting by entities that lend to or finance the activities of others. Management’s determination of whether this investment is impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB of New York as compared to the capital stock amount for the FHLB of New York and the length of time this situation has persisted, (2) commitments by the FHLB of New York to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB of New York, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB of New York.

No impairment charges were recorded related to the FHLB of New York stock during 2012, 2011, or 2010.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosures are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. At December 31, 2012, the Bank owned twelve properties totaling $3,274,000. At December 31, 2011, the Bank owned fifteen properties totaling $6,570,000.

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

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements in accordance with ASC Topic 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a likelihood of being realized on examination of more than 50 percent. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Under the “more-likely-than-not” threshold guidelines, the Company believes no significant uncertain tax positions exist, either individually or in the aggregate, that would give rise to the non-recognition of an existing tax benefit. The Company recognizes interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statement of Operations. The Company did not recognize any interest in 2011, however the Company did recognize $11,000 for penalties assessed during an audit of prior periods. The Company did not recognize any interest and penalties for the years ended December 31, 2012 and 2010. The tax years subject to examination by the taxing authorities are the years ended December 31, 2011, 2010, and 2009.

Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed by dividing net income (loss) less dividends on preferred stock by the weighted average number of shares of common stock outstanding. The diluted net income (loss) per common share is computed by adjusting the weighted average number of shares of common stock outstanding to include the effects of outstanding stock options, if dilutive, using the treasury stock method. Dilution is not applicable in periods of net loss. For the years ended December 31, 2011 and 2010, the difference in the weighted average number of basic and diluted common shares was due solely to the effects of outstanding stock options. No adjustments to net income (loss) were necessary in calculating basic and diluted net income (loss) per share. For the years ended December 31, 2011 and 2010, the weighted average number of outstanding options considered to be anti-dilutive was 209,441, and 243,884.

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

Comprehensive Income (Loss)

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

Reclassification

Certain amounts as of and for the years ended December 31, 2011 and 2010 have been reclassified to conform to the current year’s presentation. These changes had no effect on the Company’s results of operations or financial position.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting reclassifications out of accumulated other comprehensive income. The amendments in this ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the consolidated financial statements under U.S. GAAP.

The new amendments will require an organization to present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. The new amendments will also require an organization to present cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g. pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). Nonpublic company are required to meet the reporting requirements of the amended paragraphs about the roll forward of accumulated other comprehensive income for both interim and annual reporting periods. However, private companies are only required to provide the information about the impact of reclassifications on line items of net income for annual reporting periods, not for interim reporting periods.

The amendments of ASU 2013-02 are effective for reporting periods beginning after December 15, 2012, for public companies and are effective for reporting periods beginning after December 15, 2013, for nonpublic companies. The Company does not believe this pronouncement, when adopted, will have a material impact on operations or financial position.

In December 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” This standard indefinitely defers certain provisions of ASU 2011-05 (described below). The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this guidance did not result in a change in the presentation of comprehensive income in the Company’s consolidated financial statements.

In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05, Comprehensive Income. The ASU eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and will require it be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement format would include the traditional income statement and the components of total other comprehensive income as well as total comprehensive income. In the two statement approach, the first statement would be the traditional income statement which would be immediately followed by a separate statement which includes the components of other comprehensive income, total other comprehensive income and total comprehensive income. The amendments in this ASU will be applied retrospectively. For public companies, they are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Adoption of ASU 2011-05 did not have a significant impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this update result in common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (IFRS). Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Some of the amendments in this update clarify the FASB’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  This update is effective during interim and annual periods beginning on or after December 15, 2011 and is to be applied prospectively.  Adoption of ASU 2011-04 did not have a significant impact on the Company’s consolidated financial statements.

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

On May 1, 2006, the Bank renegotiated the lease to a twenty-five year term. The Bank paid NEW BAY $165,000 a year ($13,750 per month) for the first 60 months which is included in the consolidated statements of operations for 2012, 2011, and 2010 within occupancy expense of premises. The rent shall be reset every five years thereafter at the fair market rental value at the end of each preceding five year period. The Bank expects to pay NEW BAY $165,000 for the year 2013.

On February 8, 2012, the Bank entered into a two year lease of a warehouse with a Director of the Bank. The purpose of the lease is to store documents, consumable supplies, equipment, and furniture not currently in use by the Bank. The Bank paid $18,700 in the year 2012, which is reflected in the 2012 Consolidated Statement of Operations within occupancy expense of premises. The Bank expects to pay $20,400 for the year 2013.

The Bank leases a property in Woodbridge, New Jersey from ACB Development LLC, owned by the former Directors of Allegiance Community Bank, including Director Gary Stetz and Director Spencer Robbins. The Bank paid $108,000 in rent in the year 2012, which is reflected in the 2012 Consolidated Statement of Operations within occupancy expense of premises. The Bank expects to pay $110,000 for the year 2013.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 4- Securities Available for Sale

December 31, 2012
		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
(In Thousands)

Equity Securities-Financial Institutions	$1,097	$143	$—	$1,240

December 31, 2011
		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
(In Thousands)

Equity Securities-Financial Institutions	$1,097	$70	$122	$1,045

The unrealized losses, categorized by the length of time of continuous loss position, and fair value of related securities available for sale were as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
(In Thousands)
December 31, 2012
Equity Securities-Financial Institutions	$—	$—	$—	$—	$—	$—

December 31, 2011
Equity Securities-Financial Institutions	$878	$122	$—	$—	$878	$122

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 5 – Securities Held to Maturity

	December 31, 2012
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In Thousands)
Residential mortgage-backed securities:
Due within one year	$—	$—	$—	$—
Due after one year through five years	4	—	—	4
Due after five years through ten years	9,480	171	18	9,633
Due after ten years	153,425	6,747	38	160,134
	162,909	6,918	56	169,771
Municipal obligations:
Due after five to ten years	388	28	—	416
Due after ten years	975	65	—	1,040
	1,363	93	—	1,456

Trust originated preferred security:
Due after ten years	376	—	—	376
	$164,648	$7,011	$56	$171,603

The amortized cost and carrying values shown above are by contractual final maturity. Actual maturities will differ from contractual final maturities due to scheduled monthly payments related to mortgage–backed securities and due to the borrowers having the right to prepay obligations with or without prepayment penalties. As of December 31, 2012 and December 31, 2011, all residential mortgage backed securities held in the portfolio were Government Sponsored Enterprise securities.

In 2012 and 2011, management decided to sell certain mortgage-backed securities that were issued by the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FHLMC”). While these securities were classified as held to maturity, ASC 320 (formerly FAS 115) allows sales of securities so designated, provided that a substantial portion (at least 85%) of the principal balance has been amortized prior to the sale. During the years ended December 31, 2012 and 2011, proceeds from sales of securities held to maturity totaled approximately $30.6 million and $2.4 million, respectively, and resulted in gross gains of approximately $405,000 and $25,000, respectively, and gross losses of approximately $56,000 and $7,000, respectively.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 5 – Securities Held to Maturity (Continued)

	December 31, 2011
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In Thousands)
U.S. Government Agencies:
Due within one year	$3,315	$38	$—	$3,353
Due after ten years	3,000	12	—	3,012

	6,315	50	—	6,365
Residential mortgage-backed securities:
Due within one year	9	—	—	9
Due after one year through five years	1,325	32	3	1,354
Due after five years through ten years	37,034	417	44	37,407
Due after ten years	160,509	6,464	73	166,900
	198,877	6,913	120	205,670
Municipal obligations:
Due after five to ten years	391	30	—	421
Due after ten years	979	59	—	1,038
	1,370	89	—	1,459

Trust originated preferred security:
Due after ten years	403	6	—	409
	$206,965	$7,058	$120	$213,903

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 5 – Securities Held to Maturity (Continued)

The unrealized losses, categorized by the length of time of continuous loss position, and fair value of related securities held to maturity were as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In Thousands)
December 31, 2012
Residential mortgage-backed securities	$14,093	$56	$—	$—	$14,093	$56

	$14,093	$56	$—	$—	$14,093	$56

December 31, 2011
Residential mortgage-backed securities	$16,949	$82	$5,942	$38	$22,891	$120

	$16,949	$82	$5,942	$38	$22,891	$120

At December 31, 2012, management concluded that the unrealized losses above (which related to 16 mortgage-backed securities) are temporary in nature since they are related to interest rate fluctuations rather than any underlying credit quality of the issuers. Additionally, the Company has not decided to sell these securities and has concluded that it is unlikely it would be required to sell these securities prior to the anticipated recovery of the unrealized losses.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses

The following table presents the recorded investment in loans receivable at December 31, 2012 and December 31, 2011 by segment and class.

	December 31, 2012	December 31, 2011
	(In Thousands)
Real estate mortgage:
Residential	$202,926	$218,085
Commercial and multi-family	588,268	472,424
Construction	23,310	17,000
	814,504	707,509
Commercial:
Business loans	20,415	30,290
Lines of credit	39,253	44,283
	59,668	74,573
Consumer:
Passbook or certificate	736	809
Home equity lines of credit	17,841	18,923
Home equity	42,552	50,152
Automobile	37	103
Personal	567	301
	61,733	70,288
Deposit overdrafts	294	95
Total Loans	936,199	852,465

Deferred loan fees, net	(1,535)	(1,193)
Allowance for loan losses	(12,363)	(10,509)
	(13,898)	(11,702)
Net Loans	$922,301	$840,763

At December 31, 2012 and 2011, loans serviced by the Bank for the benefit of others, which consist of participation interests in loans originated by the Bank, totaled approximately $11.6 million and $6.3 million, respectively.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table presents unpaid principal balance and the related recorded investment in loans acquired via acquisitions of other companies included in our Consolidated Statements of Financial Condition.

	December 31,	December 31,
	2012	2011
	(In Thousands)	(In Thousands)
Unpaid principal balance	$330,090	$410,057
Recorded investment	326,717	405,951

The following table presents changes in the accretable discount on loans acquired during the periods indicated:

	December 31,
	2012	2011	2010
	(In Thousands)	(In Thousands)	(In Thousands)
Beginning Balance	$180,722	$205,491	$—
Acquisitions	—	17,318	229,805
Accretion	(44,513)	(42,087)	(24,314)
Ending Balance	$136,209	$180,722	$205,491

No interest income is being recognized on loans acquired where the fair value of the loan was based on the cash flows expected to be received from the foreclosure and sale of the underlying collateral. The carrying value of these loans at December 31, 2012, December 31, 2011, and December 31, 2010 was $6.4 million, $13.3 million, and $11.7 million, respectively.

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

	Years Ended December 31,
	2012	2011

	(In Thousands)

Balance – beginning	$8,509	$7,270
Loans originated	400	613
Changes in related party status	—	1,105
Collections of principal	(854)	(479)

Balance - ending	$8,055	$8,509

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

The Company consistently applies the following comprehensive methodology.  During the quarterly review of the allowance for loan losses, the Company considers a variety of factors that include:

•	General economic conditions.

•	Trends in charge-offs.

•	Trends and levels of delinquent loans.

•	Trends and levels of non-performing loans, including loans over 90 days delinquent.

•	Trends in volume and terms of loans.

•	Levels of allowance for specific classified loans.

•	Credit concentrations

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

The loan portfolio is segmented into the following loan classes, where the risk level for each class is analyzed when determining the allowance for loan losses:

Residential single family real estate loans involve certain risks such as interest rate risk and risk of non-repayment. Adjustable-rate residential family real estate loans decreases the interest rate risk to the Bank that is associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. Repayment risk may be affected by a number of factors including, but not necessarily limited to, job loss, divorce, illness and personal bankruptcy of the borrower.

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

Commercial business lending, including lines of credit, is generally considered higher risk due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on the business. Commercial business loans are primarily secured by inventories and other business assets. In most cases, any repossessed collateral for a defaulted commercial business loans will not provide an adequate source of repayment of the outstanding loan balance.

Home equity lending entails certain risks such as interest rate risk and risk of non-repayment. The marketability of the underlying property may be adversely affected by higher interest rates, decreasing the collateral securing the loan. Repayment risk can be affected by job loss, divorce, illness and personal bankruptcy of the borrower. Home equity line of credit lending entails securing an equity interest in the borrower’s home. In many cases, the Bank’s position in these loans is as a junior lien holder to another institution’s superior lien. This type of lending is often priced on an adjustable rate basis with the rate set at or above a predefined index. Adjustable-rate loans decreases the interest rate risk to the Bank that is associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default.

Other consumer loans generally have more credit risk because of the type and nature of the collateral and, in certain cases, the absence of collateral. Consumer loans generally have shorter terms and higher interest rates than other lending. In addition, consumer lending collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely effected by job loss, divorce, illness and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan.

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

When we classify problem assets, we may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining our regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital. As of December 31, 2012, we had $5.7 million in assets classified as doubtful, of which $5.7 million were classified as impaired, $22.2 million in assets classified as substandard, of which $18.6 million were classified as impaired and $25.1 million in assets classified as special mention, of which $17.3 million were classified as impaired. The loans classified as substandard represent primarily commercial loans secured either by residential real estate, commercial real estate or heavy equipment. The loans that have been classified substandard were classified as such primarily because either updated financial information has not been timely provided, or the collateral underlying the loan is in the process of being revalued. As a result of Hurricane Sandy, our levels of classified assets are expected to remain elevated through at least the first half of 2013. As of December 31, 2011, we had $576,000 in assets classified as loss, all of which is considered impaired, $7.1 million in assets classified as doubtful, of which $4.3 million was classified as impaired, $36.5 million in assets classified as substandard, of which $24.3 million was classified as impaired and $28.2 million in assets classified as special mention, of which $15.5 million was classified as impaired. The loans classified as substandard represent primarily commercial loans secured either by residential real estate, commercial real estate or heavy equipment. The loans that have been classified substandard were classified as such primarily because either updated financial information has not been timely provided, or the collateral underlying the loan is in the process of being revalued.

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

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table sets forth the activity in the Bank’s allowance for loan losses for the year ended December 31, 2012 and recorded investment in loans receivable at December 31, 2012. The table also details the amount of total loans receivable, that are evaluated individually, and collectively, for impairment, and the related portion of the allowance for loan losses that is allocated to each loan class (In Thousands):

		Commercial &		Commercial	Home
	Residential	Multi-family	Construction	Business (1)	equity (2)	Consumer	Unallocated	Total
Allowance for credit losses:

Beginning balance
	$2,679	$5,798	$304	$1,041	$677	$10	$—	$10,509

Charge-offs	$793	$1,360	$292	$612	$24	$—	$—	$3,081
Recoveries	$—	$35	$—	$—	$—	$—	$—	$35
Provisions	$81	$3,578	$947	$391	$(178)	$49	$32	$4,900

Ending balance	$1,967	$8,051	$959	$820	$475	$59	$32	$12,363

Ending balance: individually evaluated for impairment	$392	$1,061	$96	$353	$113	$—	$—	$2,015

Ending balance: collectively evaluated for impairment	$1,470	$6,990	$863	$467	$362	$59	$32	$10,243

Ending balance: loans acquired with deteriorated credit quality	$105	$—	$—	$—	$—	$—	$—	$105

Loans receivables:

Ending balance	$202,926	$588,268	$23,310	$59,668	$60,393	$1,634	$—	$936,199

Ending balance: individually evaluated for impairment	$13,785	$27,030	$130	$3,928	$2,697	$—	$—	$47,570

Ending balance: collectively evaluated for impairment	$186,205	$557,795	$23,180	$55,499	$57,556	$1,634	$—	$881,869

Ending balance: loans acquired with deteriorated credit quality	$2,936	$3,443	$—	$241	$140	$—	$—	$6,760

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

		Commerical		Commercial	Home
	Residential	& Multi-family	Construction	Business (1)	equity (2)	Consumer	Unallocated	Total
Allowance for credit losses:

Beginning balance
	$171	$6,179	$426	$1,286	$204	$18	$133	$8,417

Charge-offs	$122	$1,173	$687	$24	$—	$27	$—	$2,033
Recoveries	$—	$25	$—	$—	$—	$—	$—	$25
Provisions	$2,630	$767	$565	$(221)	$473	$19	$(133)	$4,100

Ending balance	$2,679	$5,798	$304	$1,041	$677	$10	$—	$10,509

Ending balance: individually evaluated for impairment	$550	$2,674	$—	$95	$72	$—	$—	$3,391

Ending balance: collectively evaluated for impairment	$1,548	$2,654	$189	$792	$572	$10	$—	$5,765

Ending balance: loans acquired with deteriorated credit quality	$581	$470	$115	$154	$33	$—	$—	$1,353

Loans receivables:

Ending balance	$218,085	$472,424	$17,000	$74,573	$69,075	$1,308	$—	$852,465

Ending balance: individually evaluated for impairment	$14,006	$39,461	$1,513	$4,307	$1,850	$—	$—	$61,137

Ending balance: collectively evaluated for impairment	$194,862	$429,355	$13,236	$70,012	$66,613	$1,308	$—	$775,386

Ending balance: loans acquired with deteriorated credit quality	$9,217	$3,608	$2,251	$254	$612	$—	$—	$15,942

__________

(1) Includes business lines of credit.

(2) Includes home equity lines of credit.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table sets forth the Bank’s allowance for credit losses and recorded investment in financing receivables for the year ended December 31, 2010. The following table also details the amount of total loans receivable, that are evaluated individually, and collectively, for impairment, and the related portion of the allowance for loan losses that is allocated to each loan type (In Thousands):

		Commerical		Commercial	Home
	Residential	& Multi-family	Construction	Business (1)	equity (2)	Consumer	Unallocated	Total
Allowance for credit losses:

Ending balance	$171	$6,179	$426	$1,286	$204	$18	$133	$8,417

Ending balance: individually evaluated for impairment	$—	$1,656	$—	$449	$2	$—	$—	$2,107

Ending balance: collectively evaluated for impairment	$171	$4,523	$426	$837	$202	$18	$133	$6,310

Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—	$—

Loans receivables:

Ending balance	$234,435	$410,212	$17,848	$54,160	$63,603	$1,816	$—	$782,074

Ending balance: individually evaluated for impairment	$89	$27,422	$2,910	$2,809	$372	$—	$—	$33,602

Ending balance: collectively evaluated for impairment	$219,795	$379,907	$14,938	$51,275	$63,231	$1,816	$—	$730,962

Ending balance: loans acquired with deteriorated credit quality	$14,551	$2,883	$—	$76	$—	$—	$—	$17,510

__________

(1) Includes business lines of credit.

(2) Includes home equity lines of credit.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table sets forth the activity in the Bank’s allowance for credit losses for the year ended December 31, 2010 (In Thousands):

Year Ended December 31,
2010

Balance at beginning of period	$6,644

Charge-offs	689

Recoveries	12
Net charge-offs	677
Provisions charged to operations	2,450
Ending balance	$8,417
24

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The table below sets forth the amounts and types of non-accrual loans in the Bank’s loan portfolio, at December 31, 2012 and 2011 , respectively. Loans are placed on non-accrual status when they become more than 90 days delinquent, or when the collection of principal and/or interest become doubtful. As of December 31, 2012 and 2011, non-accrual loans differed from the amount of total loans past due greater than 90 days due to troubled debt restructuring of loans which are maintained on non-accrual status for a minimum of six months until the borrower has demonstrated its ability to satisfy the terms of the restructured loan.

	Years Ended December 31,
	2012	2011
	(Dollars in Thousands)
Non-accruing loans:
Residential	$2,163	$15,511
Construction	130	4,040
Commerical business	3,159	4,265
Commercial and multi-family(1)	13,043	22,280
Home equity(2)	1,564	1,729
Consumer	—	—
Total	$20,059	$47,825

__________

(1) Includes business lines of credit.

(2) Includes home equity lines of credit.

Had non-accrual loans been performing in accordance with their original terms, the interest income recognized for the years ended December 31, 2012, 2011 and 2010 would have been approximately $1.06 million, $2.85 million and $1.95 million, respectively. Interest income recognized on such loans was approximately $649,000, $968,000 and $280,000 respectively. The Bank is not committed to lend additional funds to the borrowers whose loans have been placed on a nonaccrual status. At December 31, 2012, there were $2.84 million in loans which were more than ninety days past due and still accruing interest.

During 2012, the Bank sold approximately $25.9 million of non-performing loans for the purposes of eliminating future carrying costs associated with these non-interest earning assets and improving the overall quality of the loan portfolio. The sale of this sub-set of the non-performing loan portfolio for approximately $15.1 million in cash proceeds resulted in a pre-tax loss of approximately $10.8 million. The loans sold consisted of $14.6 million of commercial and multi-family real estate loans, $9.1 million in residential mortgage loans, $1.1 million of home equity loans, $781,000 of commercial business loans, and $313,000 of construction loans.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table summarizes information in regards to impaired loans by loan portfolio class for the year ended December 31, 2012 and average recorded investment and actual interest income recognized for the twelve months ended December 31, 2012 (In Thousands):

	Recorded	Unpaid Principle	Related	Avearge Recorded	Interest Income
	Investment	Recognized	Allowance	Investment	Recognized
With no related allowance recorded:

Residential Mortgages	$6,147	$6,147	$—	$5,684	$215
Commercial and Multi-family	13,827	13,827	—	20,230	503
Construction	—	—	—	1,174	102
Commercial Business (1)	2,550	2,550	—	2,559	69
Home Equity (2)	1,959	1,959	—	1,927	43
Consumer	—	—	—	2	—
	$24,483	$24,483	$—	$31,576	$932
With an allowance recorded:

Residential Mortgages	$7,638	$7,638	$497	$8,817	$480
Commercial and Multi-family	13,203	13,203	1,061	12,886	588
Construction	130	130	96	180	6
Commercial Business (1)	1,378	1,378	353	2,330	31
Home Equity (2)	738	738	113	616	28
Consumer	—	—	—	48	—

Total:	$23,087	$23,087	$2,120	$24,877	$1,133

Residential Mortgages	$13,785	$13,785	$497	$14,501	$695
Commercial and Multi-family	27,030	27,030	1,061	33,116	1,091
Construction	130	130	96	1,354	108
Commercial Business (1)	3,928	3,928	353	4,889	100
Home Equity (2)	2,697	2,697	113	2,543	71
Consumer	—	—	—	50	—

Total:	$47,570	$47,570	$2,120	$56,453	$2,065

__________

(1) Includes business lines of credit.

(2) Includes home equity lines of credit.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table summarizes information in regards to impaired loans by loan portfolio class for the year ended December 31, 2011 and average recorded investment and actual interest income recognized for the twelve months ended December 31, 2011 (In Thousands):

	Recorded	Unpaid Principle	Related	Avearge Recorded	Interest Income
	Investment	Recognized	Allowance	Investment	Recognized
With no related allowance recorded:

Residential Mortgages	$6,142	$6,142	$—	$3,370	$157
Commercial and Multi-family	23,417	23,417	—	22,910	793
Construction	1,513	1,513	—	2,415	19
Commercial Business (1)	2,366	2,366	—	1,653	94
Home Equity (2)	1,301	1,301	—	711	52
Consumer	—	—	—	—	—
	$34,739	$34,739	$—	$31,059	$1,115
With an allowance recorded:

Residential Mortgages	$7,864	$7,864	$550	$3,945	$303
Commercial and Multi-family	16,044	16,044	2,674	15,447	582
Construction	—	—	—	330	—
Commercial Business (1)	1,941	1,941	95	2,019	24
Home Equity (2)	549	549	72	411	19
Consumer	—	—	—	—	—

Total:	$26,398	$26,398	$3,391	$22,152	$928

Residential Mortgages	$14,006	$14,006	$550	$7,315	$460
Commercial and Multi-family	39,461	39,461	2,674	38,357	1,375
Construction	1,513	1,513	—	2,745	19
Commercial Business (1)	4,307	4,307	95	3,672	118
Home Equity (2)	1,850	1,850	72	1,122	71
Consumer	—	—	—	—	—

Total:	$61,137	$61,137	$3,391	$53,211	$2,043

__________

(1) Includes business lines of credit.

(2) Includes home equity lines of credit.

During the year ended December 31, 2010, the average balance of impaired loans was $29.5 million and interest income recognized on impaired loans was $2.11 million.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

A troubled debt restructuring (“TDR”) is a loan that has been modified whereby the Bank has agreed to make certain concessions to a borrower to meet the needs of both the borrower and the Bank to maximize the ultimate recovery of a loan. TDR occurs when a borrower is experiencing, or is expected to experience, financial difficulties and the loan is modified using a modification that would otherwise not be granted to the borrower. The types of concessions granted are generally included, but not limited to interest rate reductions, limitations on the accrued interest charged, term extensions, and deferment of principal.

The following table summarizes information in regards to troubled debt restructurings for the years ended December 31, 2012 and 2011, (In thousands):

		Pre-Modification Outstanding	Post-Modification Outstanding
Year Ended December 31, 2012	Number of Contracts	Recorded Investments	Recorded Investments

Residential	13	$4,440	$4,440
Commercial and multi-family	14	$8,384	$8,384
Commercial business	1	$531	$531
Home equity	6	$534	$534

		Pre-Modification Outstanding	Post-Modification Outstanding
Year Ended December 31, 2011	Number of Contracts	Recorded Investments	Recorded Investments

Residential	20	$5,985	$5,985
Commercial and multi-family	12	$5,368	$5,368
Home equity	2	$470	$470

The loans included above are considered TDRs as a result of the Bank implementing one or more of the following concessions: granting a material extension of time, issuing a forbearance agreement, adjusting the interest rate to a below market rate, accepting interest only for a period of time or a change in amortization period. As of December 31, 2012 and 2011, TDRs totaled $13.9 million and $11.8 million, respectively. All TDRs were considered impaired and therefore were individually evaluated for impairment in the calculation of the allowance for loan losses. Prior to their classification as TDRs, certain of these loans had been collectively evaluated for impairment in the calculation of the allowance for loan losses.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table summarizes information in regards to troubled debt restructurings for which there was a payment default, within twelve months of restructuring, (In thousands):

Year Ended December 31, 2012	Number of Contracts	Recorded Investment

Residential	3	$395
Commercial and multi-family	2	$1,109

Year Ended December 31, 2011	Number of Contracts	Recorded Investment

Residential	2	$506
Commercial and multi-family	2	$1,429

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table sets forth the delinquency status of total loans receivable at December 31, 2012.

	As of December 31, 2012
							Loans Receivable
	30-59 Days	60-90 Days	Greater Than	Total Past		Total Loans	>90 Days
	Past Due	Past Due	90 Days	Due	Current	Receivable	and Accruing
	(In Thousands)

Residential	$7,566	$1,941	$2,348	$11,855	$191,071	$202,926	$1,223
Commercial and multi-family	23,816	5,245	9,275	38,336	549,932	588,268	1,386
Construction	2,537	1,174	130	3,841	19,469	23,310	—
Commercial business(1)	1,495	152	1,514	3,161	56,507	59,668	—
Home equity(2)	1,380	717	1,516	3,613	56,780	60,393	227
Consumer	—	—	—	—	1,634	1,634	—
Total	$36,794	$9,229	$14,783	$60,806	$875,393	$936,199	$2,836

__________

(1) Includes business lines of credit.

(2) Includes home equity lines of credit.

The following table sets forth the delinquency status of total loans receivable at December 31, 2011.

	As of December 31, 2011
							Loans Receivable
	30-59 Days	60-90 Days	Greater Than	Total Past		Total Loans	>90 Days
	Past Due	Past Due	90 Days	Due	Current	Receivable	and Accruing
	(In Thousands)

Residential	$6,166	$2,495	$11,847	$20,508	$197,557	$218,085	$—
Commercial and multi-family	16,977	6,340	21,080	44,417	428,077	472,424	—
Construction	3,688	130	3,660	7,478	9,522	17,000	—
Commercial business(1)	536	—	1,785	2,321	72,252	74,573	—
Home equity(2)	2,474	1,018	1,181	4,673	64,402	69,075	—
Consumer	33	10	—	43	1,265	1,308	—
Total	$29,894	$9,993	$39,553	$79,440	$773,025	$852,465	$—

__________

(1) Includes business lines of credit.

(2) Includes home equity lines of credit.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 6 - Loans Receivable and Allowance for Loan Losses (Continued)

The following table presents the loan portfolio types summarized by the aggregate pass rating and the classified ratings of special mention, substandard, doubtful, and loss within the Company’s internal risk rating system as of December 31, 2012:

	Pass	Special Mention	Substandard	Doubtful	Loss	Total

Residential	$190,054	$6,300	$5,653	$919	$—	$202,926
Commercial and multi-family	556,814	15,036	13,206	3,212	—	588,268
Construction	22,739	—	441	130	—	23,310
Commercial business(1)	54,100	2,696	1,452	1,420	—	59,668
Home equity(2)	57,857	1,091	1,445	—	—	60,393
Consumer	1,598	—	36	—	—	1,634
Total	$883,162	$25,123	$22,233	$5,681	$—	$936,199

The following table presents the loan portfolio types summarized by the aggregate pass rating and the classified ratings of special mention, substandard, doubtful, and loss within the Company’s internal risk rating system as of December 31, 2011:

	Pass	Special Mention	Substandard	Doubtful	Loss	Total

Residential	$203,317	$5,316	$7,632	$1,437	$383	$218,085
Commercial and multi-family	426,983	19,620	23,618	2,203	—	472,424
Construction	13,697	—	2,619	684	—	17,000
Commercial business(1)	67,593	2,827	1,245	2,784	124	74,573
Home equity(2)	67,126	468	1,412	—	69	69,075
Consumer	1,308	—	—	—	—	1,308
Total	$780,024	$28,231	$36,526	$7,108	$576	$852,465

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 7 - Premises and Equipment

	December 31,
	2012	2011
	(In Thousands)
Land	$1,837	$1,837
Buildings and improvements	11,490	11,080
Leasehold improvements	1,208	1,053
Furniture, fixtures and equipment	4,031	3,462

	18,566	17,432
Accumulated depreciation and amortization	(4,998)	(3,856)

	$13,568	$13,576

Buildings and improvements include a building constructed on property leased from a related party (see Note 3).

Rental expenses related to the occupancy of premises and related shared costs for common areas totaled $1,229,000, $987,000 and $693,000 for the years ended December 31, 2012, 2011, and 2010, respectively. The minimum obligation under non-cancelable lease agreements expiring through April 30, 2031, for each of the years ended December 31 is as follows (in thousands):

2013	$1,007
2014	916
2015	725
2016	737
2017	663
Thereafter	3,912
$7,960

Note 8 - Interest Receivable

	December 31,
	2012	2011
	(In Thousands)
Loans	$3,509	$4,181
Securities	554	816

	$4,063	$4,997

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 9 - Deposits

	December 31,
	2012	2011
	(In Thousands)

Demand:
Non-interest bearing	$85,950	$78,589
NOW	120,765	112,605
Money market	63,834	67,592
	270,549	258,786

Savings and club	256,769	265,546
Certificates of deposit	413,468	453,291

	$940,786	$977,623

At December 31, 2012 and 2011, certificates of deposit of $100,000 or more totaled approximately $234.6 million and $255.2 million respectively.

The scheduled maturities of certificates of deposit at December 31, 2012, were as follows (In thousands):

Amount

2013	$286,161
2014	72,881
2015	20,942
2016	18,278
2017	15,008
Thereafter	198
$413,468

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowings and Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2012			2011
	Weighted Average Rate		Amount	Weighted Average Rate	Amount
Federal Home Loan Bank Advances:
	Maturing by December 31,

	2013	0.31	$17,000,000	—	$—
	2016	4.28	55,000,000	4.28	57,000,000
	2017	4.39	55,000,000	4.37	56,500,000
	2018	—	—	2.51	10,500,000

		3.75%	127,000,000	4.33%	124,000,000
(1) Fair Value Adjustments
			—		1,406,986

			$127,000,000		$125,406,986

(1)	Fair value adjustments represents the difference between the fair market value and the book value of the $10.5 million of FHLB advances acquired from Allegiance Community Bank acquisition based on pricing from the Federal Home Loan Bank of New York at date of acquisition. The adjustment is being amortized over the life of the acquired advances. During the first quarter of 2012, this advance was prepaid along with a prepayment penalty of $49,000.

Beginning September 7, 2010, the Federal Home Loan Bank of New York (“FHLBNY”) replaced the existing Overnight Repricing Advance Program and its associated companion products, the Overnight Line of Credit (“OLOC”), OLOC Plus, OLOC Companion, and OLOC Companion Plus with the new Overnight Advance. The new Overnight advance permits the Bank to borrow overnight up to its maximum borrowing capacity at the FHLBNY. The Bank is no longer restricted to the previous borrowing limits of 10% (OLOC) or up to 20% (OLOC Plus) of total assets. At December 31, 2012, the Bank’s total credit exposure cannot exceed 50% of its total assets, or $585,679,000, based on the borrowing limitations outlined in the Federal Home Loan Bank of New York’s member products guide. The total credit exposure limit of 50% of total assets is recalculated each quarter.

	2012			2011
	Coupon Rate		Amount	Coupon Rate	Amount
Trust preferred junior subordinated debenture:
	Maturing by December 31,

	2034	2.958%	$4,124,000	3.21%	$4,124,000

The Trust Preferred floating rate junior subordinated debenture matures on June 17, 2034; interest rate adjusts quarterly to LIBOR plus 2.65%, the rate paid as of December 31, 2012 was 2.958%.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 10 - Short-Term Borrowings and Long-Term Debt (Continued)

The trust preferred debenture became callable, at the Company’s option, on June 17, 2009, and quarterly thereafter.

Additional information regarding short-term borrowings is as follows:

	December 31,
	2012	2011	2010
	(In Thousands)

Average balance outstanding during the year	$145	$—	$—
Highest month-end balance during the year	$17,000	$—	$—
Average interest rate during the year	0.31%	$—	$—
Weighted average interest rate at year-end	0.31%	$—	$—

At December 31, 2012 and 2011 securities held to maturity with carrying values of approximately $133.9 million and $139.2 million, respectively, were pledged to secure the above noted Federal Home Loan Bank of New York borrowings. In addition, there was a blanket pledge on the residential mortgage portfolio at December 31, 2011.

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

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 11 - Regulatory Matters (Continued)

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2012:
Total capital (to risk-weighted assets)	$105,233	14.03%	$	>59,991	>8.00%	$	>74,988	>10.00%
Tier 1 capital (to risk-weighted assets)	95,845	12.78		>29,995	>4.00		>44,993	>6.00
Tier 1 capital (to average assets)	95,845	8.38		>45,741	>4.00		>57,177	>5.00

As of December 31, 2011:
Total capital (to risk-weighted assets)	$112,802	16.42%	$	>54,960	>8.00%	$	>68,699	>10.00%
Tier 1 capital (to risk-weighted assets)	105,376	15.34		>27,480	>4.00		>41,219	>6.00
Tier 1 capital (to average assets)	105,376	8.66		>48,646	>4.00		>60,808	>5.00

As of December 31, 2012 and 2011, the most recent notification from the Bank’s regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events occurring since that notification that management believes have changed the Bank’s category.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 12- Benefits Plans

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

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 12 - Benefits Plans

The following tables set forth the Plan's funded status at December 31, 2012 and 2011 and components of net periodic pension cost for the years ended December 31, 2012 and 2011:

Change in Benefit Obligation:	December 31,
	2012	2011
	(In Thousands)

Benefit obligation, beginning of year	$10,338	$8,723
Interest Cost	444	469
Actuarial loss	454	1,807
Benefits paid	(514)	(503)
Settlements	(752)	(158)
Benefit obligation, ending	$9,970	$10,338

Change in Plan Assets:

Fair value of assets, beginning of year	$4,973	$4,746
Actual return on plan assets	597	76
Employer contributions	2,700	812
Benefits paid	(514)	(503)
Settlements	(752)	(158)

Fair value of assets, ending	$7,004	$4,973

Reconciliation of Funded Status:

Accumulated benefit obligation	$9,970	$10,338

Projected benefit obligation	$9,970	$10,338

Fair value of assets	(7,004)	(4,973)

Funded status, included in other liabilities	$(2,996)	$(5,365)

Valuation assumptions used to determine
benefit obligation at period end:

Discount rate	4.05%	4.40%

Salary Increase Rate	N/A	N/A

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 12 - Benefits Plans (Continued)

Net Periodic Pension Expense:	December 31,
	2012	2011
	(In Thousands)

Interest cost	$444	$469
Expected return on assets	(463)	(375)
Amortization of net (gain) or loss	63	—
Settlement loss	164	—

Net Periodic Pension Cost	$208	$94

Valuation assumptions used to determine net periodic benefit cost for the year:

Discount rate	4.40%	5.54%
Long term rate of return on plan assets	8.00%	8.00%
Salary Increase Rate	N/A	N/A

At December 31, 2012 and December 31, 2011, unrecognized net loss of $(2,187,000) and $(2,094,000), respectively, was included, net of deferred income tax, in accumulated other comprehensive loss in accordance with ASC 715-20 and ASC 715-30. We expect $73,000 of the unrecognized net loss to be recognized in net periodic pension expense for the year ended December 31, 2013.

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

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

The fair values of the Company’s pension plan assets at December 31, 2012, by asset category (see Note 16 for the definitions of levels), are as follows:

Asset Category	Total	(Level 1)	(Level 2)		(Level 3)

Mutual funds-Equity
Large-Cap Value (a)	$766,221	$766,221	$		$
Mid-Cap Value (b)	385,766	385,766		—		—
Small-Cap Value (c)	367,800	367,800		—		—
Foreign Large Growth (d)	230,043	230,043		—		—

Mutual Funds-Fixed Income
World Bond (e)	793,273	793,273		—		—
Intermediate Government (f)	727,626	727,626		—		—
Inflation Protected (g)	666,735	666,735		—		—

Mutual Funds-Asset Allocation/Balanced
Conservative Allocation (h)	2,219,131	2,219,131		—		—
World Allocation (i)	340,332	340,332		—		—

Stock
BCB Common Stock	477,225	477,225		—		—

Cash Equivalents
Money Market	$30,348	$30,348		$—		$—

Total	$7,004,500	$7,004,500		$—		$—

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

(a)	Large-value portfolios invest primarily in big U.S. companies that are less expensive or growing more slowly than other large-cap stocks. Stocks in the top 70% of the capitalization of the U.S. equity market are defined as large cap. Value is defined based on low valuations (low price ratios and high dividend yields) and slow growth (low growth rates for earnings, sales, book value, and cash flow.
(b)	Some mid-cap value portfolios focus on medium-size companies while others land here because they own a mix of small-, mid-, and large-cap stocks. All look for U.S. stocks that are less expensive or growing more slowly than the market. The U.S. mid-cap range for market capitalization typically falls between $1 billion and $8 billion and represents 20% of the total capitalization of the U.S. equity market. Value is defined based on low valuations (low price ratios and high dividend yields) and slow growth (low growth rates for earnings, sales, book value, and cash flow).
(c)	Small-value portfolios invest in small U.S. companies with valuations and growth rates below other small-cap peers. Stocks in the bottom 10% of the capitalization of the U.S. equity market are defined as small cap. Value is defined based on low valuations (low price ratios and high dividend yields) and slow growth (low growth rates for earnings, sales, book value, and cash flow).
(d)	Foreign large-growth portfolios focus on high-priced growth stocks, mainly outside of the United States. Most of these portfolios divide their assets among a dozen or more developed markets, including Japan, Britain, France, and Germany. These portfolios primarily invest in stocks that have market caps in the top 70% of each economically integrated market (such as Europe or Asia ex-Japan). Growth is defined based on fast growth (high growth rates for earnings, sales, book value, and cash flow) and high valuations (high price ratios and low dividend yields). These portfolios typically will have less than 20% of assets invested in U.S. stocks.
(e)	World-bond portfolios invest 40% or more of their assets in foreign bonds. Some world-bond portfolios follow a conservative approach, favoring high-quality bonds from developed markets. Others are more adventurous and own some lower-quality bonds from developed or emerging markets. Some portfolios invest exclusively outside the U.S., while others regularly invest in both U.S. and non- U.S. bonds.
(f)	Intermediate-government portfolios have at least 90% of their bond holdings in bonds backed by the U.S. government or by government-linked agencies. This backing minimizes the credit risk of these portfolios, as the U.S. government is unlikely to default on its debit. These portfolios have durations typically between 3.5 and 6.0 years. Consequently, the group’s performance-and its level of volatility- tends to fall between that of the short government and long government bond categories.
(g)	Inflation-protected bond portfolios invest primarily in debt securities that adjust their principal values in line with the rate of inflation. These bonds can be issued by any organization, but the U.S. Treasury is currently the largest issuer for these types of securities.
(h)	Conservative-allocation portfolios seek to provide both capital appreciation and income by investing in three major areas: stocks, bonds, and cash. These portfolios tend to hold smaller positions in stocks than moderate-allocation portfolios. These portfolios typically have 20% to 50% of assets in equities and 50% to 80% of assets in fixed income and cash.
(i)	World-allocation portfolios seek to provide both capital appreciation and income by investing in three major areas: stocks, bonds, and cash. While these portfolios do explore the whole world, most of them focus on the U.S., Canada, Japan, and the larger markets in Europe. It is rare for such portfolios to invest more than 10% of their assets in emerging markets. These portfolios typically have at least 10% of assets in bonds, less than 70% of assets in stocks, and at least 40% of assets in non-U.S. stocks or bonds.

The Company expects to contribute, based upon actuarial estimates, approximately $330,000 to the pension plan in 2013.

Benefit payments are expected to be paid for the years ended December 31 as follows (In thousands):

2013	$587
2014	591
2015	586
2016	596
2017	590
2018-2022	2,977

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

The fair values of the Company’s pension plan assets at December 31, 2011, by asset category (see Note 16 for the definitions of levels), are as follows:

Asset Category	Total	(Level 1)	(Level 2)		(Level 3)

Mutual funds-Equity
Large-Cap Value (a)	$266,863	$266,863	$		$
Large-Cap Core (b)	327,673	327,673		—		—
Mid-Cap Core (c)	—	—		—		—
Small-Cap Core (d)	158,806	158,806		—		—
International Cap (e)	277,059	277,059		—		—

Mutual Funds-Fixed Income
US Core (f)	519,981	519,981		—		—
Core Plus (g)	—	—		—		—

Common/Collective Trusts-Equity
Large-Cap Value (i)	286,944	—		286,944		—
Large-Cap Growth (j)	525,035	—		525,035		—
International Core (k)	272,948	—		272,948		—

Exchange Traded Funds
Fixed Income (h)	537,986	537,986		—		—

Stock
BCB Common Stock	494,410	494,410		—		—

Cash Equivalents
Money Market	14,637	14,637		—		—
BCB Bank CD	$1,290,457	$—		$1,290,457		$—

Total	$4,972,799	$2,597,415		$2,375,384		$—

(a)	This category consists of a mutual fund holding 100-160 stocks, designed to track and outperform the Russell 1000 Value Index.
(b)	This category contains stocks of the S&P 500 Index. The stocks are maintained in approximately the same weightings as the index.
(c)	This category contains stocks of the MSCI U.S. Mid Cap 450 Index. The stocks are maintained in approximately the same weightings as the index.
(d)	This category consists of 400 or more small and micro-cap companies, with as much as 25% invested in non-U.S. equities.
(e)	This category consists of investments with long-term growth potential located primarily in Europe and the Pacific Basin, with a smaller portion located in developing economies.
(f)	This category consists of mutual funds that invest in long-term treasury and investment grade corporate bond securities with a dollar-weighted average maturity of 15 to 30 years.
(g)	This category consists of a diversified portfolio of bonds and other fixed income securities, including mortgage-related and asset backed securities. Up to 15% may be invested in below investment grade domestic and foreign securities.
(h)	This category consists of an exchange traded fund (ETF) that seeks to approximate the total rate of return of the Barclays Capital U.S. 20+ Year Treasury Bond Index.
(i)	This category contains large-cap stocks with above-average yield. The portfolio typically holds between 60 and 70 stocks.
(j)	This category consists of a portfolio of between 45 and 65 stocks that will typically overweight technology and health care.
(k)	This category consists of a portfolio of over 200 stocks in non-U.S. domiciled companies, with up to 35% invested in emerging markets.

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

The following tables set forth the SERP's funded status and components of net periodic SERP cost:

Change in Benefit Obligation:	December 31,
	2012	2011
	(In Thousands)

Benefit obligation, beginning of year	$511	$596
Interest Cost	21	29
Actuarial loss	16	25
Benefits paid	(74)	(139)
Benefit obligation, ending	$474	$511

Change in Plan Assets:

Fair value of assets, beginning of year	$—	$—
Employer contributions	74	139
Benefits paid	(74)	(139)

Fair value of assets, ending	$—	$—

Reconciliation of Funded Status:

Accumulated benefit obligation	$474	$511

Projected benefit obligation	$474	$511

Fair value of assets	—	—

Funded status, included in other liabilities	$474	$511

Valuation assumptions used to determine
benefit obligation at period end:

Discount rate	4.05%	4.40%

Salary Increase Rate	N/A	N/A

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

	December 31,
Net Periodic SERP Expense:	2012	2011
	(In Thousands)

Interest Cost	$21	$29

Net Periodic SERP Cost	$21	$29

Valuation assumptions used to determine net periodic benefit cost for the year:

Discount rate	4.40%	5.54%

Rate of increase in compensation	N/A	N/A	%

At December 31, 2012 and December 31, 2011, unrecognized net loss of $46,000 and $30,000, respectively, was included, net of deferred income tax, in accumulated other comprehensive income in accordance with ASC 715-20 and ASC 715-30. None of the unrecognized net loss is expected to be recognized in net periodic SERP cost for the year ended December 31, 2012.

The Company expects to contribute, based upon actuarial estimates, approximately $62,000 to the SERP plan in 2013.

Benefit payments are expected to be paid for the years ended December 31 as follows (In thousands):

2013	$62

2014	62

2015	62

2016	62

2017	62

2018-2022	218

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

Stock Options

The Company has three stock-related compensation plans, the 2002 Stock Option Plan, 2003 Stock Option Plan, and the 2011 Stock Option Plan (the “Plans”). All stock options granted have a ten year term. For the 2002 Stock Option Plan and the 2003 Stock Option Plan all shares granted have vested and all but 5,469 options authorized under the Plans have been granted as of December 31, 2012. For the 2011 Stock Option Plan, stock option awards vest at a rate of 10% per year, over ten years commencing on the first anniversary of the grant date. As of December 31, 2012, 60,000 options had been granted, with 840,000 shares authorized under the Plan remaining to be granted. During the years ended December 31, 2012 and 2011, the Company recorded $24,000 and $12,000, respectively, as stock option compensation expense. During the year ended December 31, 2010, the Company recorded no share-based compensation expense.

A summary of stock option activity, adjusted to retroactively reflect subsequent stock dividends, follows:

	Number of Options	Range of Exercise Price	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (000's)

Outstanding at December 31, 2010	289,613	$5.29-$29.25	$12.00

Options forfeited	(3,000)	29.25	29.25
Options exercised	(28,637)	8.26	8.26		$70
Options granted	60,000	8.93	8.93
Options expired	—	—	—

Outstanding at December 31, 2011	317,976	$5.29-$29.25	11.61	4.46 years	231

Options forfeited	(11,000)	8.93-29.25	17.06
Options exercised	(29,661)	5.29-9.34	6.01		131
Options granted	—	—	—
Options expired	(3,019)	5.29-15.11	11.80

Outstanding at December 31, 2012	274,296	$8.93-$29.25	11.97	2.96 years	34

Exercisable at December 31, 2012	224,796	$8.93-$29.25	12.64	1.71 years	6

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 12 - Benefits Plan (Continued)

The key valuation assumptions and fair value of stock options granted during the year ended December 31, 2011 were:

Expected life	7.25 years
Risk-free interest rate	1.44%
Volatility	29.80%
Dividend yield	4.71%
Fair value	$1.49

It is Company policy to issue new shares upon share option exercise. Expected future compensation expense relating to the 49,500 unexercisable options outstanding as of December 31, 2012 is $54,000 over a weighted average period of 8.75 years.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 13 - Dividend Restrictions

Payment of cash dividends on common stock is conditional on earnings, financial condition, cash needs, capital considerations, the discretion of the Board of Directors, and compliance with regulatory requirements. State and federal law and regulations impose substantial limitations on the Bank’s ability to pay dividends to the Company. Under New Jersey law, the Bank is permitted to declare dividends on its common stock only if, after payment of the dividend, the capital stock of the Bank will be unimpaired and either the Bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce the Bank’s surplus. During 2012, 2011 and 2010, the Bank paid the Company total dividends of $15,745,000, $9,611,000, and $5,334,000 respectively. The Company’s ability to declare dividends is dependent upon the amount of dividends declared by the Bank.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 14 - Income Taxes

The components of income tax (benefit) expense are summarized as follows:

	Years Ended December 31,
	2012	2011	2010
	(In Thousands)

Current income tax expense (benefit):
Federal	$(2,366)	$4,382	$1,982
State	263	836	(136)

	(2,103)	5,218	1,846

Deferred income tax expense (benefit):
Federal	802	(1,592)	5
State	(951)	(253)	(346)

	(149)	(1,845)	(341)

Total Income Tax (Benefit) Expense	$(2,252)	$3,373	$1,505

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 14 - Income Taxes (Continued)

The tax effects of existing temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

	December 31,
	2012	2011
Deferred income tax assets:
Allowance for loan losses	$5,537	$4,822
Other real estate owned expenses	435	—
Depreciation	137	199
Other than temporary impairment on security	1,191	1,191
Non-accrual interest	455	397
Benefit Plans	424	1,530
Benefit Plan-accumulated other comprehensive loss	912	868
Valuation adjustment on loans receivable acquired	812	1,677
Valuation adjustment on securities	371	—
Valuation adjustment on time deposits acquired	138	347
Valuation adjustment on borrowings acquired	—	575
Net operating loss carry forwards (net of valuation allowances)	1,069	345
Unrealized loss on securities available for sale	—	21
Other	134	318

	11,615	12,290

Deferred income tax liabilities:

Unrealized gain on securities available for sale	59	—
Valuation adjustment on securities	—	748
Valuation adjustment on premises and equipment acquired	1,503	1,602

	1,562	2,350

Net Deferred Tax Asset	$10,053	$9,940

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. In making this assessment, management has considered the profitability of current core operations, future market growth, forecasted earnings, future taxable income, and ongoing, feasible and permissible tax planning strategies. If the Company was to determine that it would not be able to realize a portion of its net deferred tax asset in the future for which there is currently no valuation allowance, an adjustment to the net deferred tax asset would be charged to earnings in the period such determination was made. Conversely, if the Company was to make a determination that it is more likely than not that the deferred tax assets for which there is a valuation allowance would be realized, the related valuation allowance would be reduced and a benefit to earnings would be recorded. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and carry forwards are available.

At December 31, 2012, gross deferred tax assets related to net operating loss carry forwards totaled $1,128,000, consisting of $345,000 of federal assets acquired in the 2011 acquisition of Allegiance, $724,000 in state assets related to the Bank, and $59,000 in state assets related to the stand-alone Company. Comparable amounts at December 31, 2011, were gross deferred tax assets of $432,000 consisting of $345,000 of federal assets acquired in the Allegiance acquisition, $37,000 in state assets related to the Bank, and $50,000 in state assets related to the stand-alone Company.

At December 31, 2012 and 2011, the stand-alone Company had $1.0 million and $863,000, respectively, of state net operating loss carry forwards, with related gross deferred tax assets of $59,000 and $50,000, respectively. Due to the uncertainty regarding the ability to realize these carry forwards within the statutory time limits, the related deferred tax asset has been fully offset by valuation allowances of $59,000 and $50,000, respectively, at December 31, 2012 and 2011.

In conjunction with the Company’s acquisition of Allegiance in 2011, the Company acquired a federal net operating loss carry forward of $1.2 million. This carry forward is available for use through 2030; however, in accordance with Internal Revenue Code Section 382, usage of the carry forward is limited to $235,000 annually on a cumulative basis (portions of the $235,000 not used in a particular year may be added to subsequent usage). At December 31, 2012 and 2011, the Company had approximately $987,000 remaining of this federal net operation loss carry forward available to offset future taxable income for federal tax reporting purposes; Based on the current profitability or core operations and expectations that such profitability will continue, the Company’s expects to fully utilize this federal net operation loss carry forward by 2016 ($470,000 in 2013, $235,000 in both 2014 and 2015, and $87,000 in 2016).

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 14 - Income Taxes (Continued)

At December 31, 2012 and 2011, the Bank had $12.4 million and $635,000, respectively, of state net operating loss carry forwards; the $635,000 at December 31, 2011, which is also included in the December 31, 2012 balance, relates to 2010 and is expected to be recoverable in full via carry forward to a to-be-amended 2011 state tax return. The additional $11.7 million at December 31, 2012, was generated in 2012 and will expire, to the extent not utilized, in 2032. The Bank’s 2012 state net operating loss was the largely the result of two planned transactions designed to enhance the future operations of the Company and the Bank; as discussed in Note 6, the Bank engaged in two bulk sales of impaired loans at a realized loss of $10.8 million. Similar transactions in future periods are not contemplated or anticipated. The Bank, when consolidated with its investment company subsidiary, has generated consistently strong core earnings and projects similarly strong results going forward. The Bank currently employs a state tax planning strategy designed to reduce state taxes by taking advantage of the lower corporate tax rates applicable to investment companies. Accordingly, most of the state taxable income of the consolidated Bank resides in its investment company subsidiary. In order to utilize the 2012 net operating loss of the stand-alone Bank, a portion of the existing strategy will be reversed to increase the level of Bank-consolidated taxable income that will reside in the stand-alone Bank. The expected continuance of the profitable core operations of the consolidated Bank along with the available, feasible and currently in use tax planning strategy will allow full utilization of this net operating loss carry forward.

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 35% in 2012 and 2011 and 34% in 2010 to income before income tax expense:

	Years Ended December 31,
	2012	2011	2010
	(In Thousands)

Federal income tax (benefit) expense at statutory rate	$(1,510)	$3,298	$5,382
Increases (reductions) in income taxes resulting from:
State income tax (benefit), net of federal income tax effect	(451)	380	(318)
Merger related items	—	(219)	(4,066)
Other items, net	(291)	(86)	507

Effective Income Tax	$(2,252)	$3,373	$1,505

Effective Income Tax Rate	(52.2)%	35.8%	9.5%

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

Outstanding loan related commitments were as follows:

	December 31,
	2012	2011
	(In Thousands)

Loan origination	$39,093	$39,133
Standby letters of credit	2,414	1,538
Construction loans in process	13,774	3,588
Unused lines of credit	41,824	29,261

	$97,105	$73,520

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

The Company and its subsidiaries, from time to time, may be party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial statements. As of December 31, 2012, the Company and its subsidiaries were not parties to any material litigation.

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

For assets and liabilities measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy are as follows:

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 16 - Fair Value Measurements and Fair Values of Financial Instruments (Continued)

		(Level 1)	(Level 2)
		Quoted Prices in	Significant	(Level 3)
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
Description	Total	Assets	Inputs	Inputs
As of December 31, 2012:
Securities available for sale — Equity Securities	$1,240	$1,240	$—	$—

As of December 31, 2011:
Securities available for sale — Equity Securities	$1,045	$1,045	$—	$—

For assets and liabilities measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy are as follows:

		(Level 1)	(Level 2)
		Quoted Prices in	Significant	(Level 3)
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
Description	Total	Assets	Inputs	Inputs
As of December 31, 2012:
Impaired loans	$20,967	$—	$—	$20,967
Other Real estate owned	$2,215	$—	$—	$2,215

As of December 31, 2011:
Impaired Loans	$23,007	$—	$—	$23,007
Other Real estate owned	$300	$—	$—	$300

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized adjusted Level 3 inputs to determine fair value, (Dollars in thousands):

Quantitative Information about Level 3 Fair Value Measurements
	Fair Value	Valuation	Unobservable	Range
	Estimate	Techniques	Input
December 31, 2012:
Impaired Loans	$20,967	Appraisal of collateral (1)	Appraisal adjustments (2)	0%-10%
			Liquidation expenses (3)	0%-10%
Other Real Estate Owned	$2,215	Appraisal of collateral (1)	Appraisal adjustments (2)	0%-20%

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various level 3 inputs which are not identifiable.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.
(3)	Includes qualitative adjustments by management and estimated liquidation expenses.

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 16 - Fair Value Measurements and Fair Values of Financial Instruments (Continued)

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2012 and 2011:

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

Impaired Loans (Generally Carried at Fair Value)

Impaired loans are those for which the Company has measured and recorded an impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value at December 31, 2012 and 2011 consists of the loan balances of $23,087,000 and $26,398,000, net of a valuation allowance of $2,120,000 and $3,391,000, respectively.

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

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 16 - Fair Value Measurements and Fair Values of Financial Instruments (Continued)

The carrying values and estimated fair values of financial instruments were as follows at December 31, 2012 and 2011:

			Quoted Prices
			in Active	Significant	Significant
	Carrying		Markets for	Other	Unobservable
	Value	Fair Value	(Level 1)	(Level 2)	(Level 3)

	(In Thousands)

Financial assets:
Cash and cash equivalents	$35,133	$35,133	$35,133	$—	$—
Securities available for sale	1,240	1,240	1,240	—	—
Securities held to maturity	164,648	171,603	—	171,603	—
Loans held for sale	1,602	1,637	—	1,637	—
Loans receivable	922,301	975,835	—	—	975,835
FHLB of New York stock	7,698	7,698	—	7,698	—
Interest receivable	4,063	4,063	—	4,063	—

Financial liabilities:
Deposits	940,786	944,960	527,318	417,642	—
FHLB Borrowings	131,124	144,211	—	144,211	—
Interest payable	789	789	—	789	—

	December 31,
	2011
	Carrying
	Value	Fair Value

Financial assets:
Cash and cash equivalents	$117,087	$117,087
Securities available for sale	1,045	1,045
Securities held to maturity	206,965	213,903
Loans held for sale	5,856	6,020
Loans receivable	840,763	890,215
FHLB of New York stock	7,498	7,498
Interest receivable	4,997	4,997

Financial liabilities:
Deposits	977,623	982,500
Long-term debt	129,531	141,108
Interest payable	813	813

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 17- Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss included in stockholders' equity are as follows:

	At December 31,
	2012	2011
	(In Thousands)

Net unrealized gain (loss) on securities available for sale	$143	$(52)
Tax effect	(59)	21
Net of tax amount	84	(31)

Benefit plan adjustments	(2,231)	(2,124)
Tax effect	912	868
Net of tax amount	(1,319)	(1,256)

Accumualted other comprehensive loss	$(1,235)	$(1,287)

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 18- Parent Only Condensed Financial Information

STATEMENTS OF FINANCIAL CONDITION
	Years Ended December 31,
	2012	2011
	(In Thousands)

Assets

Cash and due from banks	$1,052	$—
Investment in subsidiaries	95,037	104,088
Restricted common stock	124	124
Other assets	58	36

Total assets	96,271	104,248

Liabilities and Stockholders' Equity
Liabilities
Long-term debt	$4,124	$4,124
Other Liabilities	566	76

Total Liabilities	4,690	4,200

Stockholder's Equity	91,581	100,048

Total Liabilities and Stockholders' Equity	$96,271	$104,248

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 18- Parent Only Condensed Financial Information (Continued)

STATEMENTS OF OPERATIONS
	Years Ended December 31,
	2012	2011	2010
	(In Thousands)

Dividends from Bank subsidiary	$15,745	$9,611	$5,334
Total Income	15,745	9,611	5,334

Interest expense, borrowed money	128	120	122
Other	37	(17)	60
Total Expense	165	103	182

Income before Income Tax Expense (Benefit) and Equity in Undistributed Earnings (Losses) of Subsidiaries	15,580	9,508	5,152
Income tax expense (benefit)	(55)	97	120

Income before Equity in Undistributed (Losses) Earnings of Subsidiaries	15,635	9,411	5,032

Equity in undistributed (losses) earnings of Subsidiaries	(17,697)	(3,360)	9,294

Net (Loss) Income	$(2,062)	$6,051	$14,326

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 18 - Parent Only Condensed Financial Information (Continued)

STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2012	2011	2010
	(In Thousands)

Cash Flows from Operating Activities
Net (Loss) Income	$(2,062)	$6,051	$14,326
Adjustments to reconcile net (loss) income to net cash provided by operating activites:
Equity in undistributed losses (earnings) of subsidiaries	17,697	3,360	(9,294)
Decrease (increase) in other assets	(22)	95	171
Increase (decrease) in other liabilities	490	18	(129)

Net Cash Provided By Operating Activities	16,103	9,524	5,074

Cash Flows from Investing Activities
Cash acquired in acquisition	—	—	31
Additional investment in subsidiary	(8,570)	—	—

Net Cash (Used In) Provided By Investing Activities	$(8,570)	$—	$31

Cash Flows from Financing Activities
Proceeds from issuance of preferred stock	8,570	—	—
Proceeds from issuance of common stock	109	237	73
Cash dividends paid	(4,310)	(4,549)	(3,412)
Purchase of treasury stock	(10,850)	(5,567)	(1,806)

Net Cash (Used in) Financing Activities	(6,481)	(9,879)	(5,145)

Net Increase (decrease) in Cash and Cash Equivalents	1,052	(355)	(40)

Cash and Cash Equivalents - Beginning	$—	$355	$395

Cash and Cash Equivalents - Ending	$1,052	$—	$355

Non-Cash Items:
Transfer of securities available for sale to treasury stock	$—	$—	$235

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

The results of Allegiance’s operations are included in our Consolidated Statements of Operations from the date of acquisition. In connection with the merger, the consideration paid and the net assets acquired were recorded at the estimated fair value on the date of acquisition, as summarized in the following table (In thousands).

Consideration paid
BCB Community Bancorp, Inc. common stock issued	$6,167
Cash paid on fractional shares	1
$6,168

Estimated amounts of identifiable assets acwquired and liabilities assumed, at fair value
Cash and cash equivalents	$5,902
Investment securities	34,969
Loans receivable	88,911
Federal Home Loan Bank of New York stock	819
Premises and equipment	1,618
Interest Receivable	443
Deferred income taxes	1,418
Other assets	1,057
Deposits	(111,365)
Borrowings	(15,458)
Other liabilities	(984)

Total identifiable net assets	7,330

Gain on bargain purchase recognized in non-interest income	$1,162

ASC 805 “Business Combinations,” permits the use of provisional amounts for the assets acquired and liabilities assumed when the information at acquisition date is incomplete. During the measurement period, which is one year from the acquisition date, amounts provisionally assigned to the acquisition may be adjusted based on new information obtained during the measurement period. Under no circumstances may the measurement period exceed one year from the acquisition date. No adjustments were made during 2012.

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

The results of Pamrapo’s operations are included in our Consolidated Statements of Operations from the date of acquisition. In connection with the merger, the consideration paid and the net assets acquired were recorded at estimated fair value on the date of acquisition, as summarized in the following table, (in thousands).

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

BCB Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements

Note 20 - Quarterly Financial Data (Unaudited)

	Year Ended December 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income	$13,549	$13,322	$13,108	$13,668
Interest expense	3,252	3,074	2,853	2,768
Net Interest Income	10,297	10,248	10,255	10,900
Provision for loan losses	600	1,200	1,600	1,500
Net Interest Income after Provision for loan losses	9,697	9,048	8,655	9,400
Non-interest income (loss)	1,282	(6,311)	(2,739)	543
Non-interest expense	8,382	7,999	9,001	8,507
Income (loss) before Income Taxes	2,597	(5,262)	(3,085)	1,436
Income taxes (benefit)	1,009	(1,900)	(1,740)	379
Net Income (Loss)	$1,588	$(3,362)	$(1,345)	$1,057
Net income (loss) per common share:
Basic	$0.17	$(0.37)	$(0.15)	$0.12
Diluted	$0.17	$(0.37)	$(0.15)	$0.12
Dividends per common share	$0.12	$0.12	$0.12	$0.12

	Year Ended December 2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest income	$13,054	$13,250	$12,728	$13,847
Interest expense	3,382	3,368	3,334	3,213
Net Interest Income	9,672	9,882	9,394	10,634
Provision for loan losses	350	450	800	2,500
Net Interest Income after Provision for loan losses	9,322	9,432	8,594	8,134
Non-interest income	533	509	303	1,103
Non-interest expense	6,709	6,637	6,869	8,291
Income before Income Taxes	3,146	3,304	2,028	946
Income taxes	1,225	1,352	840	(44)
Net Income (Loss)	$1,921	$1,952	$1,188	$990
Net income per common share:
Basic	$0.20	$0.21	$0.13	$0.10
Diluted	$0.20	$0.21	$0.13	$0.10
Dividends per common share	$0.12	$0.12	$0.12	$0.12

